     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1997
                                                     REGISTRATION NO. 333-
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 -----------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 -----------
                               PG&E CORPORATION
            (Exact Name of registrant as specified in its charter)

        CALIFORNIA                   4931                    94-3234914
     (State or other       (Primary Standard Industrial   (I.R.S. Employer
     jurisdiction of       Classification Code Number)    Identification No.)
     incorporation or
      organization)

       77 BEALE STREET, P.O. BOX 770000, SAN FRANCISCO, CALIFORNIA 94177
                                (415) 973-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 -----------
                             BRUCE R. WORTHINGTON
                                GENERAL COUNSEL
                               PG&E CORPORATION
                                77 BEALE STREET
                                P.O. BOX 770000
                        SAN FRANCISCO, CALIFORNIA 94177
                                (415) 973-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 -----------
                                  Copies to:
             LESLIE P. JAY                        EDWARD D. HERLIHY
  ORRICK, HERRINGTON & SUTCLIFFE LLP              WACHTELL, LIPTON,
   OLD FEDERAL RESERVE BANK BUILDING                ROSEN & KATZ
          400 SANSOME STREET                     51 WEST 52ND STREET
    SAN FRANCISCO, CALIFORNIA 94111           NEW YORK, NEW YORK 10019
            (415) 392-1122                         (212) 403-1000
                                 -----------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after the Registration Statement becomes effective and all other conditions to the Merger of PG&E Acquisition Corporation with and into Valero Energy Corporation pursuant to the Agreement and Plan of Merger described in the enclosed Proxy Statement-Prospectus have been satisfied or waived.
                                 -----------
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                                 -----------

                                         CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                           PROPOSED        PROPOSED
                                           AMOUNT          MAXIMUM          MAXIMUM
           TITLE OF EACH CLASS OF          TO BE        OFFERING PRICE     AGGREGATE          AMOUNT OF
         SECURITIES TO BE REGISTERED     REGISTERED      PER SHARE(1)  OFFERING PRICE(1) REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------
Common Stock, no par value.......... 20,879,613 shares(3)   $26.50(3)      $553,309,744(3)      $190,796(3)
                                     21,325,000 shares      $24.00         $511,800,000         $155,091
============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Calculated pursuant to Rule 457(c), based on the average of the high and low prices reported for a share of PG&E Corporation Common Stock on May 12, 1997, as reported by the New York Stock Exchange.
(3) Pursuant to Rule 457, a filing fee of $190,796 was previously paid in connection with registering 20,879,613 shares of PG&E Corporation Common Stock which are being carried forward from its Registration Statement on Form S-4 (Registration No. 333-1103).
                                 -----------
  PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO THE 20,879,613 SHARES OF PG&E CORPORATION'S COMMON STOCK REGISTERED PURSUANT TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-4 (REGISTRATION NO. 333-
1103) WHICH REMAIN UNISSUED.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

[LOGO OF
VALERO ENERGY
CORPORATION]

                                 May 13, 1997

Dear Stockholder:

  We have agreed to transfer our natural gas related services business to PG&E Corp., if our stockholders approve the transaction. PG&E Corp. has agreed to acquire this business based on a valuation of approximately $1.5 billion in total. We believe this price and the other terms of the transaction are fair and in the best interests of the stockholders.

  To accomplish this transaction, we propose taking the following steps:

  1.  SPIN OFF NEW VALERO TO OUR STOCKHOLDERS.
    We will spin off to you, our stockholders, all of the outstanding shares of New Valero. These shares will represent your ownership in the refining and marketing business--the business we are keeping. For each share of Valero stock you own at the time of the spinoff, you will receive one share of New Valero stock. In our tax counsel's opinion, you will not pay federal income tax on this transaction.

  2. MERGE OUR NATURAL GAS RELATED SERVICES BUSINESS WITH A WHOLLY OWNED SUBSIDIARY OF PG&E CORP.
    Immediately after the spinoff, we will merge the natural gas related services business with a wholly owned subsidiary of PG&E Corp. PG&E Corp. will pay for the natural gas related services business by issuing shares of PG&E Corp. stock to you, our stockholders, in exchange for your old Valero shares. In our tax counsel's opinion, you will not pay federal income tax on this transaction, except that you will pay tax on any cash that PG&E Corp. gives you in place of fractional shares. The number of PG&E Corp. shares you will receive depends primarily on the trading price of PG&E Corp. stock before the time of the merger and the number of Valero shares that are outstanding before the time of the merger.

  Before we can proceed with the spinoff and the merger, the holders of a majority of our outstanding shares must vote in favor of both steps. We will seek this approval at the annual meeting of our stockholders. At the meeting, stockholders will also be asked to elect three Class II directors to the Valero Board of Directors and to ratify the appointment of Arthur Andersen LLP as independent public accountants to examine Valero's accounts for the year 1997. At the meeting, or on the enclosed proxy card, you may vote on the proposals separately, including the spinoff and the merger. Please keep in mind, however, that neither the spinoff nor the merger will happen unless both are approved. The meeting will be held:

                           Wednesday, June 18, 1997
                                  10:00 a.m.
                             530 McCullough Avenue
                              San Antonio, Texas

  YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card. We recommend that you vote FOR the proposed slate of directors, the proposed spinoff, the proposed merger, and the proposed ratification of the appointment of Arthur Andersen LLP. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote for the proposed slate of directors and in favor of the other proposals. Because approval of the proposed spinoff and merger require the affirmative vote of the holders of a majority of the outstanding common stock of Valero, if you do not return your proxy card, the effect will be a vote against these two proposals.

   This Proxy Statement-Prospectus provides detailed information about the directors of and nominees to the Valero Board of Directors and about the proposed spinoff and merger. We have also mailed to you, together with this Proxy Statement-Prospectus, a Prospectus about New Valero. The Prospectus describes New Valero's business, management, and financial condition.

   I encourage you to read all of these documents thoroughly. In addition, you can find more information about Valero and PG&E Corp. in documents filed with the Securities and Exchange Commission.

                                        Sincerely,

                                        /s/ Bill Greehey

                                        William E. Greehey
                                        Chairman of the Board
                                        and Chief Executive Officer


 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE PG&E CORP. COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT-PROSPECTUS OR THE NEW VALERO COMMON STOCK TO BE DISTRIBUTED TO VALERO STOCKHOLDERS, OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


 Proxy Statement-Prospectus dated May 13, 1997, and first mailed to stockholders on or about May 14, 1997.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 18, 1997

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Valero Energy Corporation ("Valero") will be held on Wednesday, June 18, 1997, at 10:00 a.m., Central Time, at 530 McCullough Avenue, San Antonio, Texas 78215, for the following purposes:

  (1) To elect three Class II directors as members of the Board of Directors of Valero to serve until the 2000 Annual Meeting, or if the Merger (as defined below) is approved by Valero stockholders, for terms ending on the date of consummation of the Merger;

  (2) To consider and vote upon a proposal to approve the distribution described in the Agreement and Plan of Distribution (as it may be amended, supplemented or modified from time to time, the "Distribution Agreement") to be executed by Valero and Valero Refining and Marketing Company, a Delaware corporation and wholly owned subsidiary of Valero ("New Valero"). Pursuant to the terms of the Distribution Agreement, immediately prior to the Merger, Valero will distribute to its stockholders on a share-for-share basis, in a non-taxable distribution (the "Distribution"), all the shares of common stock of New Valero;

  (3) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of January 31, 1997 (as it may be amended, supplemented or modified from time to time, the "Merger Agreement"), by and among Valero, PG&E Corporation, a California corporation ("PG&E Corp.") and PG&E Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of PG&E Corp. ("PG&E Acquisition"). Pursuant to the terms of the Merger Agreement, conditioned on and immediately following the Distribution, PG&E Acquisition will merge (the "Merger") into Valero, with Valero being the corporation surviving the Merger as a wholly owned subsidiary of PG&E Corp., upon the terms and conditions contained in the Merger Agreement;

  (4) To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants to examine Valero's accounts for the year 1997; and

  (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors of Valero has fixed the close of business on May 9, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments and postponements thereof.

                                          By order of the Board of Directors,

                                          /s/ Rand C. Schmidt

                                          RAND C. SCHMIDT
                                          Corporate Secretary

San Antonio, Texas
May 13, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   1
RISK FACTORS..............................................................  17
THE PROPOSED TRANSACTIONS.................................................  20
  General.................................................................  20
  Background..............................................................  21
  Reasons for the Transactions; Recommendation of the Valero Board of
   Directors..............................................................  23
  Opinion of Financial Advisor............................................  24
  Material Federal Income Tax Consequences................................  28
  No Appraisal Rights.....................................................  30
  Interests of Certain Persons in the Transactions........................  30
MARKETS AND MARKET PRICES.................................................  32
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..............  33
TERMS OF THE DISTRIBUTION AGREEMENT AND THE OTHER ANCILLARY AGREEMENTS....  42
THE MERGER AGREEMENT......................................................  42
  Terms of the Merger.....................................................  42
  Effective Time; Closing.................................................  44
  Conduct of the Business Prior to Effective Time; Certain Covenants......  44
  Conditions..............................................................  47
  Representations and Warranties..........................................  48
  Waiver and Amendment....................................................  49
  Termination.............................................................  49
  Termination Fee; Expenses...............................................  50
  Certain Regulatory Matters..............................................  50
  Accounting Treatment....................................................  50
  Resale of PG&E Corp. Common Stock.......................................  51
  Surrender of Share Certificates.........................................  51
THE ANNUAL MEETING........................................................  54
  General.................................................................  54
  Date, Place and Time....................................................  54
  Record Date.............................................................  54
  Voting and Revocation of Proxies........................................  54
  Other Business..........................................................  55
  Solicitation of Proxies.................................................  55
  Miscellaneous...........................................................  55
PROPOSAL NO. 1--ELECTION OF DIRECTORS.....................................  57
  Information Regarding the Board of Directors............................  57
  Audit Committee (2 meetings)............................................  57
  Compensation Committee (3 Meetings).....................................  57
  Executive Committee (2 Meetings)........................................  57
  Compensation of Directors...............................................  58
  Election of Class II Directors..........................................  58
  Information Concerning Nominees and Other Directors.....................  59
BENEFICIAL OWNERSHIP OF VALERO SECURITIES.................................  61
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...................  63
PERFORMANCE GRAPH.........................................................  63
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
 EXECUTIVE COMPENSATION...................................................  64

                                                                            PAGE
                                                                            ----
EXECUTIVE COMPENSATION.....................................................  69
  Stock Option Grants and Related Information..............................  71
  Long-Term Incentive Plans................................................  73
  Retirement Benefits......................................................  74
ARRANGEMENTS WITH CERTAIN OFFICERS AND DIRECTORS...........................  75
TRANSACTIONS WITH MANAGEMENT AND OTHERS....................................  76
PROPOSALS NOS. 2 AND 3--THE DISTRIBUTION AND MERGER........................  77
PROPOSAL NO. 4--RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS.............  77
DESCRIPTION OF PG&E CORP. CAPITAL STOCK....................................  78
COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF VALERO AND PG&E CORP.......  79
  Number of Directors......................................................  79
  Election of Directors....................................................  79
  Cumulative Voting for Directors..........................................  80
  Removal of Directors.....................................................  80
  Vacancies in Board of Directors..........................................  80
  Limitation on Liability of Directors.....................................  81
  Indemnification..........................................................  81
  Advance Notice of Shareholder Proposals..................................  82
  Shareholder Action by Written Consent....................................  82
  Special Meeting of Shareholders..........................................  83
  Charter and By-Law Amendments............................................  83
  Payment of Dividends.....................................................  83
  Inspection of Books and Records..........................................  83
  Loans to Directors, Officers and Employees...............................  84
  Shareholder Approval of Extraordinary Transactions.......................  84
  Business Combination Statute.............................................  84
  Fair Price Provisions....................................................  84
  Appraisal Rights.........................................................  85
  Rights Plan..............................................................  85
EXPERTS....................................................................  87
LEGAL MATTERS..............................................................  87
SUBMISSION OF STOCKHOLDER PROPOSALS........................................  87
WHERE YOU CAN FIND MORE INFORMATION........................................  88
INDEX OF DEFINED TERMS.....................................................  90
Appendix A: Agreement and Plan of Merger................................... A-1
Appendix B: Form of Agreement and Plan of Distribution..................... B-1
Appendix C: Opinion of Lehman Brothers, Inc................................ C-1
Appendix D: The Comparator Group........................................... D-1

                                    SUMMARY

This summary highlights selected information from this document, and may not contain all of the information that is important to you. To better understand the spinoff and the merger, and for a more complete understanding of the legal terms of these transactions, you should read this entire document carefully, as well as those additional documents we have referred you to. See "Where You Can Find More Information" (page 88).

             QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTIONS

Q:WHAT IS THE PROPOSED TRANSACTION?

A: PG&E Corp. has agreed to acquire the natural gas related services business of Valero for approximately $1.5 billion, comprised of approximately $722.5 million in PG&E Corp. common stock with the remainder being debt and other liabilities of Valero, subject to certain adjustments.

  The transaction will involve the following steps:

  . Valero will spinoff to you, its stockholders, the refining and marketing business of New Valero, including the business of Basis Petroleum, Inc. ("Basis"), described below.

  . Following the spinoff, Valero will consist only of the natural gas related services business.

  . Valero will then merge with a subsidiary of PG&E Corp. As a result, Valero will become a subsidiary of PG&E Corp. and you will receive shares of common stock of PG&E Corp.

  After the merger, Valero stockholders will own approximately 7% of PG&E
  Corp.

Q:WHY IS VALERO DISPOSING OF ITS NATURAL GAS RELATED SERVICES BUSINESS?

A: Valero's Board of Directors believes that the merger will increase the financial strength and market presence of the natural gas related services business, better positioning it for future growth, and that the price PG&E Corp. is paying for this business is fair and in the best interests of Valero stockholders. The transaction will permit you to participate in the future growth of the natural gas related services business through your ownership of PG&E Corp. stock while at the same time permitting you to retain your interest in a more focused refining and marketing business through your ownership of New Valero stock.

Q:WHAT WILL I RECEIVE FOR MY VALERO SHARES?

A: For each Valero share you own at the time of the spinoff and merger, you will receive:

  . one share of New Valero stock; and

  . a fraction of a share of PG&E Corp. common stock.

  The exact fraction you receive is based on a number of factors that are explained below.

  The formula starts with $722.5 million, the total equity value that PG&E Corp. has agreed to pay for Valero's natural gas related services business. This amount (increased to reflect any cash amount paid to Valero upon exercise of stock options and the exercise price of unexercised options or stock appreciation rights, and decreased by any cash amount paid by Valero to settle certain options, rights and performance shares) will be divided by the total number of Valero shares that are outstanding, on a fully diluted basis, at the time of the merger. This fraction will be divided by the average trading price of a share of PG&E Corp. common stock during a fifteen-day period prior to the merger, in order to determine the fraction of a share of PG&E Corp. common stock that will be issued for each Valero share.

  The $722.5 million amount may also be reduced to reflect the amount of any adverse impact on the natural gas related services business in excess of $50 million, but the amount of such reduction will not exceed $50 million in the aggregate.

  The average trading price of PG&E Corp. common stock will be subject to a maximum price of $25.875 and a minimum price of $19.125. Within this price range, stockholders will receive shares of PG&E Corp. stock having a fixed value based on the above formula. If the price of PG&E Corp. common stock is outside this range, stockholders of Valero will likely receive shares worth more or less than the fixed value.

  PG&E Corp. will not issue fractional shares in the merger. As a result, the total number of PG&E Corp. shares that you receive in exchange for your Valero shares will be rounded down to the nearest whole number, and you will receive a cash payment based on the value of the remaining fraction of a share of PG&E Corp. that you would otherwise be entitled to receive.

Q: CAN YOU GIVE ME AN EXAMPLE OF HOW MANY PG&E CORP. SHARES I WILL RECEIVE?

A: Here is a hypothetical example of how we would determine the fraction of a share of PG&E Corp. common stock that will be issued for each Valero share in the merger. Let's assume the following:

    . All Valero convertible preferred stock has been converted into common stock.

    . All Valero stock options have been exercised in full prior to the spinoff.

    . The average trading price of a share of PG&E Corp. common stock at the time of the merger is $23.550 (which was the average closing price of a share of PG&E Corp. common stock over the fifteen consecutive trading days ending on the second trading day prior to May 2, 1997).

    . The total number of Valero shares that are outstanding at the time of the merger is approximately 55,900,000 (which was the approximate number on May 2, 1997, adjusted to reflect (1) conversion of the preferred stock and (2) exercise of the options.

    . Valero has paid approximately $300,000 to settle Valero stock appreciation rights.

  For the purpose of this example, the total equity value of shares that PG&E Corp. will issue is equal to $722.2 million ($722.5 million, reduced to reflect cash paid by Valero to settle Valero stock appreciation rights). We would then divide the $722.2 million by the total number of Valero shares outstanding. That fraction would be divided by $23.550 (the PG&E Corp. trading price) to get the ratio of .549 of a share of PG&E Corp. for each Valero share, representing approximately $12.93 for each Valero share based on that PG&E Corp. trading price.

  In this example, if you owned 100 Valero shares, you would receive 54 whole shares of PG&E Corp., and a cash payment for .9 of a share. You should remember that the numbers we have chosen here are hypothetical. We are not attempting to predict the actual fraction of a share of PG&E Corp. common stock that will be issued for each Valero share in the merger.

  The following table sets forth the fraction of a share of PG&E Corp. common stock that would be received for each Valero share based on the foregoing example, if the trading price of PG&E Corp. common stock is at or above the $25.875 maximum price, at or below the $19.125 minimum price and at a median price per share of PG&E Corp. common stock of $22.50.

                                                             FRACTION OF PG&E
   MARKET PRICE OF PG&E CORP.                                   CORP. SHARE
   COMMON STOCK                                            FOR EACH VALERO SHARE
   --------------------------                              ---------------------
   $25.875 or above.......................................         .499
   $22.50.................................................         .574
   $19.125 or below.......................................         .676

Q: HOW DOES THE REDEMPTION OF THE VALERO CONVERTIBLE PREFERRED STOCK AFFECT THE
   NUMBER OF PG&E CORP. SHARES WHICH I RECEIVE?

A: Valero has called for redemption all of its convertible preferred stock. The convertible preferred stock may be converted into Valero common stock at any time prior to the close of business on May 23, 1997, and any shares of convertible preferred stock not converted will be redeemed for cash on June 2, 1997. If the price of Valero common stock at the time of redemption is equal to or less than $28.21 per share, Valero believes that holders of the convertible preferred stock may prefer to receive the cash redemption price, rather than convert their shares into Valero common stock. To the extent that the convertible preferred stock is redeemed, rather than converted into Valero common stock, the number of shares of PG&E Corp. common stock to be issued in the merger and the number of shares of Valero common stock expected to be outstanding at the time of the merger, would both be reduced.

Q: WHEN WILL YOU DETERMINE THE EXACT EXCHANGE RATIO?

A: Because a number of the factors we use in the formula will not be set until the time of the merger, we will not be able to calculate the exact ratio until that time. Therefore, when you vote on the merger, you will not know the exact fraction of a share of PG&E Corp. that you will receive for each Valero share.

  Beginning on May 14, 1997, Valero stockholders can obtain the average trading price of PG&E Corp. common stock for the most recent fifteen-day period by calling PG&E Corp.'s Shareholder Services at (800) 333-4964.

  Valero does not have a right to call off the merger if the PG&E Corp. stock price goes up or down. Valero believes, however, that the formula protects the value that Valero stockholders will receive, because it values the PG&E Corp. stock based on the trading price at the time of the merger, subject to the maximum and minimum prices. This means that within the specified price range, if the PG&E Corp. stock price goes down, PG&E Corp. will have to issue more shares to pay the purchase price, and if the PG&E Corp. stock price goes up, PG&E Corp. will issue fewer shares to pay the same purchase price.

Q: WHY IS THE SALE STRUCTURED AS A SPINOFF AND A MERGER?

A: PG&E Corp. wants to acquire only the natural gas related services business of Valero. The spinoff is necessary to separate the refining and marketing business so that the remaining natural gas related services business can then be acquired by PG&E Corp. Under this structure, our tax counsel will give us an opinion that both transactions will be tax-free, for federal income tax purposes, to Valero and to you, as its stockholders (except that you will be taxed on any cash payments you receive in place of a fractional PG&E Corp. share).

Q: WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the annual meeting. The meeting will take place on June 18, 1997. In addition to voting on the proposed spinoff and merger, you will also be asked to elect three Class II directors to the Valero Board of Directors and to ratify the appointment of Arthur Andersen LLP as independent public accountants to examine Valero's accounts for the year 1997. Valero's Board of Directors unanimously recommends that you vote in favor of the proposed spinoff and the proposed merger, as well as the election of the proposed slate of directors and the ratification of the appointment of Arthur Andersen LLP.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before we vote your proxy at the annual meeting. You can do so in one of three different ways. First, you can send a written notice stating that you would like to revoke your proxy to the tabulation agent, Harris Trust and Savings Bank, at the address given below. Second, you can complete a new proxy card and send it to such tabulation agent at the address given below. Third, you can attend the annual meeting and vote in person. You should send any written notice or new proxy card to the tabulation agent at the following address: Harris Trust and Savings Bank, P.O. Box A3504, Chicago, Illinois 60690-3504, Attn: Proxy Services. You may request a new proxy card by calling the tabulation agent at (312) 461-6001.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If you continue to hold your Valero shares at the time of the spinoff and the merger, you will automatically receive your New Valero shares, without the need to take any further action. You will also receive written instructions for exchanging your old Valero shares for shares of PG&E Corp. common stock (and your cash payment in place of any fraction of a PG&E Corp. share).

Q: WHEN DO YOU EXPECT THE SPINOFF AND THE MERGER TO BE COMPLETED?

A: We are working to complete the spinoff and the merger as quickly as possible. We currently expect to complete the transactions by the third quarter of 1997, subject to obtaining all regulatory approvals.

Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: No. You will have no right under the Delaware General Corporation Law to seek appraisal of your Valero shares in connection with the spinoff or the merger. For a more detailed description of the absence of appraisal rights under Delaware Law, see "THE PROPOSED TRANSACTIONS--No Appraisal Rights" (page 30).

Q: WHERE CAN I FIND MORE INFORMATION?

A: You may obtain more information from various sources, as set forth below under "WHERE YOU CAN FIND MORE INFORMATION" (page 88).

Q: WHY DID VALERO PURCHASE BASIS?

A: Basis owns and operates three refineries in Texas and Louisiana and conducts marketing operations. After being acquired, Basis will be owned and operated by New Valero. New Valero believes that, as a result of a recently completed refinery upgrading project, reduced depreciation and amortization expenses and various operational changes and efficiencies that New Valero intends to implement, the acquisition of Basis is an attractive and potentially profitable transaction for New Valero.

                                 THE COMPANIES

PG&E CORPORATION
77 Beale Street
San Francisco, California 94177
(415) 973-7000

  PG&E Corp., a California corporation incorporated in 1995, is the holding company of Pacific Gas and Electric Company ("PG&E Co.") and certain other companies engaged principally in energy related businesses. PG&E Co., incorporated in California in 1905, is an operating public utility engaged principally in the business of providing electric and natural gas services throughout most of northern and central California. As of December 31, 1996, PG&E Corp. had $26.1 billion in assets. PG&E Corp. generated $9.6 billion in operating revenues for 1996. As of December 31, 1996, PG&E Corp. had approximately 22,000 employees.

VALERO ENERGY CORPORATION
530 McCullough Avenue
San Antonio, Texas 78215
(210) 246-2000

  Valero, a Delaware corporation incorporated in 1955, is a diversified energy company engaged in the production, transportation and marketing of environmentally clean fuels and products. Valero conducts its business through two business segments: the refining and marketing segment (the "refining business"), which refines, processes and markets various fuels, and the natural gas related services segment (the "natural gas business"), which owns and operates natural gas pipeline systems and natural gas processing plants and markets natural gas, natural gas liquids and electric power. The refining business will be spun off to stockholders of Valero; the natural gas business will be retained by Valero and acquired by PG&E Corp. in the merger.

  For more information relating to PG&E Corp. and Valero, you should review the documents referenced in "WHERE YOU CAN FIND MORE INFORMATION" on page 88.

                     REASONS FOR THE SPINOFF AND THE MERGER

  For the past several years, Valero's management has noted significant, ongoing changes in the natural gas industry and in the electric utility industry. Over this period, major oil companies, independent producers, pipelines, local distribution companies and natural gas marketers have increasingly merged, restructured, consolidated and formed alliances in order to achieve or enhance competitive position. In the electric utility industry, Valero recognized that certain trends would change the terms and conditions upon which Valero would be required to compete in the future.

  Over a period of years, Valero's management engaged in discussions with prospective joint venture partners regarding possible alliances and combinations involving the natural gas business; however, Valero's management was not successful in arranging any such alliance or combination on satisfactory terms. Over this same period, merger and acquisition activity in the energy industry, as well as the size and scope of announced transactions, increased markedly. Valero's management concluded that the size, scope and frequency of these transactions could substantially erode Valero's relative competitive position.

  On November 21, 1996, Valero announced that its Board of Directors had determined to pursue strategic alternatives to further position its businesses for future growth, including accelerating existing efforts to seek a strategic alliance for Valero's natural gas business and a likely spinoff of its refining business.

  Valero's management and Board of Directors concluded that this transaction had the greatest potential to enhance overall stockholder value. Valero stockholders would receive, on a tax-free basis, common stock in:

    . A new company, PG&E Corp., that should be more competitive than Valero's natural gas business would be on its own; and

    . New Valero, which will own the refining business.

Therefore, the refining business would be able to finance its own growth opportunities with its own publicly traded equity security. The Board of Directors of Valero also determined that the spinoff and the merger would allow investors to better evaluate the performance and investment characteristics and the future prospects of the refining business, enhancing the likelihood that it would achieve appropriate market recognition of its performance and potential. Valero also concluded that a separation of the refining business from the natural gas business would benefit the refining business by permitting it to adopt a capitalization structure and strategies and investment opportunities that best suit its needs, without concern for the natural gas business.

  After contacting several potential acquirors of the natural gas business, Valero received and reviewed several written proposals, which contemplated the spinoff of New Valero and a merger immediately thereafter with Valero. The Valero Board determined that the proposal submitted by PG&E Corp. was in the best interest of Valero and Valero stockholders, and pursuant to the Valero Board's approval, the management of Valero entered into a merger agreement with PG&E Corp. and its wholly owned subsidiary PG&E Acquisition. In addition, Lehman Brothers, Inc. has given its opinion to the Valero Board that, from a financial point of view the consideration to be received by Valero stockholders in the spinoff and the merger, taken as a whole, is fair to Valero stockholders.

  PG&E Corp. proposes to acquire the natural gas business as part of its strategy to focus on the "midstream" portions of the gas market. This market includes gas gathering, processing, storage, transportation and commodity marketing. For more information relating to PG&E Corp., you should review the documents in "WHERE YOU CAN FIND MORE INFORMATION" on page 88.

                                ABOUT NEW VALERO

  In the spinoff, Valero stockholders will receive shares of New Valero common stock. Here is a brief description of New Valero's business:

  New Valero was incorporated in Delaware in 1981. New Valero's principal business is specialized refining; New Valero refines high-sulfur atmospheric residual oil and other refinery feedstocks into refined products, primarily reformulated gasoline and petrochemical feedstocks, and markets those products principally in Texas and also in the midwestern, northeastern and southeastern United States. In addition, Valero has acquired Basis, which operates three petroleum refineries. Basis will become a subsidiary of New Valero.

  Valero mailed to you a prospectus about New Valero ("New Valero Prospectus") together with this Proxy Statement-Prospectus. The New Valero Prospectus describes New Valero, including a number of risks associated with that business, which are discussed under the heading "RISK FACTORS." The New Valero Prospectus also includes detailed information regarding Basis, including its business operations, financial results, and certain projections and risk factors related to Basis. We encourage you to review the New Valero Prospectus carefully.

                           THE SPINOFF AND THE MERGER

  The merger agreement, which is the legal document that governs the merger, is attached as Appendix A to this Proxy Statement-Prospectus. The distribution agreement, which is the legal document that governs the spinoff, is attached as Appendix B to this Proxy Statement-Prospectus. We encourage you to read both documents carefully. In addition, we have filed other related agreements as exhibits to the Registration Statements filed by PG&E Corp. and New Valero. These agreements will govern specific relationships between Valero and New Valero after the spinoff and the merger are completed. "WHERE YOU CAN FIND MORE INFORMATION" (page 88) describes how to obtain copies of these exhibits.

HOW THE SPINOFF AND THE MERGER WILL BE COMPLETED (SEE PAGE 20)

  The spinoff and the merger will involve the following steps:

  . Valero will spin off to you, its stockholders, the refining business of New Valero, including Basis, leaving behind only the natural gas business in Valero.

  . Valero will merge with a subsidiary of PG&E Corp. As a result, Valero will become a subsidiary of PG&E Corp. and you, as stockholders of Valero immediately prior to the merger, will receive shares of common stock of PG&E Corp. in accordance with the formula set forth under "THE MERGER AGREEMENT--Terms of the Merger."

CONDITIONS TO THE SPINOFF AND THE MERGER (SEE PAGE 47)

  The spinoff and the merger will not be completed unless a number of conditions are met (or waived), including the following:

  . approval of stockholders holding at least a majority of Valero's outstanding shares;

  . clearance under antitrust laws and approval by the Federal Energy
    Regulatory Commission ("FERC");

  . opinions of tax counsel at the time of the merger that the spinoff and the merger will be non-taxable for federal income tax purposes;

  . redemption or conversion of all outstanding preferred stock of Valero, prepayment of Valero's 10.58% senior notes or the consent of the holders of such senior notes to the spinoff and merger, and prepayment of Valero's VESOP notes; and

  . the absence of certain material adverse changes.

  In addition, the merger will not occur unless the spinoff has been completed. If the spinoff is completed and all other conditions to the merger are met, the merger will occur immediately after the completion of the spinoff.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 49)

  Valero and PG&E Corp. can terminate the merger agreement by mutual consent. In addition, either party can terminate the agreement if the Valero Board withdraws or modifies its approval or recommendation of the merger, or if the Valero Board approves or recommends a superior transaction between Valero and a third party, or if the Valero Board causes Valero to enter into an agreement with a third party relating to a superior transaction. PG&E Corp. can also terminate the agreement if any event has occurred or any information been uncovered which would reasonably be expected to result in an adverse impact on the natural gas business of more than $100 million. In addition, either company can terminate the merger agreement if approval of the Valero stockholders is not obtained or if the merger is not completed by July 31, 1997 (this date will be extended up to December 31, 1997 if antitrust or FERC approval has not been received), and under other specified circumstances.

TERMINATION FEES (SEE PAGE 50)

  Valero will pay PG&E Corp. $37.5 million in termination fees if a third party proposes a different transaction involving an acquisition of Valero or the natural gas business and the merger agreement fails for one of the following reasons:

  . The Valero Board terminates the merger agreement in order to comply with its fiduciary duties.

  . Either party terminates the merger agreement because the Valero Board has done one of the following:

   (1) withdrawn or modified its approval or recommendation of the merger and the merger agreement, or

   (2) approved a transaction involving an acquisition of Valero or the natural gas business with a third party or caused Valero to enter into an agreement to sell Valero or its natural gas business to a third party.

  . Valero stockholders do not approve the spinoff or the merger at the annual meeting, the merger agreement is terminated under certain circumstances specified in the merger agreement and, within twelve months of the annual meeting, Valero enters into a definitive agreement to sell Valero or its natural gas business to a third party.

REGULATORY APPROVALS (SEE PAGE 50)

  The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), prohibits Valero and PG&E Corp. from completing the merger until the two companies have furnished certain information to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"), and a required waiting period has ended. PG&E Corp. and Valero filed their respective Premerger Notification and Report Forms under the HSR Act on February 14, 1997 and early termination of the waiting period was granted on February 26, 1997.

  In addition, because Valero operates a power marketing subsidiary, consummation of the merger requires approval of the FERC under Section 203 of the Federal Power Act, which provides that no public utility may sell or otherwise dispose of its jurisdictional facilities or, directly or indirectly, merge or consolidate such facilities with those of any other person or acquire any security of any other public utility without first having obtained authorization from the FERC. Under Section 203 of the Federal Power Act, the FERC will approve a merger if it finds such merger "consistent with the public interest." PG&E Corp. and Valero filed a joint application with the FERC on March 24, 1997. It is expected that the FERC will take action on the application no later than the third quarter of 1997.

OPINION OF VALERO'S FINANCIAL ADVISOR (SEE PAGE 24)

  Valero's Board has received the opinion of its financial advisor, Lehman Brothers, Inc., that, from a financial point of view, the consideration to be received by the stockholders of Valero in the spinoff and the merger is fair to such stockholders. Lehman Brothers' written opinion, dated January 31, 1997, is attached as Appendix C to this Proxy Statement-Prospectus. We encourage you to read it thoroughly.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 28)

  In structuring the transaction, it is intended that neither Valero nor you will recognize any gain or loss for federal income tax purposes in the spinoff and the merger (except you will be taxed on any cash payments you receive in place of a fractional PG&E Corp. share and Valero may be required to recognize some income in connection with the spinoff).

  The companies have received opinions of tax counsel to the effect that the transactions will not be taxable for federal income tax purposes. The companies do not intend to complete the spinoff and merger unless we have received favorable opinions of tax counsel at the time of the merger. If the companies determine to complete the spinoff and merger without receipt of favorable opinions, Valero will seek further stockholder approval before completing the transactions. It is important that you consider, however, that the opinions of tax counsel do not guarantee favorable tax treatment. This means that there is a risk that the Internal Revenue Service might determine that Valero and/or you must recognize gain or loss for federal income tax purposes in the spinoff and the merger, even though we will obtain opinions of tax counsel that the transactions will not be taxable.

  You should be aware that on February 6, 1997, President Clinton's budget recommendations to Congress called for legislation which, if enacted, could cause Valero to be subject to tax upon consummation of the spinoff. However, similar legislation introduced by the Chairs of the Congressional tax-writing committees would not apply to transactions subject to a binding agreement on, or announced publicly by, April 16, 1997. The companies believe it is likely that any legislation ultimately enacted will provide an exemption for transactions like the spinoff for which definitive agreements were executed before February 6. However, if the legislation is enacted or pending prior to consummation of the spinoff and merger with an effective date provision that could cause Valero to be subject to tax, we may not be able to consummate the spinoff and merger.

ACCOUNTING TREATMENT (SEE PAGE 50)

  We expect the merger will be accounted for by PG&E Corp. as a purchase in accordance with generally accepted accounting principles.

EFFECTS OF THE MERGER ON THE RIGHTS OF VALERO STOCKHOLDERS (SEE PAGE 79)

  If the proposed spinoff and merger are completed and you continue to hold your Valero stock, you will be a shareholder of both New Valero and PG&E Corp. PG&E Corp. is governed by California corporate law and PG&E Corp.'s Articles of Incorporation and Bylaws. Rights of PG&E Corp. shareholders under these provisions differ in certain respects from the current rights of Valero stockholders.

  Pursuant to the merger, Valero will be renamed "PG&E Gas Transmission, Texas, Co." and New Valero will be renamed "Valero Energy Corporation."

INTERESTS OF OFFICERS AND DIRECTORS IN THE SPINOFF AND THE MERGER (SEE PAGE 30)

  The officers and directors of Valero may have interests in the transactions that are different from, or in addition to, yours. For example, Valero officers and directors hold stock options, and some hold restricted stock and performance shares, that will vest and be unrestricted if the transactions are completed. Certain Valero officers will be entitled to receive a cash bonus upon completion of the transaction, and have entered into severance agreements with Valero which provide certain payments and other benefits in the event of their termination of employment under certain circumstances.

MARKETS AND MARKET PRICES (SEE PAGE 32)

  The common shares of PG&E Corp. and the common shares of Valero are listed on the New York Stock Exchange. On January 31, 1997, the last trading date prior to the public announcement of the proposed sale of Valero's natural gas business to PG&E Corp., PG&E Corp. common stock closed at $22.88 and Valero common stock closed at $33.75. On May 2, 1997, PG&E Corp. common stock closed at $24.25 and Valero common stock closed at $35.38.

LISTING OF PG&E CORP. COMMON STOCK AND NEW VALERO COMMON STOCK

  The shares of PG&E Corp. common stock to be issued in the merger will be listed on the New York Stock Exchange and the Pacific Stock Exchange. New Valero expects to apply to list the shares of New Valero common stock to be issued in the spinoff on the New York Stock Exchange, however, there is currently no public trading market for the New Valero common stock, and there is no guarantee that there will be an active market in shares of New Valero common stock after the spinoff.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

PG&E CORP.

  The table below provides selected historical consolidated financial data of PG&E Corp. This information was prepared using the consolidated financial statements of PG&E Corp. as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1996. The financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants.

  This selected historical consolidated financial data should be read along with the historical financial statements and accompanying notes that have been included or incorporated by reference in PG&E Corp.'s Annual Report on Form 10-K for the year ended December 31, 1996 (you can obtain this report by following the instructions we provide in this Proxy Statement-Prospectus under "WHERE YOU CAN FIND MORE INFORMATION" on page 88).

  It is also important that you read the unaudited pro forma combined financial information and accompanying notes that we have included in this Proxy Statement-Prospectus under "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION" on page 33.

                                            FOR THE YEAR ENDED DECEMBER 31,
                                        ---------------------------------------
                                         1992    1993    1994    1995    1996
                                        ------- ------- ------- ------- -------
                                        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating revenues..................... $10,316 $10,550 $10,350 $ 9,622 $ 9,610
Operating income.......................   2,700   2,560   2,424   2,763   1,896
Net income(a)..........................   1,171   1,065   1,007   1,339     755
Earnings per common share..............    2.58    2.33    2.21    2.99    1.75
Dividends declared per common share....    1.76    1.88    1.96    1.96    1.77
                                                  AS OF DECEMBER 31,
                                        ---------------------------------------
                                         1992    1993    1994    1995    1996
                                        ------- ------- ------- ------- -------
                                        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Total assets........................... $24,188 $27,146 $27,709 $26,850 $26,130
Common stock equity....................   8,283   8,446   8,635   8,599   8,363
Preferred stock without mandatory
 redemption provisions.................     791     808     733     402     402
Long-term obligations(b) and preferred
 stock with mandatory redemption
 provisions (excluding current
 portions).............................   8,526   9,367   8,813   8,486   8,208
Total capitalization...................  17,600  18,621  18,181  17,487  16,973
Book value per common share............   19.41   19.77   20.07   20.77   20.73
Common stock price per common share....   33.13   35.13   24.38   28.38   21.00

--------
(a) On January 1, 1997, PG&E Co. reorganized into a holding company with PG&E Co. becoming a wholly owned subsidiary of its parent, PG&E Corp. As a result, historical net income will be determined after deduction of preferred dividends, which will cause the historical reported net income set forth above to be decreased by $79 million, $64 million, $58 million, $70 million and $33 million for the years 1992 through 1996, respectively. Net income available for common stock and earnings per common share will be unaffected by the reorganization.
(b) Includes PG&E Co. obligated mandatorily redeemable preferred securities of trust holding solely PG&E Co. subordinated debentures.

VALERO

  The table below provides selected historical consolidated financial data of Valero. This information was prepared using the consolidated financial statements of Valero as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1996. The financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants.

  This selected historical consolidated financial data should be read along with the historical financial statements and accompanying notes that have been included or incorporated by reference in Valero's Annual Report on Form 10-K/A for the year ended December 31, 1996 (you can obtain this report by following the instructions we provide in this Proxy Statement-Prospectus under "WHERE YOU CAN FIND MORE INFORMATION" on page 88).

  It is also important that you read the unaudited pro forma combined financial information and accompanying notes that we have included in this Proxy Statement-Prospectus under "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION" on page 33.

                                      FOR THE YEAR ENDED DECEMBER 31,
                                    -----------------------------------------
                                     1992   1993  1994(A)     1995      1996
                                    ------ ------ -------    ------    ------
                                      (IN MILLIONS, EXCEPT PER SHARE
                                                 AMOUNTS)
 Operating revenues...............  $1,235 $1,222 $1,837     $3,198(b) $4,991
 Operating income.................     134     76    126        189       201
 Net income.......................      84     36     17(c)      60        73
 Earnings per common share .......    1.94    .82    .18(c)    1.10      1.40
 Dividends declared per common
  share...........................     .42    .46    .52        .52       .52
                                            AS OF DECEMBER 31,
                                    -----------------------------------------
                                     1992   1993   1994       1995      1996
                                    ------ ------ -------    ------    ------
                                      (IN MILLIONS, EXCEPT PER SHARE
                                                 AMOUNTS)
 Total assets.....................  $1,759 $1,764 $2,817(c)  $2,862(c) $3,135(c)
 Common stock equity..............     821    842    830(c)     852(c)    903(c)
 Preferred stock without mandatory
  redemption provisions at
  liquidation value...............       0      0    173        173       173
 Long-term obligations and
  preferred stock with mandatory
  redemption provisions (excluding
  current portions)...............     497    499  1,034      1,043       869
 Total capitalization.............   1,318  1,341  2,037(c)   2,068(c)  1,945(c)
 Book value per common share......   19.09  19.48  19.11(c)   19.48(c)  20.44(c)
 Common stock price per common
  share...........................   22.88  21.13  16.88      24.50     28.63

--------
(a) Reflects the consolidation of Valero Natural Gas Partners, L.P. and subsidiaries as of May 31, 1994.
(b) Revised to include revenues from certain refining and marketing trading activities previously classified as a reduction of cost of sales.
(c) Restated to reflect the effects of a prior period adjustment resulting in a charge to 1994 income for an acquisition expense accrual originally charged to property, plant and equipment. See "Restatement of Financial Information" in Note 1 of Valero Energy Corporation and Subsidiaries Notes to Consolidated Financial Statements in Valero's Annual Report on Form 10-K/A.

                      SUMMARY SELECTED UNAUDITED PRO FORMA
                             FINANCIAL INFORMATION

  The summary selected pro forma financial information set forth below includes:

  . the historical financial information for PG&E Corp. as of and for the year ended December 31, 1996.

  . the historical financial information for PG&E Corp. as of and for the year ended December 31, 1996, adjusted on a pro forma basis to reflect the spinoff and merger of Valero.

  . the historical financial information for Valero as of and for the year ended December 31, 1996.

  . the historical financial information for Valero as of and for the year ended December 31, 1996, adjusted on a pro forma basis to reflect the acquisition of Basis, assuming the spinoff and merger with PG&E Corp. have not occurred.

  . the historical financial information for Valero as of and for the year ended December 31, 1996, adjusted on a pro forma basis to reflect the acquisition of Basis, assuming the spinoff and merger with PG&E Corp. have occurred.


  The pro forma information is hypothetical and does not reflect the financial performance that would have actually resulted if the acquisition of Basis by Valero had occurred on the date specified and if the spinoff and merger of Valero and PG&E Corp. had been completed on that date. This information also does not necessarily reflect the future financial performance of PG&E Corp. should the spinoff and merger with Valero actually occur.

  Please see "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION" on page 33 of this Proxy Statement-Prospectus for a more detailed explanation of this analysis.

PG&E CORP. PRO FORMA FINANCIAL INFORMATION

  The following table presents selected information from the combined balance sheet and statement of income of PG&E Corp. on a historical basis and on a pro forma basis, assuming the spinoff and the merger had been completed. The combined statement of income information for the year ended December 31, 1996, is presented as if the spinoff and the merger had been completed on January 1, 1996. The combined balance sheet information as of December 31, 1996, is presented as if the spinoff and the merger had been completed on December 31, 1996.

                                                            FOR THE YEAR ENDED
                                                            DECEMBER 31, 1996
                                                           --------------------
                                                           HISTORICAL PRO FORMA
                                                           ---------- ---------
                                                           (IN MILLIONS, EXCEPT
                                                            PER SHARE AMOUNTS)
     Operating revenues...................................  $ 9,610    $12,052
     Operating income.....................................    1,896      1,977
     Net income(a)........................................      755        768
     Earnings per common share............................     1.75       1.66
     Dividends declared per common share(b)...............     1.77       1.77
                                                                  AS OF
                                                            DECEMBER 31, 1996
                                                           --------------------
                                                           HISTORICAL PRO FORMA
                                                           ---------- ---------
                                                           (IN MILLIONS, EXCEPT
                                                            PER SHARE AMOUNTS)
     Total assets.........................................  $26,130    $28,667
     Common stock equity..................................    8,363      9,077
     Preferred stock without mandatory redemption
      provisions..........................................      402        402
     Long-term obligations(c) and preferred stock with
      mandatory redemption provisions (excluding current
      portions)...........................................    8,208      9,051
     Total capitalization.................................   16,973     18,530
     Book value per common share..........................    20.73      20.91

--------
(a) On January 1, 1997, PG&E Co. reorganized into a holding company with PG&E Co. becoming a wholly owned subsidiary of its parent, PG&E Corp. As a result, historical net income will be determined after deduction of preferred dividends, which will cause the historical reported net income set forth above to be decreased by $33 million. Net income available for common stock and earnings per common share will be unaffected by the reorganization.

(b) In October 1996, PG&E Corp. decreased its quarterly dividend from $.49 per common share to $.30 per common share which corresponds to an annualized dividend of $1.20 per common share. PG&E Corp.'s common stock dividend is based on a number of financial considerations, including sustainability, financial flexibility and competitiveness with investment opportunities of similar risk.

(c) Includes PG&E Co. obligated mandatorily redeemable preferred securities of trust holding solely PG&E Co. subordinated debentures.

VALERO PRO FORMA FINANCIAL INFORMATION

  The following table presents selected information from the combined balance sheet and results of operations of Valero on a historical basis and on a pro forma basis as if the acquisition of Basis occurred on December 31, 1996 (for the balance sheet data) and January 1, 1996 (for the results of operations data). Valero pro forma financial information reflects the effect of the acquisition of Basis, assuming the spinoff and merger with PG&E Corp. have not occurred, and New Valero pro forma financial information reflects the effect of the acquisition of Basis, assuming the spinoff and merger with PG&E Corp. have occurred.

                                              FOR THE YEAR ENDED DECEMBER 31,
                                                           1996
                                              -------------------------------
                                                VALERO    VALERO   NEW VALERO
                                              HISTORICAL PRO FORMA PRO FORMA
                                              ---------- --------- ----------
                                              (IN MILLIONS, EXCEPT PER SHARE
                                                         AMOUNTS)
     Operating revenues......................   $4,991    $12,359   $10,126
     Operating income........................      201        119         9
     Net income..............................       73         15       (17)
     Earnings per common share...............     1.40        .07      (.32)
     Dividends declared per common share.....      .52        .52       n/a (a)

                                                    AS OF DECEMBER 31, 1996
                                                -------------------------------
                                                  VALERO    VALERO   NEW VALERO
                                                HISTORICAL PRO FORMA PRO FORMA
                                                ---------- --------- ----------
     Total assets..............................   $3,135    $4,020     $2,575
     Common stock equity.......................      903     1,023      1,042
     Preferred stock without mandatory
      redemption provisions at liquidation
      value....................................      173       173        --
     Long-term obligations and preferred stock
      with mandatory redemption provisions
      (excluding current portions).............      869     1,123        576
     Total capitalization......................    1,945     2,319      1,618
     Book value per common share...............    20.44     21.48      19.07

--------
(a) The decision by New Valero as to whether to declare a dividend and the amount thereof, if any, will be in the sole discretion of the New Valero Board of Directors. Any future payment of dividends will depend upon the financial condition, capital requirements and earnings of New Valero, and such other factors that the New Valero Board of Directors may deem relevant.

                           COMPARATIVE PER SHARE DATA

  The table below provides certain historical and pro forma per share financial information as of and for the year ended December 31, 1996. The Valero and New Valero pro forma per common share data assume that the acquisition of Basis has occurred on December 31, 1996 (for the book value data) and January 1, 1996 (for the earnings and dividend data). The PG&E Corp. combined pro forma per common share data assume that the spinoff and merger have occurred on December 31, 1996 (for the book value data) and January 1, 1996 (for the earnings and dividend data) and are based on the purchase method of accounting and a preliminary allocation of purchase price.

  This information is hypothetical and does not reflect the financial performance that would have actually resulted if the acquisition of Basis by Valero had occurred on the date specified and if the spinoff and merger of Valero and PG&E Corp. had been completed on that date. This information also does not necessarily reflect the future financial performance of PG&E Corp. should the spinoff and merger with Valero actually occur.

  This information should be read along with the consolidated financial statements and accompanying notes of PG&E Corp. and Valero included in the documents described on page 88 of this Proxy Statement-Prospectus under "WHERE YOU CAN FIND MORE INFORMATION," along with the pro forma financial information of PG&E Corp. and Valero and accompanying discussion and notes that we have included in this Proxy Statement-Prospectus on page 33 under "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION," and along with the pro forma condensed combined financial information of New Valero and accompanying discussion and notes that we have included in the accompanying New Valero Prospectus under "NEW VALERO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

PG&E CORP. PRO FORMA PER COMMON SHARE DATA

  The table below compares historical amounts per common share of PG&E Corp. with pro forma amounts adjusted to reflect the spinoff and merger.

                                                          PRO FORMA    PG&E
                                             PG&E CORP.    MERGER      CORP.
                                             HISTORICAL  ADJUSTMENTS PRO FORMA
                                             ----------  ----------- ---------
FOR THE YEAR ENDED DECEMBER 31, 1996
  Earnings per common share.................   $ 1.75       $(.09)    $ 1.66
  Dividends declared per common share.......     1.77(a)      --        1.77(a)
AS OF DECEMBER 31, 1996
  Book value per common share...............    20.73         .18      20.91

--------

(a) In October 1996, PG&E Corp. decreased its quarterly dividend from $.49 per common share to $.30 per common share which corresponds to an annualized dividend of $1.20 per common share. PG&E Corp.'s common stock dividend is based on a number of financial considerations, including sustainability, financial flexibility and competitiveness with investment opportunities of similar risk.

VALERO PRO FORMA PER COMMON SHARE DATA

  The table below compares amounts per common share of Valero on an historical basis and as adjusted for the acquisition of Basis (Valero Pro Forma) with pro forma amounts for the fraction of a share of PG&E Corp. (PG&E Corp. Pro Forma) and the full share of New Valero (New Valero Pro Forma) that will be issued for each old Valero share. The "Total Pro Forma" column in the table adds the amounts for the fraction of a PG&E Corp. share and the full New Valero share to show the total pro forma amount for the shares that you will hold after completion of the spinoff and the merger for each Valero share that you held before the spinoff and the merger. We have assumed for this purpose that PG&E Corp. issues .549 of a PG&E Corp. share for each Valero share. The actual fraction of a PG&E Corp. share will be determined using a formula and may be higher or lower than .549 of a share.

                                                PG&E
                                                CORP.
                                              PRO FORMA
                           VALERO    VALERO     (PER       NEW VALERO    TOTAL
                         HISTORICAL PRO FORMA   .549)     PRO FORMA(A) PRO FORMA
                         ---------- --------- ---------   ------------ ---------
FOR THE YEAR ENDED DE-
 CEMBER 31, 1996
  Earnings per common
   share................   $ 1.40    $  .07    $  .91        $ (.32)    $  .59
  Dividends declared per
   common share.........      .52       .52       .97(b)        n/a(c)     .97
AS OF DECEMBER 31, 1996
  Book value per common
   share................    20.44     21.48     11.48         19.07      30.55

--------
(a) Amounts for New Valero reflect adjustments made to allocate certain assets and liabilities of Valero between Valero and New Valero in accordance with the terms and conditions set forth in the distribution agreement and to reflect certain other transactions anticipated by management. These adjustments are described under "NEW VALERO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" beginning at page 4 of the accompanying New Valero Prospectus.

(b) In October 1996, PG&E Corp. decreased its quarterly dividend from $.49 per common share to $.30 per common share which corresponds to an annualized dividend of $1.20 per common share. PG&E Corp.'s common stock dividend is based on a number of financial considerations, including sustainability, financial flexibility and competitiveness with investment opportunities of similar risk.

(c) The decision by New Valero as to whether to declare a dividend and the amount thereof, if any, will be in the sole discretion of the New Valero Board of Directors. Any future payment of dividends will depend upon the financial condition, capital requirements and earnings of New Valero, and such other factors that the New Valero Board may deem relevant.

                                 RISK FACTORS

  Valero and PG&E Corp. have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of New Valero and PG&E Corp. set forth under "THE PROPOSED TRANSACTIONS--Reasons for the Transactions; Recommendation of the Valero Board of Directors" and "--Opinion of Financial Advisor" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, Valero and PG&E Corp. claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Stockholders of Valero should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference herein, could affect the future results of Valero and PG&E Corp., and could cause those results to differ materially from those expressed in such forward-looking statements: (i) the effect of economic conditions; (ii) the impact of competitive pricing; (iii) the actions of competitors; (iv) regulatory developments, including the ongoing restructuring of the electric and gas industries and the outcome of regulatory proceedings related to that restructuring; and (v) customer demand.

  None of Valero, PG&E Corp. or New Valero undertakes any obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

  PG&E CORP.

  Some important factors (but not necessarily all factors) that could affect the performance of PG&E Corp. or its subsidiaries, or that otherwise could cause actual results to differ materially from those expressed in any forward-looking statement include the following:

  Competition and Changing Regulatory Environment. The electric and gas industries are undergoing significant change. Under traditional regulation, utilities were provided the opportunity to earn a fair return on their invested capital in exchange for a commitment to serve all customers within a designated service territory. The objective of this regulatory policy was to provide universal access to safe and reliable utility services. Regulation was designed in part to take the place of competition and ensure that these services were provided at fair prices.

  Today, competitive pressures and emerging market forces are exerting an increasing influence on the structure of the gas and electric industries. Other companies are challenging the utilities' exclusive relationship with customers and are seeking to replace certain utility functions with their own. Customers, too, are asking for choice in their energy provider. These pressures are causing a move from the existing regulatory framework to a framework under which competition would be allowed in certain segments of the gas and electric industries.

  For several years, PG&E Corp. has been working with its regulators to achieve an orderly transition to competition and to ensure that PG&E Corp. has an opportunity to recover investments made under the traditional regulatory policies. In addition, PG&E Corp. has proposed alternative forms of regulation for those services for which prices and terms will not be determined by competition. These alternative forms include performance-based ratemaking ("PBR") and other incentive-based alternatives. Over the next five years, a significant portion of PG&E Corp.'s business will be transformed from the current utility monopoly to a competitive operation. This change will impact PG&E Corp.'s financial results and may result in greater earnings volatility. During the transition period, PG&E Corp. expects the return on Diablo Canyon Nuclear Power Plant ("Diablo Canyon") and certain other generation assets to be significantly lower than historical levels.

  Electric Industry Restructuring. In 1995, the California Public Utilities Commission ("CPUC") issued a decision that provides a plan to restructure California's electric utility industry. The decision acknowledges that much of utilities' current costs and commitments result from past CPUC decisions and that, in a competitive generation market, utilities would not recover some of these costs through market-based revenues. To assure the continued financial integrity of California utilities, the CPUC authorized recovery of these above-market costs, called "transition costs."

  In 1996, California legislation was passed that adopts the basic tenets of the CPUC's restructuring decision, including recovery of transition costs. In addition, the restructuring legislation provides a 10 percent rate reduction for residential and small commercial electric customers by January 1, 1998, freezes electric customer rates for all other customers, and requires the accelerated recovery of transition costs associated with owned electric generation facilities. The legislation also establishes the operating framework for a competitive electric generation market.

  The rate freeze mandated by the restructuring legislation would continue until the earlier of March 31, 2002, or until PG&E Corp. has recovered its transition costs (the transition period). The freeze will hold rates at 1996 levels for all customers except those receiving the 10 percent rate reduction. The rate freeze will hold the rates for these customers at the reduced level.

  Transition Cost Recovery. The restructuring legislation authorizes the CPUC to determine the costs eligible for recovery as transition costs. The amount of costs will be based on the aggregate of above-market and below-market values of utility-owned generation assets and obligations. In compliance with the CPUC's restructuring decision and the restructuring legislation, PG&E Corp. has filed numerous regulatory applications and proposals that detail its transition cost recovery plan, which includes accelerated recovery of transition costs. Under the proposed plan, PG&E Corp. would receive a reduced return on common equity for certain transition costs related to generation facilities for which recovery is accelerated. The lower return reflects the reduced risk associated with the shorter amortization period and increased certainty of recovery.

  Most transition costs must be recovered by March 31, 2002. PG&E Corp.'s ability to recover its transition costs during the transition period which begins in 1997 will be dependent on several factors. These factors include:
(1) the extent to which application of the regulatory framework established by the restructuring legislation will continue to be applied, (2) the amount of transition costs approved by the CPUC, (3) the market value of PG&E Co.'s generation plants, (4) future sales levels, (5) future fuel and operating costs, (6) the market price of electricity, and (7) the ratemaking methodology adopted for Diablo Canyon. Given its current evaluation of these factors, PG&E Corp. believes it will recover its transition costs and that its utility-owned generation plants are not impaired. However, a change in these factors could affect the probability of recovery of transition costs and result in a material loss.

  Accounting for the Effects of Regulation. PG&E Corp. accounts for the financial effects of regulation in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." This statement allows PG&E Corp. to record certain regulatory assets and liabilities which would be included in future rates and would not be recorded under generally accepted accounting principles for nonregulated entities. In addition, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that regulatory assets be written off when they are no longer probable of recovery and that impairment losses be recorded for long-lived assets when related future cash flows are less than the carrying value of the assets.

  PG&E Corp. believes that the restructuring legislation establishes a definitive transition to market-based pricing for electric generation that includes cost-of-service based ratemaking. In addition, under this framework PG&E Corp.'s generation related transition costs will be collected through a nonbypassable charge. Based on this structure, PG&E Corp. believes it currently meets and will continue to meet the requirements to apply SFAS No. 71 as it relates to the transition costs throughout the transition period. At the conclusion of the transition period, PG&E Corp. believes it will be at risk to recover its generation costs through market-based revenues. At that time, PG&E Corp. expects to discontinue the application of SFAS No. 71 for the electric generation portion of its business. Since PG&E Corp. anticipates it will have recovered all transition costs required to be recovered during the transition period, including generation-related regulatory assets and above-market investments in net plant, PG&E Corp. does not expect a material adverse impact on its or PG&E Co.'s financial position or results of operations from discontinuing the application at that time.

  As a result of California's electric industry restructuring and related legislation, the staff of the SEC began discussions with PG&E Corp. and other California utilities regarding the appropriateness of the continued application of SFAS No. 71 for the generation portion of the electric utilities' businesses as of January 1, 1997. PG&E Corp. participated in discussions with the SEC staff and provided them with information in support of PG&E Corp.'s position that it currently meets and will continue to meet the requirements to apply SFAS No. 71 throughout the transition period. Because of the importance of this issue to the electric utility industry in the United States, the SEC referred the issue to the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board. The EITF will provide the national forum needed to establish the uniform financial reporting and accounting standards necessary for determining if and when utilities should no longer be subject to SFAS No. 71 during an industry restructuring with a transition to market-based pricing. The SEC has notified PG&E Corp. that it will no longer pursue this issue with PG&E Corp. unless the EITF cannot reach a consensus prior to the end of the year.

  The EITF will first meet to discuss this issue on May 22, 1997, with a decision expected this year. Once a standard is established by the EITF, PG&E Corp. will reevaluate the financial impact of electric industry restructuring in light of the new standard. If PG&E Corp. cannot meet the new standard established by the EITF needed to continue to apply the provisions of SFAS No. 71, PG&E Corp. would have a material write-off of its generation-related regulatory assets. In accordance with PG&E Corp.'s cost recovery plan, approved by the CPUC in 1996, generation-related regulatory assets would continue to be recovered as part of the transition charge during the transition period.

  These and other factors affecting PG&E Corp. are described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Competition and Changing Regulatory Environment" in PG&E Corp.'s Annual Report on Form 10-K for the year ended December 31, 1996, and in PG&E Corp.'s Current Report on Form 8-K dated April 18, 1997. See "WHERE YOU CAN FIND MORE INFORMATION" on page 88.

  VALERO

  Some important factors (but not necessarily all factors) that could affect New Valero's sales volumes, growth strategies, future profitability and operating results, or that otherwise could cause actual results to differ materially from those expressed in any forward-looking statement include the following: general economic conditions in the areas served by the refining business; changes in commodity pricing and demand; renewal or satisfactory replacement of New Valero's residual oil ("resid") feedstock arrangements as well as market, political or other forces generally affecting the pricing and availability of resid and other refinery feedstocks and refined products; the acquisition of Basis and implementation of the cost reductions and operational changes related thereto as described in the New Valero Prospectus; accidents or other unscheduled shutdowns affecting New Valero's, its suppliers' or its customers' pipelines, plants, machinery or equipment; excess industry capacity; competition from products and services offered by other energy enterprises; changes in the cost or availability of third-party vessels, pipelines and other means of transporting feedstocks and products; state and federal environmental, economic, safety and other policies and regulations, any changes therein, and any legal or regulatory delays or other factors beyond New Valero's control; execution of planned capital projects; weather conditions affecting New Valero's operations or the areas in which New Valero's products are marketed; adverse rulings, judgments, or settlements in litigation or other legal matters, including unexpected environmental remediation costs in excess of any reserves; the introduction or enactment of legislation, including tax legislation affecting the proposed merger with PG&E Corp.; and adverse changes in the credit ratings assigned to New Valero's debt securities and trade credit or its inability to secure satisfactory revolving or other credit facilities.

                           THE PROPOSED TRANSACTIONS

GENERAL

  This Proxy Statement-Prospectus ("Proxy Statement-Prospectus") is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Valero Board") of Valero Energy Corporation, a Delaware corporation ("Valero"), from holders of record as of the close of business on May 9, 1997 (the "Annual Meeting Record Date") of the outstanding shares of common stock, par value $1.00 per share, of Valero ("Valero Common Stock") for use at the Annual Meeting of Stockholders of Valero to be held on June 18, 1997, and at any adjournments or postponements thereof (the "Annual Meeting").

  At the Annual Meeting, stockholders of Valero will be asked to consider and vote upon:

    Proposal No. 1--the election of three Class II directors as members of the Valero Board to serve until the 2000 Annual Meeting, or if the Merger (as defined below), is approved by Valero stockholders, for terms ending on the date of consummation of the Merger. See "Proposal No. 1--Election of Directors";

    Proposal No. 2--a proposal (the "Distribution Proposal") to approve the distribution described in the Agreement and Plan of Distribution (as it may be amended, supplemented or modified from time to time, the "Distribution Agreement") to be executed by Valero and Valero Refining and Marketing Company, a Delaware corporation and a wholly owned subsidiary of Valero ("New Valero"). See "Proposals Nos. 2 and 3--The Distribution and Merger". Pursuant to the terms of the Distribution Agreement, immediately prior to the Merger, Valero will distribute to its stockholders on a share-for-share basis, in a non-taxable distribution (the "Distribution"), all the shares of New Valero. At the time of the Distribution, New Valero will own the business, assets and liabilities of Valero relating to the refining and processing of petroleum and other feedstocks and the marketing of various fuels and other products (collectively, the "Refining Business"), and Valero will own all of its natural gas and natural gas liquids related services business, power marketing business and related risk management business and the assets and liabilities related thereto (the "Natural Gas Business") which will be acquired by PG&E Corporation, a California corporation ("PG&E Corp.") in the Merger;

    Proposal No. 3--a proposal (the "Merger Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of January 31, 1997 (as it may be amended, supplemented or modified from time to time, the "Merger Agreement"), by and among Valero, PG&E Corp. and PG&E Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of PG&E Corp. ("PG&E Acquisition"). See "Proposals Nos. 2 and 3--The Distribution and Merger". Pursuant to the terms of the Merger Agreement, conditioned on and immediately following the Distribution, PG&E Acquisition will merge (the "Merger") into Valero, with Valero being the corporation surviving the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), upon the terms and conditions contained in the Merger Agreement; and

    Proposal No. 4--the ratification of the appointment of Arthur Andersen LLP as independent public accountants to examine Valero's accounts for the year 1997. See "Proposal No. 4--Ratification of Independent Public Accountants."

  The proposals and related considerations are described in this Proxy Statement-Prospectus, including the Appendices hereto. Copies of the Merger Agreement and the form of Distribution Agreement are attached as Appendices A and B, respectively, to this Proxy Statement-Prospectus. The Merger Agreement provides that, immediately prior to the Merger, Valero will effect the Distribution in accordance with the terms of the Distribution Agreement. At the time the Merger becomes effective (the "Effective Time"), each share of Valero Common Stock outstanding immediately prior to the Effective Time, other than shares held by PG&E Corp., Valero or certain subsidiaries of PG&E Corp. and Valero, will be converted into a fraction of a share of common stock, no par value, of PG&E Corp. ("PG&E Corp. Common Stock") equal to the Per Share Merger Consideration (as defined herein). Holders of Valero Common Stock will receive cash (without interest) in lieu of fractional shares of PG&E Corp. Common Stock. The amount of cash payable in lieu of any fractional share of PG&E Corp. Common Stock will be equal to that fraction multiplied by the Market Price (as defined below) of PG&E Corp. Common Stock.

  In the Distribution, holders of Valero Common Stock on the Distribution Record Date (as defined herein) will receive one share of common stock, par value $.01 per share, of New Valero ("New Valero Common Stock") for each of their shares of Valero Common Stock.

  For purposes of the Merger Agreement, the term "Per Share Merger Consideration" means a number, equal to the quotient of (a) $722,500,000 (increased by the total amount of cash paid to Valero prior to the closing of the Merger (the "Closing") in order to exercise stock options plus an amount equal to the total exercise price of any unexercised stock options and stock appreciation rights, but reduced by the total cash amount paid by Valero between December 31, 1996 and the Closing in settlement of any stock appreciation rights, stock options or performance shares (the "Equity Consideration"), divided by the number of shares of Valero Common Stock issued and outstanding immediately before the Closing (plus the number of performance shares, shares subject to unexercised options and accompanying stock appreciation rights) divided by (b) the Market Price of PG&E Corp. Common Stock. The dollar amount set forth in subsection (a) above shall be reduced to the extent that the aggregate amount of any adverse impact on the Natural Gas Business would reasonably be expected to exceed $50 million but in no event shall such reduction exceed $50 million. See "THE MERGER AGREEMENT--Terms of the Merger."

  The term "Market Price" means the average of the daily closing prices per share of PG&E Corp. Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") Composite Tape on each of the last 15 consecutive full NYSE trading days ending on and including the second trading day before the date of the Closing; provided that in the event the Market Price of PG&E Corp. Common Stock is less than $19.125 (the "Minimum Price"), then the Market Price of PG&E Corp. Common Stock will be deemed to be the Minimum Price and in the event the Market Price of PG&E Corp. Common Stock is greater than $25.875 (the "Maximum Price"), then the Market Price of PG&E Corp. Common Stock will be deemed to be the Maximum Price.

  The Maximum Price and Minimum Price have the following effects: (i) if the Market Price of PG&E Corp. Common Stock is between $19.125 and $25.875, inclusive, the number of shares of PG&E Corp. Common Stock issued to holders of Valero Common Stock will be based on the Equity Consideration, (ii) if the Market Price of PG&E Corp. Common Stock is less than $19.125, the number of such shares of PG&E Corp. Common Stock will nonetheless be based on a per share price of $19.125 and will likely have an aggregate market value as of the Effective Time which is less than the Equity Consideration, and (iii) if the Market Price of PG&E Corp. Common Stock is more than $25.875, the number of such shares will nonetheless be based on a per share price of $25.875 and will likely have an aggregate market value as of the Effective Time which is greater than the Equity Consideration.

  In order to implement the transactions contemplated by the Merger Agreement, immediately prior to, and subject to the satisfaction or waiver of each condition to consummation of the Merger, the New Valero Common Stock will be distributed on a pro rata basis to the stockholders of Valero of record on the date authorized by the Valero Board (the "Distribution Record Date"), as provided in the Distribution Agreement. The Merger and the Distribution are sometimes referred to herein collectively as the "Transactions."

BACKGROUND

  For the past several years, Valero's management has noted significant, ongoing changes in the natural gas industry, as well as in the electric utility industry. Over this period, major oil companies, independent producers, pipelines, local distribution companies, and natural gas marketers have increasingly merged, restructured, realigned, consolidated and formed alliances and joint ventures in order to achieve or enhance competitive position. In the electric utility industry, the marketing of electrical power has rapidly become deregulated, and Valero has itself entered this business. In the electric power business, deregulation has led to possibilities for cross-fuel arbitrage and for "wheeling" of lower cost power into areas where higher cost generation prevails.

Another concept affecting both the natural gas and electrical power industries is that of "one-stop shopping," that is, obtaining all or the majority of household utility services (i.e., natural gas, electrical power, telephone, cable, security monitoring and/or water) from a single provider. Valero recognized that these trends would change the terms and conditions upon which it would be required to compete in the future.

  Over a period of years continuing until November 1996, Valero management engaged in discussions with prospective joint venture partners regarding possible alliances, combinations, partnerships or joint venture transactions involving the Natural Gas Business. However, Valero management was not successful in arranging any such transaction on satisfactory terms. Over this same period, merger and acquisition activity in the energy industry, as well as the size and scope of announced transactions, increased markedly.

  On November 21, 1996, Valero announced that its Board of Directors had determined to pursue strategic alternatives to further position its businesses for future growth, including accelerating existing efforts to seek a strategic alliance for Valero's Natural Gas Business and a likely spinoff of its Refining Business. The management and Board of Directors of Valero concluded that such a transaction had the greatest potential for enhancing the competitive position of the Natural Gas Business, and thereby enhancing overall stockholder value, since Valero stockholders would receive--on a tax-free basis--both common stock in a new company (i.e., the Natural Gas Business combined with the acquiror's existing business) that would have a stronger market position and stronger earnings growth potential than Valero's Natural Gas Business on a stand-alone basis, as well as separate common stock in the spun-off company holding the Refining Business. Valero also concluded that a separation of the Refining Business from the Natural Gas Business would benefit the Refining Business by permitting it to adopt a capitalization structure and strategies and investment opportunities that best suited its needs, without concern for or competition for capital from the Natural Gas Business. The management and Board of Directors of Valero were aware, however, of the possibility that expected changes in the tax law could have eliminated the tax benefit of this type of transaction if it were not finalized promptly.

  Beginning in late November 1996, an offering memorandum was prepared describing the Natural Gas Business and its prospects. Several potential strategic acquirors of the Natural Gas Business, including PG&E Corp., were contacted, and confidentiality agreements were entered into with a number of such potential strategic acquirors, including PG&E Corp.

  Twenty-four potential acquirors submitted preliminary proposals to engage in a transaction with Valero. In January 1997, Valero invited five of these parties, including PG&E Corp., to perform due diligence reviews of Valero and engage in discussions concerning a potential transaction. Over the next several weeks, these potential strategic acquirors continued to conduct due diligence reviews of the Natural Gas Business and Valero.

  In January, this group of potential acquirors was sent drafts of the form of agreement that Valero proposed to use for the transaction, as well as a description of the procedures to be followed in connection with the submission of definitive proposals (the "Bidding Procedures"). The agreement and Bidding Procedures were intended by Valero to result in the submission of definitive proposals that contained the material terms that had been proposed by Valero, that were not subject to material conditions and that in the view of the Valero Board were likely to be consummated. In addition, the Bidding Procedures were designed to result in the execution of definitive agreements at the end of January or early February, in part because of a concern that an imminent change in federal tax laws would eliminate the tax benefits of the transaction structure proposed by the potential acquirors were a definitive agreement not achieved in the near future. (At that time, it was anticipated that the President's submission to Congress of the federal budget in early February would include a proposal to eliminate the tax-free nature of transactions of the type contemplated by Valero that were not the subject of announced definitive agreements by that point in time.)

  The Bidding Procedures provided that proposals to acquire the Natural Gas Business should be submitted on January 27, 1997. PG&E Corp.'s proposal to acquire the Natural Gas Business through a spinoff of the Refining Business and a merger with Valero (which at that time would consist only of the Natural Gas Business) was the only proposal received that satisfied the conditions set forth in the Bidding Procedures.

  On January 29, 1997, the Valero Board reviewed and discussed the PG&E Corp. proposal and other indications of interest that had been received. At this meeting, Valero management reviewed in detail the financial and non-financial terms of the PG&E Corp. proposal, including the facts that the PG&E Corp. proposal accepted Valero's proposal of a 15% collar on the equity portion of the consideration, did not require broad indemnification for breaches of representations and warranties in the merger agreement, made substantial commitments to Valero's employees and the community of San Antonio, and did not add material conditions that the Valero Board believed would adversely affect the likelihood of consummation of the transaction. The Valero Board was also informed that one party had recently submitted an indication of interest that purported to provide for a value nominally in excess of the value then represented by the PG&E Corp. proposal. Management informed the Valero Board, however, that it was not recommending that the Valero Board continue to pursue this indication of interest because it did not fully comply with the Bidding Procedures and included significant uncertainties as to contractual and financial conditions and there could be no assurances as to Valero's ability to successfully negotiate a transaction with that party on terms that were as attractive as those associated with the PG&E Corp. proposal. The Valero Board also was informed that continuing to pursue the other indication of interest could jeopardize Valero's ability to negotiate successfully an agreement with PG&E Corp. and that any further delay could jeopardize the ability to implement the proposed transaction structure if the anticipated proposal by the President to eliminate the tax-free nature of the transaction were adopted. The Valero Board then discussed the relevant terms and open issues associated with the PG&E Corp. proposal, and determined that at that time, the PG&E Corp. proposal appeared to be the most attractive transaction for the Valero stockholders.

  After this meeting, the management and representatives of Valero and the management and representatives of PG&E Corp. negotiated the issues that remained open under the Merger Agreement, Distribution Agreement and the other Ancillary Agreements (as defined below). On January 30, 1997, the Valero Board reviewed the terms of the Merger Agreement, the Distribution Agreement and the Ancillary Agreements. The Valero Board determined that PG&E Corp.'s proposal was in the best interest of Valero and Valero's stockholders. Following review and discussion at the meeting, the Valero Board unanimously approved the Merger Agreement, the Distribution Agreement and the other Ancillary Agreements. Thereafter, on January 31, 1997, the Merger Agreement was completed, executed and delivered.

REASONS FOR THE TRANSACTIONS; RECOMMENDATION OF THE VALERO BOARD OF DIRECTORS

  The Valero Board believes that the Distribution and the Merger will accomplish a number of important business objectives. The Distribution and Merger will allow Valero stockholders to retain an equity participation in a stronger, more competitive natural gas business and to realize a premium for Valero's existing Natural Gas Business as compared to the valuation ranges arrived at by Valero's financial advisor, Lehman Brothers, Inc. ("Lehman Brothers") in its valuation analysis performed in connection with rendering its fairness opinion. See "-- Opinion of Financial Advisor." The Valero Board also believes that the Distribution will permit Valero stockholders to continue their participation in the Refining Business in a form designed to maximize its strengths and focus on its particular business needs by adopting strategies and pursuing investment opportunities that are appropriate to its business and operating needs without concern for or competition for capital from the Natural Gas Business. The Distribution will enable New Valero to have its own publicly traded equity security to finance its own growth opportunities. The Valero Board believes that, by distributing the New Valero Common Stock to Valero stockholders, there will be a greater potential for increasing the long-term value of the investment of Valero stockholders in the Refining Business. The Valero Board believes that the Distribution and Merger will allow investors to evaluate better the performance and investment characteristics and the future prospects of the Refining Business now conducted by Valero, enhancing the likelihood that it will achieve appropriate market recognition of its performance and potential.

  The Valero Board also considered certain potentially negative factors in its deliberations concerning the Merger, including the following factors: (i) the risk that the operations of the Natural Gas Business and PG&E Corp. would not be successfully integrated, (ii) the risk that the legislative initiatives discussed under "Material Federal Income Tax Consequences" might be enacted without an exemption applicable to the Distribution and the Merger and (iii) the risk that, despite the intentions and the efforts of the parties, the benefits sought to be achieved in the Merger would not be achieved.

  The Distribution and Merger were structured in a fashion designed to achieve the strategic benefits discussed above in a tax-free manner. Neither Valero nor PG&E Corp. was interested in a transaction that would combine PG&E Corp. with all of Valero's business.

  In addition to the foregoing, Valero's financial advisor, Lehman Brothers, has given its opinion to the Valero Board that, from a financial point of view, the consideration to be received by Valero stockholders in the Distribution and the Merger is fair to Valero stockholders. See "Opinion of Financial Advisor." The full text of the opinion of Lehman Brothers is attached as Appendix C.

  For the reasons discussed above, the directors of Valero have unanimously approved the Distribution and the terms of the Merger Agreement and recommend that Valero stockholders vote "For" approval of the Merger Proposal and "For" approval of the Distribution Proposal.

OPINION OF FINANCIAL ADVISOR

  Valero engaged Lehman Brothers to act as its financial advisor with respect to pursuing a strategic alliance for Valero's Natural Gas Business and the spinoff of its Refining Business. Valero instructed Lehman Brothers, in its role as financial advisor, to evaluate the fairness, from a financial point of view, to Valero stockholders of the consideration to be received by such stockholders in the Transactions.

  On January 30, 1997, Lehman Brothers delivered its oral opinion to the Valero Board (subsequently confirmed in writing as of January 31, 1997) to the effect that as of such date and based upon and subject to certain matters stated therein, the consideration to be received by Valero stockholders in the Transactions was fair to such stockholders from a financial point of view.

  THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION, IS INCLUDED AS APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING IS A SUMMARY OF LEHMAN BROTHERS' OPINION AND THE METHODOLOGY LEHMAN BROTHERS USED TO ARRIVE AT ITS OPINION. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  Lehman Brothers was not requested to and did not make any recommendation to the Valero Board as to the form or amount of the consideration to be received by Valero in the Merger, which was determined through arm's-length negotiations between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific value to Valero or the Natural Gas Business or the Refining Business, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be received by Valero stockholders in the Transactions on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the Valero Board and was rendered to the Valero Board in connection with its consideration of the Distribution and the Merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of Valero as to how such stockholder should vote with respect to the Distribution and the Merger. Lehman Brothers was not requested to opine as to, and its opinion does not address, Valero's underlying business decision to proceed with or effect the Distribution or the Merger. Lehman Brothers also did not express any opinion as to the prices at which shares of New Valero Common Stock and PG&E Corp. Common Stock actually will trade following the consummation of the Transactions and its opinion should not be viewed as providing any assurance that the combined market value of the shares of New Valero Common Stock to be received by a stockholder of Valero pursuant to the Distribution and the shares of PG&E Corp. Common Stock to be received by a stockholder of Valero pursuant to the Merger will be in excess of the market value of the shares of Valero Common Stock owned by such stockholder at any time prior to announcement or consummation of the Transactions. No limitations were imposed by Valero on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except that, in connection with the consideration of the proposals described below, Lehman Brothers was instructed by the Valero Board to consider only those proposals received by Valero which, in the Valero Board's judgment, complied with the Bidding Procedures.

  In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the Merger Agreement, the Distribution Agreement and the specific terms of the Transactions, (2) publicly available information concerning Valero that Lehman Brothers believed to be relevant to its analysis, (3) financial and operating information with respect to the business, operations and prospects of the Natural Gas Business and the Refining Business furnished to Lehman Brothers by Valero, (4) a trading history of Valero Common Stock from January 1, 1996 to January 31, 1997 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Natural Gas Business and the Refining Business with those of other companies that Lehman Brothers deemed relevant, (6) publicly available information with respect to the business, operations and financial condition of PG&E Corp. that Lehman Brothers believed to be relevant to its analysis, (7) a trading history of PG&E Corp. Common Stock from January 1, 1996 to January 31, 1997 and a comparison of the PG&E Corp. Common Stock price and valuation multiples with those of other companies that Lehman Brothers deemed relevant, (8) research analysts' reports and earnings estimates regarding the business, financial condition and future financial performance of PG&E Corp., (9) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant, and (10) the results of efforts to solicit indications of interest and proposals from third parties with respect to an acquisition of Valero (assuming the prior completion of the spinoff), including an indication of interest from a third party which may have provided for consideration to be paid to the stockholders of Valero which may have been in excess of the consideration to be paid pursuant to the Merger but which, in the judgment of the Valero Board, did not comply with the Bidding Procedures. In addition, Lehman Brothers had discussions with the management of Valero concerning the business, operations, assets, financial condition and prospects of the Natural Gas Business and the Refining Business and with the management of PG&E Corp. concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

  In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the management of Valero that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Natural Gas Business and the Refining Business, upon advice of Valero, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Valero as to the future financial performance of the Natural Gas Business and the Refining Business and that the Natural Gas Business and the Refining Business will each perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of the Natural Gas Business or the Refining Business and did not make or obtain any evaluations or appraisals of the assets or liabilities of Valero, the Natural Gas Business or the Refining Business. In addition, in arriving at its opinion, with the consent of the Valero Board, Lehman Brothers was not provided with and did not review any projections prepared by management of PG&E Corp. regarding its future financial performance. However, based on discussions with PG&E Corp., Lehman Brothers assumed that the publicly available budgeted earnings targets for 1997 were a reasonable basis to evaluate and analyze the future financial performance of PG&E Corp. Lehman Brothers further assumed that PG&E Corp. will perform substantially in accordance with such targets. Upon advice of Valero and its legal and accounting advisors, Lehman Brothers assumed that the Transactions will qualify as tax-free transactions whereby the Distribution will qualify as a tax-free distribution within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code, and therefore represents a tax-free transaction to the stockholders of Valero. Lehman Brothers' opinion states that it is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

  In connection with the preparation and delivery of its opinion to the Valero Board, Lehman Brothers performed certain financial and comparative analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Valero or PG&E Corp. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  Valuation Analysis -- Lehman Brothers' valuation of Valero was analyzed before the consideration of any cost savings or operating synergies resulting from the Merger. In determining valuation, Lehman Brothers used the following methodologies: discounted cash flow analysis ("DCF Analysis"), comparable transactions analysis and comparable company trading analysis. Each of these methodologies was used to generate a reference enterprise value range for the Natural Gas Business. With respect to the Refining Business, Lehman Brothers used a comparable company trading analysis to generate an enterprise value. The enterprise value range was adjusted for appropriate on and off balance sheet assets and liabilities to arrive at a common equity value range (in aggregate dollars and dollars per common share) for Valero. The per share equity value range (the "Per Share Equity Value Range") was then used to evaluate the consideration to be received by the Valero stockholders in the Transactions. Additionally, Lehman Brothers analyzed the impact on stockholder value by comparing the combined value of the equity to be received by Valero stockholders from PG&E Corp. and the estimated value of the equity to be received by Valero stockholders in the Distribution with the Per Share Equity Value Range. The implied valuation ranges derived using the various valuation methodologies described above all supported the conclusion that the consideration to be received by the Valero stockholders in the Transactions is fair, from a financial point of view, to such stockholders. The various valuation analyses are summarized below:

    (i) DCF Analysis -- Lehman Brothers prepared an after-tax cash flow model for the Natural Gas Business utilizing information and projections provided by Valero. With respect to the Natural Gas Business, Lehman Brothers used discount rates of 10%-12% and a terminal value based on the perpetuity value of after-tax unlevered free cash flow assuming a growth rate of 1.5%- 3.0% annually. The discount rates were based on Lehman Brothers' review of the financial terms of similar transactions in the intrastate gas pipeline and gas gathering, processing and marketing ("GPM") sectors.

    This methodology yielded valuations that imply an enterprise value range of $1.1 to $1.4 billion for the Natural Gas Business.

    (ii) Comparable Transactions Analysis -- With respect to the Natural Gas Business, Lehman Brothers reviewed certain publicly available information on selected transactions which took place from June of 1994 to December of 1996, including Duke/PanEnergy, El Paso/Tenneco, PG&E Corp./Teco Pipeline, Tejas Gas/ Transok, NGC/Chevron, NGC/Trident, Panhandle Eastern/Associated Natural Gas, and KN Energy/ American Oil & Gas. For each transaction, relevant transaction multiples were analyzed including (i) the common equity purchase price divided by the last 12 months ("LTM") cash flow from operations ("CFFO") and (ii) the total purchase price (equity purchase price plus any assumed obligations) divided by LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"). The appropriate LTM CFFO multiple range was determined to be 8.0x -10.0x. The appropriate LTM EBITDA multiple range was determined to be 8.5x--10.5x. This methodology yielded valuations that imply an enterprise value range of $1.2 to $1.5 billion for the Natural Gas Business.

    Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations, financial conditions and prospects of the Natural Gas Business and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition values of Valero and such acquired companies.

    (iii) Comparable Company Trading Analysis -- With respect to the Natural Gas Business, Lehman Brothers reviewed the public stock market trading multiples for selected companies including Aquila Gas Pipeline, KN Energy, NGC Corporation, Tejas Gas, Tejas Power Corporation, USX-Delhi and Western Gas. Using publicly available information, Lehman Brothers calculated and analyzed the common equity market value multiples of certain historical and projected financial criteria (such as net income and CFFO) and the adjusted capitalization multiples of certain historical and projected financial criteria (such as EBITDA and EBIT). The adjusted capitalization of each company was obtained by adding its long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded, liquidation value if not) and the book value of any minority interest minus its cash balance. Lehman Brothers placed the most emphasis on net income and CFFO and EBITDA multiples. The appropriate LTM and projected CFFO multiple ranges were determined to be 7.0x-9.0x and 6.5x-8.5x, respectively. The appropriate LTM and projected EBITDA multiple ranges were determined to be 7.5x-8.5x and 7.0x-8.0x, respectively. This methodology yielded valuations that imply an enterprise value range of $1.1 to $1.4 billion for the Natural Gas Business.

    With respect to the Refining Business, Lehman Brothers reviewed the public stock market trading multiples for selected refining and marketing companies including Ashland, Ultramar Diamond Shamrock, Sun Co., Tosco, and Total Petroleum. Using publicly available information, Lehman Brothers calculated and analyzed the common equity market value multiples of certain historical and projected financial criteria (such as net income and CFFO) and the adjusted capitalization multiples of certain historical and projected financial criteria (such as EBITDA and EBIT). The adjusted capitalization of each company was obtained by adding its long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded, liquidation value if not) and the book value of any minority interest minus its cash balance. Lehman Brothers placed the most emphasis on net income and EBITDA multiples. The appropriate LTM and projected net income multiples were determined to be 15.0x-22.0x and 11.0x- 14.0x, respectively. The appropriate LTM and projected EBITDA multiple ranges were determined to be 6.5x-7.5x and 5.5x-6.5x, respectively. The methodology yielded valuations that imply an enterprise value range of $1.15 to $1.35 billion for the Refining Business.

    Because of the inherent differences between the businesses, operations, financial conditions and prospects of the Natural Gas Business and the Refining Business and the businesses, operations, financial conditions and prospects of the companies included in the comparable company groups, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgements concerning differences between the financial and operating characteristics of the Natural Gas Business and the Refining Business and companies in the comparable company groups that would affect the public trading values of the Natural Gas Business and the Refining Business and such comparable companies.

    (iv) Impact on Stockholder Value -- Lehman Brothers estimated the pro forma impact of the Transactions on stockholder value by aggregating the $722.5 million to be received by Valero stockholders from PG&E Corp. with the estimated equity value to be received by Valero stockholders in the Distribution. The estimated equity value to be received by Valero stockholders in the Distribution was derived from the Comparable Company Trading Analysis discussed above. This methodology yielded a total value to Valero stockholders at the upper end of the Per Share Equity Value Range.

  Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Valero Board selected Lehman Brothers because of its expertise, reputation and familiarity with Valero and because its investment banking professionals have substantial experience in transactions comparable to the Transactions.

  Lehman Brothers has previously rendered certain financial advisory and investment banking services to Valero, for which it has received customary compensation. Pursuant to the terms of an engagement letter agreement, dated August 29, 1996, between Lehman Brothers and Valero, Valero paid Lehman Brothers an initial financial advisory fee of $100,000 and a subsequent financial advisory fee of $100,000. In addition, Valero has agreed to pay Lehman Brothers a transaction fee of approximately $8.25 million payable upon the successful completion of the Merger and the Distribution (advisory fees paid to be credited against such amount). In addition, Valero has agreed to reimburse Lehman Brothers for its reasonable expenses (including, without limitation, professional and legal fees and disbursements) incurred in connection with its engagement, and to indemnify Lehman Brothers and certain related persons against certain liabilities in connection with its engagement, including certain liabilities that may arise under the federal securities laws.

  In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities of Valero and PG&E Corp. (and will, after the Transactions, trade in the debt and equity securities of New Valero) for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

 General

  In the opinion of Orrick, Herrington & Sutcliffe LLP, counsel to PG&E Corp., and Wachtell, Lipton, Rosen & Katz, special counsel to Valero, the following discussion sets forth the material United States federal income tax consequences of the Distribution and the Merger. The discussion which follows is based on the Code, Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof, and is subject to any changes in these or other laws occurring after such date. The discussion below does not address the effects of any state, local or foreign tax laws.

  The tax treatment of a stockholder may vary depending upon his or her particular situation, and certain stockholders (including individuals who hold restricted stock of Valero, individuals who hold options in respect of Valero Common Stock, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who do not hold the Valero Common Stock as capital assets and persons who are neither citizens nor residents of the United States, or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States) may be subject to special rules not discussed below.

  On February 6, 1997, the President's budget recommendations to Congress called for new legislation which, if enacted, would require Valero to pay federal income tax upon the consummation of the Distribution and the Merger on gain equal to the excess of the value of the New Valero Common Stock distributed to the stockholders over Valero's basis in such stock. The President's proposal, which has not yet been introduced in Congress, would be effective for distributions after the date of first committee action. On April 17, 1997, the Chairs of the House Ways and Means Committee and Senate Finance Committee and the ranking Democrat on the Finance Committee introduced similar legislation which, however, would not apply to distributions made pursuant to a written agreement which was binding on April 16, 1997 and at all times thereafter nor to distributions announced publicly by that date. It is uncertain whether any such legislation ultimately will be enacted or what the effective date may be. PG&E Corp. and Valero believe it is likely that any legislation ultimately enacted will provide an exemption for transactions like the Distribution and the Merger for which definitive agreements were executed prior to February 6, 1997. However, if the proposal is enacted or pending prior to the Merger with an effective date provision that could cause Valero to be so subject to tax, the tax opinions that are conditions to the obligations of PG&E Corp. and Valero to consummate the Merger may not be available and as a result the Distribution and the Merger may not be consummated. See "The Merger Agreement--Conditions." If favorable tax opinions are not available at the time of the Merger and PG&E Corp. and Valero determine to waive such conditions to consummation of the Merger, Valero will seek further stockholder approval before completing the Transactions.

  EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

 Federal Income Tax Consequences of the Distribution and the Merger

  Wachtell, Lipton, Rosen & Katz, special counsel to Valero, has issued an opinion that the Distribution will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code, and as a transaction described in Code Section 355. Wachtell, Lipton, Rosen & Katz and Orrick, Herrington & Sutcliffe LLP, counsel to PG&E Corp., have each issued an opinion that the Merger will qualify as a "reorganization" under Section 368(a)(1)(B) of the Code. These opinions are based on current law and certain representations as to factual matters made by, among others, Valero, New Valero and PG&E Corp. which, if incorrect in certain material respects, could jeopardize the conclusions reached by counsel in their opinions. These opinions are also based on the assumption that the Distribution and the Merger will be consummated as described in this Proxy Statement-Prospectus, the Distribution Agreement and the Merger Agreement. Moreover, these opinions are based on the Code, Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof, and are subject to any changes in these or other laws occurring after such date. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. Such opinions are not binding on the Internal Revenue Service ("IRS") or the courts. The parties will not request and the Distribution and the Merger are not conditioned upon a ruling from the IRS with respect to any of the federal income tax consequences of the Distribution and the Merger.

  In the opinion of Wachtell, Lipton, Rosen & Katz, if the Distribution and the Merger so qualify, then the following consequences will result:

    (a) No gain or loss will be recognized by Valero or New Valero as a result of the Distribution (other than income, if any, recognized by Valero or its subsidiaries in connection with deferred intercompany transactions under Treasury regulation section 1.1502-13 or excess loss accounts under regulation section 1.1502-19).

    (b) No gain or loss will be recognized by (and no amount will be included in the income of) the Valero stockholders as a result of their receipt of New Valero Common Stock (and the associated stock purchase rights) in the Distribution.

    (c) The aggregate basis of New Valero Common Stock and Valero Common Stock in the hands of each Valero stockholder immediately after the Distribution will be the same as the aggregate basis of Valero Common Stock held immediately before the Distribution and such tax basis will be allocated between the New Valero Common Stock and Valero Common Stock based upon relative fair market values at the time of the Distribution.

    (d) The holding period of New Valero Common Stock received by a stockholder in the Distribution will include the period during which the stockholder held Valero Common Stock, provided that the Valero Common Stock was held as a capital asset.

    (e) Except for any cash received in lieu of fractional shares, a stockholder will not recognize any income, gain or loss as a result of the receipt of PG&E Corp. Common Stock in the Merger.

    (f) A stockholder's tax basis for shares of PG&E Corp. Common Stock received in the Merger, including any fractional share interest for which cash is received, will equal such stockholder's basis in Valero Common Stock surrendered (as determined immediately following the Distribution pursuant to (c) above).

    (g) The holding period for the shares of PG&E Corp. Common Stock received in the Merger, including any fractional share interest for which cash is received, will include the period during which the stockholder held Valero Common Stock, provided such shares were held as capital assets.

Orrick, Herrington & Sutcliffe LLP also has issued an opinion as to the consequences set forth in paragraphs (e) through (g) above.

  If the Distribution were not to qualify for tax-free treatment under Code Sections 368(a)(1)(D) and 355, Valero would recognize gain equal to the excess of the fair market value of the New Valero Common Stock distributed to its stockholders over Valero's basis in such stock. Any resulting corporate income tax on such gain would be payable by Valero. New Valero has agreed to indemnify PG&E Corp. and Valero for such tax liability unless the failure of the Merger and the Distribution to qualify under those sections of the Code is the result of PG&E Corp.'s breach of the covenants referred to in the preceding paragraph. In addition, each Valero stockholder who received shares of New Valero Common Stock would be generally treated as if it had received a taxable distribution in an amount equal to the fair market value of New Valero Common Stock received. Further, if the Merger fails to qualify as a "reorganization" under Code Section 368(a)(1)(B) each Valero stockholder who receives shares of PG&E Corp. Common Stock would recognize gain or loss equal to the difference between the fair market value of the PG&E Corp. Common Stock received and his or her basis in the shares of Valero Common Stock surrendered. Failure of the Merger to qualify as a tax-free reorganization could jeopardize the tax-free treatment of the Distribution under Code Sections 368(a)(1)(D) and 355.

 Backup Withholding

  Under the backup withholding rules, a holder of New Valero Common Stock and PG&E Corp. Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends and proceeds of redemption, unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the stockholder's federal income tax liability. New Valero or PG&E Corp. may require holders of New Valero Common Stock or PG&E Corp. Common Stock to establish an exemption from backup withholding or to make arrangements satisfactory to New Valero or PG&E Corp. with respect to the payment of backup withholding. A stockholder who does not provide New Valero or PG&E Corp. with his or her current taxpayer identification number may be subject to penalties imposed by the IRS.

NO APPRAISAL RIGHTS

  Holders of Valero Common Stock will not have the right to elect to have the fair value of their shares of Valero Common Stock judicially appraised and paid to them in cash in connection with the Distribution or the Merger.
Section 262 ("Section 262") of the Delaware General Corporation Law (the "Delaware Law") provides appraisal rights to stockholders of Delaware corporations in connection with certain mergers and consolidations. Under
Section 262, appraisal rights are not available to the stockholders of a corporation that is a party to a merger if the corporation's stock is listed on a national securities exchange as of the record date set to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to approve the merger so long as the consideration to be received by such stockholders in the merger consists of (i) shares of the capital stock of the surviving corporation in the merger, (ii) shares of the capital stock of any other corporation provided that such stock is listed on a national securities exchange as of the date on which the merger becomes effective,
(iii) cash in lieu of fractional shares or (iv) a combination of the foregoing.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

  In considering the recommendations of the Valero Board, stockholders should be aware that certain members of management of Valero and of the Valero Board have certain interests in the Transactions that are in addition to the interests of stockholders generally and which may create potential conflicts of interest. Valero intends to pay additional cash bonuses upon completion of the Transactions. Valero estimates that under all such arrangements, the officers of Valero would be entitled to receive cash bonuses not exceeding $5 million in the aggregate upon completion of the Transactions. All shares of restricted stock and most stock options and performance shares held by Valero officers would also vest upon completion of the Transactions.

  Valero's Restated Certificate of Incorporation and certain indemnification agreements between Valero and its directors and officers provide for indemnification of Valero's directors and officers arising out of actions taken (or not taken) during such individuals' terms of office. Such indemnification would apply to liabilities arising out of the approval of the Transactions. Additionally, all officers of Valero currently hold Valero stock options and several Valero officers hold Valero restricted stock and/or performance shares. Valero stock options, restricted stock and performance shares will generally accelerate and vest immediately upon stockholder approval of the Transactions and certain executive officers and other key employees of Valero will be entitled to receive a cash bonus upon completion of the Transactions. Certain executive officers of Valero have entered into severance agreements with Valero which provide certain payments and benefits in the event of their termination of employment under certain circumstances. See "MANAGEMENT" and "EXECUTIVE COMPENSATION" in the New Valero Prospectus, which was mailed with this Proxy Statement-Prospectus.

                           MARKETS AND MARKET PRICES

  PG&E Corp. Common Stock is listed under the symbol "PCG" on the NYSE. Valero Common Stock is listed under the symbol "VLO" on the NYSE. Application will be made to list the New Valero Common Stock on the NYSE. There is currently no public trading market for the New Valero Common Stock and there can be no assurance that an active trading market will develop or, if a trading market develops, that such market will be maintained, or as to the prices at which trading in the New Valero Common Stock will occur after the transactions contemplated by the Merger Agreement. Unless the New Valero Common Stock is fully distributed and an orderly market develops, the prices at which trading in the New Valero Common Stock occurs may fluctuate significantly. Prices at which the PG&E Corp. Common Stock and the New Valero Common Stock may trade cannot be predicted.

  On April 30, 1997, there were 6,134 holders of record for Valero Common Stock and 190,191 holders of record of PG&E Corp. Common Stock. On January 31, 1997, the last trading date prior to the public announcements by Valero and PG&E Corp. of the signing of the Merger Agreement, the last reported sale prices on the NYSE Composite Tape were $22.88 per share for PG&E Corp. Common Stock and $33.75 per share for the Valero Common Stock. On May 2, 1997, the last reported sale prices on the NYSE Composite Tape were $24.25 per share for PG&E Corp. Common Stock and $35.38 per share for Valero Common Stock.

  The following table sets forth, for the calendar quarters indicated (ended March 31, June 30, September 30 and December 31), the range of high and low sale prices of PG&E Corp. Common Stock and Valero Common Stock as reported on the NYSE Composite Tape, and the dividends per share declared on PG&E Corp. Common Stock and Valero Common Stock.

                                PG&E CORP. COMMON STOCK   VALERO COMMON STOCK
                                ----------------------- -----------------------
CALENDAR QUARTER                 HIGH   LOW   DIVIDENDS  HIGH   LOW   DIVIDENDS
----------------                ------ ------ --------- ------ ------ ---------
1994
  1st Quarter.................. $35.00 $28.50   $.49    $24.13 $19.50   $.13
  2nd Quarter..................  29.75  22.50    .49     22.13  16.75    .13
  3rd Quarter..................  25.13  22.00    .49     21.13  17.25    .13
  4th Quarter..................  25.25  21.38    .49     22.00  16.50    .13
1995
  1st Quarter..................  25.75  24.25    .49     18.63  16.00    .13
  2nd Quarter..................  29.75  24.75    .49     22.88  17.75    .13
  3rd Quarter..................  30.00  28.38    .49     25.63  19.63    .13
  4th Quarter..................  30.63  27.13    .49     25.88  22.50    .13
1996
  1st Quarter..................  28.38  22.38    .49     26.50  22.13    .13
  2nd Quarter..................  23.75  21.50    .49     29.00  24.50    .13
  3rd Quarter..................  23.88  19.50    .49     25.50  20.25    .13
  4th Quarter..................  24.55  20.88    .30     30.00  21.88    .13
1997
  1st Quarter..................  24.25  20.88    .30     36.38  28.63    .13
  2nd Quarter (through May 2,
   1997).......................  24.38  22.75    .30     36.88  34.25    .13

  No assurance can be given as to the market price of PG&E Corp. Common Stock or Valero Common Stock at, or in the case of PG&E Corp. Common Stock after, the Effective Time. STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR PG&E CORP. COMMON STOCK AND VALERO COMMON STOCK.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

PG&E CORP. UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  The unaudited pro forma condensed combined financial information set forth below gives effect to the Distribution and the Merger as if they had been consummated on December 31, 1996, for balance sheet presentation purposes and January 1, 1996, for income statement presentation purposes, subject to the assumptions and adjustments in the accompanying notes to the pro forma financial information.

  The pro forma adjustments reflecting the consummation of the Merger are based upon the purchase method of accounting and upon the assumptions set forth in the notes hereto, including the exchange of all the outstanding shares of Valero Common Stock for an aggregate of approximately 30,689,000 shares of PG&E Corp. Common Stock. This pro forma financial information should be read in conjunction with the financial data appearing under "SUMMARY-- Selected Historical Financial Information" and the historical financial statements of PG&E Corp. and Valero which have been incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

  The pro forma adjustments reflecting the consummation of the Distribution include the declaration and payment of a $210 million dividend by New Valero to Valero. The Merger adjustments include the preliminary allocation of the purchase price, discussed below, and the issuance of PG&E Corp. stock used to effect the transaction. The unaudited pro forma income statement information includes adjustments to recognize sales from Valero to New Valero previously eliminated in consolidation, amortization of amounts assigned to plant in service and cost in excess of fair value of assets acquired and amortization of the premium on long-term debt recorded in purchase accounting. The pro forma adjustments do not reflect any operating efficiencies and cost savings which may be achievable with respect to the combined companies. The pro forma adjustments do not include any adjustments to historical sales for any future price changes nor any adjustments to selling and marketing expenses for any future operating changes.

  The following unaudited pro forma information is not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated on the date, or at the beginning of the period, for which the consummation of the Merger is being given effect. For purposes of preparing the PG&E Corp. consolidated financial statements, PG&E Corp. will establish a new basis for Valero's assets and liabilities (as adjusted to reflect the exclusion of the assets and liabilities of the Refining Business) based upon the fair values thereof and the PG&E Corp. purchase price, including the costs of the Merger. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma financial information are preliminary and have been made solely for purposes of developing such pro forma financial information. PG&E Corp. will undertake a study to determine the fair value of certain of Valero's assets and liabilities (as so adjusted) and will make appropriate purchase accounting adjustments upon completion of that study. Assuming completion of the Merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value, and changes in operating results between the dates of the pro forma financial data and the date on which the Merger takes place.

  The historical amounts for New Valero reflect adjustments made to allocate certain assets and liabilities of Valero between Valero and New Valero as specified in the Distribution Agreement and are not a reflection of actual or projected results of the New Valero business. See "Valero Unaudited Pro Forma Condensed Combined Financial Statements" on page 37 for additional information regarding New Valero.

                                   PG&E CORP.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                                  (UNAUDITED)

                                                          VALERO
                             PG&E            LESS: NEW DISTRIBUTION    MERGER         PRO FORMA
                             CORP.    VALERO VALERO(1) ADJUSTMENTS   ADJUSTMENTS      COMBINED
                          ----------- ------ --------- ------------  -----------     -----------
                                  (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Assets
 Net Plant..............  $    19,008 $2,080  $1,229      $ --       $      564(k)   $    20,423
 Investments............        1,700     29      29                                       1,700
 Current Assets.........        2,672    888     332          4 (a)                        3,441
                                                            210 (b)
                                                             (1)(c)
 Deferred Charges and
  Other Noncurrent As-
  sets..................        2,750    138      91                        306 (l)        3,103
                          ----------- ------  ------      -----      ----------      -----------
Total Assets............  $    26,130 $3,135  $1,681      $ 213      $      870      $    28,667
                          =========== ======  ======      =====      ==========      ===========
Capitalization and Lia-
 bilities
Capitalization
 Common Stock Equity....  $     8,363 $  903  $1,136      $ 210 (b)  $      592 (m)  $     9,077
                                                            173 (e)          (8)(n)
                                                            (20)(h)
 Preferred Stock without
  Mandatory Redemption
  Provisions (for Valero
  at Liquidation Value).          402    173               (173)(e)                          402
 Long-Term
  Obligations(/2/) and
  Preferred Stock with
  Mandatory Redemption
  Provisions (excluding
  Current Portions).....        8,208    869      98         (1)(c)          76 (o)        9,051
                                                             (3)(f)
                          ----------- ------  ------      -----      ----------      -----------
Total Capitalization....       16,973  1,945   1,234        186             660           18,530
 Current Liabilities....        3,240    875     192         30 (d)           8 (n)        3,959
                                                             (2)(f)
 Deferred Income Taxes .        4,321    280     225         (1)(g)         152 (p)        4,527
 Other Noncurrent Lia-
  bilities..............        1,596     35      30                         50 (q)        1,651
                          ----------- ------  ------      -----      ----------      -----------
Total Capitalization and
 Liabilities............  $    26,130 $3,135  $1,681      $ 213      $      870      $    28,667
                          =========== ======  ======      =====      ==========      ===========
Book Value Per Common
 Share..................  $     20.73                                                $     20.91
Number of Common Shares
 Outstanding............  403,504,000                                30,689,000 (r)  434,193,000


        See Notes to Pro Forma Condensed Combined Financial Information.

                                  PG&E CORP.
                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                             VALERO
                            PG&E                LESS: NEW DISTRIBUTION   MERGER         PRO FORMA
                            CORP.       VALERO  VALERO(1) ADJUSTMENTS  ADJUSTMENTS      COMBINED
                         -----------    ------  --------- ------------ -----------     -----------
                                 (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Operating Revenues...... $     9,610    $4,991   $2,729       $180 (i) $      --       $    12,052
Operating Expenses......       7,714     4,790    2,638        180 (i)         29 (s)       10,075
                         -----------    ------   ------       ----     ----------      -----------
Operating Income........       1,896       201       91        --             (29)           1,977
Interest Expense........         640        95        8                       (13)(t)          714
Other (Income) Expense..         (54)       (8)      12                                        (74)
                         -----------    ------   ------       ----     ----------      -----------
Pretax Income...........       1,310       114       71                       (16)           1,337
Income Taxes............         555        41       25                        (2)(u)          569
                         -----------    ------   ------       ----     ----------      -----------
Net Income(/3/).........         755        73       46                       (14)             768
Preferred Dividend Re-
 quirements.............          33        12                 (12)(j)                          33
                         -----------    ------   ------       ----     ----------      -----------
Earnings Available for
 Common Shares.......... $       722    $   61   $   46       $ 12     $      (14)     $       735
                         ===========    ======   ======       ====     ==========      ===========
Earnings Per Common
 Share.................. $      1.75                                                   $      1.66
Weighted Average Common
 Shares Outstanding..... 412,542,000                                   30,689,000 (r)  443,231,000
Dividends Declared Per
 Common Share........... $      1.77(4)                                                $      1.77(4)

       See Notes to Pro Forma Condensed Combined Financial Information.

PG&E CORP.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

--------
(1) Allocation to New Valero is based on the Distribution Agreement which allocates the historical assets and liabilities between the Refining Business (New Valero) and the Natural Gas Business (Valero) for purposes of completing the Distribution and Merger. The allocation is not necessarily reflective of any individual or group of business units that have existed or may exist in the future.
(2) Includes PG&E Co. obligated mandatorily redeemable preferred securities of trust holding solely PG&E Co. subordinated debentures.
(3) On January 1, 1997, PG&E Co. reorganized into a holding company with PG&E Co. becoming a wholly owned subsidiary of its parent, PG&E Corp. As a result, historical net income will be determined after deduction of preferred dividends, which will cause the historical reported net income set forth above to be decreased by $33 million. Net income available for common stock and earnings per common share will be unaffected by the reorganization.
(4) In October 1996, PG&E Corp. decreased its quarterly dividend from $.49 per common share to $.30 per common share which corresponds to an annualized dividend of $1.20 per common share. PG&E Corp.'s common stock dividend is based on a number of financial considerations, including sustainability, financial flexibility and competitiveness with investment opportunities of similar risk.

VALERO DISTRIBUTION ADJUSTMENTS

(a) Cash received in settlement of deferred compensation in connection with termination of Valero Employees' Stock Ownership Plan ("VESOP").
(b) Cash dividend of $210 million paid by New Valero to Valero at the time of the Distribution.
(c) Redemption of remaining shares of Valero mandatorily redeemable preferred stock.
(d) Accrual of out-of-pocket fees and expenses incurred by Valero and its subsidiaries in connection with efforts to consummate transactions contemplated by the Distribution and Merger, not to exceed $30 million. See "THE MERGER AGREEMENT--Termination Fee; Expenses" for further explanation.
(e) Conversion of 3,450,000 shares of Valero convertible preferred stock without mandatory redemption provisions into Valero Common Stock.
(f) Prepayment of VESOP notes and termination of related VESOP note guarantee by Valero.
(g) Tax effect of acceleration of employee vesting in Valero restricted stock.
(h) Equity impact of adjustments described in notes (a), (d), (f) and (g).
(i) Recognition of sales from Valero to New Valero previously eliminated in consolidation.
(j) Elimination of preferred dividends on the Valero convertible preferred stock without mandatory redemption provisions and the mandatorily redeemable preferred stock.

MERGER ADJUSTMENTS

(k) Allocation of purchase price to plant in service to reflect a preliminary estimate of fair value.
(l) Cost in excess of estimated fair values of assets acquired and liabilities assumed as follows (in millions):

            Purchase price......................... $ 722
            Book value of net assets acquired......  (130)
                                                    -----
                                                      592
            Premium on long-term debt..............    76
            Other noncurrent liabilities...........    50
            Increase in deferred income taxes......   152
            Allocated to plant in service..........  (564)
                                                    -----
            Purchase cost in excess of fair value
             of net assets......................... $ 306
                                                    =====

(m) Reflects net increase in equity of $592 million, which when added to the $130 million of net assets of the Natural Gas Business (after the Distribution adjustments) totals $722.2 million. The $722.2 million represents the estimated market valuation of PG&E Corp. Common Stock to be issued in the Merger which, when added to the book value of the debt and other liabilities to which the Natural Gas Business is subject, equals the aggregate Merger consideration of approximately $1.5 billion.
(n) Accrual of estimated PG&E Corp. transaction costs.
(o) Adjustment to reflect the Valero debt at its estimated fair value.
(p) Reflects deferred taxes associated with the Merger adjustments at 35%.
(q) Accrual of transition obligations associated with post employment benefits, including pensions, and other contingent liabilities.
(r) Issuance of PG&E Corp. Common Stock in exchange for the outstanding shares of Valero Common Stock (using an assumed PG&E Corp. Common Stock trading price of $23.550).
(s) Depreciation of plant recorded in note (k) and amortization of the cost in excess of fair value of assets and liabilities acquired, both over 30 years.
(t) Amortization of the premium on long-term debt recorded in purchase accounting.
(u) Tax provision associated with additional depreciation and amortization of premium on long-term debt.

VALERO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  On April 22, 1997, Valero entered into a stock purchase agreement with Salomon Inc ("Salomon") to acquire Salomon's wholly owned subsidiary, Basis (the "Basis Acquisition"), and on May 1, 1997 completed such acquisition. Basis owns and operates three petroleum refineries located in Texas and Louisiana and markets refined products. The Basis Acquisition will be accounted for by New Valero under the purchase method of accounting, and, as a result, pro forma adjustments are reflected in the accompanying unaudited pro forma condensed combined financial statements to reflect, among other things, a preliminary allocation of Valero's purchase cost among the assets acquired and liabilities assumed, the elimination of operating results and shutdown costs for operations of Basis which were discontinued prior to the Basis Acquisition and the elimination of the effect from the sale of certain assets by Basis prior to the Basis Acquisition. The assets acquired and liabilities assumed by Valero as a result of the Basis Acquisition will become part of the Refining Business that is being spun off to Valero stockholders immediately prior to the Merger. The accompanying unaudited pro forma condensed combined financial statements show the effects on the financial position and results of operations of Valero and New Valero of the Basis Acquisition, after the elimination of the operating results, shutdown costs and sale of certain assets related to the operations discontinued by Basis prior to the Basis Acquisition, and the proposed Distribution and Merger.

  The accompanying unaudited pro forma condensed combined balance sheet at December 31, 1996, presents the combined financial position of New Valero assuming the Basis Acquisition and the Distribution and Merger had occurred on that date. This balance sheet has been derived from the historical balance sheet of Valero adjusted for the effects of the Basis Acquisition and the divestiture of the Natural Gas Business as contemplated by the Distribution Agreement, and the resulting effect on assets and liabilities which might have occurred had such transactions occurred on December 31, 1996.

  The accompanying unaudited pro forma condensed combined statement of income for the year ended December 31, 1996, presents the combined results of operations of New Valero assuming the Basis Acquisition and the Distribution and Merger had occurred on January 1, 1996. This statement of income has been derived from the historical statement of income of Valero adjusted for the effects of the Basis Acquisition, the elimination of operating results and shutdown costs for operations of Basis which were discontinued prior to the Basis Acquisition, the elimination of the effect from the sale of certain assets by Basis prior to the Basis Acquisition, the divestiture of the Natural Gas Business as contemplated by the Distribution Agreement, and the resulting effect on costs and expenses which might have occurred had such transactions occurred on January 1, 1996.

  The "Less: Natural Gas Business" column in the unaudited pro forma condensed combined balance sheet represents the combined historical assets and liabilities directly allocable to the Natural Gas Business plus a portion of certain corporate assets and liabilities that have been allocated to the Natural Gas Business based upon the Distribution Agreement.

  The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Valero and Basis which are included in the accompanying New Valero Prospectus. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position that actually would have been obtained or the results of operations that actually would have occurred if the Basis Acquisition and the Distribution and Merger had been consummated on the specified dates, or the financial position or results of operations which may be attained in the future.

                                     VALERO
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                                  (UNAUDITED)


                                      BASIS ACQUISITION
                                    ----------------------   VALERO      LESS:     PRO FORMA   NEW VALERO
                           VALERO               PRO FORMA   PRO FORMA NATURAL GAS   MERGER     PRO FORMA
                         HISTORICAL HISTORICAL ADJUSTMENTS  COMBINED  BUSINESS(1) ADJUSTMENTS   COMBINED
                         ---------- ---------- -----------  --------- ----------- -----------  ----------
                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Assets
 Current Assets.........   $  888     $  907      $  65 (a)  $ 1,476    $  555       $ 10 (l)    $  931
                                                   (150)(a)                             1 (m)
                                                   (234)(b)                            (1)(l)
 Property, Plant and
  Equipment, Net........    2,080        818       (541)(a)    2,357       851         --         1,506
 Deferred Charges and
  Other Noncurrent
  Assets................      167          9          8 (a)      187        47         (3)(m)       138
                                                     11 (a)                             1 (m)
                                                     (8)(b)
                           ------     ------      -----      -------    ------       ----        ------
Total Assets............   $3,135     $1,734      $(849)     $ 4,020    $1,453       $  8        $2,575
                           ======     ======      =====      =======    ======       ====        ======
Liabilities and Stock-
holders' Equity
Liabilities
 Current Liabilities,
  excluding Short-Term
  Debt and Current Ma-
  turities of Long-Term    $  721     $  673                 $ 1,232    $  529       $ --        $  703
  Debt..................   ------     ------      $ (39)(a)  -------    ------       ----        ------
                                                   (123)(b)
                                                  -----
 Total Debt
   Short-Term Debt......       82         --         --           82        82         --            --
   Current Maturities of
    Long-Term Debt......       72         --         --           72        72         --            --
   Long-Term Debt.......      868         --        254 (a)    1,122       770        220 (l)       576
                                                                                      (99)(m)
                                                                                      103 (m)
   Notes Payable to Af-
    filiates............       --        619       (619)(c)       --        --         --            --
                           ------     ------      -----      -------    ------       ----        ------
     Total Debt.........    1,022        619       (365)       1,276       924        224           576
 Deferred Income Taxes
  and Other Noncurrent
  Liabilities...........      315         69        (69)(b)      315        60         (1)(m)       254
                           ------     ------      -----      -------    ------       ----        ------
Total Liabilities.......    2,058      1,361       (596)       2,823     1,513        223         1,533
                           ------     ------      -----      -------    ------       ----        ------
Redeemable Preferred
 Stock, Series A........        1         --         --            1       --          (1)(l)        --
                           ------     ------      -----      -------    ------       ----        ------
Preferred Stock without
 Mandatory Redemption
 Provisions at Liquida-
 tion Value.............      173                                173       173                       --
Stockholders' Equity....      903        373       (942)(a)    1,023      (233)        (4)(m)     1,042
                                                    120 (a)                          (210)(l)
                                                    (50)(b)
                                                    619 (c)
                           ------     ------      -----      -------    ------       ----        ------
Total Stockholders' Eq-
 uity...................    1,076        373       (253)       1,196       (60)      (214)        1,042
                           ------     ------      -----      -------    ------       ----        ------
Total Liabilities and
 Stockholders' Equity...   $3,135     $1,734      $(849)     $ 4,020    $1,453       $  8        $2,575
                           ======     ======      =====      =======    ======       ====        ======
Book Value per Common
 Share..................   $20.44                            $ 21.48                             $19.07

        See Notes to Pro Forma Condensed Combined Financial Statements.

                                     VALERO
                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                       BASIS ACQUISITION
                                     ----------------------      VALERO       LESS:     PRO FORMA     NEW VALERO
                           VALERO                PRO FORMA     PRO FORMA   NATURAL GAS   MERGER       PRO FORMA
                         HISTORICAL  HISTORICAL ADJUSTMENTS     COMBINED   BUSINESS(1) ADJUSTMENTS     COMBINED
                         ----------  ---------- -----------    ----------  ----------- -----------    ----------
                                        (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
 Operating Revenues..... $    4,991    $9,505    $  (1,936)(d) $   12,359    $2,257     $      24 (n) $   10,126
                         ----------    ------                  ----------    ------     ---------     ----------
                                                      (201)(e)
                                                 ---------
 Costs and Expenses
   Cost of Sales and
    Operating Expenses..      4,606     9,565       (1,918)(d)     12,013     2,051            24 (n)      9,988
                                                      (245)(e)                                  2 (o)
                                                        12 (f)
                                                        (7)(g)
   Selling and
    Administrative
    Expenses............         82        36           (3)(d)        115        50           --              65
   Depreciation Expense.        102        47           (1)(d)        112        46           (2)(o)          64
                                                        (2)(e)
                                                       (34)(h)
                         ----------    ------    ---------     ----------    ------     ---------     ----------
 Total Costs and Ex-
  penses................      4,790     9,648       (2,198)        12,240     2,147            24         10,117
                         ----------    ------    ---------     ----------    ------     ---------     ----------
 Operating Income
  (Loss)................        201      (143)          61            119       110            --              9
 Interest Expense.......         95        39          (29)(i)        105        87            (5)(p)         25
                                                                                               12 (q)
 Loss on Investment in
  Proesa Joint Venture..         20       --           --              20       --            --              20
 Reversal of Acquisi-
  tion Expense
  Accrual...............        (19)      --           --             (19)      (19)          --             --
 Other Expense (In-
  come), Net............         (9)      (82)          82 (e)        (11)       (1)                         (10)
                                                        (2)(f)
                         ----------    ------    ---------     ----------    ------     ---------     ----------
 Income (Loss) before
  Income Taxes..........        114      (100)          10             24        43            (7)           (26)
 Income Taxes...........         41       (35)           3 (j)          9        15            (3)(r)         (9)
                         ----------    ------    ---------     ----------    ------     ---------     ----------
 Net Income (Loss)......         73       (65)           7             15        28            (4)           (17)
 Less: Preferred Divi-
  dend Requirement......         12       --           --              12        11            (1)(p)        --
                         ----------    ------    ---------     ----------    ------     ---------     ----------
 Net Income (Loss)
  Applicable to Common
  Shareholders.......... $       61    $  (65)   $       7     $        3    $   17     $      (3)    $      (17)
                         ==========    ======    =========     ==========    ======     =========     ==========
 Earnings (Loss) Per
  Common Share..........      $1.40                                 $0.07                                 $(0.32)
 Weighted Average
  Shares Outstanding.... 43,926,000              3,430,000 (k) 47,356,000               7,015,000 (s) 54,371,000


        See Notes to Pro Forma Condensed Combined Financial Statements.

VALERO

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) Allocation to Natural Gas Business is based on the Distribution Agreement which allocates the historical assets and liabilities between the Refining Business (New Valero) and the Natural Gas Business (Valero) for purposes of completing the Distribution and Merger. The allocation is not necessarily reflective of any individual or group of business units that have existed or may exist in the future.

BASIS ACQUISITION PRO FORMA ADJUSTMENTS

(a) To reflect the issuance of $254 million of debt (including the incurrence of $8 million of debt issuance costs) under a new $835 million revolving credit facility with a group of banks, the issuance of $120 million of equity and the receipt of $150 million pursuant to an inventory purchase agreement whereby New Valero intends to sell a portion of its base inventory to a third party, the proceeds of which are used to fund the acquisition of all of the common stock of Basis. Also reflected are adjustments to certain of Basis's historical assets and liabilities to reflect the estimated fair values of the assets acquired and liabilities assumed, based on the purchase price of $516 million, as follows (in millions):

      Increase in current assets......................................... $  65
      Decrease in property, plant and equipment, net.....................  (541)
      Decrease in current liabilities....................................    39
      Increase in deferred charges and other assets......................    11
                                                                          -----
        Excess of historical cost over purchase price of Basis's assets acquired and liabilities assumed................................ $(426)
                                                                          =====

(b) To reflect assets and liabilities to be retained by Salomon as follows (in millions):

      Current assets...................................................... $234
      Deferred charges and other assets...................................    8
      Current liabilities................................................. (123)
      Deferred income taxes...............................................  (69)
                                                                           ----
        Net............................................................... $ 50
                                                                           ====

(c) To reflect cancellation of the note payable by Basis to its parent, Salomon.
(d) To reflect the elimination of income associated with Basis's investment in a crude gathering business, which is being retained by Salomon, and to reverse the elimination of sales made by Basis to the crude gathering business.
(e) To reflect the elimination of operating losses and shutdown costs associated with operations discontinued during 1995 and 1996, and to eliminate the gain recorded on the sale of certain assets during 1996. Had the operating results and shutdown costs for operations of Basis which were discontinued prior to the Basis Acquisition and the effect from the sale of certain assets by Basis prior to the Basis Acquisition not been eliminated in the accompanying unaudited pro forma condensed combined financial statements, operating income would have decreased by $46 million, other income would have increased by $82 million, income (loss) before income taxes would have benefited by $36 million and net income
    (loss) would have benefited by $23 million.
(f) To reflect costs associated with the $150 million inventory purchase agreement and the reclassification of certain income from Cost of Sales to Other Income.
(g) To reflect the elimination of income relating to certain 1996 inventory adjustments and derivative transactions, resulting from the adjustment to fair value of the assets acquired and liabilities assumed as of the date of the Basis Acquisition, and to reduce turnaround expenses to conform to New Valero's method of accounting.
(h) To reverse historical depreciation expense and record depreciation expense on the portion of the Basis Acquisition cost allocated to property, plant and equipment.

(i) To reflect elimination of $45 million of interest expense on the note payable by Basis to Salomon and to reflect interest expense on the debt issued to partially fund the Basis Acquisition. A 1/8% change in the variable interest rate associated with such debt would have a $.3 million effect on interest expense.
(j) To reflect the income tax effects of pro forma adjustments related to the Basis Acquisition.
(k) To reflect issuance of Valero Common Stock in exchange for the outstanding shares of Basis.

PRO FORMA MERGER ADJUSTMENTS

(l) To reflect the redemption of the remaining shares of mandatorily redeemable preferred stock, the payment of a $210 million cash dividend to Valero and bank borrowings required to fund such dividend and an increase in operating cash balances to a $10 million level.
(m) To reflect the refunding of $98.5 million of Industrial Revenue Bonds ("IRBs") of New Valero. In connection therewith, New Valero anticipates recording an extraordinary net of tax charge of $4 million. The loss includes $3 million of unamortized issue costs and a $3 million premium paid to redeem the IRBs, net of related income taxes. New Valero transaction costs associated with the new issue will be $1 million.
(n) To recognize sales from New Valero to the Natural Gas Business previously eliminated in consolidation.
(o) To adjust historical costs and expenses to reflect the allocation of corporate assets and liabilities between Valero and New Valero in accordance with the Distribution Agreement.
(p) To reduce interest expense and preferred stock dividends resulting from the refunding and reissuance of the IRBs of New Valero and the redemption of the mandatorily redeemable preferred stock, respectively. A 1/8% change in the variable interest rate associated with the IRBs of New Valero would have a $.1 million effect on interest expense.
(q) To reflect interest expense on borrowings under the new bank credit line of New Valero. A 1/8% change in the variable interest rate associated with such borrowings under the new bank credit line would have a $.2 million effect on interest expense.
(r) To reflect the income tax effects of the pro forma Merger adjustments.
(s) To reflect the conversion of Valero convertible preferred stock and exercise of stock options in connection with the Distribution and Merger.

                      TERMS OF THE DISTRIBUTION AGREEMENT
                      AND THE OTHER ANCILLARY AGREEMENTS

  For the purpose of effecting the Distribution and governing certain of the relationships between Valero and New Valero after the Distribution, Valero and New Valero will enter into the various agreements described in the New Valero Prospectus. These agreements include the Distribution Agreement, the Tax Sharing Agreement among Valero, New Valero and PG&E Corp. (the "Tax Sharing Agreement"), and the Employee Benefits Agreement between Valero and New Valero (the "Employee Benefits Agreement", and collectively, the "Ancillary Agreements"). For a discussion of these agreements, see "AGREEMENTS BETWEEN VALERO AND NEW VALERO" contained in the New Valero Prospectus. The Ancillary Agreements summarized therein have been filed as exhibits to New Valero's Registration Statement, and the Distribution Agreement is Appendix B to this Proxy Statement-Prospectus.

                             THE MERGER AGREEMENT

  This section of the Proxy Statement-Prospectus describes certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. All stockholders are urged to read the Merger Agreement in its entirety.

TERMS OF THE MERGER

  At the Effective Time, Valero and PG&E Corp. will consummate the Merger whereby PG&E Acquisition will merge with and into Valero and the separate corporate existence of PG&E Acquisition will thereupon cease. Valero will be the surviving corporation (the "Surviving Corporation"), will be a wholly-owned subsidiary of PG&E Corp. and will continue to be governed by the laws of the State of Delaware. The name of the Surviving Corporation will be "PG&E Gas Transmission, Texas, Co."

  Certificate of Incorporation and By-laws. The Merger Agreement provides that the Certificate of Incorporation and the By-Laws of Valero in effect at the Effective Time will continue as the Certificate of Incorporation and the By-Laws of the Surviving Corporation, except that the Certificate of Incorporation will be amended as set forth in Annex G to the Merger Agreement.

  Directors and Officers. The Merger Agreement provides that the directors and officers of PG&E Acquisition at the Effective Time will be the directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

  Conversion of Valero Common Stock. Pursuant to the Merger Agreement, at the Effective Time each share of Valero Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by PG&E Corp., Valero or by certain subsidiaries of PG&E Corp. or Valero) will be converted at the Effective Time into the right to receive that number (the "Per Share Merger Consideration") of duly authorized, validly issued, fully paid and nonassessable shares of PG&E Corp. Common Stock equal to the quotient, rounded to the nearest thousandth, or if there is no nearest thousandth, the next higher thousandth, of (x) the quotient of (A) $722,500,000 (increased by the total amount of cash paid to Valero between January 31, 1997 and the Closing (as defined below) in order to exercise options granted by Valero to purchase shares of Valero Common Stock (the "Valero Options"), plus an amount equal to the total exercise price of any unexercised Valero Options and any unexercised stock appreciation rights, but reduced by the total cash amount paid by Valero and its subsidiaries included in the Natural Gas Business (the "Retained Companies") between December 31, 1996 and the Closing in settlement of any stock appreciation rights, Valero Options or performance shares, except to the extent such amounts have been recorded as accrued liabilities on the 1996 balance sheet included in the financial statements of the Retained Companies) divided by (B) the sum of the number of shares of Valero Common Stock issued and outstanding immediately prior to the Effective Time (including shares issued pursuant to the conversion of Valero Convertible Preferred Stock) plus the number of performance shares (not otherwise reflected in the number of outstanding shares of Valero Common Stock), the number of shares subject to unexercised Valero Options and the number of any accompanying stock appreciation rights at such time, divided by (y) the Market Price (as defined below) of PG&E Corp. Common Stock on the Closing Date. The "Market Price" of PG&E Corp. Common Stock on any date means the average of the daily closing prices per share of PG&E Corp. Common Stock as reported on the NYSE Composite Tape on each of the last 15 consecutive full NYSE trading days (the "Averaging Period") ending on and including the second trading day prior to such date; provided that if the Board of Directors of PG&E Corp. declares a dividend on the outstanding shares of PG&E Corp. Common Stock with an ex-dividend date (based on "regular way" trading on the NYSE of shares of PG&E Corp. Common Stock) that occurs during the Averaging Period, then for purposes of computing the Market Price, appropriate adjustments will be made.

  In the event that the Market Price of PG&E Corp. Common Stock on the Closing Date is less than $19.125 (the "Minimum Price") or greater than $25.875 (the "Maximum Price"), then solely for the purposes of calculating the Per Share Merger Consideration, the Market Price of PG&E Corp. Common Stock on the Closing Date will be deemed to be the Minimum Price or the Maximum Price, as the case may be. If since January 31, 1997 there has occurred any event or PG&E Corp. has uncovered any information that would reasonably be expected to result in an adverse impact on the Natural Gas Business in excess of $50 million, then the $722,500,000 amount set forth above shall be reduced by an amount equal to the amount by which such adverse impact exceeds $50 million; provided, however, that in no event shall such reduction exceed $50 million in the aggregate.

  Stock Options. Each Valero Option which is outstanding and unexercised immediately prior to the Effective Time and after the Distribution shall cease to represent a right to acquire shares of Valero Common Stock and shall be converted automatically into an option (not intended to qualify under section 422 of the Code) to purchase shares of PG&E Corp. Common Stock in an amount and at an exercise price determined as follows: (a) the number of shares of PG&E Corp. Common Stock to be subject to the new option shall be equal to the product of (i) the sum of (A) the number of shares of Valero Common Stock subject to the original option and (B) the number of stock appreciation rights accompanying the original option and (ii) the Per Share Merger Consideration; provided that any fractional shares of PG&E Corp. Common Stock resulting from such multiplication shall be rounded up to the nearest share; and (b) the exercise price per share of PG&E Corp. Common Stock under the new option shall be equal to the exercise price per share of Valero Common Stock or stock appreciation right, as the case may be, under the original option divided by the Per Share Merger Consideration; provided that such exercise price shall be rounded down to the nearest cent. Valero is required to take all action necessary so that each Valero Option held by a current or former employee of Valero that is outstanding after the Distribution shall be adjusted to take into account the impact of the Distribution upon the capitalization of Valero. Each Valero Option held by a current or former employee of New Valero will be converted as of the Distribution into an option to acquire New Valero Common Stock. See "AGREEMENTS BETWEEN VALERO AND NEW VALERO--Employee Benefits Agreement" in the accompanying New Valero Prospectus.

  The Merger Agreement also provides that each share of capital stock of PG&E Acquisition issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

  Fractional Shares. No fractional shares of PG&E Corp. Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of Valero Common Stock who would otherwise have been entitled to receive a fraction of a share of PG&E Corp. Common Stock will be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to the fraction of a share to which such holder would otherwise have been entitled, multiplied by the Market Price of PG&E Corp. Common Stock on the Closing Date, without giving effect to the Maximum Price or the Minimum Price, less the amount of any withholding taxes which may be required thereon. The Merger Agreement provides that for purposes of paying such cash in lieu of fractional shares, all certificates formerly representing shares of Valero Common Stock ("Old Certificates") surrendered for exchange by a holder on the same letter of transmittal will be aggregated, and no such holder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of PG&E Corp. Common Stock with respect to all such Old Certificates surrendered.

  Per Share Merger Consideration. The following table sets forth the aggregate number of shares of PG&E Corp. Common Stock that may be issuable in the Merger and the Per Share Merger Consideration if the Market Price of PG&E Corp. Common Stock is at or above the Maximum Price, at or below the Minimum Price and at a median price per share of PG&E Corp. Common Stock of $22.50, based on the following assumptions:

  . All outstanding shares of Valero Convertible Preferred Stock have been converted into Valero Common Stock.

  . All outstanding Valero Options have been exercised in full prior to Distribution on a "cashless" basis, i.e., optionholders have used shares of Valero Common Stock to pay the option exercise price and any income taxes.

  . The total number of shares of Valero Common Stock that are outstanding at the time of the Merger is approximately 55,900,000 (which was the approximate number on May 2, 1997, adjusted to reflect (1) conversion of the Valero Convertible Preferred Stock, and (2) exercise of the Valero Options).

  . Valero has paid approximately $300,000 to settle Valero stock appreciation rights.

                                          AGGREGATE NUMBER OF
                                          SHARES OF PG&E CORP.
                                              COMMON STOCK     PER SHARE MERGER
MARKET PRICE OF PG&E CORP. COMMON STOCK    ISSUABLE IN MERGER   CONSIDERATION
---------------------------------------   -------------------- ----------------
$25.875 or above.........................      27,894,100            .499
$22.50...................................      32,086,600            .574
$19.125 or below.........................      37,788,400            .676

  Based on the foregoing assumptions and the Market Price of PG&E Corp. Common Stock on May 2, 1997 of $23.550, the Per Share Merger Consideration would be approximately .549.

  Beginning on May 14, 1997, Valero stockholders can obtain the Market Price of PG&E Corp. Common Stock for the most recent Averaging Period by calling PG&E Corp.'s Shareholder Services at (800) 333-4964.

EFFECTIVE TIME; CLOSING

  The Merger will become effective, and the Effective Time will occur, on the date and at the time that a certificate of merger (a "Certificate of Merger") is filed with the Secretary of State of the State of Delaware, or at such later date and time as the parties may agree and as may be specified in the Certificate of Merger. The Merger Agreement provides that the closing of the Merger (the "Closing") will take place on the first business day on which all the conditions specified therein are fulfilled or waived, but no earlier than 10 business days following the Annual Meeting, or on such other date as Valero and PG&E Corp. may agree. The date upon which the Closing will occur is herein called the "Closing Date." Valero and PG&E Corp. expect that the Closing will occur after the Annual Meeting, upon receipt of FERC approval.

CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME; CERTAIN COVENANTS

  Operational Covenants. The Merger Agreement provides that, during the period from December 31, 1996 until the Effective Time, except for the Distribution and the other transactions expressly contemplated by the Merger Agreement and the Ancillary Agreements, or to the extent that PG&E Corp. otherwise consents in writing, Valero and each of its subsidiaries will conduct the Natural Gas Business in the ordinary course, and Valero will use reasonable efforts to preserve intact the present business organization, maintain insurance policies, keep available the services of present officers and employees engaged primarily in the Natural Gas Business and to preserve the relationships with key customers, suppliers and others having business dealings with the Natural Gas Business.

  The Merger Agreement also includes limitations, prohibitions, covenants and other provisions relating to Valero's and its subsidiaries' conduct of business during this period with respect to (a) the payment of dividends,

(b) splits, combinations or reclassifications of any of its capital stock or the issuance of any of its capital stock, (c) the repurchase, redemption or other acquisition of any shares of capital stock or debt, (d) issuance, transfer, sale or disposition of any shares of capital stock, (e) indebtedness for borrowed money or guarantees, (f) amendments of their certificates of incorporation or by-laws, or other organizational documents, (g) the acquisition of any business or assets that would be part of the Natural Gas Business, (h) the sale, lease, license, encumbrance or other disposition of any assets of the Natural Gas Business, (i) employee benefit plans, (j) grants of stock options, performance shares, restricted stock or other stock-based awards, (k) increases in compensation and grants of severance or termination pay, (l) changes in accounting principles, practices or procedures, (m) liens on the assets of the Natural Gas Business, and (n) any action which would disqualify the Distribution from being treated as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code and from being treated as a tax-free distribution within the meaning of Section 355 or 361(c) of the Code or the Merger from being treated as a "reorganization" within the meaning of
Section 368(a)(1)(B) of the Code, (o) tax matters, (p) maintenance and repair of property, (q) the redemption or conversion of the Valero Convertible Preferred Stock and the Valero mandatorily redeemable preferred stock (collectively, the "Valero Preferred Stock"), (r) repayment of certain outstanding borrowings, and (s) the separate operation of and accounting for the Natural Gas Business and Refining Business.

  Covenants of PG&E Corp. The Merger Agreement provides that neither PG&E Corp. nor any of its subsidiaries will take any action prior to the Effective Time which would disqualify the Distribution from being treated as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code and from being treated as a tax-free distribution within the meaning of Section 355 of the Code, or the Merger from being treated as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code. PG&E Corp. has also agreed in the Merger Agreement that no later than six months after the Effective Time, it will cease using certain "Valero' names and marks. In addition, for a period of at least five years following the Effective Time, PG&E Corp. will cause one or more of its subsidiaries to have a substantial corporate presence in San Antonio, Texas, or its metropolitan area by maintaining offices and employing not less than 340 employees on average over such five-year period.

  The Merger Agreement also requires that PG&E Corp. for a period of two (2) years after the Merger: (i) take all action necessary to extend coverage under PG&E Corp.'s Pacific Gas Transmission Company subsidiary ("PGT") pension plan to those individuals employed by Valero immediately after the Distribution and immediately before the Merger (all such individuals, "Continuing Employees") who were participants in Valero's pension plan immediately before the Distribution; (ii) provide Continuing Employees with welfare benefits (including retiree medical benefits) no less favorable than those provided by PGT prior to the Effective Time to its other similarly situated employees;
(iii) provide Continuing Employees with severance pay and other employee benefits that are no less favorable in the aggregate than those provided by Valero prior to the Distribution (other than any equity-based benefits including, without limitation, stock options); and (iv) waive any limitations regarding pre-existing conditions under any welfare or other employee benefit plan maintained by PG&E Corp. or PGT. From and after the Effective Time, with respect to Continuing Employees who do not elect in connection with the Distribution to receive a distribution of the balance of their accounts under Valero's thrift plan or to transfer their accounts to New Valero's thrift plan, PG&E Corp. will take all actions necessary to permit such Continuing Employees to transfer their account balances in the Valero thrift plan to a thrift plan of PG&E Corp. or an affiliate. For all purposes under all compensation and benefit plans and policies applicable to employees of PG&E Corp., PG&E Corp. will treat all service by Continuing Employees with Valero prior to the Merger as service with PG&E Corp., except to the extent such treatment would result in duplication of benefits. PG&E Corp. and New Valero will use their best efforts to permit all employees of Valero to participate in New Valero's flex plan through December 31, 1997, provided that Valero will reimburse New Valero for the costs of such participations. Prior to the Effective Time, Valero and PG&E Corp. will use their best efforts to collaborate with respect to the design, implementation and administration of an early retirement program.

  Other Actions. The Merger Agreement provides that, subject to the termination rights of the parties thereto as described below under "-- Termination", Valero and PG&E Corp. and their respective subsidiaries will use reasonable best efforts not to take any action that would, or that could reasonably be expected to, result in any of the conditions to the Merger not being satisfied or materially impair the ability of Valero to consummate the Distribution in accordance with the terms of the Merger Agreement and the Ancillary Agreements or the ability of Valero, PG&E Corp. and PG&E Acquisition to consummate the Merger in accordance with the terms of the Merger Agreement or that would, or that reasonably could be expected to, materially delay such consummation.

  Acquisition Proposals; Board Recommendation. The Merger Agreement provides that Valero will, and will direct and use reasonable efforts to cause its directors, officers, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as defined below). Pursuant to the Merger Agreement, Valero will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its directors, officers, or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing confidential information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if the Valero Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Valero stockholders under applicable law, Valero may, in response to an Acquisition Proposal that was not solicited subsequent to the date of the Merger Agreement, and subject to compliance with the terms of the Merger Agreement, (x) furnish information to any person pursuant to a customary confidentiality agreement (as determined by Valero after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Acquisition Proposal. "Acquisition Proposal" means any inquiry, proposal or offer from any person with respect to either (A) a merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or substantially all of the assets or more than 50% of the voting securities of Valero or any subsidiary (excluding any such transaction relating solely to the assets or voting securities of New Valero and its subsidiaries) or (B) an acquisition or similar transaction involving the purchase of a substantial portion of the assets of or a substantial equity interest in the Natural Gas Business.

  Except as described below, the Merger Agreement provides that neither the Valero Board nor any committee thereof will (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to PG&E Corp., its approval or recommendation of the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause Valero to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Valero Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Valero stockholders under applicable law, the Valero Board may (x) withdraw or modify its approval or recommendation of the Merger and the Merger Agreement or (y) approve or recommend a Superior Proposal (as defined below) or (z) terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause Valero to enter into any Acquisition Agreement with respect to any Superior Proposal), but in each case only at a time that is following PG&E Corp.'s receipt of written notice advising PG&E Corp. that the Valero Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. A "Superior Proposal" means any bona fide Acquisition Proposal made by a third party on terms which the Valero Board determines in its good faith judgment to be more favorable to Valero stockholders than the Merger and the other transactions contemplated by the Merger Agreement.

  The Merger Agreement provides that Valero will promptly advise PG&E Corp. orally and in writing of any request for confidential information in connection with an Acquisition Proposal or of any Acquisition Proposal. In addition, Valero will keep PG&E Corp. reasonably informed of the status of and material information concerning (including amendments or proposed amendments) any Acquisition Proposal.

  The Merger Agreement provides that nothing contained therein will prohibit Valero from making any disclosure to Valero stockholders if, in the good faith judgment of the Valero Board, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law.

  Required Filings. The Merger Agreement provides that, prior to termination thereof, no amendment or supplement to the PG&E Corp. Form S-4 Registration Statement or the New Valero Registration Statement ("Registration Statements") or this Proxy Statement-Prospectus will be filed with the Securities and Exchange Commission (the "SEC") by Valero or PG&E Corp. without giving the other party and its counsel a reasonable opportunity to review and comment on such filings prior to the filing thereof. Each of Valero and PG&E Corp. has agreed in the Merger Agreement to use its reasonable best efforts, (a) after consultation with the other, to respond promptly to any comments by the SEC with respect to such filings, including preparing and filing any amendments or supplements thereto, and to have all such filings declared effective or cleared by the SEC as promptly as practicable and (b) to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by the Merger Agreement and the Ancillary Agreements, and each of PG&E Corp. and Valero has agreed to furnish all information as may be reasonably requested in connection with any such action.

  Pursuant to the Merger Agreement, each of Valero and PG&E Corp. is required to make applications or filings under the HSR Act, under Section 203 of the Federal Power Act and under applicable Canadian law; provided that PG&E Corp. is not required in order to obtain any approval or authorization to dispose of any of its assets or any assets of the Natural Gas Business having an aggregate book value in excess of $100 million, or to incur any other burdens which would impair the value of its investment in Valero or the Natural Gas Business, nor shall Valero make any such dispositions or incur such burdens without the consent of PG&E Corp.

CONDITIONS

  The respective obligations of Valero, PG&E Corp. and PG&E Acquisition to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of a number of conditions, including the following: (a) approval by Valero stockholders of the Merger, (b) the approval for listing on the NYSE, subject to official notice of issuance, of the PG&E Corp. Common Stock to be issued by PG&E Corp. pursuant to the Merger, (c) expiration or termination of the waiting period applicable to the Merger under the HSR Act,
(d) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition being in effect that prohibits consummation of the transactions contemplated by the Merger Agreement or the Ancillary Agreements,
(e) the effectiveness under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, of the Registration Statements and no stop order suspending the effectiveness of the Registration Statements being issued and no proceedings for that purpose being initiated or threatened by the SEC,
(f) the consummation of the Distribution, the prepayment of the Valero VESOP notes, and the prepayment of the Valero 10.58% senior notes or the consent of the senior noteholders to the Distribution and the Merger, and (g) the approval by the FERC and any applicable Canadian authority of the Merger.

  In addition, the obligation of Valero to consummate the Merger is also subject to the satisfaction or waiver by Valero on or prior to the Closing Date of each of the following conditions: (a) certain representations and warranties of PG&E Corp. and PG&E Acquisition set forth in the Merger Agreement and the Ancillary Agreements (i) that are qualified as to materiality being true and correct and (ii) that are not qualified as to materiality being true and correct in all material respects, in each case, as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (with certain exceptions set forth in the Merger Agreement), and receipt of an officer's certificate to such effect; (b) the obligations required to be performed by PG&E Corp. and PG&E Acquisition under the Merger Agreement and the Ancillary Agreements at or prior to the Closing Date having been performed in all material respects and receipt of an officer's certificate to such effect; (c) the receipt by Valero of the opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Valero, dated the Closing Date, to the effect that (i) the Distribution qualifies as a transaction described in Sections 355(a), 355(c)(1) and 368(a)(1)(D) of the Code in which no gain or loss shall be recognized to Valero and (ii) the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code and (d) all consents, approvals and authorizations required to be made or obtained prior to the Closing Date with or from any governmental entity or third party in connection with the execution, delivery and performance of the

Merger Agreement or the Ancillary Agreements having been made or obtained, except where the failure to make or obtain the same would not, individually or in the aggregate, have a material adverse effect on the Refining Business taken as a whole.

  In addition, the obligations of PG&E Corp. and PG&E Acquisition to consummate the Merger are subject to the satisfaction or waiver by PG&E Corp. on or prior to the Closing Date of each of the following conditions: (a) certain representations and warranties of Valero set forth in the Merger Agreement and the Ancillary Agreements (i) that are qualified as to materiality being true and correct and (ii) that are not qualified as to materiality being true and correct in all material respects, in each case, as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (with certain exceptions set forth in the Merger Agreement), and receipt of an officer's certificate to such effect; (b) the obligations required to be performed by Valero and New Valero under the Merger Agreement and the Ancillary Agreements at or prior to the Closing Date having been performed in all material respects and receipt of an officer's certificate to such effect; (c) the receipt by PG&E Corp. of the opinion of Orrick, Herrington & Sutcliffe LLP, counsel to PG&E Corp., dated the Closing Date, to the effect that the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code and the opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Valero, dated the Closing Date, to the effect that the Distribution qualifies as a transaction described in Sections 355(a), 355(c)(1), and 368(a)(1)(D) of the Code in which no gain or loss shall be recognized to Valero and (d) all consents, approvals and authorizations required to be made or obtained prior to the Closing Date with or from any governmental entity or third party in connection with the execution, delivery and performance of the Merger Agreement or the Ancillary Agreements having been made or obtained, except where the failure to make or obtain the same would not, individually or in the aggregate, have a material adverse effect on the Retained Companies, taken as a whole, or on PG&E Corp. and its subsidiaries, taken as a whole; and (e) Valero having redeemed or converted all issued and outstanding shares of Valero Preferred Stock.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of Valero as to: (a) the corporate organization, standing and power of Valero and its subsidiaries, (b) Valero's capitalization, (c) the authorization of the Merger Agreement and the Ancillary Agreements, (d) noncontravention of laws and agreements and the absence of the need (except as specified) for governmental or third party consents, (e) the accuracy of Valero's financial statements and filings with the SEC, (f) the accuracy of information to be supplied by Valero for inclusion in this Proxy Statement-Prospectus, and in certain other filings with the SEC, (g) the absence of certain material events and changes, (h) pending or threatened litigation, (i) Valero's and its subsidiaries' compliance with applicable laws, (j) brokers and finders employed by Valero, (k) certain matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and certain employment and labor relations matters, (l) the Retained Companies' title to their respective assets, (m) certain matters with respect to tax filings, (n) the fact that neither Valero nor any of its subsidiaries is a "holding company" as such term is defined in the Public Utility Holding Company Act of 1935, as amended and
(o) various other matters relating to Valero, its subsidiaries and the Natural Gas Business.

  The Merger Agreement also includes representations and warranties by PG&E Corp. and PG&E Acquisition as to: (a) the corporate organization, standing and power of PG&E Corp. and PG&E Acquisition, (b) PG&E Corp.'s capital structure,
(c) the authorization of the Merger Agreement and the Ancillary Agreements to which PG&E Corp. and PG&E Acquisition are parties, (d) noncontravention of laws and agreements and the absence of the need (except as specified) for governmental or third party consents, (e) the accuracy of PG&E Corp.'s financial statements and filings with the SEC, (f) the accuracy of information to be supplied by PG&E Corp. for inclusion in this Proxy Statement-Prospectus,
(g) the absence of certain material events and changes, (h) pending or threatened litigation, (i) PG&E Corp.'s compliance with applicable laws, (j) the absence of any required action by the stockholders of PG&E Corp. to approve the Merger Agreement, the Merger or any Ancillary Agreements, (k) PG&E Corp.'s exemption from regulation as a public utility holding company, and (l) various other matters relating to PG&E Corp. and PG&E Acquisition.

  The representations, warranties and agreements in the Merger Agreement expire at the Effective Time or upon termination of the Merger Agreement, except that, in the event of the consummation of the Merger, certain agreements with respect to (a) the Merger and the conversion and cancellation of the shares of Valero Common Stock in the Merger, (b) the allocation of certain income tax deductions, (c) the limitation on PG&E Corp.'s use of Valero names and marks, (d) employees and employee benefit plans, and (e) certain post-Closing matters, survive the Effective Time.

WAIVER AND AMENDMENT

  The Merger Agreement provides that the conditions to each party's obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. In addition, subject to applicable law, the parties to the Merger Agreement may amend the Merger Agreement at any time prior to the Effective Time by written agreement, whether before or after the Annual Meeting.

TERMINATION

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Valero, (a) by the mutual written consent of Valero and PG&E Corp.; (b) by either Valero or PG&E Corp. if (i) the Merger has not been consummated by July 31, 1997 (unless HSR or FERC approval has not been received in which case such date is postponed until 10 business days after receipt of such approval, but in no event later than December 31, 1997) or
(ii) at the Annual Meeting or at any adjournment thereof, the requisite approvals of Valero stockholders have not been obtained; (c) by Valero, (i) if PG&E Corp. or PG&E Acquisition has breached in any material respect any of their respective covenants, representations, warranties, or agreements contained in the Merger Agreement or any Ancillary Agreement, which breach is not cured within 30 days following written notice of such breach, or (ii) as permitted by the Merger Agreement in connection with a Superior Proposal as described above under the caption "--Acquisition Proposals; Board Recommendation"; (d) by PG&E Corp. (i) if Valero or New Valero has breached in any material respect any of the covenants, representations, warranties or agreements contained in the Merger Agreement or any Ancillary Agreement, which breach has not been cured within 30 days following written notice of such breach, (ii) if the Valero Board has exercised certain rights under the Merger Agreement in connection with a Superior Proposal as described above under the caption "--Acquisition Proposals; Board Recommendation"; or (iii) if (A) (x) there has occurred since the date of the Merger Agreement any event, change, effect or state of facts (collectively "Events"), other than Events which result from any action by PG&E Corp. or any of its subsidiaries, affiliates, officers, employees, agents or representatives or changes in general economic, financial, market or business conditions, or (y) PG&E Corp. in its ongoing due diligence investigation uncovers information (collectively, "Information") that, as of the date of the Merger Agreement, has not been previously disclosed in any Valero SEC filings or has not been disclosed by Valero to PG&E Corp. on or prior to the date of the Merger Agreement and (B) such Events and Information in the aggregate would reasonably be expected to result in an adverse impact on the Natural Gas Business of more than $100 million, which amount shall be net of income tax effects and shall include the present value of any reasonably projected costs, expenses or liabilities or losses of projected business revenue caused by the occurrence of such Events or attributable to such Information.

  In the event of termination of the Merger Agreement and the abandonment of the Merger pursuant to the Merger Agreement, no party to the Merger Agreement or any Ancillary Agreements (or any of its directors or officers) will have any liability or further obligation to any other party, except with respect to certain representations, warranties and covenants which survive such termination, and except that nothing in the Merger Agreement will relieve any party from liability for any material and willful breach of the Merger Agreement or any Ancillary Agreements.

TERMINATION FEE; EXPENSES

  Valero has agreed to pay PG&E Corp. $37.5 million (the "Termination Fee"), if (a) the Board of Directors of Valero or any committee thereof (i) withdraws or modifies or proposes publicly to withdraw or modify, in a manner adverse to PG&E Corp., its approval or recommendation of the Merger or the Merger Agreement, (ii) approves or recommends, or proposes publicly to approve or recommend, any Acquisition Proposal or (iii) causes Valero to enter into any Acquisition Agreement related to any Acquisition Proposal; (b) prior to the termination of the Merger Agreement, a bona fide Acquisition Proposal was commenced, publicly proposed, publicly disclosed or, in the case described in clause (c)(i) below, communicated to the Valero Board (or the willingness of any person to make such an Acquisition Proposal was publicly disclosed or, in the case described in clause (c)(i) below, communicated to the Valero Board); and (c)(i) the Valero Board, in accordance with the provisions of the Merger Agreement, has withdrawn or modified its approval or recommendation of the Merger Agreement or the Merger in a manner materially adverse to PG&E Corp., approved or recommended such Acquisition Proposal, caused Valero to enter into an Acquisition Agreement with respect to an Acquisition Proposal or terminated the Merger Agreement or (ii) the requisite approval of Valero stockholders for the Distribution or the Merger was not obtained at the Annual Meeting and, within twelve months following the date of the Annual Meeting (or following the date of termination of the Merger Agreement, if the Annual Meeting was not held prior to such termination), an Acquisition Proposal has been consummated or Valero has entered into a definitive agreement with respect to any Acquisition Proposal, except that, the Termination Fee will not be payable if, at the time of any action described in clause (c)(i) above or the Annual Meeting (or on the date of the termination of the Merger Agreement, if the Annual Meeting was not held prior to such termination), PG&E Corp. was in material breach of its covenants or agreements contained in the Merger Agreement.

  All out-of-pocket fees and expenses incurred by Valero and its subsidiaries in connection with efforts to consummate any of the transactions contemplated by the Merger Agreement or the Ancillary Agreements shall be paid by Valero; provided that the amount so paid by Valero shall not exceed $30 million, plus the amount of any redemption or prepayment penalty to be paid with respect to the Valero 10.58% senior notes under the note purchase agreement, and any amount in excess of such aggregate amount shall be paid by New Valero.

CERTAIN REGULATORY MATTERS

  Under the HSR Act, certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have been satisfied. On February 14, 1997, Valero and PG&E Corp. filed Premerger Notification and Report Forms pursuant to the HSR Act with the DOJ and the FTC. On February 26, 1997, Valero and PG&E Corp. received early termination of the waiting period. At any time before or after the Effective Time, the FTC, the DOJ or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to require divestiture of substantial assets of Valero or PG&E Corp. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

  In addition, the obligation of each of Valero, PG&E Corp. and PG&E Acquisition to consummate the Merger is conditioned upon receipt of advance agreements or approvals of the FERC under Section 203 of the Federal Power Act, which provides that no public utility may sell or otherwise dispose of its jurisdictional facilities or, directly or indirectly, merge or consolidate such facilities with those of any other person or acquire any security of any other public utility without first having obtained authorization from the FERC. Under Section 203 of the Federal Power Act, the FERC will approve a merger if it finds such merger "consistent with the public interest." PG&E Corp. and Valero filed a joint application with the FERC on March 24, 1997.

ACCOUNTING TREATMENT

  The Merger will be accounted for by PG&E Corp. as a purchase for financial accounting purposes in accordance with generally accepted accounting principles. PG&E Corp. will be treated as the acquiror of the Natural Gas Business for purposes of preparing the PG&E Corp. consolidated financial statements and

PG&E Corp. will establish a new accounting basis for the Natural Gas Business's assets and liabilities (as adjusted to exclude the assets and liabilities of New Valero) based upon the fair values thereof and the purchase price, including the costs of the Merger. PG&E Corp. will record as goodwill the excess, if any, of the purchase price over such fair values. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed combined financial information of PG&E Corp. appearing elsewhere in this Proxy Statement-Prospectus are preliminary and have been made solely for purposes of developing such unaudited pro forma condensed combined financial information. PG&E Corp. will undertake a study to determine the fair value of certain of Valero's assets and liabilities (as so adjusted) and will make appropriate purchase accounting adjustments upon completion of that study. For financial reporting purposes, the results of operations of the Natural Gas Business will be included in the PG&E Corp. consolidated statement of income following the Effective Time. The PG&E Corp. financial statements for prior periods will not be restated as a result of the Merger or related transactions.

  New Valero will be deemed to be the successor to Valero for financial reporting purposes. The historical results of operations of the Natural Gas Business will be presented as a "discontinued operation" in New Valero's financial statements subsequent to the Distribution.

RESALE OF PG&E CORP. COMMON STOCK

  The shares of PG&E Corp. Common Stock issuable to stockholders of Valero in connection with the Merger may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of Valero or PG&E Corp. as that term is defined in the rules under the Securities Act. An "affiliate" of a person is generally defined as a person who controls, is controlled by or is under common control with such person.

  Shares of PG&E Corp. Common Stock received by those stockholders of Valero who are deemed to be "affiliates" of Valero or PG&E Corp. may be resold without registration as provided for by Rules 144 and 145 under the Securities Act, or as otherwise permitted under the Securities Act. This Proxy Statement-Prospectus does not cover any resales of PG&E Corp. Common Stock received by "affiliates" of Valero or PG&E Corp., or by certain of their family members or related interests.

  Pursuant to the Merger Agreement, Valero has agreed to use its reasonable best efforts to cause each individual holder of Valero's capital stock deemed to be an "affiliate" of Valero to enter into a written agreement providing that such "affiliate" will not sell, pledge, transfer or otherwise dispose of the shares of PG&E Corp. Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

SURRENDER OF SHARE CERTIFICATES

  VALERO STOCKHOLDERS SHOULD NOT SEND IN THEIR SHARE CERTIFICATES UNTIL AFTER THE EFFECTIVE TIME AND UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

  The Merger Agreement provides that, as of the Effective Time, PG&E Corp. will deposit with an exchange agent appointed by PG&E Corp. (the "Exchange Agent"), certificates ("New Certificates") representing PG&E Corp. Common Stock in amounts sufficient to allow the Exchange Agent to make all deliveries of New Certificates that may be required in exchange for certificates formerly representing shares of Valero Common Stock ("Old Certificates") pursuant to the Merger Agreement. The Merger Agreement also provides that PG&E Corp. will provide to the Exchange Agent on a timely basis funds necessary to pay any cash payable in lieu of fractional shares and funds or other property necessary to pay or make any dividends or distributions with respect to shares of PG&E Corp. Common Stock.

  The Merger Agreement provides that as soon as reasonably practicable after the Effective Time, PG&E Corp. will cause the Exchange Agent to mail or deliver to each person who was, at the Effective Time, a holder of record of Valero Common Stock a letter of transmittal containing instructions for use in effecting the surrender of Old Certificates in exchange for New Certificates and payments pursuant to the Merger Agreement. Upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate will be entitled to receive in exchange therefor a New Certificate representing that number of whole shares of PG&E Corp. Common Stock which such holder has the right to receive pursuant to the Merger Agreement, a check in the amount of any cash which such holder is entitled to receive pursuant to the Merger Agreement in lieu of fractional shares of PG&E Corp. Common Stock, and any dividends or distributions on shares of PG&E Corp. Common Stock with a record date after the Effective Time, and the Old Certificate so surrendered will be canceled. No interest will be paid or will accrue on the amount payable upon surrender of Old Certificates.

  Until surrendered as provided in the Merger Agreement, each Old Certificate will be deemed at any time after the Effective Time to represent only the right to receive, upon surrender of such Old Certificate, the New Certificate, cash in lieu of fractional shares of PG&E Corp. Common Stock and any such dividends and distributions on shares of PG&E Corp. Common Stock as provided by the Merger Agreement. In the event of a transfer of ownership of Valero Common Stock that is not registered on the transfer records of Valero, New Certificates representing the proper number of shares of PG&E Corp. Common Stock, any cash in lieu of fractional shares and any dividends or distributions described above may be issued to a person other than the person in whose name the Old Certificate so surrendered is registered, if such Old Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such issuance pays any transfer or other taxes required by reason of the issuance of shares of PG&E Corp. Common Stock or establishes to the satisfaction of PG&E Corp. that such tax has been paid or is not applicable. Six months after the Effective Time, PG&E Corp. will be entitled to cause the Exchange Agent to deliver to it any New Certificates, cash or other property (including any interest thereon) deposited with the Exchange Agent that are unclaimed by the former stockholders of Valero. Any former stockholders of Valero who have not theretofore exchanged their Old Certificates for New Certificates, cash and other property pursuant to the Merger Agreement will thereafter be entitled to look exclusively to PG&E Corp. and only as general creditors thereof for the PG&E Corp. Common Stock, cash and other property to which they become entitled upon exchange of their Old Certificates pursuant to the Merger Agreement. Notwithstanding the foregoing, neither the Exchange Agent nor any party to the Merger Agreement will be liable to any former holder of Valero Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. PG&E Corp. will pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of New Certificates and cash for Old Certificates as contemplated in the Merger Agreement.

  The Merger Agreement provides that notwithstanding any other provisions of the Merger Agreement, no dividends or distributions with respect to PG&E Corp. Common Stock with a record date after the Effective Time will be paid to any person holding an Old Certificate until such Old Certificate is surrendered for exchange as provided therein. Subject to the effect of applicable laws, following surrender of any such Old Certificate by any holder thereof, there will be paid to the holder of the New Certificate issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the PG&E Corp. Common Stock represented thereby, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such surrender and a payment date subsequent to the time of such surrender payable with respect to the PG&E Corp. Common Stock represented thereby, less the amount of any withholding taxes which may be required thereon.

  All shares of PG&E Corp. Common Stock issued upon surrender for exchange of Old Certificates, any cash in lieu of fractional shares of PG&E Corp. Common Stock paid or any dividend or distribution with respect to PG&E Corp. Common Stock paid or made, in each case pursuant to the provisions of the Merger Agreement, will be deemed to have been issued, paid and made in full satisfaction of all rights pertaining to the shares of Valero Common Stock theretofore represented by such Old Certificates, and there will be no further registration of transfers of the shares of Valero Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as described above.

  The Merger Agreement provides that in the event that any Old Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Surviving Corporation will, in exchange for such lost, stolen or destroyed Old Certificate, issue or cause to be issued the PG&E Corp. Common Stock and pay or cause to be paid the amounts deliverable in respect thereof pursuant to the Merger Agreement.

                              THE ANNUAL MEETING

GENERAL

  This Proxy Statement-Prospectus is furnished to holders of Valero Common Stock in connection with the solicitation of proxies by the Valero Board for use at the Annual Meeting (i) to elect three Class II directors to the Valero Board (Proposal No. 1), (ii) to consider and vote upon the approval of the Distribution Proposal (Proposal No. 2), (iii) to consider and vote upon the approval and adoption of the Merger Proposal (Proposal No. 3), and (iv) to ratify the appointment of Arthur Andersen LLP as independent public accountants to examine Valero's accounts for the year 1997 (Proposal No. 4). Each copy of this Proxy Statement-Prospectus mailed to holders of Valero Common Stock is accompanied by a form of proxy for use at the Annual Meeting.

  The New Valero Prospectus, mailed to Valero stockholders along with this Proxy Statement-Prospectus, is furnished to Valero stockholders as a prospectus in connection with the issuance of the shares of New Valero Common Stock in the Distribution.

DATE, PLACE AND TIME

  The Annual Meeting will be held at 530 McCullough Avenue in the city of San Antonio, Texas, on June 18, 1997, at 10:00 a.m. local time.

RECORD DATE

  The Valero Board has fixed the close of business on May 9, 1997 as the Annual Meeting Record Date for the determination of the holders of Valero Common Stock entitled to receive notice of and to vote at the Annual Meeting.

VOTING AND REVOCATION OF PROXIES

  At the Annual Meeting Record Date, there were 48,429,235 shares of Valero Common Stock outstanding. Each share of Valero Common Stock outstanding on such record date is entitled to one vote upon each matter properly submitted at the Annual Meeting, except with regard to the election of directors. In the election of directors, each share of Valero Common Stock has as many votes as there are directors to be elected, and those votes may be cumulated and voted for one nominee, or they may be distributed among the nominees in any way the stockholder desires. The affirmative vote of a majority of the outstanding shares of Valero Common Stock is required to approve the Distribution Proposal and the Merger Proposal. The affirmative vote of a majority of the shares of Valero Common Stock represented at the Annual Meeting and entitled to vote thereat is required to ratify the appointment of the independent public accountants. Directors will be elected by a plurality of the Valero Common Stock represented at the Annual Meeting and entitled to vote.

  The presence in person or by proxy at the Annual Meeting of the holders of at least a majority of the outstanding shares of Valero Common Stock is necessary to constitute a quorum for the transaction of business. If instructions to the contrary are not given, shares will be voted as indicated on the proxy card. A stockholder may revoke a proxy at any time before it is voted by submitting a written revocation to the tabulation agent, Harris Trust and Savings Bank, returning a subsequently dated proxy to such tabulation agent or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

  Brokers holding shares of Valero Common Stock must vote according to specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares in their discretion, depending on the type of proposal involved. However, the NYSE precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a "broker non-vote" on such proposal. A broker non-vote is treated as "present" for purposes of determining the existence of a quorum, has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of a particular proposal and has no effect when a majority of the shares present and entitled to vote or a majority of the votes cast is required for approval. Under the rules of the NYSE, brokers who hold shares in street name for customers will not have the authority to vote on the Distribution Proposal or the Merger Proposal unless they receive specific instructions from the beneficial owner, but brokers will have the discretion to vote for directors and upon the ratification of Arthur Andersen LLP.

  As of May 9, 1997, directors and executive officers of Valero and their affiliates owned beneficially an aggregate of approximately 715,000 shares of Valero Common Stock. Directors and executive officers of Valero have indicated their intention to vote their shares of Valero Common Stock in favor of the nominees to the Valero Board, in favor of the Distribution Proposal, in favor of the Merger Proposal, and in favor of the ratification of the appointment of Arthur Andersen LLP as independent public accountants. See "THE PROPOSED TRANSACTIONS--Interests of Certain Persons in the Transactions."

OTHER BUSINESS

  The Valero Board was not aware at a reasonable time before solicitation of proxies began of any business to be acted upon at the Annual Meeting other than as described herein. If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. Stockholders of Valero will not be entitled to present any matters for consideration at the Annual Meeting.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, directors, officers and employees of Valero, who will not be specifically compensated for such services, may solicit proxies from the stockholders of Valero, personally or by telephone, telecopy or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

  In addition, Valero has retained Kissel-Blake, Inc. ("Kissel"), a proxy soliciting firm, to assist in the solicitation of proxies from its stockholders. Kissel will assist by distributing proxy material to banks, brokers and other institutional holders and by reviewing charges from brokers for forwarding material to beneficial owners. Kissel will also monitor returned proxy cards and may assist in sending follow-up letters and in some cases making phone calls to broker clients and larger record holders. The fees to be paid to such firm for such services by Valero are not expected to exceed $11,000, plus reimbursement of certain out-of-pocket expenses.

MISCELLANEOUS

  This Proxy Statement-Prospectus, together with the New Valero Prospectus being mailed simultaneously to Valero stockholders, contain the information and financial statements specified in, and are also intended to constitute, an annual report to stockholders under the SEC's proxy rules.

  Harris Trust and Savings Bank, Chicago, Illinois, serves as transfer agent, registrar and dividend paying agent for Valero Common Stock. Correspondence relating to any stock accounts, dividends or transfers of stock certificates, should be addressed to:

                     Harris Trust and Savings Bank
                     Shareholder Services Division
                     P.O. Box A3504
                     Chicago, Illinois 60690-3504
                     (312) 461-6001

Participants in Employee Stock Plans Please Note:

  In the case of participants in Valero's Thrift Plan and Employees' Stock Ownership Plan, the proxy card will represent (in addition to any shares held individually of record) the number of shares allocated to the participant's account under each plan. For those shares held under the plans, the proxy card will constitute an instruction to the trustee under the plans as to how such shares are to be voted. Shares for which instructions are not received may be voted by the Trustee in accordance with the plans.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

INFORMATION REGARDING THE BOARD OF DIRECTORS

  The business of Valero is managed by or under the direction of the Valero Board. The Valero Board conducts its business through meetings of the Valero Board and its committees. Eight regular meetings and one special meeting of the Valero Board were held in 1996. The Valero Board has standing Audit, Compensation and Executive Committees. When deemed necessary or advisable, the Valero Board also forms from its members a Nominating Committee to consider and recommend candidates for election to the Valero Board. No Nominating Committee was constituted in connection with the Annual Meeting. No Valero Board member attended less than 87% of the meetings of the Valero Board and committees of which he or she was a member held during the periods that he or she served.

  The standing committees of the Valero Board and the number of meetings held by each committee in 1996 are described below.

  A. Ray Dudley is retiring from the Valero Board at the Annual Meeting after having served and assisted Valero as a director for nine years. The members of the Valero Board and the management of Valero express their sincere gratitude to Mr. Dudley for his guidance and wise counsel during his tenure on the Valero Board.

  Valero's Restated Certificate of Incorporation requires the Valero Board to be divided into Class I, Class II and Class III directors, with each class serving a staggered three-year term. The Valero Board currently has nine members and, following Mr. Dudley's retirement at the Annual Meeting, the size of the Valero Board will be set at eight members.

AUDIT COMMITTEE (2 MEETINGS)

  The Audit Committee reviews and reports to the Valero Board on various auditing and accounting matters, including the quality and performance of Valero's internal and external accountants and auditors, the adequacy of its financial controls, and the reliability of financial information reported to the public. The Audit Committee also monitors Valero's efforts to comply with environmental laws and regulations. Current members of the Audit Committee are James L. Johnson (Chairman), Ruben M. Escobedo and Susan Kaufman Purcell.

COMPENSATION COMMITTEE (3 MEETINGS)

  The Compensation Committee reviews and reports to the Valero Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls, management development, management succession, and benefit programs. The Committee also approves and administers Valero's stock option, restricted stock bonus, incentive bonus and other stock plans. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation." Current members of the Compensation Committee are Lowell H. Lebermann (Chairman), Robert G. Dettmer, A. Ray Dudley and James L. Johnson, none of whom are current or former employees or officers of Valero.

  There are no compensation committee interlocks. For the previous three fiscal years, except for compensation arrangements disclosed herein, Valero has not participated in any contracts, loans, fees, awards or financial interests, direct or indirect, with any committee member, nor is Valero aware of any means, directly or indirectly, by which a committee member could receive a material benefit from Valero.

EXECUTIVE COMMITTEE (2 MEETINGS)

  The Executive Committee exercises the power and authority of the Valero Board during intervals between meetings of the Valero Board. Actions taken by the Executive Committee do not require ratification by the Valero Board. For 1997 the Executive Committee also reviewed possible director candidates and recommended individuals for election as a director. The Executive Committee also reviewed and recommended assignments for the Committees of the Valero Board following the Annual Meeting. Current members of the Executive Committee are Robert G. Dettmer (Chairman), Ronald K. Calgaard, A. Ray Dudley, William
E. Greehey, and Lowell H. Lebermann.

COMPENSATION OF DIRECTORS

  Non-employee directors receive a retainer fee of $18,000 per year, plus $1,000 for each Valero Board and committee meeting attended. Each director is also reimbursed for expenses of meeting attendance. Directors who are employees of Valero receive no compensation (other than reimbursement of expenses) for serving as directors.

  Valero maintains the 1990 Restricted Stock Plan for Non-Employee Directors ("Director Plan") and the Non-Employee Director Stock Option Plan ("Director Option Plan") to supplement the compensation paid to non-employee directors and increase their identification with the interests of Valero's stockholders through ownership of Common Stock ("Director Stock"). Under the Director Plan, non-employee directors receive grants of Director Stock that vest (become nonforfeitable) in three equal annual installments. Upon election to the Valero Board, each non-employee director receives a grant, the value of which is determined annually based on changes in the consumer price index. Annual installments usually vest on or about the date of the Annual Meeting of the stockholders of Valero. When all of the Director Stock previously granted to a director is fully vested and the director is reelected for an additional term, or his term of office otherwise continues after his Director Stock is fully vested, another similar grant is made. However, if a director is not eligible for reelection due to Valero's mandatory retirement policy or if a director does not intend to stand for reelection, the grant is reduced pro rata based on the number of years remaining to the end of that director's term. Directors receiving a grant in 1997 will receive Director Stock having a value of approximately $54,000.

  The Director Option Plan provides non-employee directors of Valero automatic annual grants of stock options for Valero Common Stock. To the extent necessary, the Plan is administered by the Compensation Committee of the Valero Board. The Plan provides that each new non-employee director elected to the Valero Board automatically receives an initial grant of 5,000 options. On the date of each subsequent annual meeting of stockholders of Valero, each non-employee director (other than new non-employee directors receiving their initial grant of 5,000 options) automatically receives a grant of 1,000 additional options. Stock options awarded under the Director Option Plan have an exercise price equal to the market price of the Valero Common Stock on the date of grant. The initial grant of options to each non-employee director vests in three equal annual installments on each anniversary date of the grant. The subsequent annual grants of 1,000 options vest fully six months following the date of grant. All options expire ten years following the date of grant. Options vest and remain exercisable in accordance with their original terms in the case of a director retiring from the Valero Board. In the event of a "Change of Control" as defined in the Director Option Plan, all options previously granted under the plan immediately become vested or exercisable upon the date of the Change of Control, except as otherwise provided in the plan. The Director Option Plan also provides for adjustment in the number of options to prevent dilution or enlargement of the benefits or potential benefits intended under the plan in the event the Compensation Committee determines that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Valero or other similar corporate transaction or event affects the Valero Common Stock.

  Under the Retirement Plan for Non-Employee Directors ("Retirement Plan"), non-employee directors become entitled to a retirement benefit upon completion of five years of service. The annual benefit at retirement is equal to 10% of the highest annual cash retainer paid to the director during his or her service on the Valero Board, multiplied by the number of full and partial years of service (not to exceed 10 years). Such benefit is then paid for a period equal to the shorter of the director's number of years of service or the director's lifetime, but in no event for longer than 10 years. The Retirement Plan provides no survivor benefits and is an unfunded plan paid from the general assets of Valero.

ELECTION OF CLASS II DIRECTORS

  Three Class II directors will be elected at the Annual Meeting to serve until the 2000 Annual Meeting of Stockholders, or if the Merger is approved by Valero stockholders, for terms ending on the date of consummation of the Merger.

  Edward C. Benninger, James L. (Rocky) Johnson and Robert G. Dettmer have been nominated for election as Class II directors. The Valero Board was reduced from ten to nine members upon the resignation of F. Joseph Becraft from the Board on November 20, 1996 and will be further reduced to eight members upon the retirement from the Valero Board of A. Ray Dudley at the Annual Meeting. Upon recommendation of the Executive Committee, the Valero Board at its meeting on April 11, 1997 determined to fix the number of directors at eight members effective at the date of the Annual Meeting. Valero's Bylaws permit a Class III director to be redesignated as a Class II director so that after the redesignation and election of Class II directors at the Annual Meeting, the Valero Board would consist of two Class I directors, three Class II directors, and three Class III directors. Subject to his being duly elected as a Class II director at the Annual Meeting, Mr. Dettmer has agreed to be redesignated as a Class II director and to resign as a Class III director. Should Mr. Dettmer not be elected as a Class II director, he would not be redesignated as a Class II director but would instead serve the remainder of his term as a Class III director. Class III directors are scheduled to stand for reelection in 1998.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH SUCH NOMINEE.

  Directors are elected by a plurality of the shares of Valero Common Stock represented at the Annual Meeting and entitled to vote. Votes "withheld" from a nominee will not count against the election of the nominee, and the three nominees for Class II director receiving the greatest number of votes, whether or not such votes represent a majority of the shares present and voting at the Annual Meeting, will be elected as Class II directors.

  In the election of directors each share has as many votes as there are directors to be elected, and those votes may be cumulated and voted for one nominee, or they may be distributed among the nominees in any way the stockholder desires. To vote cumulatively, the stockholder should write the words "cumulative" followed by the name of the nominee or nominees selected on the line under Item 1 of the proxy. Otherwise, for shares represented by proxies the votes will be cast, except when authority to vote is withheld for any nominee, for the election of the nominees in equal proportions unless the persons named therein as proxies shall, in accordance with their best judgment, otherwise direct. If any nominee should be unavailable as a candidate at the time of the meeting, either the number of directors constituting the full Valero Board will be appropriately reduced to eliminate the vacancy, or the persons named as proxies will vote, in accordance with their best judgment, for any available nominee. The Valero Board has no reason to believe that any current nominee will be unable to serve.

INFORMATION CONCERNING NOMINEES AND OTHER DIRECTORS

  The following table sets forth information concerning each nominee for election as a director and the current directors whose terms expire in 1998 and 1999. The information regarding directors of Valero contained herein is based partly on data furnished by the directors and partly on Valero's records. There is no family relationship among any of the executive officers, directors or nominees for director of Valero.

                                             EXECUTIVE
                                             OFFICER OR  AGE AS OF   PRESENT CURRENT
                          POSITION(S) HELD    DIRECTOR  DECEMBER 31,  TERM   DIRECTOR
NAME                         WITH VALERO       SINCE        1996     EXPIRES  CLASS
----                     ------------------- ---------- ------------ ------- --------
NOMINEES
Edward C. Benninger..... Director, President    1979         54       1997     II
Robert G. Dettmer....... Director               1991         65       1998     III*
James L. Johnson........ Director               1991         69       1997     II
OTHER CURRENT DIRECTORS
Ronald K. Calgaard...... Director               1996         59       1999     I
A. Ray Dudley........... Director               1988         72       1997     II

                                            EXECUTIVE
                                            OFFICER OR  AGE AS OF   PRESENT CURRENT
                          POSITION(S) HELD   DIRECTOR  DECEMBER 31,  TERM   DIRECTOR
NAME                        WITH VALERO       SINCE        1996     EXPIRES  CLASS
----                     ------------------ ---------- ------------ ------- --------
Ruben M. Escobedo....... Director              1994         59       1998     III
William E. Greehey...... Director, Chairman    1979         60       1998     III
                          of the Board and
                          Chief Executive
                          Officer
Lowell H. Lebermann..... Director              1986         57       1998     III
Susan Kaufman Purcell... Director              1994         54       1999     I

--------
* Subject to his being duly elected as a Class II director at the Annual Meeting, Mr. Dettmer has agreed to be redesignated as a Class II director and to resign as a Class III director. Should Mr. Dettmer not be elected as a Class II director, he would not be redesignated as a Class II director but would instead serve the remainder of his term as a Class III director.

  Mr. Benninger has served as a director of Valero since 1990. He was elected President and Chief Financial Officer of Valero in 1996. He had served as Executive Vice President of Valero since 1989, and previously served as Chief Operating Officer of Valero Natural Gas Company from 1992 to 1995. He has served in various other capacities with Valero since 1975.

  Mr. Johnson has been a director of Valero since 1991. He previously served as Chairman and Chief Executive Officer of GTE Corporation from 1988 to 1992, and since 1992 has served as Chairman Emeritus. Mr. Johnson also serves as a director of CellStar Corporation, FINOVA Group, Inc., Harte-Hanks Communications, Inc., The Mutual Life Insurance Company of New York and Walter Industries, Inc.

  Dr. Calgaard has been a director of Valero since 1996. He has served as President of Trinity University, San Antonio, Texas, since 1979. Dr. Calgaard previously served as a director of Valero Natural Gas Company from 1987 until 1994.

  Mr. Dettmer was elected as a director of Valero in 1991. He retired from PepsiCo, Inc. in 1996 after serving as Executive Vice President and Chief Financial Officer since 1986.

  Mr. Dudley has served as a director of Valero since 1988 and currently serves as an independent consultant in the petroleum industry. Mr. Dudley served in various capacities with Tenneco Oil Company from 1959 until his retirement in 1987.

  Mr. Escobedo was elected as a director of Valero in 1994. He has been with his own public accounting firm, Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977. Mr. Escobedo also serves as a director of Cullen/Frost Bankers, Inc. and previously served as a director of Valero Natural Gas Company from 1989 to 1994.

  Mr. Greehey has served as Chief Executive Officer and as a director of Valero since 1979 and as Chairman of the Board since 1983. He retired from his positions as President and Chief Executive Officer in June 1996. Upon request of the Board, Mr. Greehey resumed his position as Chief Executive Officer following the resignation of Mr. Becraft in November 1996. Mr. Greehey is also a director of Weatherford Enterra, Inc. and Santa Fe Energy Resources, Inc.

  Mr. Lebermann was elected as a director of Valero in 1986, and previously served on Valero's Board from 1979 to 1983. Mr. Lebermann has been President of Centex Beverage, Inc., a beverage distributor, in Austin, Texas, since 1981. Mr. Lebermann is also a director of Station Casinos, Inc. and of Franklin Federal Bankcorp, a Federal Savings Bank, Austin, Texas.

  Dr. Purcell was elected as a director of Valero in 1994. She has served as Vice President of the Americas Society in New York, New York since 1989 and is also Vice President of the Council of the Americas. She is a consultant for several international and national firms and serves on the boards of several mutual funds, including The Argentina Fund, The Latin America Dollar Income Fund and Scudder World Income Opportunities Fund.

  For detailed information regarding the nominees' holdings of Valero Common Stock, compensation and other arrangements, see "Information Regarding the Board of Directors," "Beneficial Ownership of Valero Securities," "Executive Compensation," "Arrangements with Certain Officers and Directors," and "Transactions with Management and Others."

                   BENEFICIAL OWNERSHIP OF VALERO SECURITIES

  The following table sets forth information as of December 31, 1996, with respect to each entity known to Valero to be the beneficial owner of more than five percent of Valero Common Stock, based solely upon a statement on Schedule 13G filed by such entity with the Securities and Exchange Commission ("SEC"):

                                                           SHARES
                                                        BENEFICIALLY   PERCENT
TITLE OF CLASS   NAME AND ADDRESS OF BENEFICIAL OWNER      OWNED       OF CLASS
--------------   ------------------------------------   ------------   --------
Common Stock     Franklin Resources, Inc.(1)             6,366,167       14.4%
                 777 Mariners Island Blvd.
                 San Mateo, CA 94404
Common Stock     Merrill Lynch & Co., Inc.(2)            4,160,610        9.4%
                 World Financial Center, North Tower
                 250 Vessey Street
                 New York, NY 10281
Common Stock     Frost National Bank of                  4,027,492        9.1%
                 San Antonio, N.A.(3)
                 100 West Houston Street
                 San Antonio, TX 78205
Common Stock     The Capital Group Companies, Inc.(4)    3,292,700        7.4%
                 75 State Street
                 Boston, MA 02109
Common Stock     Wellington Management Company(5)        2,841,946        6.4%
                 75 State Street
                 Boston, MA 02109

--------
(1) Franklin Resources, Inc. has reported that it and certain of its shareholders and subsidiaries have sole voting power with respect to 5,960,170 shares, shared voting power with respect to 459,997 shares and shared dispositive power with respect to 6,366,167 shares.

(2) Merrill Lynch & Co., Inc. has reported that it has shared voting power with respect to 4,160,610 shares, while certain of its subsidiaries have shared voting power and shared dispositive power with respect to up to 4,160,610 shares.

(3) Frost National Bank of San Antonio, N.A. has reported that it has shared voting and dispositive power with respect to 4,027,492 shares in its capacity as Trustee for the Valero Thrift Plan, the leveraged Valero Employees' Stock Ownership Plan, the non-leveraged Valero Employees' Stock Ownership Plan, the Valero Benefits Trust and the Valero SERP.

(4) The Capital Group Companies, Inc. has reported that it and certain investment management subsidiaries have sole voting power with respect to 600 shares and sole dispositive power with respect to 3,292,700 shares. One such subsidiary, Capital Research and Management Company, has also reported that it has sole dispositive power with respect to 2,823,180 of such shares.

(5) Wellington Management Company, LLP has reported shared dispositive power with respect to 2,841,946 shares and shared voting power with respect to 126,099 shares. Its affiliate, Vanguard/Windsor Fund, Inc., has reported shared dispositive power with respect to 2,688,100 of such shares.

  Except as otherwise indicated, the following table sets forth information as of March 31, 1997, regarding Valero Common Stock and Valero Convertible Preferred Stock beneficially owned (or deemed to be owned) by each nominee for director, each current director, each executive officer named in the Summary Compensation Table, and all current directors and executive officers of Valero as a group. Such information has been furnished to Valero by such persons and cannot be independently verified by Valero. The Valero Convertible Preferred Stock has been called for redemption and will be redeemed prior to the Annual Meeting.

                                  COMMON STOCK
                                   SHARES                   $3.125     PERCENT
                                BENEFICIALLY SHARES UNDER CONVERTIBLE OF CLASS
                                   OWNED     EXERCISABLE   PREFERRED   (COMMON
NAME OF BENEFICIAL OWNER (1)     (2)(3)(4)    OPTIONS(5)   STOCK(2)   STOCK)(2)
----------------------------    ------------ ------------ ----------- ---------
F. Joseph Becraft(6)...........         0            0           0         *
Edward C. Benninger............   114,247       75,139       1,000         *
Ronald K. Calgaard.............     2,142        1,667           0         *
Terrence E. Ciliske............    18,648       26,918           0         *
Robert G. Dettmer(7)...........     5,877        3,000           0         *
A. Ray Dudley..................     8,141        3,000           0         *
Ruben M. Escobedo(8)...........     3,094        3,000           0         *
William E. Greehey.............   369,861      478,184       4,385       1.9%
James L. Johnson...............     3,852        3,000           0         *
Lowell H. Lebermann............     2,244        3,000           0         *
E. Baines Manning..............    47,959       43,750       1,000         *
Stan L. McLelland..............    93,596       56,504           0         *
Susan Kaufman Purcell..........     2,289        3,000           0         *
All executive officers and
 directors as a group,
 including
 the persons named above (15
 persons)(9)...................   704,828      746,873       6,385       3.3%

--------
* Indicates that the percentage of beneficial ownership does not exceed 1% of the class.

(1) The business address for all beneficial owners listed above is 530 McCullough Avenue, San Antonio, Texas 78215.

(2) No executive officer, director or nominee for director of Valero owns any class of equity securities of Valero other than Valero Common Stock and Valero Convertible Preferred Stock. Neither any such person, nor all such persons as a group, owns 1% or more of the Valero Convertible Preferred Stock. The calculation for Percent of Class includes shares listed under the captions "Shares Beneficially Owned" and "Shares Under Exercisable Options."

(3) Includes shares allocated pursuant to various employee stock plans available to its employees generally (collectively, the "Employee Stock Plans"), as well as shares granted under Valero's Restricted Stock Bonus and Incentive Stock Plan (the "Restricted Stock Plan"), Executive Stock Incentive Plan ("ESIP") and the Director Plan. Except as otherwise noted, each person named in the table, and each other executive officer, has sole power to vote or direct the vote of all such shares beneficially owned by him or her. Except as otherwise noted, each person named in the table, and each other executive officer, has sole power to dispose or direct the disposition of shares beneficially owned by him or her. Valero Common Stock granted under the Restricted Stock Plan, ESIP and the Director Plan ("Restricted Stock") may not be disposed of until vested.

(4) Does not include shares that could be acquired under options, which information is set forth in the second column.

(5) Includes shares subject to options that are exercisable within 60 days from March 31, 1997. Such shares may not be voted unless the options are exercised. Options that may become exercisable within such 60 day period only in the event of a change of control of Valero are excluded. None of the current executive officers, directors or nominees for director of Valero holds any rights to acquire Valero Common Stock except through exercise of stock options.

(6) Mr. Becraft resigned from his position as a director of Valero and as Chief Executive Officer of Valero effective November 20, 1996.

(7) Includes shares held by spouse.

(8) Includes shares held by spouse and shares held in a trust.

(9) Certain officers of Valero not designated as executive officers by the Valero Board do not perform the duties of executive officers and are not classified as "executive officers" for purposes of this Proxy Statement-Prospectus.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires Valero's executive officers, directors, and greater than 10 percent stockholders to file certain reports of ownership and changes in ownership. Based on a review of the copies of such forms received and written representations from certain reporting persons, Valero believes that, during the year ended December 31, 1996, its executive officers, directors and greater than 10 percent stockholders were in compliance with applicable requirements of Section 16(a).

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the cumulative total stockholder return on Valero Common Stock against the cumulative total return of the S&P 500 Composite Index and the S&P Oil (Domestic Integrated) Index for the period of five fiscal years commencing December 31, 1991 and ending December 31, 1996. As a result of Valero's reacquisition of the publicly held interest in Valero Natural Gas Partners, L.P. in 1994, Valero has significant operations in both the refining and natural gas industries. Accordingly, the accompanying graph also contains supplemental information for the S&P Natural Gas Index for the same period.

                       [PERFORMANCE GRAPH APPEARS HERE]

  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG VALERO, THE S&P 500 INDEX, THE S&P OIL (DOMESTIC INTEGRATED) INDEX AND THE S&P NATURAL GAS INDEX

                                 12/1991 12/1992 12/1993 12/1994 12/1995 12/1996
                                 ------- ------- ------- ------- ------- -------
Valero Common Stock.............   100      78      74      60      90     107
S&P 500.........................   100     108     118     120     165     203
S&P Oil (Domestic Integrated)...   100     102     108     113     129     196
S&P Natural Gas.................   100     111     132     126     179     237

--------
*Assumes that the value of the investment in Valero Common Stock and each index was $100 on December 31, 1991, and that all dividends were reinvested.

  The foregoing Performance Graph and related textual information are based on historical data and are not necessarily indicative of future performance. The S&P Oil (Domestic Integrated) Index includes Amerada Hess Corp., Atlantic Richfield Co., Occidental Petroleum Corp., Pennzoil Co., Philips Petroleum Co., USX-Marathon Group and Unocal Corp. The S&P Natural Gas Index includes Coastal Corp., Columbia Gas System, Inc., Consolidated Natural Gas Co., Eastern Enterprises, Enron Corp., Enserch Corp., NICOR Inc., NorAm Energy Corp., ONEOK Inc., Pacific Enterprises, PanEnergy Corp., Peoples Energy Corp., Sonat Inc., and Williams Companies, Inc.

  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                 COMPENSATION

  Valero's executive compensation programs are administered by the Compensation Committee (the "Committee") of the Valero Board. The Committee is composed of four independent outside directors not eligible to participate in Valero's executive compensation programs. The Committee's policies are implemented by Valero's compensation and benefits staff under the direction of the Director, Human Resources. Valero's executive compensation programs are intended to provide strong incentives for high performance, enabling Valero to recruit, retain, and motivate the executive talent necessary to be successful.

  Overview. Valero's executive compensation program includes base salary, an annual incentive bonus opportunity and long-term, stock-based incentives. The CEO and other executive officers also participate in benefit plans generally available to employees of Valero. Because of its ongoing business activities, Valero competes for executive talent in both the oil refining industry and the natural gas industry. Accordingly, for purposes of determining executive compensation levels, Valero utilizes a subgroup of companies from a nationally recognized compensation database compiled by Hewitt Associates, L.L.C. ("Hewitt"), an independent compensation consultant retained by Valero. The subgroup consists of 17 companies with significant participation in the oil refining industry or natural gas industry (the "Comparator Group"). The Comparator Group has been approved by the Committee, and the companies in the Comparator Group are identified in Appendix D; there were no changes in the Comparator Group for 1996. Base salary, bonuses, and other compensation recommendations are developed by Valero's compensation and benefits staff, reviewed by Hewitt and submitted to the Committee for consideration. Other nationally recognized compensation surveys are utilized to validate the information provided by Hewitt. In establishing and implementing executive compensation arrangements, the Committee reviews and discusses the staff recommendations directly with representatives of Hewitt.

  Annual incentive bonuses, when awarded, are related both to measures of Valero financial performance and to individual performance. Long-term incentives, consisting of performance shares, restricted stock and stock option grants, as well as the noncash portion of annual incentive bonus awards, are intended to balance executive management focus between short- and long-term goals and provide capital accumulation linked directly to the performance of Valero Common Stock. Base salary levels are targeted at approximately the 50th percentile of the Comparator Group, while annual incentive compensation and long-term incentive compensation, when awarded, are targeted at the 65th percentile. While no specific percentile target is set for overall compensation, the Committee intends that each executive's total compensation package favor longer-term and variable compensation over fixed compensation. For the six executives named in the Summary Compensation Table, the average base salary component of total annual and long-term compensation for 1996, as reported in the Summary Compensation Table, was approximately 27%, while the average annual incentive and longer-term compensation component was approximately 73%. For purposes of the preceding sentence, stock options granted in 1996 have been valued using the "grant date present value" set forth in the table below titled "Option/SAR Grants in the Last Fiscal Year."

  Base Salaries. Base salaries for each executive position are set based upon the Hewitt compensation survey data for Comparator Group positions with similar duties and levels of responsibility. Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance or the performance of Valero. Salaries are also periodically adjusted to remain competitive with the Comparator Group. Base salaries for the named executive officers (other than Mr. Greehey and Mr. Becraft) were increased in mid-1996 by an average of approximately 4.5% in order to maintain salaries at targeted levels.

  Annual Incentive Bonus. Executive officers have the opportunity to earn an annual incentive bonus based on three factors: (i) the position of the executive officer, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus, with the targets for the named executive officers ranging from a low of approximately 45% of base salary to approximately 60% of base salary (for the CEO); (ii) realization by Valero of quantitative financial performance targets approved by the Committee; and (iii) a qualitative evaluation of the individual's performance. For each executive, the targeted percentage of base salary is adjusted, upward or downward, based upon Valero's achievement of the financial performance goals. In addition, the Committee considers the total amount of executive bonuses in relation to earnings available to Valero Common Stock. The Committee retains discretion to adjust the bonus targets by up to approximately 25%, based upon such factors as it deems to be appropriate, and ultimately to determine whether to award a bonus to any individual. Four approximately equally weighted quantitative measures of Valero financial performance were utilized in establishing incentive bonuses for 1996, consisting of (i) return on equity ("ROE") compared with the average ROE for a group of 11 similarly-sized companies in the oil refining and natural gas businesses (the "Target Group"); (ii) return on investment ("ROI") compared with the Target Group; (iii) earnings per share of Valero Common Stock in 1996 compared with 1995; and (iv) the daily average closing price of a share of Valero Common Stock during December 1996, compared with the daily average closing price during the corresponding period in the prior year. For the ROE and ROI financial performance measures, the targeted salary percentage is subject to adjustment, upward or downward, depending upon whether Valero's ROE and ROI exceeds, or falls short of, the average ROE and ROI for the Target Group. For the earnings per share and stock price performance measures, the Committee establishes a targeted performance range; the targeted salary percentage is then subject to adjustment if Valero's performance exceeds or falls short of the preestablished ranges. The four performance factors were given approximately equal weight in determining potential adjustments to the targeted salary percentages for 1996. ROE and ROI are measured against the Target Group, rather than the Comparator Group, because (i) some entities for which compensation survey information is either not available or not comparable are nonetheless included in the Target Group because their operations are most comparable to Valero; and (ii) some entities with which Valero competes for executive talent, and which are therefore included in the Comparator Group, have operations sufficiently different in size or scope from Valero's to make financial comparisons less meaningful. In 1996, the Target Group was reduced from 12 to 11 companies to reflect the deletion of one refining company which had substantially under-performed the other refining companies in the Target Group.

  For 1996, Valero's performance was slightly below the Target Group average for ROE, equal to the Target Group average for ROI, substantially above the earnings per share target range and slightly above the stock price target range. Based on these results, the Committee (and, in the case of Mr. Benninger, the Valero Board) ultimately determined to adjust the bonus target amounts for the named executives (other than the CEO) by an average of approximately 21% from the originally targeted amounts. In reaching this result, the Committee and the Valero Board adjusted each individual bonus amount, upward or downward, to reflect the Committee's or the Valero Board's subjective evaluation of individual performance.

  Approximately seventy-five percent of the gross amount of each executive's 1996 annual incentive award was paid in shares of Valero Common Stock and the remainder in cash, with applicable federal income and other taxes being paid out of the stock portion of the award. The Committee believes that this allocation is consistent with Valero's goal of emphasizing stock ownership in both short-term and long-term compensation and providing a vested interest and incentive for long-term financial and operating performance.

  Long-Term Incentive Awards. To provide stock-based longer-term compensation for executives, Valero maintains the Executive Stock Incentive Plan ("ESIP"), which was approved by the stockholders in 1995. The plan authorizes awards of performance shares ("Performance Shares"), which vest (become nonforfeitable) upon the achievement of an objective performance goal, as well as grants of restricted shares of Valero Common Stock ("Restricted Stock") which vest over a period determined by the Committee. In 1996, the Committee determined to reduce the general use of Restricted Stock and to emphasize the use of Performance Shares. For each eligible executive, a targeted number of Performance Shares is set with an aggregate hypothetical market value at the date of grant targeted at the 65th percentile of the Comparator Group. Such targeted award can then be adjusted based upon an individual subjective performance evaluation, which (for executives other than the CEO) is based upon the recommendation of the CEO, and such other factors as the Committee deems appropriate. As with the annual incentive bonus, discretion is retained by the Committee ultimately to determine that no award should be made. The total number of shares awarded is a function of the Valero Common Stock price at the time of grant and the number of shares required to achieve the percentile compensation target. In the past, the Committee has generally made awards of Performance Shares or Restricted Stock every year.

  Performance Shares will vest only upon the achievement of an objective performance goal. The Committee established total stockholder return ("TSR") as the performance measure for determining what portion of the 1996 Performance Share awards will vest. Each 1996 award is subject to vesting in three increments, based upon Valero's TSR during rolling three-year periods with the first such three-year period ended December 31, 1996. At the end of each three-year period, Valero's TSR is compared to the Target Group of companies and ranked by quartile. Participants then earn 0%, 50%, 100% or 150% of the initial grant amount depending upon whether Valero's TSR is in the last, 3rd, 2nd or 1st quartile; 200% would be earned if Valero ranks highest in the group. Amounts not earned in a given three-year period can be carried forward for one additional three-year period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for such subsequent period. For the performance period ended December 31, 1996, Valero's performance ranked in the second quartile, resulting in a vesting of 100% of the initial grant amounts for such period. The Committee believes this type of incentive award strengthens the tie between pay and performance for Valero's executive compensation program. Because Performance Share awards are intended to provide an incentive for future performance, the amount of the awards is not based upon past Valero performance. Additionally, in determining individual awards the Committee does not consider Performance Shares or Restricted Stock previously awarded or currently held, because such considerations are not reflected in the compensation survey information upon which awards are based, and because Valero does not wish to encourage executives to sell stock in order to qualify for additional awards. See "Stock Retention Guidelines," below.

  In November 1996, Mr. Becraft, who was then serving as President and CEO of Valero, resigned. The Valero Board requested that Mr. Greehey, who had retired as CEO in June 1996, again serve as CEO; at the same time, Mr. Benninger was elected to serve as President. The Valero Board determined to make a special grant of 60,000 shares of Restricted Stock to Mr. Greehey and 20,000 shares of Restricted Stock to Mr. Benninger. Except for the grant to Mr. Becraft described below, no other awards of Restricted Stock were made in 1996 to any of the other executive officers named in the Summary Compensation Table. The awards made to Mr. Greehey and Mr. Benninger were principally intended to serve as a special incentive for successful completion of the strategic transaction represented by the Merger Agreement and will vest in their entirety upon consummation of that transaction. In the event a strategic transaction is not consummated, such shares of Restricted Stock could vest in equal installments over a period of three years, but will be subject to forfeiture if the executive terminates employment for any reason (other than death or disability) prior to vesting. Recipients of Restricted Stock participate in any appreciation or depreciation in the market price of the Valero Common Stock during the vesting period and thereafter as long as such stock is retained.

  Stock Retention Guidelines. Beginning in 1996, the Committee implemented stock retention guidelines for executive officers and certain other key executives of Valero. The Committee and Valero have always encouraged employee stock ownership and, although informal encouragement has been successful, the Committee believed that the adoption of formal guidelines will strengthen the goals for long-term performance. The guidelines will apply to the CEO, other executive officers and key executive division heads (currently a total of 13 executives). The guidelines are established at five times annual salary for the CEO, three times annual salary for four functional head executive officers and one times annual salary for the remaining executives. While all executives currently meet or exceed the guidelines, a period of three years was provided as a time frame in which to achieve the established guideline. Considering the past success of informal methods, the Committee did not adopt any formal measures should guidelines not be met. Valero's employees as a whole are estimated to own or control approximately 17% of Valero Common Stock (including both exercisable stock options and shares beneficially owned) and the executives participating in the stock retention program are estimated to own or control approximately 4%. The Committee believes these levels of ownership, coupled with the adopted guidelines, exemplify executive management's ongoing commitment to improvement in Valero's performance.

  Stock Options. Under the ESIP, as well as under Valero's Stock Option Plans No. 3 and No. 4, the Committee may grant stock options to executive officers. Procedures for determining the number of options to be granted are in all material respects the same as for Performance Share awards. The option awards made by the Committee in 1996 will vest over a period of three years in equal installments and remain exercisable for ten years. The award and vesting of stock options are not contingent on achievement of any specified performance targets, but the options will provide a benefit to the executive only to the extent that there is appreciation in the market price of the Valero Common Stock during the option period.

  Determination of the CEO's Compensation. The CEO's compensation is recommended by the Committee and established by the Valero Board. As noted above, Mr. Becraft resigned from his positions as President and CEO of Valero in November 1996 and Mr. Greehey was elected CEO at that time.

  The 1996 compensation of Mr. Becraft consisted of base salary as President for the period January 1 through June 30, and base salary as President and CEO for the period July 1 through November 20, 1996. In addition, Mr. Becraft received an annual award of Performance Shares in January 1996, and a special award of 10,000 shares of Restricted Stock and 40,000 options in May 1996 in recognition of his election as CEO. Effective July 1, 1996, Mr. Becraft's base salary was increased from $400,000 to $500,000 per annum in accordance with the base salary targets described above. Upon his resignation, all stock options, Performance Shares and Restricted Stock previously granted to Mr. Becraft were vested pursuant to the terms of a separation agreement and Mr. Becraft was paid for unused vacation. Mr. Becraft was not paid an incentive bonus for 1996. Base salary comprised approximately 36% of Mr. Becraft's 1996 total annual and long-term compensation as reported in the Summary Compensation Table, versus approximately 64% for long-term and incentive compensation.

  The 1996 compensation of Valero's current CEO, Mr. Greehey, was substantially affected by Mr. Greehey's retirement at July 1, 1996 and subsequent reemployment on November 21, 1996. Mr. Greehey's 1996 compensation included base salary for the period January 1 through June 30, 1996; director fees and consulting fees for the period from July 1, 1996 to November 20, 1996; salary for the period from November 20, 1996 through December 31, 1996, at an annual rate equal to the amount which Mr. Greehey had been receiving immediately prior to his reemployment, consisting of consulting fees, director fees, Pension Plan and SERP payments and deferred compensation plan payments; an annual award of Performance Shares under the ESIP in January 1996; the special Restricted Stock award described above; and an annual incentive bonus paid in January 1997. See "Arrangements with Certain Officers and Directors." Mr. Greehey also received certain categories of income resulting from his retirement and not specifically subject to Valero Board discretion, including the vesting of certain previously reported grants of Restricted Stock; payment of the accumulated balance is his Excess Thrift Plan account; payments under the Pension Plan, SERP and Executive Deferred Compensation Plan for the period July 1, 1996 through November 20, 1996; and payment for unused vacation. In addition, upon becoming a non-employee director on July 1, 1996, Mr. Greehey received a grant of stock options under Valero's Non-Employee Director Stock Option Plan and a grant of Restricted Stock under the 1990 Restricted Stock Plan for Non-Employee Directors in accordance with the provisions of such plans. Mr. Greehey's base salary was not increased in 1996. Base salary comprised approximately 16% of Mr. Greehey's 1996 total annual and longterm compensation reported in the Summary Compensation Table, versus approximately 84% for incentive and long-term compensation. The base salary component comprised a lower percentage of the total in 1996 compared with 1995 because of the special Restricted Stock award described above and Mr. Greehey's retirement at July 1, 1996. The CEO's base salary and annual incentive bonus, when paid, are determined using the procedures described above. In determining the CEO's incentive bonus for 1996, the Committee considered the four financial performance measures, and made substantially the same adjustments, as discussed above. Based upon these factors, on January 23, 1997, the Committee recommended, and the Valero Board approved an incentive bonus for Mr. Greehey of $670,739, which was 11% above his original bonus target.

  Tax Policy. Under Section 162(m) of the Code, with certain exceptions, publicly held corporations, including Valero, may not take a tax deduction for compensation in excess of $1 million paid to the CEO or the other four most highly compensated executive officers named in the Summary Compensation Table and serving at year-end. Section 162(m) will not apply to limit the deductibility of performance-based compensation exceeding $1 million if such compensation is paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a qualifying performance-based compensation plan adopted by the Committee, and (iii) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation. Valero believes that options granted under its stock option plans (including stock option awards under the ESIP) qualify as performance based compensation and are not subject to any deductibility limitations under Section 162(m) of the Code. However, the ESIP does not require satisfaction of quantifiable performance goals for awards of Restricted Stock, and the performance goals adopted for the Performance Shares, as described above, have not been specifically approved by the stockholders. Accordingly, Restricted Stock and Performance Share grants heretofore made under the ESIP are ineligible for the performance-based compensation exception of Section 162(m) described above.

  Valero believes that all compensation paid to Mr. Becraft in 1996 will be deductible. However, the deductibility of Mr. Greehey's 1996 compensation under Section 162(m) may have been affected by Mr. Greehey's reemployment in November 1996. Absent such reemployment, Valero believes that application of
Section 162(m) would not have materially affected Valero's ability to deduct amounts earned by Mr. Greehey in 1996, since Section 162(m) is applicable only to persons serving as executive officers at year-end. However, Mr. Greehey's retirement triggered certain income to him, including the vesting of Restricted Stock and payments under the Excess Thrift Plan and SERP which, as a result of Mr. Greehey's subsequent reemployment, may be required to be counted in determining Valero's tax deduction for 1996. As a result of Mr. Greehey's subsequent reemployment, Valero believes it is unclear whether such payments are required to be counted in determining Valero's tax deduction for 1996. Valero is filing a ruling request with the Internal Revenue Service seeking to preserve a tax deduction for the amounts earned by Mr. Greehey upon and during his retirement. Depending upon the ultimate outcome of such ruling request, Valero estimates that as much as $1.9 million of Mr. Greehey's 1996 income may not be deductible if the income reported by Mr. Greehey by virtue of his retirement is required to be counted in determining his deductible compensation for 1996. For purposes of Section 162(m), the annual incentive bonus paid in January 1996 based on 1995 results is included in 1996 compensation, and the bonus amount shown in the Summary Compensation Table, which is attributable to 1996 performance, will be included in determining 1997 compensation under Section 162(m). Awards of Restricted Stock are generally included in compensation for purposes of Section 162(m) only upon vesting. Since Restricted Stock shown in the Summary Compensation Table vests beginning in 1997, such awards are not included in determining 1996 compensation under Section 162(m).

  The Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers. However, the Committee and the Valero Board believe that it is in the best interests of the stockholders that the Committee retain its flexibility and discretion to make compensation awards to foster other corporate goals, such as to encourage employee retention or to reward achievement of nonquantifiable goals, including achieving progress with specific projects such as the strategic transaction contemplated by the Merger Agreement.

Members of the Compensation Committee:

Lowell H. Lebermann, Chairman Robert G. Dettmer A. Ray Dudley James L. Johnson

  Notwithstanding anything to the contrary set forth in any of Valero's previous filings under the Securities Act, or in the Exchange Act that might incorporate future filings by reference, including this Proxy Statement-Prospectus, in whole or in part, the Performance Graph and Report of the Compensation Committee of the Board of Directors on Executive Compensation shall not be incorporated by reference into any such filings. The foregoing Performance Graph and Report of the Compensation Committee of the Board of Directors on Executive Compensation shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to regulations 14A or 14C under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act.

                            EXECUTIVE COMPENSATION

  The following table provides a summary of compensation paid to the persons serving as Valero's CEO, and to its four other most highly compensated executive officers, for services rendered in all capacities to Valero for the last three years. Benefits under health care, disability, term life insurance, vacation and other plans available to employees generally are not included herein.

                    SUMMARY COMPENSATION TABLE (1994-1996)

                                                                         LONG-TERM
                                       ANNUAL COMPENSATION             COMPENSATION
                                ---------------------------------- ---------------------
                                                        RESTRICTED SECURITIES
                                                          STOCK    UNDERLYING             ALL OTHER
                                                BONUS     AWARDS    OPTIONS/     LTIP    COMPENSATION
ALL OTHER NAME AND POSITION(S)  YEAR SALARY($)  ($)(1)    ($)(2)    SARS(#)   PAYOUTS(3)    ($)(4)
------------------------------  ---- --------- -------- ---------- ---------- ---------- ------------
William E. Greehey(5)...        1996 $497,337  $670,739 $1,545,362    5,000    $325,000    $928,949
Director, Chairman              1995  684,540   560,000    431,250        0           0      73,007
 of the Board and               1994  622,020         0          0  355,300           0      71,664
 Chief Executive
 Officer of Valero
F. Joseph Becraft(5)....        1996 $450,030  $      0 $  276,250   40,000    $271,138    $  4,252
Director, President             1995  266,680   180,000    421,875  120,000           0       4,252
 and Chief Executive
 Officer of Valero
Edward C. Benninger(5)..        1996 $357,180  $335,370 $  497,500   25,000    $ 93,698    $ 28,541
Director and President          1995  342,600   210,000    189,750        0           0      27,016
 of Valero                      1994  335,040         0          0  125,500           0      27,598
Stan L. McLelland.......        1996 $300,930  $111,812 $        0   25,000    $ 70,200    $ 25,631
Executive Vice                  1995  278,700   162,000    138,000        0           0      23,313
 President and General          1994  262,380         0          0   82,600           0      23,836
 Counsel of Valero
E. Baines Manning(6)....        1996 $253,230  $122,989 $        0   18,000    $ 58,500    $ 18,753
Executive Vice                  1995  231,420   120,000     51,750        0           0      12,468
 President of Valero            1994  216,420         0          0   63,500           0      15,524
 Refining and
 Marketing Company
Terrence E. Ciliske(6)..        1996 $180,156  $167,701 $   51,000    3,400    $ 36,823    $ 10,670
Executive Vice
 President of Valero
 Natural Gas Company

--------
(1) In 1994, executives received no bonuses. For 1995, executives received bonuses payable 70% in cash and 30% in Common Stock. For 1996, executives received bonuses payable 25% in cash and 75% in Common Stock. For further information, see the Report of the Compensation Committee of the Board of Directors on Executive Compensation above.

(2) For each named executive officer, the number of shares of Restricted Stock held at December 31, 1996, and the value thereof, based on the closing market price of the Valero Common Stock at December 31, 1996, was as follows: Mr. Greehey: 62,073 shares--$1,776,840; Mr. Benninger: 27,333 shares--$782,407; Mr. McLelland: 5,333 shares--$152,667; Mr. Manning:
    2,000 shares--$57,250; and Mr. Ciliske: 3,400 shares--$97,325. Dividends are paid on the Restricted Stock at the same rate as on Valero's unrestricted Common Stock. The 1996 grants of Restricted Stock to Messrs. Greehey and Benninger will vest upon completion of the transaction contemplated by the Merger Agreement or, if such transaction is not consummated, would vest in annual increments of 33 1/3% beginning on the first anniversary of the grant date. The grant of Restricted Stock to Mr. Becraft vested upon his resignation; Mr. Becraft did not hold Restricted Stock at December 31, 1996.

(3) LTIP payouts are the number of performance share awards vested for 1996 multiplied by the market price per share on the vesting date. For more information see the notes following the table entitled "Long Term Incentive Plans--Awards in Last Fiscal Year."

(4) Amounts include Valero contributions pursuant to the Employee Stock Plans, and that portion of interest accrued under the Executive Deferred Compensation Plan which is deemed to be at "above-market" rates under applicable SEC rules. Messrs. Greehey, Becraft, Benninger, McLelland, Manning and Ciliske were allocated $31,460, $10,975, $25,574, $21,074,
    $18,758, and $10,670, respectively, as a result of Valero contributions to Employee Stock Plans for 1996, and $9,066, $0, $2,967 $4,557, $0 and $0
    respectively, as a result of "above-market" allocations to the Executive Deferred Compensation Plan for 1996. Messrs. Becraft, Manning and Ciliske do not participate in the Executive Deferred Compensation Plan. Amounts for Mr. Greehey also include executive insurance policy premiums with respect to cash value life insurance (not split-dollar life insurance) in the amount of $13,000 for 1994 and 1995 and $7,583 for 1996; such amounts for 1996 also include (i) consulting fees ($141,667), Board fees ($29,833), SERP payments ($278,862) and the interest component of deferred compensation plan payments ($27,648) made during the period following his retirement and prior to his reemployment, and (ii) payments made following his retirement for Excess Thrift Plan balances ($339,617) and unused vacation ($63,213). Payments received during Mr. Greehey's retirement directly from the Pension Plan are excluded.

(5) Mr. Becraft was employed by Valero beginning May 1, 1995, and was elected President of Valero on January 1, 1996 and Chief Executive Officer of Valero on June 30, 1996. Mr. Greehey resigned from his position as Chief Executive Officer of Valero on June 30, 1996. Mr. Becraft resigned from his positions as President and Chief Executive Officer of Valero on November 20, 1996, whereupon Mr. Greehey was reap- pointed Chief Executive Officer of Valero. At that time, the Valero Board also promoted Mr. Benninger from Executive Vice President to President of Valero.

(6) The Valero Board has determined to include Mr. Ciliske and Mr. Manning in the Summary Compensation Table in accordance with Rule 3b-7 under the Exchange Act. Mr. Ciliske was not an executive officer of Valero for any part of 1994 or 1995.

STOCK OPTION GRANTS AND RELATED INFORMATION

  The following table provides further information regarding the grants of stock options to the named executive officers reflected in the Summary Compensation Table.

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                         NUMBER OF
                         SECURITIES    PERCENT
                         UNDERLYING    OF TOTAL
                          OPTIONS/     OPTIONS/                  MARKET
                            SARS     SARS GRANTED  EXERCISE OR  PRICE AT              GRANT DATE
                          GRANTED    TO EMPLOYEES  BASE PRICE  GRANT DATE EXPIRATION PRESENT VALUE
NAME                       (#)(1)   IN FISCAL YEAR   ($/SH)      ($/SH)      DATE       ($)(2)
----                     ---------- -------------- ----------- ---------- ---------- -------------
William E. Greehey......    5,000         .69%      $25.3125    $25.3125  07/01/2006   $ 29,580
F. Joseph Becraft.......   40,000        5.56%      $27.5625    $27.5625  05/30/2006    259,440
Edward C. Benninger.....   25,000        3.47%      $27.5625    $27.5625  05/30/2006    162,150
Stan L. McLelland.......   25,000        3.47%      $27.5625    $27.5625  05/30/2006    162,150
E. Baines Manning.......   18,000        2.50%      $27.5625    $27.5625  05/30/2006    116,748
Terrence E. Ciliske.....    7,500        1.04%      $27.5625    $27.5625  05/30/2006     48,645
                            2,500         .35%      $25.3125    $25.3125  07/01/2006     14,790

--------
(1) Options granted in 1996 vest (become exercisable and nonforfeitable) in equal increments over a three year period from the date of grant. In the event of a change of control of Valero (including stockholder approval of the Merger Agreement), such options would also become immediately exercisable pursuant to provisions of the plan or of an executive severance agreement. Under the terms of the plan, the exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(2) A variation of the Black-Scholes option pricing model was used to determine grant date present value. This model is designed to value publicly traded options. Options issued under Valero's option plans are not freely traded, and the exercise of such options is subject to substantial restrictions. Moreover, the Black-Scholes model does not give effect to either risk of forfeiture or lack of transferability. The estimated values under the Black-Scholes model are based on assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The estimated grant date present values presented in this table were calculated using an expected average option term of 3.32 years, a risk-free rate of return of 6.41%, an average volatility rate of 25.4% for the options expiring 5/30/2006 and 25.17% for the options expiring 7/1/2006 and a dividend yield of 1.88% for the options expiring 5/30/2006 and 2.04% for the options expiring 7/1/2006. The actual value of stock options could be zero; realization of any positive value depends upon the actual future performance of the Valero Common Stock, the continued employment of the option holder throughout the vesting period and the timing of the exercise of the option. Accordingly, the values set forth in this table may not be achieved.

  The following table provides information regarding securities underlying options exercisable at December 31, 1996, and options exercised during 1996, for the executive officers named in the Summary Compensation Table:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                                                               VALUE OF UNEXERCISED
                                                    NUMBER OF SECURITIES           IN-THE-MONEY
                                                   UNDERLYING UNEXERCISED        OPTIONS/SARS AT
                         SHARES ACQUIRED  VALUE   OPTIONS/SARS AT FY-END(#)       FY-END ($)(1)
                           ON EXERCISE   REALIZED ------------------------- --------------------------
NAME                           (#)         ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLES
----                     --------------- -------- ----------- ------------- ----------- --------------
William E. Greehey......        --          --      510,184        5,000    $4,522,154    $   15,625
F. Joseph Becraft.......        --          --      160,000           --     1,167,500            --
Edward C. Benninger.....        --          --       62,472      133,833       364,587     1,031,800
Stan L. McLelland.......        --          --       47,857       96,266       328,157       682,762
E. Baines Manning.......        --          --       38,217       72,833       270,792       524,300
Terrence E. Ciliske.....        --          --       24,019       25,400       158,628       155,588

--------
(1) Represents the dollar value obtained by multiplying the number of unexercised options/SARs by the difference between the stated exercise price per share of the options/SARs and the average market price per share of Valero Common Stock on December 31, 1996.

LONG-TERM INCENTIVE PLANS

  The following table provides information regarding long-term incentive grants to the named executive officers reflected in the Summary Compensation Table.

           LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR(1)

          ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK PRICE-BASED PLANS

                                           PERFORMANCE
                            NUMBER OF    OR OTHER PERIOD
                          SHARES, UNITS  UNTIL MATURATION THRESHOLD    TARGET    MAXIMUM
NAME                     OR OTHER RIGHTS    OR PAYOUT     (# SHARES) (# SHARES) (# SHARES)
----                     --------------- ---------------- ---------- ---------- ----------
William E. Greehey......     10,000          12/31/96          0       10,000     20,000
                             10,000          12/31/97          0       10,000     20,000
                             10,000          12/31/98          0       10,000     20,000
F. Joseph Becraft.......      3,634          12/31/96          0        3,634      7,268
                              3,633          12/31/97          0        3,633      7,266
                              3,633          12/31/98          0        3,633      7,266
Edward C. Benninger.....      2,884          12/31/96          0        2,884      5,768
                              2,883          12/31/97          0        2,883      5,766
                              2,883          12/31/98          0        2,883      5,766
Stan L. McLelland.......      2,160          12/31/96          0        2,160      4,320
                              2,160          12/31/97          0        2,160      4,320
                              2,160          12/31/98          0        2,160      4,320
E. Baines Manning.......      1,800          12/31/96          0        1,800      3,600
                              1,800          12/31/97          0        1,800      3,600
                              1,800          12/31/98          0        1,800      3,600
Terrence E. Ciliske.....      1,134          12/31/96          0        1,134      2,268
                              1,134          12/31/97          0        1,134      2,268
                              1,134          12/31/98          0        1,134      2,268

--------
(1) Long-term incentive awards are grants of performance shares ("Performance Shares") made under the ESIP.

(2) Total stockholder return ("TSR") during a specified "performance period" was established as the performance measure for determining what portion of the 1996 Performance Share awards will vest. For purposes of the Performance Share awards, TSR is measured by dividing the sum of (a) the net change in the price of a share of Valero Common Stock between the beginning of the performance period and the end of the performance period, and (b) the total dividends paid on the Valero Common Stock during the performance period, by (c) the price of a share of Valero Common Stock at the beginning of the performance period. Each 1996 Performance Share award is subject to vesting in three increments, based upon Valero's TSR during overlapping three-year periods, with the first such three-year period for the 1996 grants beginning January 1, 1994 and ending December 31, 1996. At the end of the three-year performance period, Valero's TSR is compared to the TSR for each company in a target group of approximately 16 companies. Valero and the companies in the target group are then ranked by quartile. At the end of each performance period, participants earn 0%, 50%, 100% or 150% of the initial grant amount for such period depending upon whether Valero's TSR is in the last, 3rd, 2nd or 1st quartile of the target group; 200% will be earned if Valero ranks highest in the group. Amounts not earned in a given three-year period can be carried forward for one additional three-year period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for such subsequent period.

RETIREMENT BENEFITS

  The following table shows the estimated annual gross benefits payable under Valero's Pension Plan ("Pension Plan"), Supplemental Pension Plan and Supplemental Executive Retirement Plan ("SERP") upon retirement at age 65, based upon the assumed compensation levels and years of service indicated and assuming an election to have payments continue for the benefit of the life of the participant only.

                  ESTIMATED ANNUAL PENSION BENEFITS AT AGE 65

                                     YEARS OF SERVICE
  COVERED        -----------------------------------------------------------------------
COMPENSATION        15             20             25             30             35
------------     --------       --------       --------       --------       --------
 $  200,000      $ 55,000       $ 73,000       $ 92,000       $110,000       $128,000
    300,000        84,000        112,000        141,000        169,000        197,000
    400,000       114,000        151,000        189,000        227,000        265,000
    500,000       143,000        190,000        238,000        286,000        333,000
    600,000       172,000        229,000        287,000        344,000        401,000
    700,000       201,000        268,000        336,000        403,000        470,000
    800,000       231,000        307,000        384,000        461,000        538,000
    900,000       260,000        346,000        433,000        520,000        606,000
  1,000,000       289,000        385,000        482,000        578,000        674,000
  1,100,000       318,000        424,000        531,000        637,000        743,000
  1,200,000       348,000        463,000        579,000        695,000        811,000
  1,300,000       377,000        502,000        628,000        754,000        879,000

  Valero maintains a noncontributory defined benefit Pension Plan in which virtually all employees are eligible to participate and under which contributions for individual participants are not determinable. Valero also maintains a noncontributory, nonqualified Supplemental Pension Plan which provides supplemental pension benefits to certain highly compensated employees to the extent that the pension benefits otherwise payable to such employees from the Pension Plan would exceed benefits permitted under applicable regulations to be paid from a tax-qualified defined benefits plan. Accrued contributions for the 1996 Pension Plan year were approximately 5.5% of total covered compensation. No contributions were made to the Supplemental Pension Plan. The Pension Plan (supplemented, as necessary, by the Supplemental Pension Plan) provides a monthly pension at normal retirement equal to 1.6% of the participant's average monthly compensation (based upon the participant's base earnings during the 60 consecutive months of the participant's credited service affording the highest such average) times the participant's years of credited service, plus .35% times the product of the participant's years of credited service (maximum 35 years) multiplied by the excess of the participant's average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires.

  Valero also maintains the SERP, a non-qualified plan providing additional pension benefits to certain executive officers and employees of Valero. Valero's obligations under the SERP are substantially fully funded through investments held in a trust established for the SERP under which Frost National Bank of San Antonio, N.A., serves as trustee. During 1996 contributions aggregating $9.2 million were made to the SERP Trust.

  Compensation for purposes of the Pension Plan and Supplemental Pension Plan includes only salary as reported in the Summary Compensation Table and excludes cash bonuses. For purposes of the SERP, the participant's most highly compensated consecutive 36 months of service during the participant's last 10 years of employment (rather than 60 months) are considered, and bonuses are included. Accordingly, the amounts reported in the Summary Compensation Table under the headings "Salary" and "Bonus" constitute covered compensation for purposes of the SERP. Pension benefits are not subject to any deduction for social security or other offset amounts.

  Credited years of service for the period ended December 31, 1996 for the executive officers named in the Summary Compensation Table are as follows: Mr. Greehey--33 years; Mr. Becraft--6 years; Mr. Benninger-- 22 years; Mr. McLelland--18 years; Mr. Manning--10 years; and Mr. Ciliske--13 years. The credited service for Mr. Becraft and Mr. McLelland includes five years and two years service, respectively, credited pursuant to the terms of their employment by Valero and for which benefits are payable only from the SERP. See "Arrangements with Certain Officers and Directors."

               ARRANGEMENTS WITH CERTAIN OFFICERS AND DIRECTORS

  Valero entered into an employment agreement with Mr. Greehey dated May 16, 1990 which expired June 9, 1995. The agreement provided that Mr. Greehey would be entitled to receive certain post-retirement benefits, including office facilities and secretarial support until age 69, transfer of certain club memberships, the vesting of previously granted stock option and restricted stock grants, certain medical and life insurance benefits and the right to certain supplemental amounts under the SERP. In November 1994, the Valero Board approved resolutions continuing such post-retirement benefits, notwithstanding the termination of such agreement. Effective upon his retirement from his positions as President and Chief Executive Officer in June 1996, the specified post-retirement benefits were provided to Mr. Greehey and he was requested to continue to serve as Chairman of the Valero Board. Valero and Mr. Greehey also entered into a consulting agreement pursuant to which Mr. Greehey received compensation at the rate of $340,000 per annum for providing general advice and consulting services, as well as management services for particular projects. Mr. Greehey was reemployed by Valero on November 21, 1996, and the consulting agreement terminated at that time. For additional information regarding Mr. Greehey's compensation, see "Report of the Compensation Committee of the Board of Directors on Executive Compensation." In order to clarify Mr. Greehey's continuing benefit arrangements, the Valero Board determined that, following Mr. Greehey's ultimate retirement from active employment, he will continue to be eligible to receive substantially the same office and secretarial support, medical and life insurance benefits and supplemental SERP benefits as were provided following his earlier retirement.

  Effective May 1, 1995, Valero entered into an employment agreement with Mr. Becraft expiring April 30, 2000. Under the agreement, Mr. Becraft was entitled to receive a minimum base salary of $400,000 per annum, and to participate in Valero's executive incentive bonus plan, restricted stock plans, option plans and SERP; for purposes of determining benefits payable under the SERP, Mr. Becraft's prior service from 1984-1989 was credited. Mr. Becraft was elected Chief Executive Officer of Valero effective July 1, 1996, and his base salary was increased to $500,000 at that time. Valero subsequently entered into a separation agreement with Mr. Becraft effective November 20, 1996. The separation agreement provided that, through April 30, 2000, Mr. Becraft will continue to receive his then-effective base salary. Additionally, the agreement provided for the immediate vesting of previously granted stock options, restricted stock and performance shares; office and secretarial support for a six-month period; transfer of a club membership; certain health benefits until the original expiration date of the employment agreement; assignment of a life insurance policy; and certain tax planning services.

  Valero has entered into agreements (the "Severance Agreements") with Messrs. Greehey, Benninger, McLelland and Manning which provide certain payments and other benefits in the event of their termination of employment under certain circumstances. The Severance Agreements provide that if the executive leaves Valero for any reason (other than death, disability or normal retirement) within two years after a "change of control," the executive will receive a lump sum cash payment equal to three times, in the cases of Messrs. Greehey and McLelland, and two times, in the cases of Messrs. Benninger and Manning, his highest compensation during any consecutive 12-month period in the prior three years. The executive will also be entitled to accelerated exercise of stock options and SARs and accelerated vesting of restricted stock previously granted. The agreements also provide for special retirement benefits if the executive would have qualified for benefits under the Pension Plan had he remained with Valero for the three-year period following such termination, for continuance of life and health insurance coverages and other fringe benefits for such three-year period and for relocation assistance. Messrs. Greehey, Benninger, McLelland and Manning have each executed waivers providing that the consummation of the transactions contemplated by the Merger Agreement will not constitute a "change of control" for purposes of such Severance Agreements.

  In connection with pursuing various strategic alternatives, including the transactions contemplated by the Merger Agreement, Valero entered into Management Stability Agreements ("Stability Agreements") and Incentive Bonus Agreements ("Incentive Agreements") with various key executives, including Mr. Terrence E. Ciliske, Executive Vice President of Valero Natural Gas Company and Mr. Peter A. Fasullo, Senior Vice President-Corporate Development. These agreements are intended to assure the continued availability of Messrs. Ciliske and Fasullo in the event of certain transactions culminating in a "change of control" of Valero and/or a divestiture of one of Valero's principal businesses. Under the Stability Agreements, in the event either of such executive's employment is terminated within two years after a change of control or divestiture transaction has occurred, and termination is not voluntary or the result of death, permanent disability, retirement or certain other defined circumstances, the executive would be entitled to receive a lump sum cash payment equal to the sum of (i) two times the highest annual compensation paid to such executive during the prior three year period, plus an amount equal to the executive's average annual incentive bonus over the prior three years; the continuation of life, disability and health insurance coverages for two years; and certain relocation assistance. The executives would also be entitled to accelerated vesting of all previously granted stock options, SARs and restricted stock. Under the Incentive Agreements, if the executive continues to be employed by Valero and a merger or another qualifying transaction is accomplished, the executive will be entitled to receive a cash incentive bonus payment equal to one times the executive's highest annual base salary during the prior three year period. In the case of Mr. Ciliske, all of such payment is payable at the closing of the transaction, and in the case of Mr. Fasullo, 60% of such payment is payable at closing and 40% is payable six months following closing or, under certain circumstances, upon his earlier termination of employment.

  In connection with Mr. Greehey's then-pending retirement, in May 1996 the Compensation Committee approved special retirement arrangements that would be applicable to Messrs. Benninger and McLelland if they deferred their retirement from Valero to after June 30, 1996. Under these arrangements, upon their ultimate retirement, Messrs. Benninger and McLelland would each receive eight supplemental retirement "points," to be divided between age and credited service in such proportions as each shall elect at the time of retirement. In addition, for the year in which he retires each executive will be entitled to a prorated executive incentive bonus and tax preparation services. Each executive would also be entitled to accelerated vesting of all previously granted stock options and Restricted Stock, and Mr. Benninger's existing club membership would be transferred to him without cost.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

  Valero has invested through a subsidiary approximately $10.7 million in a program to drill coal seam gas wells in New Mexico. In order to share the drilling and other risks inherent in this project, various officers and employees of Valero were permitted to invest as general partners in a partnership to which the subsidiary's interest was assigned. The Valero Board determined in 1992 that this transaction was fair to Valero. During 1992 and 1993 Messrs. Greehey, Benninger, McLelland and Manning invested approximately $207,000, $52,000, $156,000 and $104,000, respectively, to acquire respective interests of 2.0%, .50%, 1.5% and 1.0% in the project. No additional investments were made by these executive officers during 1994 or 1996. During 1995, a company owned by Mr. Manning purchased an additional .25% interest in the project from another investor. During 1996, Messrs. Greehey, Benninger, McLelland and Manning (including such company) received cash distributions of $45,680, $11,420, $34,260 and $28,550, respectively, attributable to their investments. Additionally, all investors in the project may be eligible to utilize certain federal income tax credits applicable to the project.

  Except as disclosed herein, no executive officer, director or nominee for director of Valero has been indebted to Valero, or has acquired a material interest in any transaction to which Valero is a party, during the last fiscal year.

              PROPOSALS NOS. 2 AND 3--THE DISTRIBUTION AND MERGER

  At the Annual Meeting, the Valero stockholders will be asked to approve and adopt the following resolution with respect to Proposal No. 2 (the Distribution Proposal), as adopted at the Valero Board meeting held on April 11, 1997:

  RESOLVED, that the distribution described in the Agreement and Plan of Distribution (as it may be amended, supplemented or modified from time to time), as described in the Proxy Statement-Prospectus for this Annual Meeting, is hereby approved and adopted.

  In addition, the Valero stockholders will be asked at the Annual Meeting to approve and adopt the following resolution with respect to Proposal No. 3 (the Merger Proposal), as adopted at the Valero Board meeting held on April 11, 1997:

  RESOLVED, that the Agreement and Plan of Merger, dated as of January 31, 1997 (as it may be amended, supplemented or modified from time to time), as described in the Proxy Statement-Prospectus for this Annual Meeting, is hereby approved and adopted.

  AS NOTED ABOVE, VALERO'S BOARD OF DIRECTORS HAS RECOMMENDED THAT THE STOCKHOLDERS VOTE FOR BOTH PROPOSALS.

        PROPOSAL NO. 4--RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Valero Board desires to obtain stockholder approval of the following resolution adopted at the Valero Board meeting held on April 11, 1997, appointing Arthur Andersen LLP, 70 N.E. Loop 410, San Antonio, Texas 78216, as independent public accountants for Valero for the year 1997. Arthur Andersen LLP has served continuously in such capacity for Valero since 1979.

  RESOLVED, that the appointment of the firm of Arthur Andersen LLP, Certified Public Accountants, as the independent auditors for Valero for the purpose of conducting an examination and audit of the financial statements of Valero and its subsidiaries for the fiscal year ending December 31, 1997, is hereby approved and ratified.

  THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

  Passage of the proposal requires approval of a majority of the shares represented at the Annual Meeting and entitled to vote thereat. If the appointment is not approved, the adverse vote will be considered as an indication to the Valero Board that it should select other independent public accountants for the following year. Because of the difficulty and expense of making any substitution of accountants so long after the beginning of the current year, it is contemplated that the appointment for the year 1997 will be permitted to stand unless the Valero Board finds other good reason for making a change.

  A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to such firm in writing prior to the Annual Meeting, and to make a statement if he desires to do so.

                    DESCRIPTION OF PG&E CORP. CAPITAL STOCK

  The following description of certain terms of the PG&E Corp. capital stock does not purport to be complete and is qualified in its entirety by reference to the Restated Articles of Incorporation of PG&E Corp. ("PG&E Corp.'s Articles of Incorporation") and the Bylaws of PG&E Corp., as amended ("PG&E Corp.'s Bylaws"), as well as by applicable statutory or other law.

  Authorized and Outstanding Shares. PG&E Corp.'s Articles of Incorporation authorize the issuance of 800 million shares of common stock ("PG&E Corp. Common Stock") and 85 million shares of preferred stock ("PG&E Corp. Preferred Stock"). As of April 30, 1997, there were approximately 405,852,050 outstanding shares of PG&E Corp. Common Stock and no shares of PG&E Corp. Preferred Stock outstanding. PG&E Corp. Common Stock and PG&E Corp. Preferred Stock may be issued by PG&E Corp. from time to time upon such terms and for such consideration (and, as to preferred stock, having such rights, preferences, privileges, and restrictions) as may be determined by PG&E Corp.'s Board of Directors. Such further issuances, up to the aggregate amounts authorized by PG&E Corp.'s Articles of Incorporation, will not require approval by the shareholders. PG&E Corp. also may issue PG&E Corp. Common Stock from time to time pursuant to dividend reinvestment and employee benefit plans.

  Voting Rights. Holders of PG&E Corp. Common Stock have voting rights on the basis of one vote per share. Any series of PG&E Corp. Preferred Stock issued by PG&E Corp. will have such voting rights as may be determined by PG&E Corp.'s Board of Directors at the time of issuance. PG&E Corp. shareholders may not cumulate votes in elections of directors. As a result, the holders of PG&E Corp. Common Stock and (if issued) Preferred Stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining PG&E Corp. Common Stock and Preferred Stock voting for the election of directors will not be able to elect any persons to the Board of Directors.

  Dividend, Liquidation and Other Rights. Holders of PG&E Corp. Common Stock, subject to any prior rights or preferences of PG&E Corp. Preferred Stock outstanding, (a) have equal rights to receive dividends if and when declared by the Board of Directors out of funds legally available therefor, and (b) will receive any distribution made to shareholders upon liquidation. PG&E Corp. Common Stock has no preemptive rights to subscribe for additional shares of PG&E Corp. Common Stock or other securities of PG&E Corp., nor does it have any redemption or conversion rights.

  PG&E Corp.'s common stock dividend is based on a number of financial considerations, including sustainability, financial flexibility, and competitiveness with investment opportunities of similar risk. In light of the electric industry restructuring, the ratemaking methodology proposed for Diablo Canyon and PG&E Corp.'s future business prospects, PG&E Corp. in October 1996 decreased its quarterly dividend from $.49 per common share to $.30 per common share which corresponds to an annualized dividend of $1.20 per common share. PG&E Corp. has identified a dividend payout ratio objective (dividends declared divided by earnings available for common stock) of between 50 and 65 percent (based on earnings exclusive of nonrecurring adjustments). PG&E Corp. anticipates paying dividends, if declared, on PG&E Corp. Common Stock on the 15th day of January, April, July and October to holders of record on or about the 15th day of the preceding calendar month.

  PG&E Corp. Common Stock is listed on the New York Stock Exchange and on the Pacific Stock Exchange. All outstanding shares of PG&E Corp. Common Stock are fully paid and nonassessable.

  Anti-Takeover Protections. Certain provisions of PG&E Corp.'s Articles of Incorporation could make more difficult the acquisition of PG&E Corp. For example, PG&E Corp.'s Articles of Incorporation authorize the Board of Directors to issue PG&E Corp. Preferred Stock without shareholder approval and contain a Fair Price Provision. See "COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF VALERO AND PG&E CORP.--Fair Price Provisions".


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                         COMPARISON OF CERTAIN RIGHTS
                   OF STOCKHOLDERS OF VALERO AND PG&E CORP.

  Upon consummation of the Merger, the stockholders of Valero, a Delaware corporation, will become shareholders of PG&E Corp., a California corporation. The rights of such stockholders will then be governed by PG&E Corp.'s Articles of Incorporation and Bylaws and the California General Corporation Law (the "California Law"). The following is a summary of the material differences between the rights of stockholders of Valero under the Restated Certificate of Incorporation of Valero ("Valero's Certificate of Incorporation"), the By-laws of Valero, as amended and restated ("Valero's By-laws"), and the Delaware General Corporation Law (the "Delaware Law"), on the one hand, and the rights of shareholders of PG&E Corp. under PG&E Corp.'s Articles of Incorporation and Bylaws and the California Law, on the other hand. This summary does not purport to constitute a detailed comparison of the provisions of the Delaware Law and the California Law, and the identification of certain specific differences is not meant to indicate that other differences do not exist. This summary is qualified in its entirety by the Delaware Law, the California Law and the respective charters and By-laws of Valero and PG&E Corp., to which the stockholders of Valero are referred for a definitive treatment of the subject. Copies of Valero's Certificate of Incorporation and By-laws are available for inspection at the offices of Valero and copies will be sent to the holders of Valero Common Stock upon request. Copies of PG&E Corp.'s Articles of Incorporation and Bylaws are available for inspection at the offices of PG&E Corp. and copies will be sent to the holders of PG&E Corp. Common Stock upon request.

NUMBER OF DIRECTORS

  Under the Delaware Law, a corporation's board of directors must consist of one or more members, with the number fixed by, or in the manner provided in, the by-laws, unless the certificate of incorporation fixes the number of directors. The Delaware Law permits the board of directors to change the authorized number of directors by amendment to the by-laws unless the number of directors or the manner of fixing the number of directors is set forth in the certificate of incorporation, in which case the number of directors may be changed only by amendment of the certificate of incorporation or consistent with the manner specified in the certificate of incorporation, as the case may be. Valero's Certificate of Incorporation provides that the number of directors which shall constitute the whole board of directors shall be as specified in Valero's By-laws, but in no event fewer than seven. Valero's By-laws allow a range between seven and thirteen directors. Valero currently has nine directors.

  Under the California Law, as long as a California corporation has more than two shareholders of record, a corporation's board of directors must consist of not less than three members with the number fixed by the bylaws or the articles of incorporation. The California Law permits the bylaws to provide that the number of directors may vary within a specified range, the exact number to be determined by the board of directors. The California Law further provides that, in the case of a variable board, the maximum number of directors may not exceed two times the minimum number minus one. The California Law also requires that any change in a fixed number of directors and any change in the range of a variable board of directors specified in the bylaws must be approved by a majority of the outstanding shares entitled to vote; provided that a change reducing the fixed number or minimum number of directors to less than five cannot be adopted if votes cast against its adoption are equal to more than 16 2/3% of the outstanding shares entitled to vote. PG&E Corp.'s Articles of Incorporation allow a range between nine and seventeen directors, and PG&E Corp.'s Bylaws fix the number at sixteen.

ELECTION OF DIRECTORS

  The Delaware Law and the California Law both permit, but do not require, the adoption of a classified Board of Directors pursuant to which the directors can be divided into as many as three classes with staggered terms of office with only one class of directors coming up for election each year.

  Valero's Certificate of Incorporation and By-laws provide that Valero's Board of Directors shall be divided into three classes as nearly equal in number as may be, each class elected to serve for a three-year term at alternating annual meetings of shareholders.

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

  PG&E Corp.'s Articles of Incorporation and Bylaws do not provide for a classified Board of Directors and accordingly all directors must stand for election each year.

CUMULATIVE VOTING FOR DIRECTORS

  Under the Delaware Law, stockholders of a Delaware corporation do not have the right to cumulate their votes in elections of directors unless such corporation's certificate of incorporation expressly provides for cumulative voting. Under cumulative voting, each share of stock entitled to vote in any election of directors has such number of votes as is equal to the number of directors to be elected. A stockholder then may cast all of his or her votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Valero's Certificate of Incorporation provides for cumulative voting.

  Under the California Law, by contrast, shareholders of a California corporation have the right to cumulate their votes in elections of directors unless such corporation's articles of incorporation expressly eliminate the right to cumulative voting. PG&E Corp.'s Articles of Incorporation eliminate cumulative voting and therefore shareholders are entitled to only one vote per share for each director to be elected.

REMOVAL OF DIRECTORS

  Under the Delaware Law, any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, subject to certain exceptions, including the exception (unless the certificate of incorporation otherwise provides) that if the Board is divided into classes, such removal may only be for cause.

  Under the California Law, any director or the entire Board may be removed without cause by the holders of a majority of the shares entitled to vote, provided that the shares voted against such removal would not be sufficient to elect the director under cumulative voting rules. Neither Valero's nor PG&E Corp.'s charter or Bylaws address removal of directors.

VACANCIES IN BOARD OF DIRECTORS

  Under the Delaware Law, unless otherwise provided in the certificate of incorporation or by-laws, vacancies and newly created directorships resulting from an increase in the number of directors may be filled by majority vote of the directors then in office (even if less than a quorum), or by a sole remaining director. Additionally, if, at the time of filling any vacancy or newly created directorship, the directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Valero's Certificate of Incorporation and By-laws are consistent with the provisions of Delaware law concerning vacancies and newly created directorships.

  Under the California Law, unless otherwise provided in the articles of incorporation or bylaws and except for vacancies created by the removal of a director, vacancies may be filled by majority vote of the directors then in office (even if less than a quorum), or by a sole remaining director. Unless the articles of incorporation or a bylaw adopted by the shareholders provide that the Board of Directors may fill vacancies occurring by reason of the removal of directors, such vacancies may be filled only by approval of a majority of the shareholders. Additionally, if, after the filling of any vacancy by the directors of a corporation, the directors then in office who have been elected by the corporation's shareholders constitute less than a majority of the directors then in office, then: (a) any holder or holders of at least 5% of the voting power of the then outstanding shares of voting stock of the corporation, entitled to vote in the election of directors may call a special meeting of shareholders, and (b) the superior court of the appropriate county shall, upon application of such shareholder(s), order a special meeting of the shareholders to elect the entire Board of Directors of the corporation. PG&E Corp.'s Articles of Incorporation and Bylaws do not address filling vacancies on the Board.

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

LIMITATION ON LIABILITY OF DIRECTORS

  Under the Delaware Law, a corporation may limit or eliminate a director's personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability for acts or omissions which
(a) resulted in breach of the director's duty of loyalty to the corporation or its stockholders, (b) were not in good faith or involved intentional misconduct or a knowing violation of law, (c) resulted in violation of a statute prohibiting certain dividend payments and stock purchases or redemptions, (d) resulted in an improper personal benefit or (e) occurred prior to the adoption by the corporation of a provision in the certificate of incorporation limiting the director's personal liability. Valero's Certificate of Incorporation contains a provision to such effect.

  The California Law allows a corporation to limit or eliminate a director's personal liability for monetary damages to the corporation or its shareholders for breach of certain duties as director except where such liability is based on: (a) intentional misconduct or knowing and culpable violation of law, (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director, (c) receipt of an improper personal benefit, (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders, (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (f) interested transactions between the corporation and a director in which a director has a material financial interest, or (g) liability for improper distributions, loans or guarantees. PG&E Corp.'s Articles of Incorporation provide that the liability of directors shall be eliminated to the fullest extent permissible under California law.

INDEMNIFICATION

  In general, the Delaware Law and the California Law both provide that directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in the best interest of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. There are, however, certain differences between the Delaware Law and the California Law.

  The California Law permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (a) no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine and (b) no indemnification may be made under the California Law in respect of amounts paid in settling or otherwise disposing of a pending action or expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. The Delaware Law allows indemnification of such expenses without court approval.

  Indemnification is permitted by the California Law provided the requisite standards of conduct are met, as determined by a majority vote of a quorum of disinterested directors, independent legal counsel (if a quorum of disinterested directors is not obtainable), a majority vote of the shareholders (excluding shares owned by the indemnified party) or the court handling the action.

  The California Law requires indemnification when the individual has successfully defended the action on the merits (as opposed to the Delaware Law which requires indemnification relating to a successful defense on the merits or otherwise).


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

  The Delaware Law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by the disinterested directors, by independent legal counsel or by a majority vote of the shareholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to the California Law) not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation.

  Under the Delaware Law, rights to indemnification and expenses are non-exclusive, in that they need not be limited to those expressly provided by statute. The California Law is similar in that it permits non-exclusive indemnification if authorized in the corporation's charter.

  As is permitted under Section 145 of the Delaware Law, Valero has also entered into individual indemnification agreements ("Indemnification Agreements") with its officers and directors. Each Indemnification Agreement provides directors and officers with additional contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of the Valero By-laws. Each Indemnification Agreement provides for indemnification of directors and officers against both stockholder derivative claims and third-party claims.

  Valero's Certificate of Incorporation and Bylaws provide that Valero shall indemnify the directors, officers, employees or agents of Valero or (if so serving at the request of Valero) of another corporation, partnership, joint venture, trust or other enterprise, to the extent permitted under the Delaware Law.

  PG&E Corp.'s Articles of Incorporation provide for indemnification through bylaws, resolutions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by California Law, subject only to certain limits. The Board of Directors of PG&E Corp. has adopted a resolution generally providing for the indemnification of any officer or director of PG&E Corp. to the fullest extent permissible under California Law and PG&E Corp.'s Articles of Incorporation.

ADVANCE NOTICE OF SHAREHOLDER PROPOSALS

  Valero's By-laws provide that in order for nominations or other business to be properly brought before an annual meeting by a stockholder, the other business must be a proper matter for stockholder action and the holder must give timely notice to the Secretary of Valero. To be timely, a stockholder's notice will generally have to be delivered to the Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. PG&E Corp.'s Bylaws, by contrast, do not address the issue of shareholder proposals.

SHAREHOLDER ACTION BY WRITTEN CONSENT

  Both Delaware and California Law provide that, unless a corporation's certificate or articles of incorporation states to the contrary, any action which otherwise is required to be taken or may be taken at a shareholders' meeting may be taken without a meeting if holders of outstanding stock having not less than the minimum number of votes necessary to take or authorize such action at a meeting consent in writing to the action. Valero's By-laws provide that, in order to determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date. The Valero By-laws further provide that any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall request the Board of Directors to fix such a date. In the event of any such action by written consent, the Valero By-laws require Valero to engage independent inspectors of elections for the purpose of promptly performing a ministerial review of the validity of the consents. No action by written consent without a meeting is effective until such date as the independent inspectors certify that the consents represent at least the minimum number of votes that would be necessary to take corporate action.

  PG&E Corp.'s Articles of Incorporation and Bylaws do not address shareholder action by written consent.

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

SPECIAL MEETING OF SHAREHOLDERS

  The Delaware Law provides that special meetings of stockholders may be called by the Board of Directors and by the person or persons so authorized by the certificate of incorporation or by-laws. Valero's By-laws state that, except as otherwise provided by law, special meetings of the stockholders may be called only by the Chief Executive Officer or by the Board of Directors pursuant to a resolution adopted by a majority of the directors which Valero would have if there were no vacancies.

  Under the California Law, a special meeting of shareholders may be called by the Board of Directors, the Chairman of the Board, the President or the holders of shares entitled to cast not less than 10% of the votes at such meeting and such persons as are authorized by the articles of incorporation or bylaws. In addition, PG&E Corp.'s Bylaws authorize the Vice Chairman of the Board, and the Chairman of the Executive Committee to call a special meeting.

CHARTER AND BY-LAW AMENDMENTS

  Both Delaware Law and California Law permit corporations to amend their charter as often and in whatever fashion desired, so long as the amended charter contains only provisions that would be lawful in an original charter at the time of amendment. Amendments may be authorized by the Board of Directors, followed by majority vote of the shareholders entitled to vote and, in certain instances, of each class of shares entitled to vote. Certain specified amendments may also be authorized by the Board without shareholder approval. Valero's Certificate of Incorporation provides for stockholders and the Board of Directors to amend both the Bylaws and the Certificate of Incorporation, except that an amendment of the Certificate of Incorporation requires an affirmative vote of eighty percent (80%) of all voting stock to amend, alter, change or repeal certain provisions regarding the Board of Directors and affiliated transactions.

  With one exception, PG&E Corp.'s Articles of Incorporation do not address amendments. Article EIGHTH of the Articles of Incorporation which contains a Fair Price Provision requires the affirmative vote of not less than seventy-five percent (75%) of the voting stock to amend, repeal or adopt any provisions inconsistent with the Article, unless the Board of Directors first approves or recommends such, in which case a majority of the voting stock is sufficient. PG&E Corp.'s Bylaws provide for amendment by majority action from either the shareholders or the Board. See "Fair Price Provisions" below.

PAYMENT OF DIVIDENDS

  Under the Delaware Law, subject to any restrictions in the certificate of incorporation, a corporation may declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the current and/or preceding fiscal year, provided that no dividend may be declared and paid out of net profits if the capital of the corporation is less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Valero's Certificate of Incorporation provides for dividend payments which "are by law available."

  Under the California Law, any dividends or other distributions to shareholders, such as redemptions, are limited to the greater of (a) retained earnings or (b) an amount which would leave the corporation with assets (excluding certain intangible assets) equal to at least 125% of its liabilities (excluding certain deferred items) and current assets equal to at least 100% (or, in certain circumstances, 125%) of its current liabilities.

INSPECTION OF BOOKS AND RECORDS

  Under the Delaware Law, any stockholder of record may, upon written demand under oath stating the purpose thereof, inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom.

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

  The California Law similarly provides that any shareholder of record has the right, upon written demand stating a purpose reasonably related to such holder's interests as a shareholder, to inspect the accounting records and minutes of the corporation. In addition, the California Law provides for an absolute right of inspection of the shareholder list for shareholders holding 5% or more of a corporation's outstanding voting shares or shareholders holding 1% or more of such shares who have filed a Schedule 14A with the Securities and Exchange Commission.

LOANS TO DIRECTORS, OFFICERS AND EMPLOYEES

  Under the Delaware Law, a corporation may make loans to, or guarantee the obligations of, or otherwise assist the officers or employees of the corporation or its subsidiaries (including directors who are also officers or employees) without stockholder approval if such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. The Delaware Law permits such loans or guarantees to be unsecured and without interest.

  The California Law provides that any loan or guaranty (other than loans to permit the purchase of shares under certain stock purchase plans) for the benefit of any officer or director, or any employee benefit plan authorizing such loan or guaranty (except certain employee stock purchase plans), must be approved by the shareholders of a California corporation.

SHAREHOLDER APPROVAL OF EXTRAORDINARY TRANSACTIONS

  The Delaware Law requires the vote of the holders of a majority of all outstanding shares entitled to vote thereon to adopt an agreement of merger or consolidation, to approve the sale, lease or exchange of all or substantially all the assets of a corporation, and to authorize the dissolution of a corporation.

  Similarly, California Law generally requires the approval of the holders of a majority of all outstanding shares entitled to vote thereon of each class to adopt an agreement of merger or acquisition, to approve the sale, lease or exchange of all or substantially all the assets of a corporation, and to authorize the dissolution of a corporation.

BUSINESS COMBINATION STATUTE

  Under the Delaware Law, no corporation may engage in a business combination (as defined therein) with any interested shareholder (as defined therein) of such corporation for a period of three years following the time that such stockholder became an interested stockholder unless (a) prior to such time the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), (c) at or subsequent to such time the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder or (d) certain other conditions are met.

  The California Law has no comparable corporate statute, however, Section 854 of the California Public Utilities Code provides that no person shall acquire or control either directly or indirectly a public utility organized and doing business in California without approval from the California Public Utilities Commission.

FAIR PRICE PROVISIONS

  Valero's Certificate of Incorporation provides that the affirmative vote of eighty percent (80%) of all stock is required in the case of: (i) a merger or consolidation; (ii) a sale or lease of all or any substantial part of the assets of Valero to any other person; or (iii) sales or leases by any other person (other than a subsidiary of

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

Valero) to Valero or any subsidiary thereof of any assets (except assets having an aggregate fair market value of less than 10% of the net assets of Valero and its consolidated subsidiaries at the time of such sale or lease) in exchange for certain voting stock of Valero or any subsidiary thereof, if, as of a specified time, the other person which is a party to such a transaction is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of any class or series of voting stock of Valero. Similarly, if the other person which is a party to one of the above described transactions is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the outstanding shares of any class or series of voting stock of Valero as of the specified time, then an affirmative vote of ninety percent (90%) of all stock is required. However, the above related provisions do not apply if Valero's Board approves a memorandum of understanding with the other person regarding such a transaction prior to the time that the other person became a beneficial owner of more than 5% of the voting stock of Valero. The provisions also do not apply in certain transactions by and among Valero and its subsidiaries.

  PG&E Corp.'s Articles of Incorporation provide that transactions with any shareholder beneficially owning 5% or more of the voting stock of PG&E Corp. (other than a subsidiary of PG&E Corp. or a dividend reinvestment or employee benefit plan of PG&E Corp. or its subsidiaries) who seeks to effect certain business combinations with PG&E Corp. or a subsidiary of PG&E Corp. (such as a merger, consolidation, transfer of substantial assets, or recapitalization) must (a) be approved by 75% of the outstanding voting stock, (b) be approved by a majority of disinterested directors, or (c) satisfy certain "fair price" criteria with respect to the remaining shareholders. In addition, PG&E Corp.'s Articles of Incorporation provide that, when evaluating any proposal or offer involving a business combination or merger or consolidation of PG&E Corp. or any of its subsidiaries, the PG&E Corp. Board of Directors shall give due consideration to all factors they may consider relevant. Such factors may include the legal, economic, environmental, regulatory, and social effects of the proposed transaction on PG&E Corp.'s and its subsidiaries' employees, customers, and suppliers, and other affected persons and entities and on the communities and geographic areas in which PG&E Corp. and its subsidiaries provide utility service or are located, and in particular, the effect on PG&E Corp.'s or its subsidiaries' ability to safely and reliably meet any public utility obligations at reasonable rates.

APPRAISAL RIGHTS

  The Delaware Law grants appraisal rights (i.e., rights to cash payment of the fair value of one's shares determined by judicial appraisal) to dissenting stockholders in the case of certain mergers or consolidations, except where
(a) the shares of the corporation are listed on a national securities exchange or held by more than 2,000 holders or (b) the corporation is the surviving corporation and the merger did not require for its approval the votes of the stockholders thereof, and, in the case of both clause (a) and (b), certain other conditions are met. Additionally, under the Delaware Law, a corporation may provide in its certificate of incorporation for appraisal rights in certain specified circumstances.

  The California Law grants appraisal rights to dissenting shareholders in certain mergers and acquisitions, except (a) where the shares of the corporation are listed on a national securities exchange or on the OTC margin stock list, unless the holders of at least 5% of the class of outstanding shares assert the appraisal right, or (b) in any reorganization in which a corporation or the shareholders of the corporation own more than 5/6 of the voting power of the surviving or acquiring corporation.

RIGHTS PLAN

  Valero adopted a stockholder rights plan that is designed to protect stockholders from coercive or unfair tactics. To implement the plan, on October 26, 1995, the Valero Board declared a dividend of one preference share purchase right (a "Right") for each outstanding share of Valero Common Stock ("Common Share"). The dividend was payable on November 25, 1995 (the "Rights Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase one one-hundredth of a share of Junior Participating Serial Preference Stock, Series III, par value $1.00 per share (the "Preference Shares"), at a price of $75.00 per one one-hundredth of a Preference Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between Valero and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent").

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

  Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Shares (the earlier of such dates being called the "Rights Distribution Date"), the Rights are evidenced, with respect to any of the Common Share certificates outstanding as of the Rights Record Date, by such Common Share certificate with a copy of a Summary of Rights attached thereto.

  The Rights Agreement provides that, until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Rights Record Date upon transfer or new issuance of Common Shares contain a notation incorporating the Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Rights Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, also constitutes the transfer of the Rights associated with the Common Shares represented by the certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Rights Distribution Date and such separate Right Certificates alone will then evidence the Rights.

  The Rights are not exercisable until the Rights Distribution Date. The Rights will expire on November 25, 2005 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights were redeemed earlier or otherwise exchanged by Valero, in each case, as described below.

  In the event that Valero is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

  At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Valero Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Preference Share (or of a share of a class or series of Valero's Serial Preference Stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preference Share, which may, at the election of Valero, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preference Shares on the last trading day prior to the date of exercise.

  At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Shares, the Valero Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Valero Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  The terms of the Rights may be amended by the Valero Board without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of
 .001% and the largest percentage of the outstanding Common Shares then known to Valero to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights. Until a Right is exercised, the holder thereof will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

  The Rights Agreement has been amended so as not to apply to the Merger.

  PG&E Corp. does not have a shareholder rights plan.

                                    EXPERTS

  The financial statements of Valero as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, included or incorporated by reference in Valero's Annual Report on Form 10-K/A, which is incorporated by reference in this Proxy Statement-Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto which is included in New Valero's Registration Statement dated May 13, 1997, which is incorporated herein by reference. The financial statements audited by Arthur Andersen LLP have been included or incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

  The financial statements of Basis as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, which are incorporated by reference in this Proxy Statement-Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto which is included in New Valero's Registration Statement dated May 13, 1997, which is incorporated herein by reference. The financial statements audited by Arthur Andersen LLP have been included or incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

  The consolidated financial statements and related schedule, included or incorporated by reference in PG&E Corp.'s Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated by reference in this Proxy Statement-Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. These representatives will have an opportunity to make statements if they so desire and will be available to respond to appropriate questions.

                                 LEGAL MATTERS

  The validity of the shares of PG&E Corp. Common Stock to be issued pursuant to the Merger will be passed upon for PG&E Corp. by Orrick, Herrington & Sutcliffe LLP, counsel for PG&E Corp.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  Under Valero's By-laws, stockholders intending to bring any business before an Annual Meeting of Stockholders, including nominations of persons for election as directors, must give prior written notice to the Corporate Secretary regarding the business to be presented or persons to be nominated. The notice must be received at the principal executive office of Valero within the time period and must be accompanied by the information and documents specified in the By-laws. A copy of the By-laws may be obtained by writing to the Corporate Secretary of Valero.

  The foregoing provisions of the By-laws do not affect the right of any stockholder to request inclusion of proposals in the Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. However, the stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

  If the Merger occurs, Valero would become a wholly owned subsidiary of PG&E Corp. and would not hold an annual meeting of stockholders in 1998. If the Merger Agreement and Distribution Agreement are not approved by the Valero stockholders, or the Merger otherwise does not occur, Valero would anticipate holding its 1998 Annual Meeting of Stockholders on or about April 30, 1998. In such event, any proposals of stockholders intended to be presented at the 1998 annual meeting should be received by the Corporate Secretary of Valero no later than March 1, 1998.

  Valero will also consider recommendations by stockholders for directors to be nominated at the 1998 Annual Meeting, if held. Recommendations must be in writing and include sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee's qualifications can be made. Recommendations must be accompanied by a notarized statement executed by the proposed nominee consenting to be named in the Proxy Statement, if nominated, and to serve as a director, if elected. Recommendations received in proper order by the Corporate Secretary at Valero's principal executive office at least six months prior to the meeting will be referred to, and considered by, the Executive Committee or, if appointed, a Nominating Committee.

  Stockholders are urged to review all applicable rules and, if questions arise, to consult their own legal counsel before submitting a nomination or proposal to Valero. No stockholder recommendations or proposals were received within the required period before the Annual Meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

  PG&E Corp. and Valero file annual, quarterly and special reports, proxy statements and other information with the SEC. Following the Distribution, New Valero will also make these filings with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information may also be inspected at the New York Stock Exchange for Valero and at the New York Stock Exchange and Pacific Stock Exchange for PG&E Corp.

  PG&E Corp. has filed a Registration Statement on Form S-4 to register with the SEC the PG&E Corp. Common Stock to be issued to Valero stockholders in the Merger. This Proxy Statement-Prospectus is a part of that Registration Statement and constitutes a prospectus of PG&E Corp., as well as being a proxy statement of Valero for the Annual Meeting. In addition, New Valero has filed a Registration Statement to register with the SEC under the Securities Act the New Valero Common Stock to be issued to Valero stockholders in the Distribution. The New Valero Prospectus mailed with this Proxy Statement-Prospectus is part of New Valero's Registration Statement.

  As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all the information you can find in PG&E Corp.'s Registration Statement or the exhibits to that Registration Statement. Similarly, the New Valero Prospectus does not contain all the information you can find in New Valero's Registration Statement.

  The SEC allows us to "incorporate by reference" information into this Proxy Statement-Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement-Prospectus, except for any information superseded by information contained directly in the Proxy Statement-

Prospectus. This Proxy Statement-Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

PG&E CORP. SEC FILINGS (FILE NO. 1-
12609)                               PERIOD
-----------------------------------  ------
 . Annual Report on Form 10-
 K ........................          Year ended December 31, 1996
 . Current Report on Form 8-
 K.........................          January 2, 1997, January 7, 1997, January 16, 1997,
                                     January 31, 1997, February 19, 1997, March 3, 1997,
                                     April 18, 1997, May 9, 1997
 . A description of PG&E
 Corp. Common Stock
 contained in the PG&E
 Corp. Registration
 Statement on Form 8-B,
 filed with the SEC on
 December 23, 1996
VALERO SEC FILINGS (FILE NO. 1-
4718)
-------------------------------
 . Annual Report on Form 10-
 K and Form 10-K/A.........          Year ended December 31, 1996
 . Current Report on Form 8-
 K.........................          January 31, 1997, March 13, 1997, April 24, 1997

  In addition, we incorporate by reference New Valero's Registration Statement dated May 13, 1997. We also incorporate by reference additional documents we may file with the SEC from the date of this Proxy Statement-Prospectus to the date of the Annual Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

  PG&E Corp. has supplied all information contained or incorporated by reference in this Proxy Statement-Prospectus relating to PG&E Corp. and Valero has supplied all such information relating to Valero.

  If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement-Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                     PG&E Corporation
                     Mail Code B26B
                     P.O. Box 770000
                     San Francisco, California 94177-0001
                     Tel: (800) 333-4964
                     (Shareholder Services)

                     Valero Energy Corporation
                     530 McCullough Avenue
                     San Antonio, Texas 78215
                     Tel: (800) 531-7911
                     (Investor Relations Department)

  If you would like to request documents from us, please do so by May 30, 1997 to receive them before the Annual Meeting.

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS TO VOTE ON THE MERGER AND ON THE DISTRIBUTION. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS. THIS PROXY STATEMENT-PROSPECTUS IS DATED MAY 13, 1997. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT-PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF PG&E CORP. COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                             INDEX OF DEFINED TERMS

                                                                           PAGE
                                                                          ------
Acquiring Person.........................................................     86
Acquisition Agreement....................................................     46
Acquisition Proposal.....................................................     46
Ancillary Agreements.....................................................     42
Annual Meeting...........................................................     20
Annual Meeting Record Date...............................................     20
Averaging Period.........................................................     43
Basis Acquisition........................................................     37
Basis....................................................................      1
Bidding Procedures.......................................................     22
California Law...........................................................     79
Certificate of Merger....................................................     44
CFFO.....................................................................     26
CPUC.....................................................................     17
Closing.................................................................. 21, 44
Closing Date.............................................................     44
Code.....................................................................     25
Committee................................................................     64
Common Share.............................................................     85
Comparator Group.........................................................     64
Continuing Employees.....................................................     45
DCF Analysis.............................................................     26
Delaware Law............................................................. 30, 79
Diablo Canyon............................................................     17
Director Option Plan.....................................................     58
Director Plan............................................................     58
Director Stock...........................................................     58
Distribution.............................................................     20
Distribution Agreement...................................................     20
Distribution Proposal....................................................     20
Distribution Record Date.................................................     21
DOJ......................................................................      8
EBITDA...................................................................     26
ERISA....................................................................     48
ESIP..................................................................... 62, 65
Effective Time...........................................................     20
Employee Benefits Agreement..............................................     42
Employee Stock Plans.....................................................     62
Equity Consideration.....................................................     21
Events...................................................................     49
Exchange Act.............................................................     47
Exchange Agent...........................................................     51

                                                                           PAGE
                                                                          ------
FERC.....................................................................      7
FTC......................................................................      8
Final Expiration Date....................................................     86
GPM......................................................................     26
HSR Act..................................................................      8
Hewitt...................................................................     64
IRBs.....................................................................     41
IRS......................................................................     29
Incentive Agreements.....................................................     76
Indemnification Agreements...............................................     82
Information..............................................................     49
Kissel...................................................................     55
LTM......................................................................     26
Lehman Brothers..........................................................     23
Market Price............................................................. 21, 43
Maximum Price............................................................ 21, 43
Merger...................................................................     20
Merger Agreement.........................................................     20
Merger Proposal..........................................................     20
Minimum Price............................................................ 21, 43
NYSE.....................................................................     21
Natural Gas Business.....................................................  5, 20
New Certificates.........................................................     51
New Valero...............................................................     20
New Valero Common Stock..................................................     21
New Valero Prospectus....................................................      6
Old Certificates......................................................... 43, 51
PBR......................................................................     17
Pension Plan.............................................................     74
Performance Shares....................................................... 65, 73
Per Share Equity Value Range.............................................     26
Per Share Merger Consideration........................................... 21, 42
PG&E Acquisition.........................................................     20
PG&E Co..................................................................      5
PG&E Corp................................................................     20
PG&E Corp. Common Stock.................................................. 20, 78
PG&E Corp. Preferred Stock...............................................     78
PG&E Corp.'s Articles of Incorporation...................................     78
PG&E Corp.'s Bylaws......................................................     78
PGT......................................................................     45
Preference Shares........................................................     85

                                                                           PAGE
                                                                          ------
Proxy Statement-Prospectus...............................................     20
Purchase Price...........................................................     85
ROE......................................................................     65
ROI......................................................................     65
Redemption Price.........................................................     86
Refining Business........................................................  5, 20
Registration Statements..................................................     47
resid....................................................................     19
Restricted Stock......................................................... 62, 66
Restricted Stock Plan....................................................     62
Retained Companies.......................................................     42
Retirement Plan..........................................................     58
Right....................................................................     85
Right Certificates.......................................................     86
Rights Agent.............................................................     85
Rights Agreement.........................................................     85
Rights Distribution Date.................................................     86
Rights Record Date.......................................................     85
SEC...................................................................... 47, 61
SERP.....................................................................     74
Salomon..................................................................     37
Section 262..............................................................     30
Securities Act...........................................................     47
Severance Agreements.....................................................     75
Stability Agreements.....................................................     76
Superior Proposal........................................................     46
Surviving Corporation.................................................... 20, 42
Target Group.............................................................     65
Tax Sharing Agreement....................................................     42
Termination Fee..........................................................     50
Transactions.............................................................     21
TSR...................................................................... 66, 73
VESOP....................................................................     36
Valero...................................................................     20
Valero Board.............................................................     20
Valero Convertible Preferred Stock.......................................     43
Valero Common Stock......................................................     20
Valero Options...........................................................     42
Valero Preferred Stock...................................................     45
Valero's By-laws.........................................................     79
Valero's Certificate of Incorporation....................................     79

                                                                      APPENDIX A


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                    DATED AS OF JANUARY 31, 1997, AS AMENDED

                                    BETWEEN

                           VALERO ENERGY CORPORATION,

                                PG&E CORPORATION

                                      AND

                          PG&E ACQUISITION CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER

                                                                           PAGE
                                                                           ----
                                     ARTICLE I
         DEFINITIONS.....................................................   A-1
    1.1. Definitions.....................................................   A-1
                                    ARTICLE II
         THE MERGER......................................................   A-6
    2.1. The Merger......................................................   A-6
    2.2. Effective Time..................................................   A-6
    2.3. Closing.........................................................   A-6
    2.4. Certificate of Incorporation of the Surviving Corporation.......   A-6
    2.5. By-laws of the Surviving Corporation............................   A-7
    2.6. Directors.......................................................   A-7
    2.7. Officers........................................................   A-7
                                    ARTICLE III
         MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN
         THE MERGER......................................................   A-7
    3.1. Merger Consideration; Conversion or Cancellation of Shares......   A-7
    3.2. Exchange of Certificates........................................   A-9
                                    ARTICLE IV
         CERTAIN PRE-MERGER TRANSACTIONS.................................  A-11
    4.1. Reorganization Agreements and Interim Services Agreement........  A-11
    4.2. Intercorporate Reorganization of Company........................  A-11
    4.3. Distribution....................................................  A-11
    4.4. Senior Notes....................................................  A-11
    4.5. VESOP Notes.....................................................  A-11
                                     ARTICLE V
         REPRESENTATIONS AND WARRANTIES..................................  A-11
    5.1. Representations and Warranties of the Company...................  A-11
    5.2. Representations and Warranties of Acquiror and Sub..............  A-21
                                    ARTICLE VI
         COVENANTS.......................................................  A-25
    6.1. Covenants of the Company........................................  A-25
    6.2. Covenants of Acquiror...........................................  A-28
                                    ARTICLE VII
         ADDITIONAL AGREEMENTS...........................................  A-28
    7.1. Access..........................................................  A-28
    7.2. Other Actions...................................................  A-29
    7.3. Acquisition Proposals; Board Recommendation.....................  A-29
    7.4. Tax Representation Letters......................................  A-30
    7.5. Filings; Other Actions..........................................  A-30
    7.6. Accountants' Letters............................................  A-31

                                                                            PAGE
                                                                            ----
    7.7.   Distribution Agreement.........................................  A-32
    7.8.   Publicity......................................................  A-32
    7.9.   Employees and Employee Plans...................................  A-32
    7.10.  Expenses.......................................................  A-32
    7.11.  Takeover Statutes..............................................  A-33
    7.12.  Securities Act Compliance......................................  A-33
    7.13.  Stock Exchange Listing.........................................  A-33
    7.14.  1935 Act.......................................................  A-33
    7.15.  Further Assurances.............................................  A-33
                                     ARTICLE VIII
           CONDITIONS.....................................................  A-34
    8.1.   Conditions to Each Party's Obligation to Effect the Merger.....  A-34
    8.2.   Conditions to Obligation of the Company........................  A-34
    8.3.   Conditions to Obligations of Acquiror and Sub..................  A-35
                                      ARTICLE IX
           TERMINATION....................................................  A-36
    9.1.   Termination....................................................  A-36
    9.2.   Effect of Termination and Abandonment..........................  A-36
                                      ARTICLE X
           MISCELLANEOUS AND GENERAL......................................  A-37
    10.1.  Survival.......................................................  A-37
    10.2.  Modification or Amendment......................................  A-37
    10.3.  Waiver; Remedies...............................................  A-37
    10.4.  Counterparts...................................................  A-37
    10.5.  Governing Law..................................................  A-37
    10.6.  Notices........................................................  A-37
    10.7.  Entire Agreement...............................................  A-38
    10.8.  Certain Obligations............................................  A-38
    10.9.  Assignment.....................................................  A-38
    10.10. Captions.......................................................  A-38
    10.11. Severability...................................................  A-38
    10.12. No Third Party Beneficiaries...................................  A-38
    10.13. Annexes and Schedules..........................................  A-38
    10.14. No Representations or Warranties...............................  A-39
    10.15. Tax Sharing Agreement..........................................  A-39
    10.16. Consent to Jurisdiction........................................  A-39

  AGREEMENT AND PLAN OF MERGER dated as of January 31, 1997, as amended (this "Agreement"), between Valero Energy Corporation, a Delaware corporation (the "Company"), PG&E Corporation, a California corporation ("Acquiror") and PG&E Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Sub") formed for the purpose of participating in the Merger described herein.

                             W I T N E S S E T H:

  WHEREAS, Acquiror desires to acquire the Retained Business (as herein defined) but does not wish to acquire the other businesses conducted, or to be conducted, by the Company;

  WHEREAS, the Board of Directors of the Company has approved an agreement and plan of distribution substantially in the form of Annex A attached hereto (the "Distribution Agreement"), which will be entered into prior to the Effective Time (as defined herein), pursuant to which and subject to the terms of which among other things (a) the Company and Valero Refining and Marketing Company, a Delaware corporation and wholly owned Subsidiary of the Company ("VRM"), will consummate the transactions contemplated in Article II of the Distribution Agreement and (b) all of the issued and outstanding shares of common stock, par value $0.01 per share (the "VRM Common Stock") along with the associated rights (the "VRM Rights") issued pursuant to the Rights Agreement substantially in the form attached to the VRM Registration Statement (as defined herein) between VRM and the rights agent named therein (the "VRM Rights Agreement") of VRM will be distributed (the "Distribution") to the holders of shares of common stock, par value $1.00 per share, of the Company. Such common stock together with the rights issued pursuant to the Rights Agreement dated as of October 26, 1995 between the Company and Harris Trust and Savings Bank, as agent (the "Company Rights Agreement") being referred to herein as "Company Common Stock";

  WHEREAS, the respective Boards of Directors of the Company, Acquiror and Sub have determined that, following the Distribution, a merger of Sub with and into the Company (the "Merger"), with the Company as the surviving corporation, would be in the best interests of their respective corporations and stockholders; and

  WHEREAS, it is the intention of the parties to this Agreement that for Federal income tax purposes (a) the Distribution shall qualify as a transaction described in Section 355 of the Internal Revenue Code of 1986, as amended (the "Code") and a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code, and (b) the Merger shall qualify as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code;

  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

  1.1. Definitions. (a) As used in this Agreement the following terms shall have the following respective meanings:

  "Acquiror Common Stock" shall have the meaning set forth in Section
3.1(a)(ii).

  "Acquiror Form S-4" shall have the meaning set forth in Section 5.1(g)(iii).

  "Acquiror Pension Plan" shall mean the Retirement Plan for Employees of Pacific Gas Transmission Company, as in effect as of the date hereof.

  "Acquiror Thrift Plan" shall mean a defined contribution plan with a cash or deferred arrangement sponsored by the Acquiror or an Affiliate and intended to qualify under Sections 401(a) and (k) of the Code.

  "Acquisition Proposal" shall mean any inquiry, proposal or offer for, or any indication of interest in, from any person, either (A) a merger, acquisition, business combination, consolidation or similar transaction involving, or any purchase of, more than 50% of the voting securities of the Company or any Subsidiary, or all or substantially all of the assets of the Company or any Subsidiary (excluding any such transaction relating solely to the assets or voting securities of VRM or any of its Subsidiaries) or (B) an acquisition, or similar transaction involving the purchase, of a substantial portion of the assets of or a substantial equity interest in the Retained Business, other than, in each case, the transactions contemplated by this Agreement.

  "Affiliate" shall mean, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that from and after the Time of Distribution, no member of either Group shall be deemed to be an Affiliate of any member of the other Group.

  "Assignment and Assumption Agreements" shall mean any and all conveyance and assumption instruments which may be entered into pursuant to any of the Reorganization Agreements.

  "Cash Dividend" shall have the meaning set forth in the Distribution
Agreement.

  "Certificate of Merger" shall have the meaning set forth in Section 2.2.

  "Closing" shall have the meaning set forth in Section 2.3.

  "Closing Date" shall have the meaning set forth in Section 2.3.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Certificate" shall have the meaning set forth in Section 3.1(b).

  "Company By-laws" shall mean the by-laws of the Company, as amended.

  "Company Charter" shall mean the certificate of incorporation of the Company, as amended.

  "Company Common Stock" shall have the meaning set forth in the third paragraph of this Agreement.

  "Company Convertible Preferred Stock" shall have the meaning set forth in
Section 5.1(e).

  "Company Disclosure Schedule" shall have the meaning set forth in Section
5.1.

  "Company Meeting" shall have the meaning set forth in Section 5.1(g)(iii).

  "Company Options" shall have the meaning set forth in Section 3.1(a)(iii).

  "Company Preferred Stock" shall have the meaning set forth in Section
5.1(e).

  "Company Restricted Stock Plans" shall mean the Company's Restricted Stock Bonus and Incentive Stock Plan, effective as of April 30, 1981 and amended and restated effective as of November 21, 1996, the Restricted Stock Plan for Non-employee Directors, effective as of November 14, 1990 and amended and restated effective as of August 22, 1996 and/or the Executive Stock Incentive Plan, effective as of July 21, 1994 and amended and restated effective as of November 21, 1996.

  "Company Rights Agreement" shall have the meaning set forth in the third paragraph of this Agreement.

  "Company Series A Preferred Stock" shall have the meaning set forth in
Section 5.1(e).

  "Company SAR" shall have the meaning assigned to such term by the Employee Benefits Agreement.

  "Company Stock Plans" shall mean the Company's Stock Option Plan No. 3, Stock Option Plan No. 4, Stock Option Plan No. 5, Company Restricted Stock Plans, Non-Employee Director Stock Option Plan, Executive Incentive Bonus Plan, Employee Thrift Plan, Benefits Trust, ESOP and VESOP, each as amended and/or restated.

  "Continuing Employee" shall have the meaning set forth in Section 7.9(b).

  "Contract" shall have the meaning set forth in Section 5.1(d)(i).

  "Credit Facilities" shall mean the $835 million Revolving Credit Agreement, dated as of May 1, 1997, among the Company, VRM, Morgan Guaranty Trust Company of New York, as Administrative Agent, Bank of Montreal, as Syndication Agent, and the banks listed therein (the "New Credit Facility"), and the Company's uncommitted short-term bank credit lines and uncommitted bank letter of credit facilities (the "Uncommitted Facilities").

  "Deferred Compensation Plans" shall mean the Company's Executive Deferred Compensation Plan, effective as of November 26, 1984 and amended and restated effective as of October 21, 1986 and the Company Key Employee Deferred Compensation Plan, effective as of August 20, 1985, and amended and restated effective as of October 21, 1986.

  "Distribution" shall have the meaning set forth in the third paragraph of this Agreement.

  "Distribution Agreement" shall have the meaning set forth in the third paragraph of this Agreement.

  "DGCL" shall mean the Delaware General Corporation Law.

  "Effective Time" shall have the meaning set forth in Section 2.2.

  "Employee Benefits Agreement" shall mean an employee benefits agreement substantially in the form of Annex B attached hereto.

  "Employee Plan" shall mean each "employee benefit plan," within the meaning of Section 3(3) of ERISA, each Company Stock Plan, and each employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is maintained, administered or contributed to by the Company or any of its ERISA Affiliates primarily for U.S. citizens or residents and which covers any employee of the Company.

  "Environmental Law" shall have the meaning set forth in the Distribution Agreement.

  "Environmental Permits" shall have the meaning set forth in Section 5.1(o).

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA Affiliate" shall mean any entity (excluding any VRM Company) which, together with the Company, would be treated as a single employer under Section 414(b) or (c) of the Code.

  "ESOP" shall mean the Company's Employee Stock Ownership Plan.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "Exchange Agent" shall have the meaning set forth in Section 3.2(a).

  "Expenses" shall mean documented out-of-pocket fees and expenses incurred by the Company and its Subsidiaries in connection with efforts to consummate any of the transactions contemplated by the Reorganization Agreements, including, without limitation, financing fees (including, without limitation, financing fees to refund or repay the IRBs), consent fees, printing costs and fees, severance (including, without limitation severance payments to employees of Valero Corporate Services Company or Valero Management Company incurred prior to or after the Effective Time in connection with the transactions contemplated by the Reorganization Agreements) and early retirement payments, and payments pursuant to the Incentive Bonus Agreements, payments pursuant to the Shareholder Value Bonus Plan, expenses of counsel, investment banking firms, accountants, experts and consultants and the expenses incurred in connection with printing and mailing the Proxy Statement-Prospectus, the Acquiror Form S-4 and the VRM Registration Statement.

  "Filed Acquiror SEC Documents" shall have the meaning set forth in Section 5.2(g).

  "Filed Company SEC Documents" shall have the meaning set forth in Section 5.1(i).

  "GAAP" shall mean United States generally accepted accounting principles.

  "Group" shall have the meaning set forth in the Distribution Agreement.

  "Governmental Entity" shall have the meaning set forth in Section
5.1(d)(ii).

  "Hazardous Substance" shall have the meaning set forth in the Distribution Agreement.

  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Interim Services Agreement" shall mean the interim services agreement, entered into by the Company and VRM.

  "Intellectual Property" shall mean all intellectual property rights, including domestic and foreign patents, patent applications, invention disclosures to be filed or awaiting filing determinations, trademark and service mark applications, registered trademarks, registered service marks, registered copyrights, trademarks, servicemarks, tradenames, trade secrets and other proprietary rights, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how and unregistered copyrights, together with associated goodwill.

  "Joint Ventures" shall mean the joint ventures set forth in Schedule
5.1(f)(ii).

  "Lien" shall have the meaning set forth in Section 5.1(d)(i).

  "Material Adverse Effect" shall mean with respect to any entity, or group of entities taken as a whole, such state of facts, event, change, or effect that has had, or would reasonably be expected to have, a material adverse effect on the assets, business, properties, results of operations, or financial condition of such entity, or group of entities taken as a whole, or the ability of such entity, or group of entities, to consummate the transactions contemplated by this Agreement, including without limitation the Distribution and the Merger or to perform its obligations under the Reorganization Agreements to which it is or will be a party.

  "Merger" shall have the meaning set forth in the fourth paragraph of this Agreement.

  "New Certificates" shall have the meaning set forth in Section 3.2(a).

  "Notice of Superior Proposal" means a written notice advising Acquiror that the Board of Directors of the Company has received a Superior Proposal.

  "NYSE" shall have the meaning set forth in Section 3.1(a)(ii).

  "Per Share Merger Consideration" shall have the meaning set forth in Section 3.1(a)(ii).

  "Permit" shall have the meaning set forth in Section 5.1(d)(i).

  "Permitted Liens" shall mean, collectively, those Liens (A) set forth in
Schedule 1.1(a), (B) for Taxes not yet due or payable or being contested in good faith, (C) that constitute mechanics', carriers', workers' or like liens or (D) that individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole.

  "Person" shall mean an individual, partnership, a joint venture, a corporation, a limited liability entity, a trust, an unincorporated organization or other entity or a government or any department or agency thereof.

  "Post-Signing Return" shall have the meaning set forth in Section 6.1(k).

  "Proxy Statement-Prospectus" shall have the meaning set forth in Section 5.1(g)(iii).

  "Registration Statements" shall mean, collectively, the Acquiror Form S-4 and the VRM Registration Statement.

  "Regulatory Filings" shall have the meaning set forth in Section 5.1(d)(ii).

  "Release" shall have the meaning set forth in the Distribution Agreement.

  "Reorganization Agreements" shall mean, collectively, this Agreement, the Distribution Agreement, the Tax Sharing Agreement and the Employee Benefits Agreement.

  "Representatives" shall mean directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

  "Retained Assets" shall have the meaning set forth in the Distribution Agreement.

  "Retained Business" shall have the meaning set forth in the Distribution Agreement.

  "Retained Company" or "Retained Companies" shall have the meaning set forth in Section 1.1(b).

  "SEC" shall mean the Securities and Exchange Commission.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "SERP" shall mean the Company's Supplemental Executive Retirement Plan, effective as of January 1, 1983 and amended and restated effective as of January 1, 1996.

  "Software" shall include all proprietary software programs, and the related source code, system documentation, statements of principles of operation, and schematics for all software programs, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer.

  "Subsidiary" shall mean any corporation or other organization (including without limitation partnerships but as used in Section 5.1, excluding Joint Ventures), whether incorporated or unincorporated, of which, directly or indirectly, at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

  "Superior Proposal" shall mean any bona fide Acquisition Proposal made by a third party on terms which the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company's stockholders than the Merger and the other transactions contemplated hereby.

  "Surviving Corporation" shall have the meaning set forth in Section 2.1.

  "Takeover Statute" shall have the meaning set forth in Section 5.1(p).

  "Tax Authority" shall have the meaning set forth in the Tax Sharing
Agreement.

  "Taxes" shall have the meaning set forth in the Tax Sharing Agreement.

  "Tax Return" shall have the meaning set forth in the Tax Sharing Agreement.

  "Tax Sharing Agreement" shall mean the tax sharing agreement substantially in the form of Annex C attached hereto.

  "Time of Distribution" shall have the meaning set forth in the Distribution Agreement.

  "VESOP" shall mean the Valero Employees' Stock Ownership Plan.

  "VNG" shall mean Valero Natural Gas Company, a Delaware corporation and a wholly-owned Subsidiary of the Company and, with respect to the period prior to June 30, 1996, shall be construed to include VNGC Holding Company, a Delaware corporation and wholly owned subsidiary of the Company.

  "VRM Common Stock" shall have the meaning set forth in the third paragraph of this Agreement.

  "VRM Registration Statement" shall have the meaning set forth in Section 5.1(g)(iii).

  "VRM Rights" shall have the meaning set forth in the third paragraph of this Agreement.

  "VRM Rights Agreement" shall have the meaning set forth in the third paragraph of this Agreement.

  (b) As used in this Agreement, (i) any reference to the Company and its Subsidiaries means the Company and each of its Subsidiaries, (ii) any reference to the "Retained Company" and its Subsidiaries or the "Retained Companies" means the Company (solely with respect to the Retained Business) and those of its direct and indirect Subsidiaries included in the Retained Business, (iii) any reference to the "Retained Subsidiaries" or "Retained Subsidiary" means the direct and indirect Subsidiaries or Subsidiary of the Company included in the Retained Business, (iv) any reference to VRM and its Subsidiaries or the "VRM Companies" means VRM immediately after the Time of Distribution and those entities that immediately after the Time of Distribution will be direct or indirect Subsidiaries of VRM and (v) any reference to Subsidiaries of VRM means those entities that immediately after the Time of Distribution will be direct or indirect Subsidiaries of VRM. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Distribution Agreement.

                                  ARTICLE II
                                  THE MERGER

  2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Sub will be merged with and into the Company, the separate corporate existence of Sub will thereupon cease and the Company will be the surviving corporation (the "Surviving Corporation"). The Merger will have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers, franchises, debts, liabilities, obligations and duties of the Company will continue in the Surviving Corporation as provided for in the DGCL.

  2.2. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VIII, the parties will file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL to consummate the Merger. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties hereto may agree and as may be specified in the Certificate of Merger in accordance with applicable law. The date and time when the Merger becomes effective is herein referred to as the "Effective Time".

  2.3. Closing. The closing of the Merger (the "Closing") will take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10021 at 9:00 A.M. on the first business day on which all the conditions set forth in Article VIII (other than those that are waived by the party or parties for whose benefit such conditions exist) are fulfilled or
(ii) at such other place, date and/or time as the parties hereto may agree. The date upon which the Closing occurs is herein referred to as the "Closing Date"; provided that the Closing shall not take place earlier than 10 business days following the Company Meeting.

  2.4. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, in accordance with the DGCL, the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time will be amended as set forth in Annex G hereto and, as so amended, will be the certificate of incorporation of the Surviving Corporation until amended in accordance with the terms thereof and applicable law (the "Surviving Corporation's Certificate of Incorporation").

  2.5. By-laws of the Surviving Corporation. The Company By-laws will be the by-laws of the Surviving Corporation until amended in accordance with the terms thereof, the Surviving Corporation's Certificate of Incorporation and applicable law.

  2.6. Directors. The directors of Sub at the Effective Time will be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

  2.7. Officers. The officers of Sub at the Effective Time will be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III
   MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

  3.1. Merger Consideration; Conversion or Cancellation of Shares. (a) At the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any shares of capital stock of the Company or any shares of capital stock of Sub:

    (i) Each share of Company Common Stock (A) issued and outstanding immediately prior to the Effective Time and (1) owned by Acquiror or any of its wholly-owned Subsidiaries (but not by any employee benefit plan of, or any nuclear decommissioning trust for the benefit of, Acquiror or any of its Subsidiaries) or (2) owned by any Subsidiary of the Company (but not by any Employee Plan of the Company or any of its Subsidiaries) or (B) held in the treasury of the Company immediately prior to the Effective Time will cease to be outstanding, will be canceled and retired without payment of any consideration therefor and will cease to exist.

    (ii) Subject to Section 3.2(c), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(a)(i)) will be converted into the right to receive that number (the "Per Share Merger Consideration") of duly authorized, validly issued, fully paid and nonassessable shares of common stock, no par value, of Acquiror ("Acquiror Common Stock"), equal to the quotient, rounded to the nearest thousandth, or if there shall not be a nearest thousandth, the next higher thousandth, of (x) the quotient of (A) $722.5 million (increased by the total amount of cash paid to the Company between the execution of this Agreement and the Closing in order to exercise the Company Options plus an amount equal to the total exercise price of any unexercised Company Options and any unexercised Company SARs, but reduced (I) by the total cash amount paid by the Retained Companies between December 31, 1996 and the Closing in settlement of any stock appreciation rights (including limited rights), Company Options or performance shares, except to the extent such amounts have been recorded as accrued liabilities on the 1996 balance sheet included in the Retained Companies' Financial Statements, and (II) if applicable, in accordance with the last sentence of this Section 3.1(a)(ii)) divided by (B) the sum of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares issued pursuant to the conversion of Company Preferred Stock and other than shares to be canceled in accordance with Section 3.1(a)(i)) plus the number of performance shares (not otherwise reflected in the number of outstanding shares of Company Common Stock), the number of shares subject to unexercised Company Options and the number of any accompanying Company SARs at such time (each number to be determined immediately prior to the Effective Time with the number of Company Options and Company SARs to be increased to take into account the adjustments required by Sections 3.01(a), (b) and (c) of the Employee Benefits Agreement) divided by (y) the Market Price (as defined below) of Acquiror Common Stock on the Closing Date. The

  "Market Price" of Acquiror Common Stock on any date means the average of the daily closing prices per share of Acquiror Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE Tape") on each of the last 15 consecutive full NYSE trading days (the "Averaging Period") ending on and including the second trading day prior to such date; provided that (A) if the Board of Directors of Acquiror declares a dividend on the outstanding shares of Acquiror Common Stock having a record date after the Effective Time but an ex-dividend date (based on "regular way" trading on the NYSE of shares of Acquiror Common Stock, the "Ex-Date") that occurs during the Averaging Period, then for purposes of computing the Market Price, the closing price on the Ex-Date and any trading day in the Averaging Period after the Ex-Date will be adjusted by adding thereto the amount of such dividend and (B) if the Board of Directors of Acquiror declares a dividend on the outstanding shares of Acquiror Common Stock having a record date before the Effective Time and an Ex-Date that occurs during the Averaging Period, then for purposes of computing the Market Price, the closing price on any trading day before the Ex-Date will be adjusted by subtracting therefrom the amount of such dividend. Notwithstanding anything to the contrary contained herein, in the event that the Market Price of Acquiror Common Stock on the Closing Date is less than $19.125 (the "Minimum Price"), then solely for the purposes of calculating the Per Share Merger Consideration, the Market Price of Acquiror Common Stock on the Closing Date will be deemed to be the Minimum Price, and in the event that the Market Price of Acquiror Common Stock on the Closing Date is greater than $25.875 (the "Maximum Price"), then solely for the purposes of calculating the Per Share Merger Consideration, the Market Price of Acquiror Common Stock on the Closing Date will be deemed to be the Maximum Price. If prior to the Effective Time Acquiror shall declare a stock dividend or make distributions upon or subdivide, split up, reclassify or combine Acquiror Common Stock or declare a dividend or make a distribution on Acquiror Common Stock in any security convertible into Acquiror Common Stock, appropriate adjustment or adjustments will be made to the Per Share Merger Consideration; provided, however, that Acquiror not take any such action that would occur during the Averaging Period. If the aggregate amount of any adverse impact referred to in Section 9.1(d)(iii) (calculated as set forth therein) exceeds $50 million, then the dollar amount set forth in subsection (A) of this Section 3.1(a)(ii) shall be reduced by an amount equal to the amount by which the amount of such adverse impact exceeds $50 million provided, however, that in no event shall such reduction exceed $50 million in the aggregate.

    (iii) Each option granted by the Company to purchase shares of Company Common Stock (the "Company Options") which is outstanding and unexercised immediately prior to the Effective Time and after the Time of Distribution shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option (not intended to qualify under section 422 of the Code) to purchase shares of Acquiror Common Stock in an amount and at an exercise price determined as provided below:

      (A) the number of shares of Acquiror Common Stock to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Per Share Merger Consideration; provided that in the case of any Company Option which is accompanied by Company SARs, such Company SARs shall automatically terminate and cease to represent a right to receive a cash payment from the Company and, in lieu thereof, the total number of shares of Acquiror Common Stock to be subject to the new option shall be equal to the product of (I) the sum of (x) the number of shares of Company Common Stock subject to the original option (as adjusted pursuant to Sections 3.01(a), (b) and (c) of the Employee Benefits Agreement) and (y) the number of Company SARs accompanying the original option (as adjusted pursuant to Sections 3.01(a), (b) and (c) of the Employee Benefits Agreement), and (II) the Per Share Merger Consideration, and provided further that, in each case, any fractional shares of Acquiror Common Stock resulting from such multiplication shall be rounded up to the nearest share; and

      (B) the exercise price per share of Acquiror Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock or Company SAR, as the case may be, under the original option divided by the Per Share Merger Consideration; provided that such exercise price shall be rounded down to the nearest cent.

  (b) All shares of Company Common Stock referred to in Section 3.1(a)(ii) will cease to be outstanding, will be canceled and retired and will cease to exist, and each holder of a certificate (a "Certificate") formerly representing such shares will thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, upon exchange of such Certificate in accordance with Section 3.2, the shares of Acquiror Common Stock and any payment to which such holder is entitled pursuant to this
Article III.

  (c) At and after the Effective Time, by virtue of the Merger, each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

  3.2. Exchange of Certificates. (a) Appointment of Exchange Agent. Prior to the Effective Time, Acquiror shall appoint an exchange agent (the "Exchange Agent") satisfactory to the Company for the purpose of exchanging all Company Common Stock for Acquiror Common Stock in accordance with the terms of this Agreement. As of the Effective Time, Acquiror will deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article III, certificates ("New Certificates") representing Acquiror Common Stock in amounts sufficient to allow the Exchange Agent to make all deliveries of New Certificates that may be required in exchange for Certificates pursuant to this Article III. Acquiror will provide to the Exchange Agent on a timely basis funds necessary to pay any cash payable in lieu of fractional shares of Acquiror Common Stock pursuant to
Section 3.2(c) and funds and other property necessary to pay or make any dividends or distributions with respect to shares of Acquiror Common Stock pursuant to Section 3.2(d).

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Acquiror will cause the Exchange Agent to mail or deliver to each Person, who was at the Effective Time a holder of record of a Certificate, a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and contain such other provisions as Acquiror and VRM may reasonably specify) containing instructions for use in effecting the surrender of Certificates in exchange for New Certificates and payments pursuant to this Article III. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate will be entitled to receive in exchange therefor a New Certificate representing that number of whole shares of Acquiror Common Stock which such holder has the right to receive pursuant to the provisions of this Article III, a check in the amount of any cash which such holder has the right to receive in lieu of fractional shares of Acquiror Common Stock pursuant to Section 3.2(c) and any cash dividends with respect to Acquiror Common Stock pursuant to Section 3.2(d) and any other dividends or distributions with respect to Acquiror Common Stock pursuant to Section 3.2(d), and the Certificate so surrendered will forthwith be canceled. No interest will be paid or will accrue on the amount payable upon surrender of Certificates. Until surrendered as contemplated by this
Section 3.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive, upon surrender of such Certificate, the applicable New Certificate, cash in lieu of fractional shares of Acquiror Common Stock and any dividends or distributions with respect to shares of Acquiror Common Stock as contemplated by this Section 3.2. In the event of a transfer of ownership of Company Common Stock that is not registered on the transfer records of the Company, New Certificates representing the proper number of shares of Acquiror Common Stock and any cash in lieu of fractional shares of Acquiror Common Stock and any dividends or distributions as aforesaid may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such issuance pays any transfer or other taxes required by reason of the issuance of shares of Acquiror Common Stock or establishes to the satisfaction of Acquiror that such tax has been paid or is not applicable. Six months after the Effective Time, Acquiror will be entitled to cause the Exchange Agent to deliver to Acquiror any New Certificates, cash or other property (including any interest thereon) deposited with the Exchange Agent that is unclaimed by the former holders of Company Common Stock. Any such former holders of Company Common Stock who have not theretofore exchanged their Certificates for New Certificates and cash, if applicable, and other property pursuant to this Article III will thereafter be entitled to look exclusively to Acquiror and only as general creditors thereof for the Acquiror

Common Stock and cash and other property to which they become entitled upon exchange of their Certificates pursuant to this Article III (including cash in lieu of fractional shares of Acquiror Common Stock pursuant to Section 3.2(c) and any dividends or distributions with respect to Acquiror Common Stock pursuant to Section 3.2(d)). Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto will be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Acquiror will pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of New Certificates and cash for Certificates as contemplated hereby.

  (c) Fractional Shares. Notwithstanding Section 3.1 or any other provision of this Section 3.2, no fractional shares of Acquiror Common Stock will be issued hereunder and any holder of Company Common Stock entitled hereunder to receive a fraction of a share of Acquiror Common Stock but for this Section 3.2(c) will be entitled hereunder to receive a cash payment in lieu thereof, without interest, in an amount, less the amount of any withholding taxes which may be required thereon, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled multiplied by (ii) the Market Price of Acquiror Common Stock on the Closing Date determined in accordance with Section 3.1(a)(ii), but without regard for the Minimum Price or the Maximum Price. For purposes of paying such cash in lieu of fractional shares, all Certificates representing shares of Company Common Stock surrendered for exchange by a Company stockholder on the same letter of transmittal shall be aggregated, and no such Company stockholder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Acquiror Common Stock with respect to such Certificates surrendered.

  (d) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, after the Effective Time no dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to any Person holding a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate by any holder thereof, there will be paid to the holder of the New Certificate issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the Acquiror Common Stock represented thereby, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such surrender and a payment date subsequent to the time of such surrender payable with respect to the Acquiror Common Stock represented thereby, less the amount of any withholding taxes which may be required thereon.

  (e) No Further Ownership Rights in Company Common Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article III, any cash in lieu of fractional shares of Acquiror Common Stock paid pursuant to Section 3.2(c) or any dividend or distribution paid or made with respect to Acquiror Common Stock pursuant to Section 3.2(d) will be deemed to have been issued, paid and made in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this
Article III.

  (f) No Liability. In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will, in exchange for such lost, stolen or destroyed Certificate, issue or cause to be issued the number of shares of Acquiror Common Stock and pay or cause to be paid the amounts deliverable in respect thereof pursuant to this Article III.

  (g) Withholding Rights. The Surviving Corporation will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.

                                  ARTICLE IV
                        CERTAIN PRE-MERGER TRANSACTIONS

  The following transactions shall occur prior to the Effective Time:

  4.1. Reorganization Agreements and Interim Services Agreement. Prior to the Distribution, the Company will (a) execute and deliver the other Reorganization Agreements and the Interim Services Agreement and (b) cause VRM to execute and deliver the other Reorganization Agreements and the Interim Services Agreement, in each case to which it is a party. Prior to the Distribution, Acquiror will execute the Tax Sharing Agreement and the Interim Services Agreement. All the Reorganization Agreements and the Interim Services Agreement shall be executed in substantially the form attached hereto, which agreements shall not be altered without the consent of Acquiror.

  4.2. Intercorporate Reorganization of Company. Prior to the Time of Distribution and pursuant to the terms of the Distribution Agreement, the Company and VRM will consummate the intercorporate transactions contemplated by Article II of the Distribution Agreement.

  4.3. Distribution. Prior to the Effective Time, subject to and pursuant to the terms and conditions of the Distribution Agreement, the Company will effect the Distribution and the other transactions contemplated by the Distribution Agreement.

  4.4. Senior Notes. Prior to the Time of Distribution, the Retained Company will either (a) obtain the consents of the note purchasers under the Note Purchase Agreement dated December 19, 1990 between the Company and the note purchasers, in order to permit the Distribution and the Merger or (b) prepay the notes in accordance with their terms.

  4.5. VESOP Notes. Prior to the Effective Time, the Company will cause the VESOP to prepay the VESOP Notes issued under the Note Purchase Agreement dated as of March 17, 1989 and the VESOP Notes issued under the Note Purchase Agreement dated as of August 15, 1991 in accordance with their terms and will terminate the related guarantee of the Company.

                                   ARTICLE V
                        REPRESENTATIONS AND WARRANTIES

  5.1. Representations and Warranties of the Company. Except as set forth in the disclosure schedule (the "Company Disclosure Schedule") delivered by the Company to Acquiror simultaneously with the execution and delivery of this Agreement, the Company hereby represents and warrants to Acquiror as follows:

  (a) Corporate Organization. Each of the Company and VRM is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Retained Subsidiary is, or will be, a corporation or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, as set forth in the Company Disclosure Schedule. Each of the Retained Companies and VRM is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any such failure so to qualify or be in good standing which, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, or a material adverse effect on the ability of the VRM Companies to consummate the transactions contemplated by, or to satisfy their obligations under, the Reorganization Agreements. Each of the Retained Companies and VRM has the requisite corporate or other power and authority to carry on its businesses as it is now being or will be (immediately after the Time of Distribution) conducted. The Company has heretofore made available to Acquiror complete and correct copies of the Company Charter and the Company By-laws and the certificate of incorporation and by-laws, or the comparable organizational documents, of each Retained Subsidiary, each as amended to date and currently in full force and effect.

  (b) Corporate Authority. Each of the Company and VRM has the requisite corporate power and authority to execute, deliver and perform each Reorganization Agreement and the Interim Services Agreement, in each case, to which it is a party and to consummate the transactions contemplated thereby (assuming, (i) with respect to the Merger and the Distribution, the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon and (ii) formal declaration of the Distribution by the Company's Board of Directors). The execution, delivery and performance by the Company of each Reorganization Agreement and the Interim Services Agreement, in each case, to which it is a party and the consummation by the Company of the Distribution and the Merger and of the other transactions contemplated thereby have been duly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are or will be necessary to authorize any Reorganization Agreement or the Interim Services Agreement, in each case, to which it is a party or for the Company to consummate the transactions so contemplated (other than, (i) with respect to the Merger and the Distribution, the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon and (ii) formal declaration of the Distribution by the Company's Board of Directors). The execution, delivery and performance by VRM of each Reorganization Agreement and the Interim Services Agreement to which it is a party and the consummation by it of the transactions contemplated thereby have been duly authorized by VRM's Board of Directors and its stockholder, if required, and no other corporate proceedings on the part of such entity will be necessary to authorize any Reorganization Agreement or the Interim Services Agreement to which it is a party or for it to consummate the transactions so contemplated. Each Reorganization Agreement or the Interim Services Agreement, in each case, to which the Company or VRM is a party is, or when executed and delivered will be, a valid and binding agreement of such party, enforceable against such party in accordance with the terms thereof.

  (c) The Company Charter Takeover Provisions. The Company's Board of Directors has approved the execution, delivery and performance by the Company of this Agreement and the other Reorganization Agreements and the consummation of the transactions contemplated thereby, and, subject to the representation of Acquiror contained in Section 5.2(o) being true and correct, such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by the Reorganization Agreements the provisions of Sections 1 and 2 of Article VI of the Company Charter.

  (d) No Violations; Consents and Approvals.

    (i) None of the execution, delivery or performance by each of the Company and VRM of any Reorganization Agreement and the Interim Services Agreement, in each case, to which it is a party or the consummation by each of the Company and VRM of the transactions contemplated thereby (assuming, (i) with respect to the Merger and the Distribution, the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon and
  (ii) formal declaration of the Distribution by the Company's Board of Directors) (A) will conflict with, or result in a violation or breach of, the Company Charter or the Company By-laws or the certificate of incorporation or by-laws, or comparable organizational documents of VRM and the Subsidiaries of the Company or (B) will conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any material obligation under, or result in the creation of any adverse claim, restriction on voting or transfer or pledge, lien, charge, encumbrance or security interest of any kind (a "Lien") upon any of the properties or assets of the Company or VRM or any Subsidiary of either under (1) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract, agreement, obligation, understanding, commitment or other arrangement (a "Contract") to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets may be bound or of any license, franchise, permit, concession, certificate of authority, order, approval, application or registration form, of or with a Governmental Entity (a "Permit") or (2) to the knowledge of the Company and subject to the Regulatory Filings, any judgment, order, decree, statute, law, regulation or rule applicable to the Company or any of its Subsidiaries, except, in the case of clause (B), as set forth in the Company Disclosure Schedule and for conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, or a material adverse effect on the ability of the VRM Companies to consummate the transactions contemplated by, or to satisfy their obligations under, the Reorganization Agreements. Schedule 5.1(d)(i) of the Company Disclosure Schedule attached hereto lists all material Contracts and material Permits of the Company and its Subsidiaries which require consent of, or prior notice to, a third party in order to consummate the transactions contemplated by this Agreement or the Distribution Agreement.

    (ii) Except for consents, approvals, orders, authorizations, registrations, declarations or filings as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, applications or filings with the Federal Energy Regulatory Commission under Section 203 of the Federal Power Act, filings and/or notifications under the Investment Canada Act, Competition Act and other applicable Canadian laws, filings under state securities or "blue sky" laws and the filing of the Certificate of Merger (collectively, the "Regulatory Filings"), other consents, approvals, orders, authorizations, registrations, declarations, filings and agreements expressly provided for in the Reorganization Agreements, and any notice or other filings to be made following the Effective Time, no consent, approval, order or authorization of, or registration, declaration or filing with, any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, Federal, state, local or foreign (a "Governmental Entity") is required with respect to the Company, VRM or any Subsidiary of either, in connection with the execution, delivery or performance by the Company and VRM of any Reorganization Agreement, the Interim Services Agreement or the Assignment and Assumption Agreements, in each case, to which it is a party or the consummation by the Company and VRM, as the case may be, of the transactions contemplated thereby (except where the failure to obtain such consents, approvals, orders or authorizations, or to make such registrations, declarations, filings or agreements, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, or a material adverse effect on the ability of the VRM Companies to consummate the transactions contemplated by, or to satisfy their obligations under, the Reorganization Agreements).

  (e) Capital Stock. The authorized capital stock of the Company consists of
(i) 75,000,000 shares of Company Common Stock, of which 44,185,513 shares of Company Common Stock were issued and outstanding as of the close of business on December 31, 1996, (ii) 20,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"), of which 11,500 of shares of redeemable preferred stock, series A ("Company Series A Preferred Stock") and 3,450,000 shares of $3.125 convertible preferred stock ("Company Convertible Preferred Stock") were issued and outstanding as of the close of business on December 31, 1996 and (iii) 10,000,000 shares of serial preference stock, par value $1.00 per share, none of which is issued and outstanding. As of the close of business on December 31, 1996 there were outstanding under the Company Stock Plans options to acquire an aggregate of 4,228,855 shares of Company Common Stock (subject to adjustment on the terms set forth in the Company Stock Plans). All of the outstanding shares of Company Common Stock have been, and all shares of Company Common Stock which may be issued pursuant to the terms of any options, securities or plans referred to above will be, when issued, duly authorized and validly issued, and are or will be, when issued, fully paid and nonassessable. The Company has outstanding no bonds, debentures, notes or other obligations or securities (other than the Company Common Stock and Company Preferred Stock) the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above, as of the date of this Agreement, there are no securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Retained Subsidiaries. There are no outstanding Contracts of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

  (f) Subsidiaries; Investments; Joint Ventures; Partnerships.

    (i) The Company Disclosure Schedule lists each Retained Subsidiary. Except as set forth in the Company Disclosure Schedule each of the outstanding shares of capital stock or other ownership interests of each of the Retained Subsidiaries has been duly authorized and validly issued, is fully paid and nonassessable and, is owned, either directly or indirectly, by the Company free and clear of all Liens. Except as set forth in the Company Disclosure Schedule there are no Contracts obligating the Company, or restricting the Company's rights, to transfer, sell or vote, the capital stock of the Retained Subsidiaries owned by it, directly or indirectly.

    (ii) Except as set forth in the Company Disclosure Schedule, the Company does not, directly or indirectly, own any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity included in the Retained Business or have any Contract relating to the issuance, sale or purchase of any ownership interest in any such entity.

  (g) SEC Filings.

    (i) The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act and the Exchange Act since January 1, 1994 (the "Company SEC Documents"). As of its filing date, each Company SEC Document filed, as amended or supplemented, if applicable, (A) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and (B) did not, at the time it was filed (and at the effective date thereof, in the case of a registration statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (ii) The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). Each of the consolidated balance sheets of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income, cash flows and stockholders' equity of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, cash flows and retained earnings, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments), in each case in accordance with GAAP.

    (iii) None of the information supplied, or to be supplied, by the Company or its representatives for inclusion or incorporation by reference in (A) the registration statement on Form S-4 to be filed with the SEC by Acquiror in connection with the issuance of shares of Acquiror Common Stock in the Merger (the

  "Acquiror Form S-4") or the registration statement to be filed with the SEC by VRM in connection with the distribution of shares of VRM Common Stock, with the associated VRM Rights, in the Distribution (the "VRM Registration Statement") will, at the time such Registration Statements are filed with the SEC, at any time they are amended or supplemented or at the time they become effective under the Securities Act and at the Effective Time, in the case of the Acquiror Form S-4, and at the time of the annual meeting of holders of Company Common Stock to be held in connection with the Merger and the Distribution (the "Company Meeting"), and at the Time of Distribution, in the case of the VRM Registration Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the proxy statement-prospectus relating to the Company Meeting (the "Proxy Statement-Prospectus") will, at the date mailed to the Company's stockholders or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The VRM Registration Statement will comply as to form in all material respects with the provisions of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, and the Proxy Statement-Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Acquiror or any of its Subsidiaries for inclusion in the VRM Registration Statement or the Proxy Statement-Prospectus, respectively, or with respect to information concerning Acquiror or any of its Subsidiaries incorporated by reference therein.

  (h) The Company and VNG Financial Statements.

    (i) Included in the Company Disclosure Schedule are (A) audited consolidated statements of assets and liabilities as of December 31, 1995 and 1994 (the "Year End Balance Sheets") and statements of consolidated income and consolidated cash flows for the years ended December 31, 1995 and 1994, in each case, for the Company (such financial statements, the "Company Financial Statements"), and (B) an unaudited consolidated statement of assets and liabilities as of September 30, 1996 (the "Interim Balance Sheet"), and unaudited statements of consolidated income and consolidated cash flows for the nine months ended, September 30, 1996 for the Company (such financial statements, the "Company Interim Financial Statements"). Each of the Year End Balance Sheets and the Interim Balance Sheet (including in the case of the Year End Balance Sheets any related notes and schedules) fairly presents in all material respects the financial position of the Company as of its date, and each of the statements of consolidated income and consolidated cash flows included in the Company Financial Statements and the Company Interim Financial Statements (including in the case of the Company Financial Statements any related notes and schedules) fairly presents in all material respects the consolidated results of operations and consolidated cash flows, as the case may be, of the Company for the periods set forth therein in each case in accordance with GAAP (subject in the case of the Company Interim Financial Statements to normal year-end adjustments).

    (ii) Included in the Company Disclosure Schedule are unaudited consolidated statements of assets and liabilities as of December 31, 1996, 1995 and 1994 (collectively, the "VNG Year End Balance Sheets" and such statement as of December 31, 1996 being referred to herein as the "VNG December 31, 1996 Balance Sheet") and statements of consolidated income and consolidated cash flows for the years ended December 31, 1996, 1995 and 1994, in each case, for VNG and its Subsidiaries (such financial statements, the "VNG Financial Statements"). Each of the VNG Year End Balance Sheets fairly presents in all material respects the financial position of VNG and its Subsidiaries as of its date, and each of the statements of consolidated income and consolidated cash flows included in the VNG Financial Statements fairly presents in all material respects the consolidated results of operations and consolidated cash flows, as the case may be, of VNG and its Subsidiaries for the periods set forth therein in each case in accordance with GAAP. Each of the VNG Year End Balance Sheets has been prepared on a basis substantially consistent with the preparation of the corresponding Year End Balance Sheets of the Company (or for the year ended

  December 31, 1996, the Interim Balance Sheet of the Company) and each of the statements of consolidated income and consolidated cash flows included in the VNG Financial Statements has been prepared on a basis substantially consistent with the preparation of the corresponding Financial Statements of the Company (or for the year ended December 31, 1996, the Company Interim Financial Statements).

    (iii) Schedule 5.1(h)(iii) set forth in the Company Disclosure Schedule sets forth a consolidated balance sheet of the Retained Companies as at December 31, 1996 on an historical basis and as adjusted to give effect to the Distribution and the transactions contemplated by the Distribution Agreement and Section 7.10(a) (but not as adjusted for the Merger); such balance sheet fairly states in all material respects the consolidated financial position of the Retained Companies in accordance with GAAP, and has been prepared on a basis substantially consistent with the preparation of the Interim Balance Sheet of the Company and other Company Interim Financial Statements.

  (i) Absence of Certain Events and Changes. Except as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof (the "Filed Company SEC Documents") or the Company Disclosure Schedule or as otherwise contemplated by the Reorganization Agreements, since December 31, 1996 the Company and its Subsidiaries have conducted the Retained Business in the ordinary course, consistent with past practices, and there have not been (i) any events, changes or developments which, individually or in the aggregate, would have a Material Adverse Effect on the Retained Companies or Retained Business, taken as a whole, or a material adverse effect on the ability of the VRM Companies to consummate the transactions contemplated by, or to satisfy their obligations under, the Reorganization Agreements to which they are or will be a party, other than events, changes or developments relating to the economy in general or resulting from industry-wide developments affecting companies in similar businesses, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company's capital stock (other than the regular quarterly cash dividends consistent with amounts currently paid and at a rate no higher than the last quarterly dividend prior to December 31, 1996) or any redemption, purchase or other acquisition of any of the Company's capital stock (excluding shares acquired in connection with employee tax withholding elections, or elections to pay the exercise price of stock options with shares of stock, under Company Stock Plans) or debt (except scheduled redemptions and repayments under Credit Facilities), or (iii) (x) any granting by the Company or any of its Subsidiaries to any officer of any Retained Company of any increase in compensation, except in the ordinary course of business (including, but not limited to, in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of December 31, 1996, (y) any granting by the Company or any of its Subsidiaries to any such officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 31, 1996, or (z) any entry by the Company or any of its Subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any officers of any Retained Company.

  (j) Compliance with Applicable Laws. Except as disclosed in the Filed Company SEC Documents, the Company and its Subsidiaries are in compliance with all statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Entities applicable to them that relate to the Retained Business, except where the failure to be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole. Except as set forth on the Company Disclosure Schedule, since December 31, 1995, neither the Company nor any Subsidiary has received any written notice of any administrative, civil or criminal investigation or audit (other than tax audits) by any Governmental Entity relating to the Retained Business that, individually or in the aggregate, would have a Material Adverse Effect on the Retained Companies, taken as a whole. Each of the Retained Companies has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except as set forth in the Company Disclosure Schedule or where the failure to have such Permits, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole. All such Permits are in full force and effect, and the Retained Companies are in compliance with the terms of such Permits, except where the failure to be in full force and effect or in compliance, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole. This Section 5.1(j) does not relate to employee benefits matters (for which Section 5.1(n) is applicable), environmental matters (for which Section 5.1(o) is applicable) or tax matters (for which Section 5.1(m) is applicable).

  (k) Title to Assets.

    (i) Each of the Retained Companies has good title to its personal properties and assets reflected on the VNG December 31, 1996 Balance Sheet, except for properties and assets disposed of in the ordinary course of business and except for such defects in title which, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, in each case, free and clear of any Liens except for Permitted Liens.

    (ii) The Retained Companies have (A) good, sufficient and legal title to the real properties reflected on the VNG December 31, 1996 Balance Sheet and (B) valid and subsisting leasehold interests in the leased properties reflected on the VNG December 31, 1996 Balance Sheet or otherwise used in connection with the Retained Business, and except for such defects in title which, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, in each case, free and clear of any Liens, except for (1) Permitted Liens, (2) easements, covenants, rights-of-way, other matters of record and other matters subject to which such leases are granted and (3) such state of facts as an accurate survey would show.

    (iii) Except as set forth in the Company Disclosure Schedule or contemplated by the other Reorganization Agreements, the Retained Companies will, at the Effective Time, include all the Company's right, title and interest in and to (a) all assets of the Company or any of its Subsidiaries, including the information systems, that are used primarily in or that are being held primarily for use in or that are otherwise sufficient for the operation, as currently conducted, of the Retained Business, and (b) whether or not included within the assets set forth in clause (a) above, all assets (including, without limitation, capital stock and partnership interests) reflected on Schedule 5.1(h)(iii), as such assets may have been added to, sold in the ordinary course of business or otherwise changed since such date).

  (l) Litigation. Except as disclosed in the Filed Company SEC Documents or as set forth in the Company Disclosure Schedule, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending, or to the knowledge of the Company threatened, against any of the Retained Companies that, individually or in the aggregate, would have a Material Adverse Effect on the Retained Companies, taken as a whole or delay the Distribution or Merger. Except as disclosed in the Filed Company SEC Documents, there are no outstanding judgments, orders, decrees, stipulations or awards against any of the Retained Companies or their respective properties or businesses that, individually or in the aggregate, would have a Material Adverse Effect on the Retained Companies, taken as a whole.

  (m) Taxes.

    (i) All Tax Returns required to be filed by or on behalf of the Company and any of its Subsidiaries or any consolidated, combined, affiliated or unitary group of which the Company or any of its Subsidiaries is or has ever been a member before the date hereof have been timely filed or appropriately extended, and all Taxes shown as due and payable on such Tax Returns and all other Taxes for which the Company or any of its Subsidiaries is or might otherwise be liable that are due and payable (together, "Covered Taxes") have been timely paid in full or reflected on the balance sheet set forth in Schedule 5.1(h)(iii), except to the extent that (i) such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) the failure to so file such Tax Returns or to pay such Taxes would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole; provided, however, that no representation is made under this Agreement with respect to any Tax or Tax Return which is (i) a subject of the litigation set forth and described at Section I, paragraphs 3 through 6, of Schedule 5.1(l) (the "Existing Tax Claims"), or (ii) heretofore or hereafter made a subject of any claim, demand or litigation involving claims substantially similar to those asserted in the Existing Tax Claims. The information contained in such Tax Returns is true, complete and accurate in all material respects.

    (ii) The Tax Returns of the Company and its Subsidiaries have been audited and settled by the Internal Revenue Service for all periods ended through December 31, 1992 or the period for assessment of taxes in respect of such periods has expired.

    (iii) Except as set forth in the Company Disclosure Schedule, to the Company's knowledge, there are no material claims or investigations pending or threatened against the Company or its Subsidiaries for past Taxes.

    (iv) Except as set forth in the Tax Sharing Agreement, there is no Tax sharing or allocation agreement under which the Company or any of its Retained Subsidiaries will have any obligations after the Effective Time.

    (v) The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Retained Business Financial Statements are adequate to cover such Taxes relating to periods, or portion thereof, ending on or prior to the date of such financial statements.

    (vi) All material Taxes due with respect to any completed and settled audit, examination, or deficiency litigation with any taxing authority have been paid in full.

    (vii) No material income or gain would be recognized under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax laws) as a result of the transactions contemplated by the Reorganization Agreements, if such transactions were to occur on the date hereof.

    (viii) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material amount of Covered Taxes.

    (ix) The Federal consolidated minimum tax credit carryforward allocated to the Retained Companies as of December 31, 1996 is not less than $6,000,000.

    (x) None of the Retained Companies shall be required to include in a taxable period ending after the Closing Date, a material amount of taxable income attributable to income that economically accrued in a prior taxable period as a result of Section 481 of the Code or any comparable provision of state or local Tax law.

    (xi) No person has made with respect to any of the Retained Companies, or with respect to any property held by any of the Retained Companies, any consent under Section 341 of the Code.

    (xii) None of the Retained Companies is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982.

    (xiii) Neither the Company nor any of its Subsidiaries, nor any member of any controlled group (within the meaning of Section 993(a)(3) of the Code) that includes the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors, employees or independent contractors acting on their behalf, has participated in or cooperated with an international boycott (within the meaning of Section 999(b)(3) of the Code).

    (xiv) No material Liens for Taxes exist with respect to any of the assets or properties of any of the Retained Companies, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith.

    (xv) Neither the Company nor any of its Subsidiaries has taken any action that would disqualify the Distribution from being treated as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code and from being treated as a tax-free distribution within the meaning of Section 355 or 361(c) of the Code, or the Merger from being treated as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code.

  (n) Employee Benefit Plans.

    (i) The Company Disclosure Schedule lists each Employee Plan which relates to employees of the Retained Business. With respect to each such Employee Plan, the Company has provided to Acquiror, or will prior to the Effective Time provide, a true and complete copy of such plan document and such other documents relating thereto as Acquiror may reasonably request.

    (ii) A favorable determination letter has been issued by the Internal Revenue Service with respect to each such Employee Plan which is intended to be qualified under Section 401(a) of the Code, and, to the knowledge of the Company, no event has occurred since the date of such determination letter to affect adversely the qualified status of such Employee Plan. Each Employee Plan which relates to employees of the Retained Business has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan, except where the failure to so comply would not have a negative effect on the tax-qualified status of such Plan, result in the imposition of any material (to the Plan) fine, penalty or excise tax under ERISA or the Code, or require any increased employer contributions or increased benefits in order to avoid any such negative effect, fine, penalty or excise tax.

    (iii) Neither the Company nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that will become, after the Effective Time, an obligation of the Company, the Acquiror or any of their ERISA Affiliates.

    (iv) No employee of the Retained Companies will become entitled to any retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby except that (i) all restrictions on stock issued pursuant to the Company Restricted Stock Plans shall, pursuant to the terms of the Company Restricted Stock Plans or individual restricted stock agreements, terminate prior to or as a result of the Merger, (ii) all awards heretofore granted pursuant to the Company Stock Plans shall vest, (iii) benefits accrued pursuant to the SERP shall vest, (iv) the deferral accounts of participants in the Deferred Compensation Plan who terminate employment with the company within 18 months following the Effective Time, unless such termination is the result of fraud, defalcation, misappropriation or other criminal conduct committed by the participant against the Company, shall be credited as of the date of termination with an additional three percentage points of imputed annual interest, (v) payments will be payable under the Shareholder Value Bonus Plan, the Incentive Bonus Agreements and (vi) accelerated vesting in performance shares will occur.

  (o) Environmental Matters. Except as disclosed in the Filed Company SEC Documents or set forth in the Company Disclosure Schedule and except for such matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, (i) the Retained Companies are in compliance with all applicable Environmental Laws, (ii) the Retained Companies have all Permits required under Environmental Laws for the operation of the Retained Business as presently conducted ("Environmental Permits") and there are no violations, investigations or proceedings pending with respect to such Environmental Permits, (iii) none of the Retained Companies has received any written notices or demand letters from any Governmental Entity or any other Person, or any requests for information from any Governmental Entity which assert that any of the Retained Companies may be in violation of, or liable under, any Environmental Law, (iv) no facts or circumstances exist that impose or could reasonably be expected to impose Environmental Liabilities on any of the Retained Companies, and (v) the Retained Companies will not be required under existing Environmental Laws to install prior to December 31, 1997 additional environmental or pollution control equipment or make other capital expenditures in order to comply with Environmental Laws, except to the extent set forth in the 1997 strategic capital budget for the Company and the Retained Business as adopted by the Board of Directors of the Company on October 25, 1996 and heretofore furnished to Acquiror.

  (p) Takeover Statutes. Section 203 of the DGCL is inapplicable to the Merger and the other transactions contemplated by the Reorganization Agreements. To the knowledge of the Company, no other "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute, law, regulation or rule of any Governmental Entity (each a "Takeover Statute") is applicable to the transactions contemplated by the Reorganization Agreements.

  (q) Brokers and Finders. Neither the Company nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, except as set forth in the Company Disclosure Schedule, the fees and expenses of which shall be paid in accordance with Section 7.10(a).

  (r) Employees. There is no labor strike or work stoppage pending or, to the knowledge of the Company, threatened against any of the Retained Companies which, in any case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Retained Companies, taken as a whole. None of the Retained Companies is as of the date hereof a party to any collective bargaining agreement relating to its employees.

  (s) Contracts. Except as set forth in the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Subsidiary is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Contract or Contracts that individually or in the aggregate are material to the operation of the Retained Business. To the Company's knowledge, as of the date of this Agreement, none of the other parties to any Contract or Contracts that individually or in the aggregate are material to the operation of the Retained Business is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

  (t) Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers, Inc. to the effect that, as of the date hereof, the consideration to be received by the Company's stockholders in the Distribution and the Merger is fair to such stockholders from a financial point of view.

  (u) Rights Agreement. The Company has taken all necessary action so that entering into this Agreement and the other Reorganization Agreements, the Merger and the other transactions contemplated by the Reorganization Agreements will not result in the grant of any rights to any Person under the Company Rights Agreement or enable or require the rights to be exercised, distributed or triggered.

  (v) Regulation as a Utility. Neither the Company nor any of its Subsidiaries is a "holding company", a "subsidiary company" of a "holding company", an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", or a "public utility", as each such term is defined in the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations promulgated thereunder.

  (w) Intellectual Property and Software. The Retained Company and its Subsidiaries, after giving effect to the Merger and the Distribution, will own or have the valid, legal right to use all Intellectual Property and Software used in connection with the Retained Business as conducted on the date hereof other than the Intellectual Property, Software, tradenames and related rights to be distributed solely to VRM as provided in the Distribution Agreement. The Company and its Subsidiaries have used commercially reasonable measures to protect the secrecy, confidentiality and value of the Intellectual Property used in connection with the Retained Business. To the Company's knowledge, no material Intellectual Property (other than unregistered copyrights) or material Software used in connection with the Retained Business has been improperly used, divulged or appropriated for the benefit of any person other than the Company and its Subsidiaries, except where such use, divulgence or appropriation would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries has made any claim in writing of a violation, infringement, misuse or misappropriation by others of rights of the Company and its Subsidiaries to or in connection with any material Intellectual Property used in connection with the Retained Business. There is no pending or, to the knowledge of the Company, threatened claim by any third person of a violation, infringement, misuse or misappropriation by any of the Company or any of its Subsidiaries of any Intellectual Property or Software owned by any third person, or of the invalidity of any patent used in connection with the Retained Business, that would, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole.

  5.2. Representations and Warranties of Acquiror and Sub. Acquiror and Sub hereby represent and warrant to the Company as follows:

  (a) Corporate Organization and Qualification. Each of Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any such failure so to qualify or be in good standing which, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole. Each of Acquiror and Sub has the requisite corporate power and authority to carry on its businesses as they are now being conducted. Acquiror has heretofore made available to the Company complete and correct copies of the charter and bylaws of Acquiror and Sub, each as amended to date and currently in full force and effect.

  (b) Corporate Authority. Each of Acquiror and Sub has the requisite corporate power and authority to execute, deliver and perform each Reorganization Agreement, and the Interim Services Agreement and the Assignment and Assumption Agreements, in each case, to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by each of Acquiror and Sub of each Reorganization Agreement, the Interim Services Agreement and the Assignment and Assumption Agreements, in each case, to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been or will be duly authorized by its Board of Directors, and no other corporate proceedings on its part are or will be necessary to authorize any Reorganization Agreement or the Assignment and Assumption Agreements to which it is a party or for it to consummate the transactions so contemplated. Each of the Reorganization Agreement, the Interim Services Agreement and the Assignment and Assumption Agreements to which Acquiror or Sub is a party is, or when executed and delivered will be, a valid and binding agreement of Acquiror or Sub, as the case may be, enforceable against Acquiror or Sub, as the case may be, in accordance with the terms thereof.

  (c) No Violations; Consents and Approvals.

    (i) None of the execution, delivery or performance by Acquiror and Sub of any Reorganization Agreement or the Assignment and Assumption Agreements, in each case, to which it is a party or the consummation by each of Acquiror and Sub of the transactions contemplated thereby (A) will conflict with, or result in a violation or breach of, the charter or by-laws of Acquiror or Sub or (B) will conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any material obligation under, or result in the creation of any Lien upon any of the properties or assets of Acquiror or Sub under (1) any of the terms, conditions or provisions of any Contract to which Acquiror or Sub is a party or by which any of their properties or assets may be bound or of any Permit, or (2) to the knowledge of the Acquiror subject to the Regulatory Filings, any judgment, order, decree, statute, law, regulation or rule applicable to Acquiror or Sub, except, in the case of clause (B), for conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole.

    (ii) Except for the Regulatory Filings, and other consents, approvals, orders, authorizations, registrations, declarations, filings and agreements expressly provided for in the Reorganization Agreements or set forth in
  Section 5.1(d), and any notice or other filings to be made following the Effective Time, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Acquiror or Sub, in connection with the execution, delivery or performance by each of Acquiror and Sub of any Reorganization Agreement or the Assignment and Assumption Agreements, in each case, to which it is a party or the consummation by Acquiror of the transactions contemplated thereby (except where the failure to obtain such consents, approvals, orders or authorizations, or to make such registrations, declarations, filings or agreements, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole).

  (d) Capital Stock. The authorized capital stock of Acquiror consists of (i) 800,000,000 shares of Acquiror Common Stock, of which an aggregate of 409,120,387 shares were issued and outstanding as of the close of business on January 1, 1997; and (ii) 85,000,000 shares of preferred stock, no par value, of Acquiror, of which no shares were issued and outstanding as of the close of business on January 1, 1997. As of the close of business on January 1, 1997, there were outstanding under Acquiror's option plans options to purchase an aggregate of 3,461,733 shares of Acquiror Common Stock (subject to adjustment on the terms set forth in the Acquiror option plans). All of the outstanding shares of Acquiror Common Stock have been, and all shares of Acquiror Common Stock which may be issued pursuant to the terms of any options or plans referred to above will be, when issued, duly authorized and validly issued, and are, or will be, when issued, fully paid and non-assessable. Acquiror has outstanding no bonds, debentures, notes or other obligations or securities (other than Acquiror Common Stock) the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Acquiror on any matter. Except as set forth above, as of the date of this Agreement, there are no securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights or Contracts of any kind to which Acquiror or any of its Subsidiaries is a party or by which any of them is bound obliging Acquiror or its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Acquiror or of any of its Subsidiaries.

  (e) The shares of Acquiror Common Stock to be issued in the Merger are duly authorized and, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, non-assessable and free of preemptive rights.

  (f) SEC Filings.

    (i) Acquiror and its wholly-owned subsidiary, Pacific Gas and Electric Company have timely filed all reports, schedules, forms, statements and other documents required to be filed with the SEC under the Securities Act and the Exchange Act since January 1, 1994 (the "Acquiror SEC Documents"). As of its filing date, each Acquiror SEC Document filed, as amended or supplemented, if applicable, (A) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and (B) did not, at the time it was filed (and at the effective date thereof, in the case of a registration statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (ii) The financial statements of Acquiror included in the Acquiror SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). Each of the consolidated balance sheets included in or incorporated by reference into the Acquiror SEC Documents (including any related notes and schedules) fairly presents in all material respects the consolidated financial position of Acquiror and its Subsidiaries as of its date and each of the consolidated statements of income, cash flows and stockholders' equity included in or incorporated by reference into the Acquiror SEC Documents (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, retained earnings and cash flows, as the case may be, of Acquiror and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments), in each case in accordance with GAAP.

    (iii) None of the information supplied or to be supplied by Acquiror or its representatives for inclusion or incorporation by reference in (A) the Acquiror Form S-4 or the VRM Registration Statement will, at the time such Registration Statements are filed with the SEC, at any time they are amended or supplemented, at the time they become effective under the Securities Act and at the Effective Time, in the case of the Acquiror Form S-4, and at the time of the Company Meeting and at the Time of Distribution, in the case of the VRM Registration Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Proxy Statement-Prospectus will, at the date mailed to the Company's stockholders or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Acquiror Form S-4 will comply as to form in all material respects with the provisions of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, and the Proxy Statement-Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Acquiror with respect to statements made therein based on information supplied by the Company or any of its Subsidiaries for inclusion in the Acquiror Form S-4 or the Proxy Statement-Prospectus, respectively, or with respect to information concerning the Company or any of its Subsidiaries incorporated by reference therein.

  (g) Absence of Certain Events and Changes. Except as disclosed in the Acquiror SEC Documents filed with the SEC and publicly available prior to the date hereof (the "Filed Acquiror SEC Documents") or as otherwise contemplated by the Reorganization Agreements, since September 30, 1996 Acquiror and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practices, and there have not been any events, changes or developments which, individually or in the aggregate, would have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole, other than events, changes or developments relating to the economy in general or resulting from industry-wide developments affecting companies in similar businesses.

  (h) Compliance with Applicable Laws. Except as disclosed in the Filed Acquiror SEC Documents, Acquiror and its Subsidiaries are in compliance with all statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Entities applicable to them, except where the failure to be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole. Since December 31, 1995 neither Acquiror nor any of its Subsidiaries has received any written notice of any administrative, civil or criminal investigation or audit (other than tax audits) by any Governmental Entity that, individually or in the aggregate, would have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole. Each of Acquiror and its Subsidiaries has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except where the failure to have such Permits, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole. All Permits are in full force and effect and Acquiror and its Subsidiaries are in compliance with the terms of the Permits, except where the failure to be in full force and effect or in compliance, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole.

  (i) Litigation. Except as disclosed in the Filed Acquiror SEC Documents, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Acquiror, threatened, against Acquiror or any of its Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole or delay the Distribution or

Merger. Except as disclosed in the Filed Acquiror SEC Documents, there are no outstanding judgments, orders, decrees, stipulations or awards against Acquiror or any of its Subsidiaries or their respective properties or businesses that, individually or in the aggregate, would have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole.

  (j) Takeover Statutes. No California Takeover Statute is applicable to the transactions contemplated by the Reorganization Agreements, and to the knowledge of Acquiror, no other Takeover Statute is applicable to such transactions.

  (k) Employee Benefit Plans.

    (i) The disclosure schedule delivered to the Company by Acquiror prior to the date hereof (the "Acquiror Disclosure Schedule") lists each Employee Plan of Pacific Gas Transmission Company ("PGT") and, if applicable, each Employee Plan of the Acquiror or a Subsidiary in which one or more Continuing Employees will be eligible to participate following the Closing. With respect to each such Employee Plan, Acquiror has provided to the Company, or will prior to the Effective Time provide, a true and complete copy of such plan document and such other documents relating thereto as the Company may reasonably request.

    (ii) A favorable determination letter has been issued by the Internal Revenue Service with respect to each such Employee Plan which is intended to be qualified under Section 401(a) of the Code, and, to the knowledge of PGT, no event has occurred since the date of such determination letter to affect adversely the qualified status of such Employee Plan. Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan, except where the failure to so comply would not have a negative effect on the tax-qualified status of such Plan, result in the imposition of any material (to the Plan) fine, penalty or excise tax under ERISA or the Code, or require any increased employer contributions or increased benefits in order to avoid any such negative effect, fine, penalty or excise tax.

    (iii) Neither Acquiror nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that will become, after the Effective Time, an obligation of Acquiror or any of its ERISA Affiliates.

  (l) Brokers and Finders. Neither Acquiror nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, except that Acquiror has retained Merrill Lynch & Co. as its financial advisor, the fees and expenses of which shall be paid by Acquiror.

  (m) Regulation as a Utility. Acquiror is a holding company within the meaning of the Public Utility Holding Company Act of 1935 (the "1935 Act"), but Acquiror and its Subsidiaries are exempt from the provisions thereof, except Section 9(a)(2) thereof, by virtue of having filed with the Securities and Exchange Commission an exemption statement on Form U-3A-2, and to the Company's knowledge, no proceedings to revoke or modify such exemption have been instituted or are pending.

  (n) Required Vote of Acquiror Stockholders. No vote of the stockholders of Acquiror is required in connection with this Agreement, the Merger or any Reorganization Agreements.

  (o) Acquiror Ownership of Company Common Stock. Acquiror does not own, and has not owned, 5% or more of the outstanding shares any class or series of voting stock of the Company.

                                  ARTICLE VI
                                   COVENANTS

  6.1. Covenants of the Company. During the period from December 31, 1996 and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that, except as set forth in the Company Disclosure Schedule, and except for the Distribution and as required or otherwise expressly contemplated by the Reorganization Agreements, or to the extent that Acquiror otherwise consents in writing, which consent shall not be unreasonably withheld (it being agreed that the following forward looking statements are deemed to apply to a period prior to the date hereof which commences on December 31, 1996 and ending at the Effective Time):

  (a) Ordinary Course. The Retained Business will be conducted in the usual, regular and ordinary course, consistent with past practice, including, without limitation, with respect to the payment and administration of accounts receivable, inventory management and control policies and implementation of capital programs for the Retained Business in a timely manner, and the Company will use reasonable efforts to preserve intact the present business organization, maintain insurance policies, keep available the services of present officers and employees engaged primarily in the Retained Business and to preserve the relationships with key customers, suppliers and others having business dealings with the Retained Business.

  (b) Dividends; Changes in Stock. The Company shall not (i) declare or pay any dividends (including dividends in Company Common Stock) on or make other distributions in respect of any of its capital stock (including such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction), except for regular quarterly cash dividends consistent with amounts currently paid and at a rate not higher than the last quarterly dividend paid prior to the date hereof and the Distribution, (ii) split (including a reverse stock split), combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(iii) except as contemplated by the Reorganization Agreements, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock (excluding shares acquired in connection with employee tax withholding elections, or elections to pay the exercise price of stock options with shares of stock, under Company Stock Plans) or debt (except scheduled redemptions and repayments under Credit Facilities) of the Company or any of its Subsidiaries.

  (c) Issuance of Securities. The Company will not, nor will the Company permit any of the Retained Subsidiaries to issue, transfer, sell or dispose of, or authorize or agree to the issuance, transfer, sale or disposition by any of the Retained Companies of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any shares of capital stock or any voting securities of the Company or any of the Retained Subsidiaries, or any options or other securities convertible into or exchangeable for any such shares of capital stock or any voting securities of the Company or amend any of the terms of any such securities or agreements relating to such capital stock outstanding on the date hereof, other than (i) the issuance, transfer, sale or disposition by a wholly-owned Subsidiary of its capital stock to its parent, and (ii) the issuance or transfer of shares of Company Common Stock (w) upon the exercise of stock options or the vesting of performance shares pursuant to any Employee Plan, (x) to make any payment under any Employee Plan that is required as of the date of this Agreement or permitted under Section 6.1(h) to be made in the form of shares of Company Common Stock, and (y) upon any conversion of shares of Company Convertible Preferred Stock. Any income tax deduction with respect to the delivery or vesting of shares pursuant to any Employee Plan, contract or arrangement shall be allocated to the VRM Group or Company Group corresponding to the business for which the employee (or former employee) performed services or if the individual performed services for both the Retained Business and the VRM Business, to such Groups in the same proportion as the services were performed for such businesses, which determination shall be made in good faith using a consistent and reasonable method.

  (d) Indebtedness. The Company shall not, nor shall it permit any of its Retained Subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Retained Subsidiaries or guarantee any obligations of others, other than pursuant to the existing Credit Facilities; provided, however, that the Company, VRM and their respective Subsidiaries may enter into guarantees for money borrowed or for obligations of Affiliates, if (i) such are entered into in the ordinary course of business and in accordance and at levels consistent with past practices and (ii) if such guarantees relate to VRM or any of its Subsidiaries, then (x) any such guarantees entered into on or after 5 business days following the date of this Agreement terminate on or prior to the Closing Date or become the sole obligations of VRM or (y) the Retained Company and the Retained Subsidiaries are expressly released therefrom on or prior to the Closing Date.

  (e) Governing Documents. The Company will not amend in any material respect the Company Charter or the Company By-laws, nor will the Company permit any Retained Subsidiary to amend in any material respect the certificate of incorporation or by-laws or comparable organizational documents of any Retained Subsidiary.

  (f) No Acquisitions, Etc. The Company will not, nor will it permit any of the Retained Subsidiaries to, (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than immaterial assets or assets acquired from another Retained Subsidiary) that would be part of the Retained Business, (ii) make or agree to make any other investment in any Person (whether by means of loan, capital contribution, purchase of capital stock or other securities or otherwise) that would be part of the Retained Business, except for acquisitions or investments by the Company pursuant to existing contractual obligations or investments in any entity that was a Retained Subsidiary before giving effect to such investment, or (iii) make or agree to make any capital expenditure that would be part of the Retained Business, except, in each case, for acquisitions, investments and capital expenditures contemplated in the 1997 strategic capital budget for the Company and the Retained Business as adopted by the Board of Directors of the Company on October 25, 1996 and heretofore furnished to Acquiror.

  (g) No Dispositions. The Company will not, nor will it permit any of the Retained Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of (other than to the Company or to another Retained Subsidiary), any of the assets of the Retained Business other than in the ordinary course of business consistent with past practice.

  (h) Employee Plans and Compensation. Except as described in the Company Disclosure Schedule, or except as required by law, or in the ordinary course of business consistent with past practice, the Company will not, nor will it permit any of the Retained Subsidiaries to, adopt any plan, arrangement or policy (including individual arrangements or contracts) which would become an Employee Plan or amend any Employee Plan to the extent such adoption or amendment would create a liability or obligation or increase an existing liability or obligation on the part of the Retained Companies that will not be assumed by VRM or one of its Subsidiaries pursuant to the Employee Benefits Agreement. Except for (i) grants of options or performance shares which, at the Time of Distribution, shall be fully assumed by VRM, (ii) grants of stock options, performance shares, restricted stock or other stock-based awards under which, by their terms, all stock issuable pursuant thereto shall be vested and outstanding prior to the Effective Time, or (iii) grants described in the Company Disclosure Schedule, the Company shall not grant any stock option, performance share, stock appreciation right, restricted stock, unrestricted stock or any other award under any equity-based compensation plan or individual arrangement. Except as set forth in the Company Disclosure Schedule or as consistent with past practice, the Company shall not, increase the compensation payable or to become payable to any officer or employee other than for increases in the ordinary course of business in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, or amend the terms of any existing employment or severance agreements with, any officer of employee of the Company and its Subsidiaries.

  (i) Accounting Policies and Procedures. The Company (with respect to the conduct of the Retained Business) will not, and will not permit any of the Retained Subsidiaries to, change any of its accounting principles, policies, practices or procedures, except as may be required by GAAP or Regulation S-X of the SEC.

  (j) Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, suffer to exist or assume any Lien on any assets of the Retained Companies, except for Liens described in subclauses (A) through (C) of the defined term Permitted Liens.

  (k) Taxes. Except where a failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole, the Company will, and will cause each Subsidiary to, (i) prepare and timely file with the relevant Taxing Authority all Tax Returns and reports ("Post-Signing Returns") required to be filed which include any of the Retained Companies on a basis consistent with past practice, (ii) timely pay all Taxes due and payable, or establish reserves therefor in the books and records of the Company in accordance with GAAP and consistent with past practice, (iii) promptly notify Acquiror of any action, suit, proceeding, claim or audit pending against or with respect to the Company or any Retained Subsidiary in respect of any Taxes where there is a reasonable possibility of a determination or decision which would materially increase the Tax liabilities, or materially decrease the Tax attributes, of any of the Retained Companies (other than Taxes for which VRM will assume liability under the Tax Sharing Agreement), (iv) not, without the prior written consent of Acquiror, change any of the Tax elections, Tax accounting methods, Tax conventions or Tax principles which relate to the Retained Companies, (v) not, without the prior written consent of Acquiror, take any action (other than an action in the ordinary course of business or an action contemplated by the Reorganization Agreements) that would reasonably be expected to materially increase the Tax liabilities, or materially decrease the Tax attributes, of any of the Retained Companies, (vi) except as set forth in the Company Disclosure Schedule, contemplated by the Reorganization Agreements or with the prior written consent of Acquiror, not take any action that would increase the amount of deferred tax liabilities, or decrease the amount of deferred tax assets, of the Company and its Subsidiaries (as determined for financial accounting purposes), other than an action (A) in the ordinary course of business consistent with past practice or (B) as required by applicable law, in each case which is either (x) based on events or circumstances occurring after the date hereof or (y) a continuation of a course of action initiated prior to the date of this Agreement, and (vii) except as set forth in the Company Disclosure Schedule, contemplated by the Reorganization Agreements or with the prior written consent of Acquiror, not take any action that would increase the amount of income or gain that will be recognized under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax laws) as a result of the transactions contemplated by the Reorganization Agreements.

  (l) Maintenance of Properties. The Company will, and will cause the Retained Subsidiaries to, continue to maintain and repair all property material to the operation of the Retained Business in a manner consistent in all material respects with past practice.

  (m) Tax-Free Distribution and Merger. The Company will not, and will not permit any of its Subsidiaries, including VRM and any of its Subsidiaries to, take or cause or permit to be taken any action prior to the Effective Time that would disqualify the Distribution from being treated as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code and from being treated as a tax-free distribution within the meaning of Section 355 or 361(c) of the Code, or the Merger from being treated as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code with respect to which no gain or loss is recognized by the Company or Acquiror. The Company shall use reasonable best efforts to do everything reasonably necessary to have the Distribution and the Merger qualify as aforesaid.

  (n) Redemption of Company Preferred Stock. Prior to the Effective Time the Company will redeem or convert all of the issued and outstanding shares of Company Preferred Stock pursuant to the terms of the related certificate of designation. The redemption of the Company Preferred Stock, if any, will be funded by the Company with the proceeds of borrowings under the New Credit Facility.

  (o) Termination of the Uncommitted Facilities. The Company shall use the proceeds of the Cash Dividend to repay the outstanding borrowings under the Uncommitted Facilities and, if such borrowings are paid in full, terminate the Uncommitted Facilities.

  (p) Operations of Business. The Company shall operate the Retained Business and VRM Business separately. The Company shall account for all expenses and liabilities for the Retained Business and VRM Business (including overhead expenses), separately, and expenses and liabilities relating to overhead shall be allocated to the VRM Business and Retained Business, based on services provided, and in accordance with past practices.

  6.2. Covenants of Acquiror. During the period from the date of this Agreement and continuing until the Effective Time, Acquiror agrees as to itself and its Subsidiaries that except as otherwise expressly contemplated by the Reorganization Agreements or to the extent that the Company otherwise consents in writing, which consent shall not be unreasonably withheld:

  (a) Tax-Free Distribution and Merger. Acquiror will not, and will not permit any of its Subsidiaries to, take or cause or permit to be taken any action prior to the Effective Time that would disqualify the Distribution from being treated as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code and from being treated as a tax-free distribution within the meaning of Section 355 of the Code, or the Merger from being treated as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code. Prior to the Effective Time, the Acquiror shall use its reasonable best efforts to do everything reasonably necessary to have the Distribution and the Merger qualify as aforesaid.

  (b) Company Names. Acquiror acknowledges that the trademarks, trade names and service marks, the federal registrations and applications, the Internet domain registration and exclusive use of the name "Valero", and any and all other designs, logos and slogans, related to the names "Valero" and "Valero Energy Corporation" and the "Walking Flame" service mark, all as more particularly set forth on Schedule 6.2(b), attached hereto, and all other rights (whether tangible or intangible, statutory, at common law or otherwise) in connection therewith, whether alone or in combination with one or more other words or marks in connection therewith, are assets of the Company being transferred to VRM or a VRM Subsidiary in connection with the Distribution; provided that Acquiror shall be permitted to use the "Valero" name and related marks for six (6) months after the Effective Time as provided below. At or before the Closing, Company and Acquiror shall execute, acknowledge, authenticate and deliver all such instruments of assignment or transfer as may be requested by VRM to effect the complete assignment and transfer of such trademarks, trade names, service marks, registrations, applications and other associated rights to VRM or a VRM Subsidiary. As promptly as practicable after the Effective Time, but in any event no later than six (6) months after the Effective Time, Acquiror shall cease using the "Valero" name and mark or service mark and the "Walking Flame" service mark, including without limitation, on any signs, badges, parking stickers, letterhead, business cards, invoices and other business forms, telephone directory listings, and advertising and promotional materials using the "Valero" name or service mark; provided, however, that nothing herein shall be construed to prohibit either the Company Group or the VRM Group from using after the Effective Time, the blue-green color (PMS 315) now utilized by both the Company Group and VRM Group on their respective facilities.

  (c) San Antonio Commitment. Recognizing that the Company's corporate presence in San Antonio, Texas, is a key factor in maintaining the Company's important customer relationship with San Antonio-City of Public Service and other customers in the San Antonio, Texas, area, Acquiror agrees that, for a period of not less than five years following the Effective Time, Acquiror will cause one or more of its Subsidiaries (including the Retained Companies or Retained Business) to have a substantial corporate presence in San Antonio, Texas, or its metropolitan area by maintaining offices, and employing not less than 340 employees on average over such five-year period, in such metropolitan area.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

  7.1. Access. (a) Upon reasonable notice, and except as may otherwise be required by applicable law, the Company agrees to (and will cause each of its Subsidiaries to) afford Acquiror's Representatives reasonable access, during normal business hours throughout the period until the Closing Date, to all its properties, books, contracts, commitments, personnel and records, to the extent related to the Retained Business, including access for training and education of personnel and for environmental and other testing, each as may reasonably be requested, and, during such period, will (and will cause each of its Subsidiaries to) furnish promptly to Acquiror all information concerning its business, properties and personnel, to the extent related to the Retained Business; provided, however, that such access will not unreasonably interfere with the normal operations of the Company and the reasonable out-of-pocket expenses of the Company incurred in connection therewith will be paid by Acquiror. All such information as may be furnished by or on behalf of the Company or any of its Subsidiaries to Acquiror or its Representatives, or which is learned by any of Acquiror's Representatives in the course of any visit to the Company or any of its locations or contacts with any of its employees, pursuant to this
Section 7.1 will be subject to the terms of the confidentiality agreement dated November 26, 1996 between the Company and Acquiror (the "Confidentiality Agreement") the terms of which are incorporated herein by reference. The Confidentiality Agreement shall terminate as of the Time of Distribution. Acquiror hereby agrees to defend, indemnify and hold the Company and its Subsidiaries harmless for, from and against all loss, cost, liability (including death or bodily injury) or expense due to personal injury or property damage resulting solely from Acquiror's inspections in connection with this Section 7.1(a).

  (b) During the period prior to the Effective Time, the Company and Acquiror will promptly furnish to the other a copy of each report, schedule, registration statement and other documents filed by it with the SEC during such period pursuant to the requirements of Section 13(a) or 15(d) of the Exchange Act.

  7.2. Other Actions. Subject to Section 7.3(a) and the respective rights of the parties to terminate this Agreement under Article IX, the Company and Acquiror will use reasonable best efforts not to, and will cause their respective Subsidiaries to use reasonable best efforts not to, take any action that would, or that could reasonably be expected to, result directly or indirectly in any of the conditions to the Merger set forth in Article VIII not being satisfied or that would, or that reasonably could be expected to, materially impair the ability of the Company to consummate the Distribution in accordance with the terms of the Reorganization Agreements or the ability of the Company, Acquiror and Sub to consummate the Merger in accordance with the terms hereof or that would, or that reasonably could be expected to, materially delay such consummation.

  7.3. Acquisition Proposals; Board Recommendation. (a) The Company will, and will direct and use reasonable efforts to cause its directors, officers, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal. The Company will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any of its directors, officers, or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing confidential information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an Acquisition Proposal that was not solicited subsequent to the date hereof, and subject to compliance with Section 7.3(c), (x) furnish information to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Acquisition Proposal.

  (b) Except as set forth in this Section 7.3, neither the Board of Directors of the Company nor any committee thereof will (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal.

Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company stockholders under applicable law, the Board of Directors of the Company may (x) withdraw or modify its approval or recommendation of the Merger and this Agreement or (y) approve or recommend a Superior Proposal or
(z) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal), but in each case only at a time that is following Acquiror's receipt of written notice (a "Notice of Superior Proposal") advising Acquiror that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

  (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 7.3, the Company will promptly advise Acquiror orally and in writing of any request for confidential information in connection with an Acquisition Proposal or of any Acquisition Proposal. The Company will keep Acquiror reasonably informed of the status of and material information concerning (including amendments or proposed amendments) any Acquisition Proposal.

  (d) Nothing contained in this Section 7.3 will prohibit the Company from making any disclosure to the Company stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 7.3(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

  7.4. Tax Representation Letters. For purposes of the tax opinions to be delivered pursuant to Sections 8.2(c) and 8.3(c), respectively, (a) Acquiror will deliver a representation letter substantially in the form of Annex D attached hereto dated as of the Closing Date and (b) the Company will cause VRM to deliver a representation letter substantially in the form of Annex E attached hereto, dated as of the Closing Date, in each case, to Wachtell, Lipton, Rosen & Katz, special counsel to the Company, and Orrick, Herrington & Sutcliffe LLP, special counsel to Acquiror.

  7.5. Filings; Other Actions. (a) The Company will use its reasonable best efforts promptly to prepare and file with the SEC the Proxy Statement-Prospectus.

  (b) The Company will use its reasonable best efforts (i) promptly to prepare and file with the SEC the VRM Registration Statement in connection with the distribution of VRM Common Stock and associated VRM Rights in the Distribution, and (ii) to cause the Proxy Statement-Prospectus to be mailed to the Company's stockholders as promptly as practicable after the Proxy Statement-Prospectus has been cleared by the SEC.

  (c) Acquiror will use its reasonable best efforts promptly to prepare and file with the SEC the Acquiror Form S-4.

  (d) None of the Registration Statements or the Proxy Statement-Prospectus shall be filed with the SEC, and, prior to termination of this Agreement, no amendment or supplement thereto shall be filed with the SEC, by the Company or Acquiror without giving the other and its counsel a reasonable opportunity to review and comment on such filings prior to the filing thereof. Each of the Company and Acquiror agrees to use its reasonable best efforts, after consultation with the other party, to respond promptly to any comments made by the SEC with respect to all of its filings referred to in clauses (a), (b) and
(c) above, including the preparation and filing of any amendments or supplements thereto, and to have all such filings declared effective under the Securities Act and the Exchange Act, as applicable, or cleared by the SEC, in each case as promptly as practicable after the filing thereof. Each of the Company and Acquiror will, and the Company will cause VRM to, use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by the Reorganization Agreements and each of the Company and Acquiror agrees to furnish all information as may be reasonably requested in connection with any such action; provided, however, that Acquiror will not be required to qualify to do business in any jurisdiction in which it is not now so qualified.

  (e) Each of the Company and Acquiror will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their respective Subsidiaries in connection with the Distribution or the Merger.

  (f) Subject to Section 7.3(a) and its right to terminate this Agreement pursuant to Section 9.1, the Company agrees to take, in accordance with the DGCL, the Company Charter and the Company By-laws, all action necessary to convene the Company Meeting within 45 days after the later of the date the Acquiror S-4 is declared effective, the VRM Registration Statement is declared effective, and the Proxy Statement-Prospectus is cleared, by the SEC, to consider and vote upon the Distribution and the Merger and the Company shall, through its Board of Directors, recommend to its stockholders approval of the Distribution and the Merger.

  (g) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, Acquiror and Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the transactions contemplated by the Reorganization Agreements.

  (h) Each of the Company and Acquiror will promptly, and in any event within 15 days after execution and delivery of this Agreement, make all filings or submissions as are required under the HSR Act. Each of the Company and Acquiror will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Without limiting the generality of the foregoing, each of the Company and Acquiror will promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Entity in connection therewith and will promptly (i) comply with any such inquiry or request and (ii) provide the other with a description of the information provided to any Governmental Entity with respect to any such inquiry or request. In addition, each of the Company and Acquiror will keep the other apprised of the status of any such inquiry or request. Subject to
Section 7.5(j), each of the Company and Acquiror will take such actions as are necessary to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated hereby.

  (i) Each of the Company and Acquiror will promptly make all applications or filings with the Federal Energy Regulatory Commission under Section 203 of the Federal Power Act and any applications or filings with appropriate Canadian authorities required in connection with the Merger. Each of the Company and Acquiror will take such actions as are necessary to obtain any clearance required under the Federal Power Act or applicable Canadian law.

  (j) Notwithstanding any other provision of this Agreement (including Sections 7.5(h) and 7.5(i) above), nothing in this Agreement shall require Acquiror in order to obtain any approval or authorization under any Regulatory Filing (i) to make any dispositions of any of its assets or any of the assets of the Retained Business having an aggregate book value in excess of $100 million or (ii) to incur any other burdens which would impair the value of its investment in the Company or the Retained Business. In addition, the Company shall not, in order to obtain any approval or authorization under any Regulatory Filing, make any such dispositions or incur such burdens, without the consent of Acquiror.

  7.6. Accountants' Letters. Each party hereto agrees to use its reasonable efforts to cause to be delivered to the other parties hereto and their respective directors a letter of its independent accountants, dated the date on which each Registration Statement becomes effective, in form and substance customary for "comfort" letters delivered by independent accountants in connection with registration statements similar to the Registration Statements.

  7.7. Distribution Agreement. The Company agrees that prior to the Effective Time it will not waive or amend the terms of the Distribution Agreement without the consent of Acquiror.

  7.8. Publicity. The initial press release relating hereto shall be a joint press release and thereafter the Company and Acquiror will consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Reorganization Agreements and the transactions contemplated thereby.

  7.9. Employees and Employee Plans. (a) Acquiror and the Company agree to cooperate in making all appropriate filings and taking all appropriate actions required to implement the provisions of this Section 7.9.

  (b) Acquiror shall for a period of two (2) years after the Merger: (i) take all action necessary to extend coverage under the Acquiror Pension Plan to those individuals employed by the Company immediately after the Distribution and immediately before the Merger (all such individuals, "Continuing Employees") who were participants in the Company Pension Plan immediately before the Distribution; (ii) provide Continuing Employees with welfare benefits (including retiree medical benefits) no less favorable than those provided by Pacific Gas Transmission ("PGT") prior to the Effective Time to its other similarly situated employees; (iii) provide Continuing Employees with severance pay and other employee benefits that are no less favorable in the aggregate than those provided by the Company prior to the Distribution (other than any equity-based benefits including, without limitation, stock options); and (iv) waive any limitations regarding pre-existing conditions under any welfare or other employee benefit plan maintained by the Acquiror or PGT.

  (c) From and after the Effective Time, with respect to Continuing Employees who do not elect in connection with the Distribution to receive a distribution of the balance of their Company Thrift Plan accounts or to transfer their accounts to the VRM Thrift Plan, Acquiror shall take all actions necessary to permit such Continuing Employees to transfer their account balances in the Company Thrift Plan to the Acquiror Thrift Plan. Such transfers shall be in cash, except that the Acquiror Thrift also will accept promissory notes evidencing any outstanding participant loans.

  (d) For all purposes under all compensation and benefit plans and policies applicable to employees of Acquiror, including those referred to in this Section, Acquiror shall treat all service by Continuing Employees with the Company prior to the Merger as service with Acquiror, except to the extent such treatment would result in duplication of benefits. For example, but not by way of limitation, benefits payable to Continuing Employees pursuant to the Acquiror Pension Plan (and any other qualified or non-qualified plan, arrangement or contract providing retirement benefits) shall be reduced (on an actuarially equivalent basis) by benefits paid under the VRM Pension Plan (and any other qualified or non-qualified plan, arrangement or contract providing retirement benefits). VRM shall not amend or terminate any such plan, arrangement or contract so as to reduce the accrued benefit of any Continuing Employee. For the purpose of avoiding any such benefit duplication, each of VRM and the Acquiror shall provide to the other all such information in its possession as the other may reasonably request concerning each other's Pension Plan (and any other qualified or nonqualified plan, arrangement or contract providing retirement benefits) to enable VRM and Acquiror to fulfill their obligations under their respective plans, arrangements and contracts.

  (e) VRM and Acquiror shall use their best efforts to permit all employees of the Company, including but not limited to the Continuing Employees, to participate in VRM's Flex Plan through December 31, 1997, provided that the Company shall reimburse VRM for the costs of such participation.

  (f) Prior to the Effective Time, the Company and Acquiror will use their best efforts to collaborate with respect to the design, implementation and administration of an early retirement program.

  7.10. Expenses. (a) All Expenses incurred in connection with the Reorganization Agreements and the transactions contemplated thereby, shall be paid by the Company or the Surviving Corporation; provided that the amount so paid by the Company or the Surviving Corporation shall not exceed the sum of the expenses set forth on Schedule 5.1(h)(iii) under the caption Transaction Costs Payable, plus the amount of any redemption or prepayment penalty to be paid with respect to the 10.58% Senior Notes due 2000, under the Note Purchase Agreement, dated as of December 19, 1990, as amended, from the Company to the Note Purchasers named therein, and any amount in excess of such aggregate amount shall be paid by VRM.

  (b) The Company will pay Acquiror $37.5 million (the "Termination Fee") if
(i) this Agreement is terminated pursuant to Section 9.1(c)(ii) or Section 9.1(d)(ii), (ii) prior to the termination of this Agreement, a bona fide Acquisition Proposal was commenced, publicly proposed, publicly disclosed or, in the case of clause (iii)(x) below, communicated to the Board of Directors of the Company (or the willingness of any person to make such an Acquisition Proposal was publicly disclosed or, in the case of clause (iii)(x) below, communicated to the Board of Directors of the Company), and (iii)(x) the Board of Directors of the Company, in accordance with Section 7.3, withdrew or modified its approval or recommendation of this Agreement or the Merger in a manner materially adverse to Acquiror, approved or recommended such Acquisition Proposal, caused the Company to enter into an Acquisition Agreement with respect to an Acquisition Proposal or terminated this Agreement or (y) the requisite approval of the Company's stockholders for the Distribution or the Merger was not obtained at the Company Meeting and, within twelve months following the date of the Company Meeting (or following the date of termination of this Agreement, if the Company Meeting was not held prior to such termination), an Acquisition Proposal shall have been consummated or the Company shall enter into a definitive agreement with respect to any Acquisition Proposal; provided, however, the Termination Fee will not be payable if, at the time of any action referred to in clause (iii)(x) above or the Company Meeting (or on the date of the termination of this Agreement, if the Company Meeting was not held prior to such termination), Acquiror shall be in material breach of its covenants or agreements contained in this Agreement. The Termination Fee will be paid (in same-day funds), in the case of clause
(iii)(x) above, on the second business day following the termination of this Agreement, or in the case of clause (y) above, on the second business day following the earlier of execution of such agreement or the consummation of such Acquisition Proposal.

  7.11. Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated by the Reorganization Agreements, each of the Company and Acquiror and their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by the Reorganization Agreements may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by the Reorganization Agreements.

  7.12. Securities Act Compliance. As soon as practicable after the date of the Company Meeting, the Company will identify to Acquiror all individuals who were reasonably believed by the Company to be, at the time of the Company Meeting, an "affiliate" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). The Company will use its reasonable best efforts to obtain a written agreement in the form of Annex F hereto from each Person who is so identified as a Rule 145 Affiliate and will deliver such written agreements to Acquiror as soon as practicable after the Company Meeting.

  7.13. Stock Exchange Listing. Acquiror will use its reasonable best efforts to list on the NYSE prior to the Closing Date, subject to official notice of issuance, the Acquiror Common Stock to be issued pursuant to the Merger.

  7.14. 1935 Act. (a) The Company shall not, nor shall the Company permit any of its Subsidiaries to, engage in any activities which reasonably could cause any of them to become a "holding company" under the 1935 Public Utility Holding Company Act, as amended.

  (b) Acquiror shall not, nor shall Acquiror permit any of its Subsidiaries to, engage in any activities which reasonably could cause the Acquiror or any of its Subsidiaries prior to the Effective Time to lose their exemption from the 1935 Act (except Section 9(a)(2) thereof).

  7.15. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurance and to take and do, in the name and on behalf of the Company, any other actions and things reasonably necessary to vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation or VRM, as the case may be, as a result of or in connection with any of the transactions contemplated by the Reorganization Agreements, including without limitation the Merger and the Distribution.

                                 ARTICLE VIII
                                  CONDITIONS

  8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to consummate the Merger are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

  (a) Company Stockholder Approval. The Merger shall have been duly approved by the affirmative vote of the holders of Company Common Stock representing at least a majority of the outstanding shares thereof entitled to vote thereon.

  (b) Acquiror Stockholder Approval. If required by applicable state laws or the applicable rules of any securities exchange, the issuance of Acquiror Common Stock in the Merger shall have been approved by the stockholders of the Acquiror in accordance with such law or such rule.

  (c) NYSE Listing. The shares of Acquiror Common Stock to be issued pursuant to the Merger shall have been approved for listing on the NYSE prior to the Closing Date, subject to official notice of issuance.

  (d) HSR. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  (e) Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect that prohibits consummation of the transactions contemplated by the Reorganization Agreements.

  (f) Registration Statements. The Registration Statements shall have become effective under the Securities Act or Exchange Act, as applicable, no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

  (g) Pre-Merger Transactions. The transactions contemplated by Article IV shall have been consummated in accordance with the terms of this Agreement and the Distribution Agreement (which includes additional conditions to such consummation).

  (h) FERC. The Federal Energy Regulatory Commission and any applicable Canadian authority shall have approved the Merger.

  8.2. Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of each of the following conditions:

  (a) Representations and Warranties. The representations and warranties of Acquiror and Sub set forth in the Reorganization Agreements (x) that are qualified as to materiality shall be true and correct and (y) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except (i) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (ii) for the effect of any activities or transactions which are contemplated by the Reorganization Agreements), and the Company will have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror to such effect.

  (b) Performance of Obligations of Acquiror and Sub. Acquiror and Sub shall have performed in all material respects all obligations required to be performed by them under the Reorganization Agreements at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror to such effect.

  (c) Tax Opinions. The Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz, special counsel to the Company, dated the Closing Date, to the effect that the Distribution qualifies as a transaction described in Sections 355(a), 355(c)(1) and 368(a)(1)(D) of the Code in which no gain or loss shall be recognized to the Company and that the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code.

  (d) Consents. All consents, approvals and authorizations required to be obtained prior to the Closing Date from any Governmental Entity or third party in connection with the execution, delivery and performance of the Reorganization Agreements shall have been made or obtained, except where the failure to make or obtain the same, individually or in the aggregate, would not have a Material Averse Effect on the VRM Companies, taken as a whole.

  8.3. Conditions to Obligations of Acquiror and Sub. The obligations of Acquiror and Sub to consummate the Merger are also subject to the satisfaction or waiver by Acquiror on or prior to the Closing Date of each of the following conditions:

  (a) Representations and Warranties. The representations and warranties of the Company and VRM set forth in the Reorganization Agreements (x) that are qualified as to materiality shall be true and correct and (y) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except (i) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (ii) for the effect of any activities or transactions which are contemplated by the Reorganization Agreements) and Acquiror will have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

  (b) Performance of Obligations. Each of the Company and VRM shall have performed in all material respects all obligations required to be performed by it under the Reorganization Agreements at or prior to the Closing Date, and Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

  (c) Tax Opinion. Acquiror shall have received an opinion of Orrick, Herrington & Sutcliffe LLP, special counsel to Acquiror, dated the Closing Date, to the effect that the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code and shall have received an opinion of Wachtell, Lipton, Rosen & Katz, reasonably satisfactory to Acquiror in form and substance, to the effect that the Distribution qualifies as a transaction described in Sections 355(a), 355(c)(1) and 368(a)(1)(D) of the Code in which no gain or loss shall be recognized to the Company.

  (d) Consents. All consents, approvals and authorizations required to be obtained prior to the Closing Date from any Governmental Entity or third party in connection with the execution, delivery and performance of the Reorganization Agreements shall have been made or obtained, except where the failure to make or obtain the same, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Retained Companies, taken as a whole, or on Acquiror and its Subsidiaries, taken as a whole.

  (e) Redemption of Company Preferred Stock. The Company shall have redeemed or converted all issued and outstanding shares of Company Preferred Stock pursuant to the terms of the related certificate of designation.

                                  ARTICLE IX
                                  TERMINATION

  9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company:

  (a) by the mutual written consent of the Company and Acquiror;

  (b) by either the Company or Acquiror if (i) the Merger shall not have been consummated by July 31, 1997 unless HSR or Federal Energy Regulatory Commission approval has not been received in which case such date shall be postponed until 10 business days after receipt of such approval, but in no event later than December 31, 1997, or (ii) at the Company Meeting or at any adjournment thereof, the approval of the Company's stockholders referred to in
Section 8.1(a) shall not have been obtained; provided that in the case of a termination pursuant to clause (i) above, the terminating party and its Subsidiaries shall not have breached in any material respect their respective obligations under the Reorganization Agreements in any manner that shall have caused or resulted in the failure referred to above;

  (c) by the Company (i) if Acquiror or Sub shall have breached in any material respect any of their respective covenants, representations, warranties or agreements contained in any Reorganization Agreement, which breach shall not have been cured within 30 days following written notice of such breach, or (ii) pursuant to Section 7.3(b) of this Agreement; or

  (d) by Acquiror:

    (i) if the Company or VRM shall have breached in any material respect any of the covenants, representations, warranties or agreements contained in any Reorganization Agreement, which breach shall not have been cured within 30 days following written notice of such breach; or

    (ii) if the Board of Directors of the Company shall have exercised any of its rights set forth in the second sentence of Section 7.3(b) of this Agreement;

    (iii) if (A)(x) there has occurred since the date of this Agreement any event, change, effect or state of facts (collectively "Events"), other than Events which result from any action by Acquiror or any of its Subsidiaries, Affiliates, officers, employees, agents or representatives or changes in general economic, financial, market or business conditions, or (y) Acquiror, in its ongoing due diligence investigation, shall uncover information (collectively "Information") that, as of the date of this Agreement, has not been previously disclosed in a Filed Company SEC Document or has not been disclosed by the Company to Acquiror on or prior to the date of this Agreement (including in the Company Disclosure Schedules) and (B) such Events and Information in the aggregate would reasonably be expected to result in an adverse impact on the Retained Business of more than $100 million, which amount shall be net of income tax effects and shall include the present value of any reasonably projected costs, expenses or liabilities or losses of projected business revenue caused by the occurrence of such Events or attributable to such Information.

  9.2. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to the Reorganization Agreements (or any of its directors or officers) shall have any liability or further obligation to any other party, except as set forth in Sections 5.1(q), 5.2(l), 7.10 and 9.2, all of which shall survive such termination, and except that nothing herein shall relieve any party from liability for any material and willful breach of any of the Reorganization Agreements.

                                   ARTICLE X
                           MISCELLANEOUS AND GENERAL

  10.1. Survival. Except as set forth below in this Section 10.1, all representations, warranties and agreements in this Agreement of Acquiror, Sub and the Company or in any instrument delivered by Acquiror, Sub or the Company pursuant to or in connection with this Agreement shall expire at the Effective Time or upon termination of this Agreement in accordance with its terms or, in the case of any other such instrument, in accordance with the terms of such instrument. In the event of consummation of the Merger, the agreements contained in or referred to in Article III, the last sentence of Section 6.1(c) and Sections 6.2(b), 6.2(c), 7.9, 7.15 and 10.1 shall survive the Effective Time.

  10.2. Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

  10.3. Waiver; Remedies. The conditions to each party's obligation to consummate the Merger are for the sole benefit of such party and may be waived (in writing) by such party in whole or in part to the extent permitted by applicable law. No delay on the part of either Acquiror or the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Acquiror or the Company of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

  10.4. Counterparts. For the convenience of the parties, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  10.5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

  10.6. Notices. Any notice, request, instruction or other communication to be given hereunder by any party to another shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt,
(ii) on the first business day following the date of dispatch if delivered by Federal Express or other nationally reputable next-day courier service, or
(iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice,

  (a) If to the Company:

     Valero Energy Corporation 530 McCullough Avenue San Antonio, Texas
     78215
     Attention: General Counsel Telecopy: (210) 246-2354

     with copies to:

     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street New York, New York 10019 Attention: Edward D. Herlihy, Esq. Telecopy: (212) 403-2000

  (b) if to Acquiror or Sub:

     PG&E Corporation 77 Beale Street San Francisco, California 94105
     Attention: General Counsel Telecopy: (415) 973-8083

     with copies to:

     Orrick, Herrington & Sutcliffe LLP 400 Sansome Street San Francisco, California 94111
     Attention: Leslie P. Jay, Esq. Telecopy: (415) 773-5759

  10.7. Entire Agreement. The Reorganization Agreements including the Annexes and Schedules thereto, the Interim Services Agreements including the Annexes and Schedules thereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof and thereof. Any disclosure by the Company, Acquiror or Sub in any portion of their respective disclosure schedules shall be deemed disclosure in each other portion of such disclosure schedule.

  10.8. Certain Obligations. Whenever any Reorganization Agreement, the Interim Services Agreement or the Assignment and Assumption Agreements requires any of the Subsidiaries of any party to take any action, such Agreement will be deemed to include an undertaking on the part of such party to cause such Subsidiary to take such action.

  10.9. Assignment. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of each other party hereto in its sole and absolute discretion.

  10.10. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  10.11. Severability. If any provision of the Reorganization Agreements or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions thereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

  10.12. No Third Party Beneficiaries. Nothing contained in this Agreement or any other Reorganization Agreement is intended to confer upon any Person or entity other than the parties thereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of the Reorganization Agreement; provided, however, that VRM is an intended third party beneficiary of the obligations of Acquiror specified in Section 6.2(b), and is entitled to enforce the same to the same extent as if a party hereto.

  10.13. Annexes and Schedules. All Annexes hereto and the Company Disclosure Schedule (collectively, the "Schedules") attached hereto or referred to herein are hereby incorporated in and made a part of this

Agreement as if set forth in full herein. Matters reflected on the Schedules are not necessarily limited to matters required by this Agreement to be reflected on such Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Capitalized terms used in any Schedule but not otherwise defined therein shall have the respective meanings assigned to such terms in this Agreement.

  10.14. No Representations or Warranties Acquiror and Sub acknowledge that none of the Company or any of its Subsidiaries, any of their affiliates (including the Retained Companies) or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding any of the Company, VRM, VRM's Subsidiaries, the Retained Companies, the Retained Business or the Retained Assets not included in the Reorganization Agreements, and none of the Company, any of its Subsidiaries or Affiliates or any other Person will have or be subject to any liability to Acquiror or any of its Subsidiaries, any of their affiliates or any other Person resulting from the distribution to Acquiror or Sub, or Acquiror's or Sub's use of, any such information. Acquiror and Sub further acknowledge that, except as expressly set forth in the Reorganization Agreements, the Company and VRM have not made, and hereby expressly disclaim any representation or warranty, and there are no representations or warranties of any kind, expressed or implied, with respect to any of the Company, VRM, VRM's Subsidiaries, the Retained Companies, the Retained Business or the Retained Assets.

  10.15. Tax Sharing Agreement. With respect to Tax matters, if there is a conflict between this Agreement and the Tax Sharing Agreement the Tax Sharing Agreement shall control.

  10.16. Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (i) the state courts of the State of New York, County of New York and (ii) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees not to commence any action, suit, or proceeding relating hereto except in such courts). Each of the parties hereto further agrees that service of any process, summons, notice or document hand delivered or sent by registered mail to such party's respective address set forth in Section 10.6 will be effective service of process for any action, suit or proceeding in New York, County of New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Nothing in this Section, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by law. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the state courts of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                        VALERO ENERGY CORPORATION

                                        By /s/ Edward C. Benninger
                                          ______________________________________
                                          Name:Edward C. Benninger
                                          Title:President

                                        PG&E CORPORATION

                                        By /s/ Bruce R. Worthington
                                          ______________________________________
                                          Name:Bruce R. Worthington
                                          Title:General Counsel

                                        PG&E ACQUISITION CORPORATION

                                        By /s/ Bruce R. Worthington
                                          ______________________________________
                                          Name:Bruce R. Worthington
                                          Title:President

                                                                      APPENDIX B


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       AGREEMENT AND PLAN OF DISTRIBUTION

                           DATED AS OF         , 1997

                                    BETWEEN

                           VALERO ENERGY CORPORATION

                                      AND

                     VALERO REFINING AND MARKETING COMPANY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                     ARTICLE I
          DEFINITIONS
    1.1.  Definitions....................................................    B-1
                                     ARTICLE II
          TRANSACTIONS RELATING TO THE DISTRIBUTION
    2.1.  Intercorporate Reorganization..................................    B-6
    2.2.  Assumption of Liabilities......................................    B-8
    2.3.  Repayment of Intercompany Indebtedness and Cash Dividend.......    B-9
    2.4.  Resignations...................................................   B-10
          VRM Certificate of Incorporation and By-Laws; Rights Plan; Name
    2.5.  Change.........................................................   B-10
    2.6.  Insurance......................................................   B-10
    2.7.  Nonassignable Contracts........................................   B-11
    2.8.  Interim Services Agreement.....................................   B-11
    2.9.  Company Guarantees.............................................   B-11
    2.10. Conduct of Businesses..........................................   B-12
                                    ARTICLE III
          MECHANICS OF DISTRIBUTION
    3.1.  Mechanics of Distribution......................................   B-12
    3.2.  Timing of Distribution.........................................   B-12
                                     ARTICLE IV
          OTHER AGREEMENTS
    4.1.  Use of Names, Trademarks, etc..................................   B-12
    4.2.  Intercompany Accounts as of the Time of Distribution...........   B-13
    4.3.  Hunting Lease..................................................   B-13
    4.4.  Airplanes......................................................   B-13
    4.5.  Intercompany Arrangements......................................   B-13
    4.6.  Further Assurances.............................................   B-13
                                     ARTICLE V
          TAX AND EMPLOYEE MATTERS
    5.1.  Tax Sharing; Exclusivity of Tax Sharing Agreement..............   B-13
    5.2.  Employee Benefits..............................................   B-13
    5.3.  Employees......................................................   B-13
    5.4.  Non-Competition Covenants......................................   B-14
                                     ARTICLE VI
          ACCESS TO INFORMATION
    6.1.  Provision of Records and Information...........................   B-15
    6.2.  Access to Information..........................................   B-15
    6.3.  Production of Witnesses........................................   B-15
    6.4.  Retention of Records...........................................   B-15
    6.5.  Confidentiality................................................   B-16

                                                                            PAGE
                                                                            ----
                                     ARTICLE VII
          CONDITIONS
    7.1.  Conditions to Obligations of the Company........................  B-16
                                    ARTICLE VIII
          INDEMNIFICATION
    8.1.  Indemnification by VRM..........................................  B-17
    8.2.  Indemnification by Retained Company.............................  B-17
    8.3.  Procedures Relating to Indemnification..........................  B-18
    8.4.  Certain Limitations.............................................  B-19
    8.5.  Express Negligence..............................................  B-19
                                     ARTICLE IX
          MISCELLANEOUS AND GENERAL
    9.1.  Modification or Amendment.......................................  B-19
    9.2.  Waiver; Remedies................................................  B-19
    9.3.  Counterparts....................................................  B-20
    9.4.  Governing Law...................................................  B-20
    9.5.  Notices.........................................................  B-20
    9.6.  Entire Agreement................................................  B-21
    9.7.  Certain Obligations.............................................  B-21
    9.8.  Assignment......................................................  B-21
    9.9.  Captions........................................................  B-21
    9.10. Specific Performance............................................  B-21
    9.11. Severability....................................................  B-21
    9.12. Third Party Beneficiaries.......................................  B-21
    9.13. Schedules.......................................................  B-21
    9.14. Tax Sharing Agreement...........................................  B-21

  AGREEMENT AND PLAN OF DISTRIBUTION, dated as of         , 1997 (this
"Agreement"), between VALERO ENERGY CORPORATION, a Delaware corporation (the "Company") and VALERO REFINING AND MARKETING COMPANY, a Delaware corporation and as of the date hereof a wholly-owned subsidiary of the Company ("VRM").

                             W I T N E S S E T H :

  WHEREAS, the Company, PG&E Corporation, a California corporation ("Acquiror"), and PG&E Acquisition Corporation, a Delaware corporation ("Sub"), have entered into an Agreement and Plan of Merger dated as of January 31, 1997 (the "Merger Agreement"), providing for the Merger (as defined in the Merger Agreement) of Sub with and into the Company;

  WHEREAS, immediately prior to the Effective Time (as defined in the Merger Agreement), the Company's Board of Directors, subject to the approval of the Company's stockholders, expects to distribute to the holders of common stock, par value $1.00 per share, of the Company ("Company Common Stock"), other than shares held in the treasury of the Company, on a pro rata basis all of the issued and outstanding shares of common stock, par value $0.01 per share, of VRM ("VRM Common Stock"), along with the associated VRM Rights (as defined in the Merger Agreement) (the "Distribution");

  WHEREAS, the purpose of the Distribution is to make possible the Merger by divesting the Company of the businesses and operations to be conducted by VRM, which Acquiror is unwilling to acquire;

  WHEREAS, it is the intention of the parties to this Agreement that for federal income tax purposes the Distribution shall qualify as a transaction described in Section 355 of the Internal Revenue Code of 1986, as amended (the "Code") and a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code; and

  WHEREAS, this Agreement sets forth or provides for certain agreements by and between the Company and VRM in consideration of the separation of the ownership of the Company and VRM;

  NOW, THEREFORE, in consideration of the premises, and of the respective covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

  1.1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the following respective meanings:

  "Acts or Omissions" shall mean negligence, gross negligence, breaches of express or implied warranties, premises liability, violations of the Texas Deceptive Trade Practices Act, breaches of duties under the law of strict liability in tort (including defects in design, manufacturing, marketing, warnings, and distribution), defamation, false imprisonment or arrest, malicious prosecution, or any other misfeasance, malfeasance, non-feasance, breaches of legal duties, tortious conduct, intentional torts, malicious conduct, false or misleading or deceptive or unconscionable conduct, or any combination thereof.

  "Airplanes" shall mean the airplanes to be co-owned by Valero Corporate Services and Valero Management Company described on Schedule 2.1(b)(ii)(J).

  "By-Laws" shall mean VRM's by-laws substantially in the form filed as an Exhibit to the VRM Registration Statement.

  "Cash Dividend" shall have the meaning set forth in Section 2.3(a).

  "Certificate of Incorporation" shall mean VRM's amended and restated certificate of incorporation substantially in the form filed as an Exhibit to the VRM Registration Statement.

  "Company Group" shall mean the Retained Company and the Retained Subsidiaries, whether now or hereafter existing.

  "Company Guarantees" shall mean, collectively, the guarantees of obligations of the VRM Group by the Company or the Retained Subsidiaries, a complete and accurate list of which is set forth on Schedule 1.1(a).

  "Contract Rights" shall mean, as of any given date, any and all right, title and interest of the Company and any of its Subsidiaries (other than VRM and its Subsidiaries) in and to any and all of the Project Contracts and other rights under, in and to contracts and agreements, written or oral, express or implied, legal and equitable, of every kind or description, pertaining or related in any way to the MTBE Project; and all estates, rights, privileges, claims and causes of action, immunities, and other appurtenances and rights, and all assets subject to liabilities connected to the above and which, in any such case, is either (i) in force and effective at the date hereof, or (ii) arises under or with respect to any document, paper, instrument or other intangible interest of any of the types specified above, in force and effect at the date hereof and pursuant to which any reversion, remainder, contingent or other residual right, title, interest or liability remains in the Company, and which in each case pertains or relates in any way to the MTBE Project; together with all tolls, rents, revenues, issues, earnings, income, products and profits thereof accruing on or after the date hereof.

  "Distribution Date" shall mean the date determined by the Board of Directors of the Company on which the Distribution is to be effected.

  "Environmental Law" shall mean any and all applicable laws, statutes, ordinances, rules, regulations, orders, or permits of any Governmental Entity or agency regulating, relating to or pertaining to the protection of health, or the environment, or the use, storage, treatment, generation, transportation, handling, Release or disposal of Hazardous Substances, in effect in any and all jurisdictions in which the Company is conducting or at any time has conducted the business, including without limitation, the Oil Pollution Act of 1990, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1976, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Emergency Planning and Community Right-to-Know Act, the Hazardous Liquid Pipeline Safety Act, as amended, and the Natural Gas Pipeline Safety Act of 1979, as amended, and regulations adopted thereunder.

  "Environmental Liabilities" shall mean all Liabilities relating to or arising out of any Environmental Law or Environmental Permit or relating to Hazardous Substances or environmental, health or safety matters (including without limitation removal, remediation or cleanup costs, investigatory costs, governmental response costs and administrative oversight costs, environmental monitoring costs, natural resources damages, property damages, personal injury damages, costs of compliance with any contractual obligation or settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations).

  "Filings" shall mean the Registration Statements, the Proxy Statement-Prospectus, and any other document filed or required to be filed with the SEC in connection with the transactions contemplated by the Reorganization Agreements, or any preliminary or final form thereof or any amendment or supplement thereto.

  "Group" shall mean the Company Group or the VRM Group, as applicable.

  "Hazardous Substance" shall mean any waste, substance, material, pollutant or contaminant presently listed, defined, designated or classified as hazardous or regulated, under any Environmental Law.

  "Hunting Lease" shall mean the hunting lease described on Schedule 2.1(b)(ii)(K) to be assigned to Valero Corporate Services.

  "Indemnifiable Losses" shall mean, subject to Section 8.4, all losses, Liabilities, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, whether or not resulting from Third Party Claims, including interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys', experts' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the Indemnitee's rights hereunder, suffered by an Indemnitee.

  "Indemnitee" shall mean any of the Retained Company Indemnitees or the VRM Indemnitees, as applicable, who or which may seek indemnification under this Agreement.

  "Information" shall mean all records, books, subscriptions, contracts, instruments, computer data and other data and information.

  "Intercompany Arrangement" shall have the meaning set forth in Section 4.5.

  "Intercompany Note" shall have the meaning set forth in Section 2.3(b).

  "Intercompany Reorganization" shall mean the actions taken prior to the Distribution to separate the VRM Business and the Retained Business, including without limitation, the actions set forth in Article II.

  "IRBs" shall mean the 10.25% Refunding Revenue Bonds Series 1987A and the 10.625% Revenue Bonds Series 1987B, issued by the Industrial Development Corporation of Port Corpus Christi, with VRM as the borrower and the Company as guarantor.

  "Liabilities" shall mean with respect to any Person, any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including, without limitation, all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking.

  "MTBE Project" shall mean the installation of a plant in Mexico to produce methyl tertiary butyl ether and transactions related thereto described on
Schedule 1.1(b).

  "Personal Property" shall mean, collectively, as of any given date, the personal property owned by Valero Management Company including without limitation computer hardware, communications equipment, auto, trucks, personal computers, lamps, chairs, desks, artwork, office furniture, books and office supplies.

  "Project Contracts" shall mean, as of any given date, and include any contract or agreement heretofore entered into for the provision of any money, guarantee, debt, service, labor, materials or improvements, or any other good, service, duty, obligation or thing of value pertaining or related to the MTBE Project, including, without limitation, any and all contracts, agreements, guarantees, letters, letters of intent, undertakings or understandings, written or unwritten, in respect thereto, including, without limitation the Letter of Intent, the Memorandum of Understanding, the PROESA-BANAMEX Letter, the VEC-PEMEX Letter, the PIBSA Offer Letter, the GOLDMAN Letter, the Association Agreement, the MTBE Sales Agreement, the Butane Supply Agreement, the Construction Agreement, the Surety Agreement, the License Agreement, the Technical Support Agreement, the PEMEX Option, the UOP Agreements and the Negotiation Services Agreement (in each case, as defined on Schedule 1.1(b)).

  "Record Date" shall have the meaning set forth in Section 3.1.

  "Release" shall have the meaning given such term in the Comprehensive Environmental Response, Compensation and Liability Act 42 U.S.C. (S) 9601(22).

  "Retained Assets" shall mean, collectively, as of any given date, any and all of the assets, properties and rights, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise, and wherever located, of the Company and its Subsidiaries (other than the VRM Assets).

  "Retained Business" shall mean the business heretofore and currently engaged in by the Company and its Subsidiaries and their respective predecessors of purchasing, gathering, processing, storing, transporting, selling, trading and marketing natural gas, the business of extracting, processing, fractionating, transporting, selling, trading and marketing natural gas liquids, and related risk management, and the business of purchasing, wheeling, selling, marketing and trading electric power and related risk management, each as currently engaged in by the Company through VNG and its Subsidiaries.

  "Retained Company Assumed Liabilities" shall mean, collectively, all Liabilities relating to or arising in connection with the Retained Assets or the Retained Business (other than such Liabilities expressly assumed or retained by the VRM Group pursuant to this Agreement), whether arising before, at or after the Time of Distribution, which are to be assumed by the Retained Company or any Retained Subsidiary pursuant to the transactions contemplated by this Agreement, including without limitation the Liabilities relating to or arising out of the items set forth on Schedule 1.1(c), but in the any event, excluding VRM Assumed Liabilities.

  "Retained Company Indemnitees" shall mean the Retained Company (including after the Effective Time the Acquiror), each Affiliate of the Retained Company, including any of its direct or indirect Subsidiaries, and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

  "Retained Liabilities" shall mean, collectively, all of (i) the Environmental Liabilities relating to or arising in connection with the Retained Business, (ii) the Liabilities of any member of the Company Group under this Agreement, any other Reorganization Agreement or the Interim Services Agreement, in each case, to which the Company is a party or will be a party, (iii) the Liabilities relating to or arising in connection with the businesses, assets or operations of the Company Group (other than the VRM Assumed Liabilities), as heretofore, currently or hereafter conducted, (iv) the Retained Company Assumed Liabilities and (v) the Liabilities retained or assumed by the Company or any member of the Company Group pursuant to the Employee Benefits Agreement.

  "Tax" or "Taxes" shall have the meaning set forth in the Tax Sharing
Agreement.

  "Teco Litigation" shall mean Teco Pipeline Company v. Valero Energy Corporation, Valero Transmission, L.P., Valero Management Company, Valero Hydrocarbons, L.P., VMGA Company, Valero Marketing, L.P., VNGC Holding Company, Valero Industrial Gas, L.P., Valero Natural Gas Company, Valero Gas Marketing, L.P., Valero Eastex Pipeline Company, VLDC, L.P., Valero Transmission Company, Reata Industrial Gas, L.P., Valero Gas Marketing Company, Valero Nortex, L.P., Valero Gas Storage Company, Valero Northern Texas Company, Valero Hydrocarbons Company, West Texas Transmission Co., VT Company, Valero Natural Gas Partners, L.P., Valero Management Partnership, L.P., William E. Greehey and Stan L. McLelland; In the 215th Judicial District Court of Harris County, Texas (Cause No. 96-020628) and any other action, claim, lawsuit, arbitration or appeal to obtain or recover damages or any other economic benefit as a result of any action or omission by any member of the Company Group or any of its Representatives in connection with the performance or exercise of duties or obligations, including statutory and common law fiduciary duties, arising out of or related to the ownership, operation, management or maintenance of the Valero-Teco West Texas System at any time from February 28, 1985 to January 27, 1997.

  "Third Party Claim" shall have the meaning set forth in Section 8.3(a).

  "Time of Distribution" shall mean the time as of which the Distribution is effective.

  "Transfer Agent" shall mean Harris Trust and Savings Bank, the transfer agent for the Company Common Stock.

  "UOP Agreements" shall mean, collectively, (a) the Engineering Agreement, dated as of July 1, 1993, between UOP and PROESA, (b) the Oleflex Process License Agreement, dated November 21, 1994, between UOP and PROESA, (c) the Merox Process Licenses Agreement, dated November 21, 1994, between UOP and PROESA, (d) the UOP Oxygenate Removal Process License Agreement, dated November 21, 1994, between UOP and PROESA, (e) the Huels Complete Saturation Process License Agreement, dated November 21, 1994, between UOP and PROESA,
(f) the Ethermax Process License Agreement, dated November 21, 1994, between UOP and PROESA, (g) the Butamer Process License Agreement, dated November 21, 1994, between UOP and PROESA, (h) the Guarantee Agreement, dated November 21, 1994, between UOP and PROESA, and (i) the Supply Agreement, dated November 21, 1994, between UOP Equitec Services, Inc. and PROESA, as each of the same may be from time to time amended, restated, supplemented, superseded or replaced.

  "Valero Coal Company" shall mean Valero Coal Company, a Delaware corporation and, as of the date of this Agreement, a wholly-owned Subsidiary of the Company.

  "Valero Corporate Services" shall mean Valero Corporate Services Company, a Delaware corporation and, as of the date of this Agreement, a wholly-owned Subsidiary of the Company.

  "Valero Management Company" shall mean Valero Management Company, a Delaware corporation and, as of the date of this Agreement, a wholly-owned Subsidiary of the Company.

  "Valero Producing Company" shall mean Valero Producing Company, a Delaware corporation and, as of the date of this Agreement, a wholly-owned Subsidiary of the Company.

  "VMGA Company" shall mean the VMGA Company, a Texas corporation and, as of the date of this Agreement, a wholly-owned Subsidiary of Valero Management Company.

  "VRM Assets" shall mean, collectively, (i) all assets currently owned by VRM and any of its Subsidiaries (other than any such assets which pursuant to, or as a consequence of, this Agreement are to be transferred to, or retitled in the name of the Company or one of the Retained Subsidiaries) and which, as of and after the Time of Distribution are to be owned by the VRM Group and (ii) all assets which are currently owned by the Company or one or more of the Retained Subsidiaries and which pursuant to, or as a consequence of, this Agreement are to be transferred to VRM or any of its Subsidiaries and which as of and after the Time of Distribution are to be owned by a member of the VRM Group.

  "VRM Assumed Liabilities" shall mean, collectively, the Liabilities set forth in Section 2.2(a).

  "VRM Business" shall mean (i) the business of purchasing, transporting, storing, processing, selling, trading, marketing and refining crude oils, residual fuel oils and other refinery feedstocks, and of manufacturing, transporting, storing, selling, trading and marketing gasolines, gasoline blendstocks, butanes, liquefied petroleum gases, other refined products and petrochemicals, as currently conducted by the Company through VRM and its Subsidiaries, and related risk management (ii) certain insurance-related operations as currently conducted through VMGA Company, (iii) certain coal-seam gas and other coal-related operations as currently conducted through Valero Coal Company, (iv) certain oil and gas exploration and production operations as currently conducted through Valero Producing Company, (v) certain real estate leasing operations as currently conducted through Valero Management Company, and (vi) the business conducted with the Butane Splitter and Debutanizer (but excluding any business conducted with the assets of the VRM Business transferred or to be transferred to the Company Group pursuant to this Agreement).

  "VRM Common Stock" shall have the meaning set forth in the third paragraph of this Agreement.

  "VRM Group" shall mean VRM, its Subsidiaries, and that portion of any Person, whether now or hereafter existing, which conduct the VRM Business (after giving effect to the transfers set forth in Article II).

  "VRM Indemnitees" shall mean VRM, each Affiliate of VRM from and after the Time of Distribution and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

  "VRM Liabilities" shall mean, collectively, all of (i) the Environmental Liabilities relating to or arising in connection with the VRM Business, (ii) the Liabilities of any member of the VRM Group under this Agreement, any other Reorganization Agreement, or the Interim Services Agreement and of VRM under
Section 7.10 of the Merger Agreement, in each case, to which VRM is a party or will be a party, (iii) the Liabilities relating to or arising in connection with the businesses, assets or operations of the VRM Group (other than the Retained Company Assumed Liabilities), as heretofore, currently or hereafter conducted, (iv) the VRM Assumed Liabilities, and (v) the Liabilities retained or assumed by VRM or any member of the VRM Group pursuant to the Employee Benefits Agreement.

                                  ARTICLE II
                   TRANSACTIONS RELATING TO THE DISTRIBUTION

  2.1. Intercorporate Reorganization.

  (a) Prior to or at the Time of Distribution, the Company and VRM hereby undertake to complete the actions specified in this Section 2.1, to (i) transfer, or cause to be transferred, to VRM or one of its Subsidiaries, as appropriate, effective as of or prior to the Time of Distribution, all of the right, title and interest of the Company or any Retained Subsidiary (a list of which is set forth on Schedule 2.1(a)), as appropriate, in any VRM Assets and have VRM or one of its Subsidiaries, as appropriate, assume and agree to pay, perform and discharge in due course each of the VRM Assumed Liabilities, and
(ii) transfer, or cause to be transferred, to the Company or a Retained Subsidiary, as appropriate, effective as of or prior to the Time of Distribution, all the right, title and interest of VRM or any VRM Subsidiary, as appropriate, in any Retained Assets and have the Company or a Retained Subsidiary, as appropriate, assume and agree to pay, perform and discharge in due course each of the Retained Company Assumed Liabilities.

  (b) Prior to the Time of Distribution, the Company and VRM each agree to take, or cause to be taken, the following actions in connection with the
Distribution:

  (i) Transfers of Capital Stock and Partnership Interests

    (A) the Company shall transfer all of its right, title and interest in the outstanding shares of capital stock of Valero Corporate Services to VRM or one of its Subsidiaries;

    (B) the Company shall cause Valero Management Company to transfer all of its right, title and interest in the outstanding shares of capital stock of VMGA Company to VRM or one of its Subsidiaries;

    (C) the Company shall transfer all of its right, title and interest in the outstanding shares of capital stock of Valero Coal Company to VRM or one of its Subsidiaries;

    (D) the Company shall transfer all of its right, title and interest in the outstanding shares of capital stock of Valero Producing Company to VRM or one of its Subsidiaries;

  (ii) Other Transfers

    (A) the Company shall transfer all of its right, title and interest in the name "Valero" and the "Walking Flame" trademark each as described on
  Schedule 4.1 to VRM;

    (B) Valero Management Company shall transfer all of its right, title and interest in the real estate set forth on Schedule 2.1(b)(ii)(B) to Valero Corporate Services;

    (C) Valero Management Company shall transfer all of its right, title and interest in the promissory notes set forth on Schedule 2.1(b)(ii)(C) to Valero Corporate Services;

    (D) Valero Management Company shall transfer all of its right, title and interest in the leases set forth on Schedule 2.1(b)(ii)(D) to Valero Corporate Services;

    (E) the Company shall transfer all of its right, title and interest in its limited partnership interest in the San Antonio Spurs professional basketball team to Valero Corporate Services;

    (F) the Company shall transfer all of its right, title and interest in season tickets to San Antonio Spurs and Houston Rockets professional basketball games to Valero Corporate Services;

    (G) Valero Management Company and the Company shall transfer all of their right, title and interest in the computer software set forth in items A through E on Schedule 2.1(b)(ii)(G) to Valero Corporate Services, and Valero Corporate Services will also grant to Valero Management a nonexclusive, freely transferable, fully paid, perpetual license to the software set forth in item E on Schedule 2.1(b)(ii)(G) which includes, or at the Time of Distribution such schedule shall be amended to include, all material software developed by the Company and its Subsidiaries which is used in the Retained Business;

    (H) VNG shall transfer all of its right, title and interest in the Butane Splitter and Debutanizer set forth on Schedule 2.1(b)(ii)(H) to Valero Refining Company;

    (I) Valero Management Company shall transfer all of its right, title and interest in the Personal Property as reflected on Schedule 2.1(b)(ii)(I), to Valero Corporate Services;

    (J) Valero Management Company shall transfer a 50% interest in the Airplanes to Valero Corporate Services so that each will be co-owners of the Airplanes on the terms as set forth on Schedule 2.1(b)(ii)(J);

    (K) Valero Management Company shall assign all of its right, title and interest in the Hunting Lease to Valero Corporate Services;

    (L) VNG shall transfer all of its right, title and interest in the methanol pipeline segments set forth on Schedule 2.1(b)(ii)(L) to Valero Refining Company;

    (M) The Company shall assign all of its right, title and interest in the Contract Rights to VRM;

    (N) The Company will cause Valero Marketing and Supply to assign all commodity swap contracts and similar contracts entered into by Valero Marketing and Supply on behalf of the Retained Companies to the appropriate members of the Company Group;

    (O) The Company will cause Valero Marketing and Supply to transfer to accounts designated by the Retained Company all commodities, commodity futures, commodity options and other similar commodity contracts held by Valero Marketing and Supply on behalf of any of the Retained Companies;

    (P) The Company will transfer each of the Valero Charitable Trust, the Valero Scholarship Trust, the Rulaine Pittman Memorial Scholarship Trust, and the Valero Political Action Committee (VALPAC) to VRM;

    (Q) The Company will take all actions necessary (including, without limitation, executing such documents as may be necessary to change the beneficiary thereof) to transfer, and will cause Valero Management Company to transfer, to VRM or its designated subsidiary, their respective rights in and to all policies of life insurance covering participants in the Company's Executive Deferred Compensation Plan and Key Employee Deferred Compensation Plan; and

    (R) The Company shall assign to VRM or its designated Subsidiary all of its right, title and interest in and to that certain lease Agreement, dated March 17, 1991, between The Manufacturers Life Insurance Company, as landlord, and Valero Industrial Gas Company, as lessee, as amended by that certain Lease Modification and Amendment Agreement, dated January 28, 1994, as the same may heretofore have or hereafter be amended, restated, modified or supplemented, relating to the lease of office space in Washington, D.C.

  (c) In connection with the transfers of assets other than capital stock and the assumptions of Liabilities contemplated by subsection (a) and subsection
(b) of this Section, the Company and VRM shall execute or cause to be executed by the appropriate entities the conveyance and assumption instruments in such forms as the Company, VRM and the Acquiror shall reasonably agree; provided that, the transfer of the real property shall be by warranty deed. The transfer of capital stock shall be effected by means of delivery of stock certificates duly endorsed or accompanied by duly executed stock powers and notation on the stock records books of the corporation or other legal entities involved and, to the extent required by applicable law, by notation on appropriate registries.

  (d) Each of the parties hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing and warranting in any way as to the title, value or freedom from encumbrance of, or any other matter concerning, any assets of such party, it being agreed and understood that all assets are being transferred "as is, where is", and that the real estate on Schedule 2.1(b)(ii)(B) shall be transferred by warranty deed.

  (e) Prior to the Time of Distribution, the Company and VRM shall take all steps necessary to increase the outstanding shares of VRM Common Stock so that immediately prior to the Distribution, the Company will hold a number of shares of VRM Common Stock equal to the total number of shares of the Company Common Stock outstanding on the Record Date.

  (f) If any assets that are used primarily in the Retained Business including, without limitation, information systems, intellectual property (including software licenses), microwave and other communications systems and trading and risk management operations, would otherwise be held in a Subsidiary that would not be owned directly or indirectly by the Company after the Time of Distribution, then, notwithstanding the foregoing allocation, VRM shall cause each such Subsidiary to contribute such assets to the appropriate Subsidiary of the Company or as the Company otherwise directs as part of the Intercompany Reorganization; provided, however, that the Company shall be responsible for establishing new commodity accounts to accommodate the Retained Business, risk management activities and/or transferring the assets described in Sections 2.1(b)(ii)(N) and (O) to Acquiror accounts. Neither any existing commodities account, nor any New York Mercantile Exchange seat held by Valero Marketing and Supply, shall be transferred so as to be a part of the Retained Business.

  (g) The Retained Companies will, at the Effective Time, include all the Company's right, title and interest in and to (a) all assets of the Company or any of its Subsidiaries, including the information systems, that are used primarily in or that are being held primarily for use in or that are otherwise sufficient (including for this purpose the services to be provided pursuant to the Interim Services Agreement) for the operation, as currently conducted, of the Retained Business.

  2.2. Assumption of Liabilities. (a) Subject to Section 2.2(b), and effective as of the time of the Intercompany Reorganization, VRM and the VRM Group, in partial consideration for the transfers set forth in

Section 2.1, hereby unconditionally assume and undertake to pay, satisfy and discharge when due in accordance with their terms the VRM Assumed Liabilities, including without limitation:

    (i) all Liabilities relating to or arising from the VRM Assets or the VRM Business (other than such Liabilities expressly assumed or retained by the Company Group pursuant to this Agreement), whether arising before, at or after the Time of Distribution;

    (ii) all Liabilities (including, without limitation, indemnification obligations) relating primarily to or arising primarily from (A) the reports, registration statements and other documents filed by the Company with the SEC prior to the Time of Distribution (including the Company's consolidated financial statements for periods prior to the Time of Distribution included or incorporated by reference therein) and (B) any breach or alleged breach by any director or officer of the Company of his fiduciary duties to the Company and its stockholders occurring at or prior to the Effective Time;

    (iii) any Liabilities to be assumed by VRM or any of its Subsidiaries pursuant to the transactions contemplated by this Agreement, including without limitation the Liabilities relating to or arising out of (A) the MTBE Project, (B) the warranty deeds described in Sections 2.1(c) and 2.1(d) and (C) the VRM Assumed Liabilities set forth on Schedule 2.2(a);

    (iv) the obligations of VRM pursuant to Section 2.2(c); and

    (v) subject to Section 2.3(e) hereof, all Liabilities under the New Credit Facility.

  (b) Notwithstanding Section 2.2(a), the Company hereby retains, and the VRM Group does not assume and will have no liability with respect to, the Retained Liabilities.

  (c) The provisions of Section 2.2(b) notwithstanding, within 45 days following the entry of a final, nonappealable judgment in the TECO Litigation, or execution of a settlement agreement with respect to the TECO Litigation approved by VRM (such approval not to be unreasonably withheld or delayed), VRM shall pay to Acquiror in immediately available funds an amount equal to
(i) 50% of the amount of such judgment or settlement with respect to that part of any judgment or settlement amount not in excess of $30,000,000, and
(ii) 100% of that part of such judgment or settlement amount which is in excess of $30,000,000, plus in each case interest thereon at the applicable statutory rate from the date of such judgment until paid in full.

  2.3. Repayment of Intercompany Indebtedness and Cash Dividend.

  (a) Redemption Payment. Prior to the Time of Distribution, the Company will redeem (or convert) the Company Convertible Preferred Stock in accordance with
Section 6.1(n) of the Merger Agreement. The redemption, if any, of the Company Convertible Preferred Stock will be funded by the Company with the proceeds of borrowings under the New Credit Facility.

  (b) Dividend Payment. Prior to the Time of Distribution, VRM shall pay a cash dividend (the "Cash Dividend") to the Company in an amount equal to $210,000,000.

  (c) Intercompany Note. The Company and VRM shall (a) eliminate without payment the $212,450,000 net amount of the intercompany note (the "Intercompany Note") owing from the Company to VRM as of December 31, 1996 (which amount reflects payment to VNG for the assets described in Section 2.1(b)(ii)(H); (b) refrain from creating any obligations under the Intercompany Note after December 31, 1996, except in the ordinary course of business consistent with past practice or as contemplated by the Reorganization Agreements and (c) satisfy by cash payment at the Time of Distribution the full net amount of such note for the period from January 1, 1997 to the Time of Distribution (which Intercompany Note, for purposes of this Agreement, shall not reflect the assumption by VRM of Liabilities related to the Company's acquisition of Basis Petroleum, Inc. and redemption of the Company Convertible Preferred Stock). Prior to the Time of Distribution, the Company and VRM shall agree on the estimate of the net amount so payable. The Company and VRM shall use their reasonable efforts within 60 days after the Time of Distribution to agree on the actual amount so payable. If the actual amount so payable is different from such estimated amount, the Company or VRM will promptly pay the difference to the other, plus interest thereon at a floating rate equal to the prime rate (as in effect from time to time) as reported in the Wall Street Journal from the Time of Distribution to the date of payment. If the parties are unable to so agree on the actual amount, any disputes will be resolved by an independent accounting firm selected by the Company and VRM, the fees and expenses of which will be borne equally by the Company and VRM. Once the actual amount is so agreed or resolved, such amount shall be final and non-appealable.

  (d) Cash Management. Prior to the Time of Distribution, the Company and VRM shall establish and maintain a separate cash management system with respect to the VRM Businesses in accordance with the terms set forth on Schedule 2.2(c) so that bank accounts are accurately allocated and distributed to VRM and the Company at the Time of Distribution.

  (e) Intercompany Note Adjustment. Prior to the assumption by VRM of Liabilities under the New Credit Facility as set forth in Section 2.2(a) (v), all Liabilities under the New Credit Facility that are unrelated to (i) the Company's acquisition of Basis Petroleum, Inc. or (ii) the redemption of the Company Convertible Preferred Stock shall be transferred to the Uncommitted Facilities or, to the extent capacity is not available thereunder, be borne by the Company by reducing amounts owed by VRM (or increasing amounts owed by the Company) under the Intercompany Note. Payments made under the New Credit Facility shall be charged to VRM under the Intercompany Note to the extent related to borrowings for (i) the Company's acquisition of Basis Petroleum, Inc. or (ii) the redemption of the Company Convertible Preferred Stock.

  2.4. Resignations. The Company shall cause all of its, and all the Company Group entities', employees and directors to resign, not later than the Time of Distribution, from all boards of directors or similar governing bodies of VRM or any member of the VRM Group on which they serve, and from all positions as officers of VRM or any member of the VRM Group in which they serve. VRM shall cause all of its, and all VRM Group entities', employees and directors to resign, not later than the Time of Distribution, from all boards of directors or similar governing bodies of the Company or any member of the Company Group on which they serve, and from all positions as officers of the Company or any member of the Company Group in which they serve.

  2.5. VRM Certificate of Incorporation and By-Laws; Rights Plan; Name
Change. Prior to the Distribution Date, (a) the VRM Board of Directors shall
(i) approve the Certificate of Incorporation and shall file the same with the Secretary of State of the State of Delaware and (ii) adopt the By-Laws, and
(b) the Company, as sole stockholder of VRM, shall approve such Certificate of Incorporation. Prior to the Distribution Date, VRM shall adopt the VRM Rights Agreement. Prior to the Distribution Date, the Company shall approve as sole stockholder VRM changing its name to "Valero Energy Corporation" following the Effective Time and thereafter shall take any and all other action necessary to be taken by the Company to effect such change.

  2.6. Insurance. The Company maintains various forms of insurance coverages (the "Policies") applicable to both the Retained Business and the VRM Business and in which VRM and/or other members of the VRM Group are included as insureds or named insureds. Effective as of the Time of Distribution, all such Policies (including all prepaid premiums, deposits, refunds, dividends, accrued claims (excluding claims related solely to the Retained Business) and other rights therein) shall be assigned or transferred to VRM and the coverage of the Company and the Retained Subsidiaries under the Policies shall cease under the Policies as of the Time of Distribution; provided however the Retained Companies shall receive a cash payment from VRM equivalent to the prepaid premiums, deposits, refunds and dividends with respect to such Policies at the Time of Distribution to the extent attributable to expenses which have been charged to the Retained Business. From and after the Time of Distribution, the Company and the Retained Subsidiaries shall be responsible for obtaining and maintaining insurance coverages for their own account. Insofar as any existing Policies may provide "claims made" or equivalent coverage, the VRM Group shall, if requested, use reasonable best efforts to assist or cooperate with the Company in purchasing (to the extent obtainable, and at the Retained Companies' sole cost and expense) continuing coverages for claims which are unknown, undiscovered and/or unreported at the Time of Distribution (i.e. "long tail coverage"). Insofar as any claims made (in the case of "claims made" or equivalent coverages) or accrued (in the case of "occurrence" or equivalent coverages) under the Policies prior to the Time of Distribution relate solely to the Retained Business, VRM shall use its reasonable best efforts to assure that the Retained Company and the Retained Subsidiaries can continue to make and/or pursue such claims under the Policies, or that VRM can continue to make and/or pursue such claims on behalf of the Retained Companies, notwithstanding assignment or transfer of the Policies to VRM.

  2.7. Nonassignable Contracts. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset if an assignment or attempted assignment of the same without the consent or waiver of the other party or parties thereto would constitute a breach thereof or in any way impair the rights of the VRM Group or the Company Group thereunder. If any such consent or waiver is not obtained or if an attempted assignment would be ineffective or would impair either Group's rights under any such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset so that the Company or VRM or a Subsidiary of either, as applicable, would not receive all such rights, then (x) the Company or VRM, as applicable, shall use reasonable best efforts to provide or cause to be provided to the other or its Subsidiary, to the extent permitted by law, the benefits of any such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset and the Company or VRM, as applicable, shall promptly pay or cause to be paid to the other or its Subsidiary when received all moneys received by the Company Group or VRM Group, as applicable, with respect to any such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset and (y) in consideration thereof the other party or its Subsidiary shall pay, perform and discharge on behalf of such Group all of such Group's debts, liabilities, obligations and commitments with respect thereto in a timely manner and in accordance with the terms thereof. In addition, the Company or VRM, as applicable, shall take such other actions (at the expense of the other) as may reasonably be requested by the other in order to place the other, insofar as reasonably possible, in the same position as if such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to the applicable Group. If and when such consents and approvals are obtained, the transfer of the applicable lease, license agreement, contract, agreement, sales order, purchase order, open end or other commitment or asset shall be effected in accordance with the terms of this Agreement.

  2.8. Interim Services Agreement. In connection with the Intercompany Reorganization the Company and VRM shall enter into an Interim Services Agreement in form and substance substantially the same as the Interim Services Agreement attached hereto as Annex A.

  2.9. Company Guarantees. (a) Neither VRM nor any member of the VRM Group shall increase its outstanding obligations in excess of the aggregate amounts of all obligations under the Company Guarantees as of January 31, 1997, set forth on Schedule 1.1(a), nor shall VRM or any of the VRM Group renew or enter into any additional obligations for which the Company would act as guarantor unless such guarantee by its terms expires as to the Company and its Subsidiaries without further liability at or prior to the Time of Distribution. VRM agrees to use its reasonable best efforts to obtain any amendments to, or consents with respect to, the Company Guarantees that are necessary in order that the Company be released no later than the Time of Distribution from any liability or obligation under the Company Guarantees; provided that if any such release has not been obtained by the Time of Distribution, VRM shall: (i) pursuant to Section 8.1 provide the Company with a full indemnity with respect thereto; and (ii) continue to use its best efforts to obtain such release as soon as practicable thereafter.

  (b) VRM shall use its reasonable best efforts to refund the IRBs with replacement industrial revenue bonds prior to the Time of Distribution, which refunding shall eliminate the guarantee by the Company of the IRBs. In the event VRM is unable to so refund the IRBs prior to the Time of Distribution, for a period of up to 120 days following the Time of Distribution VRM shall use its reasonable best efforts to so refund the IRBs and shall pursuant to Section 8.1 provide the Company with a full indemnity with respect to the Company's guarantee of the IRBs. In the event VRM is unable to so refund the IRBs by the 120th day following the Time of Distribution, VRM shall prepay the IRBs in full no later than such 120th day.

  2.10. Conduct of Businesses. Except as otherwise provided in this Agreement from and after December 31, 1996, the VRM Group and the Company Group have carried on and shall carry on their respective businesses and activities diligently and in substantially the same manner as they previously have been carried out and neither the VRM Group nor the Company Group shall make or institute any methods of operation or accounting that vary materially from the methods used by the VRM Group and the Company Group prior to the date hereof. Since December 31, 1996 all intercompany transactions, including without limitation asset transfers and intercompany loans have, and after the date hereof will until the Time of Distribution be accounted for through the Intercompany Note.

                                  ARTICLE III
                           MECHANICS OF DISTRIBUTION

  3.1. Mechanics of Distribution. The Distribution shall be effected by the distribution to each holder of record of Company Common Stock, as of the record date designated for the Distribution by or pursuant to the authorization of the Board of Directors of the Company (the "Record Date"), of certificates representing one share of VRM Common Stock and associated VRM Right for each share of Company Common Stock held by such holder.

  3.2. Timing of Distribution. The Board of Directors of the Company shall formally declare the Distribution and shall authorize the Company to pay it immediately prior to the Effective Time, subject to the satisfaction or waiver of the conditions set forth in Article VII, by delivery of certificates for VRM Common Stock to the Transfer Agent for delivery to the holders entitled thereto. The Distribution shall be deemed to be effective upon notification by the Company to the Transfer Agent that the Distribution has been declared and that the Transfer Agent is authorized to proceed with the distribution of VRM Common Stock.

                                  ARTICLE IV
                               OTHER AGREEMENTS

  4.1. Use of Names, Trademarks, etc. (a) From and after the Time of Distribution, VRM shall have all rights, including all intellectual property rights in and exclusive use of the trademarks, trade names and service marks, the U.S. federal and Mexican registrations and applications, the Internet domain registration and exclusive use of the name "Valero", and any and all other designs, logos and slogans, related to the names "Valero" and "Valero Energy Corporation" and the "Walking Flame" service mark, all as more particularly set forth on Schedule 4.1, attached hereto, and all other rights (whether tangible or intangible, statutory, at common law or otherwise) in connection therewith, whether alone or in combination with one or more other words or marks in connection therewith. During the period from five business days after January 31, 1997 to the Time of Distribution the VRM group shall not affix the name "Valero" or any other design, logo, slogan, name related to the names "Valero", or "Valero Energy Corporation" or the "Walking Flame" service mark to any new or existing equipment (including without limitation vehicles), or facilities which are Retained Assets. As promptly as practicable after the Effective Time, but in any event no later than six months after the Effective Time, the Company shall cease using the "Valero" name and mark or service mark and the "Walking Flame" service mark, including without limitation, on any signs, badges, parking stickers, letterhead, business cards, invoices and other business forms, telephone directory listings, and advertising and promotional materials; provided, however, that nothing herein shall be construed to prohibit, and neither party shall hereafter take any action which could have the effect of prohibiting, either the Company Group or the VRM Group from continuing to use, after the Effective Time of the blue-green color (PMS 315) now utilized by both the Company Group and the VRM Group on their respective facilities.

  4.2. Intercompany Accounts as of the Time of Distribution. From and after the Time of Distribution all receivables and payables between VRM and any of its Subsidiaries, on the one hand, and the Company and any Retained Subsidiaries, on the other hand, which were intercompany receivables or payables prior to the Time of Distribution and not subject to the intercompany note shall be handled pursuant to the terms of the applicable Intercompany Arrangement.

  4.3. Hunting Lease. Subject to any necessary consents, Valero Corporate Services and Valero Management Company shall assign to VRM its leasehold interest in the Hunting Leases set forth on Schedule 2.1(b)(ii)(K).

  4.4. Airplanes. The terms of ownership of the Airplanes shall be in accordance with the terms and provisions substantially similar to those set forth on Schedule 2.1(b)(ii)(J).

  4.5. Intercompany Arrangements. All agreements, contracts, arrangements and commitments, between a member of the VRM Group on the one hand, and a member of the Company Group on the other hand, entered into prior to the Closing Date for the purchase or sale of goods or services ("Intercompany Arrangements") set forth on Schedule 4.5, shall remain in effect as of and after the Time of Distribution. To the knowledge of the Company, the Intercompany Arrangements set forth on Schedule 4.5, the Reorganization Agreements and the Interim Services Agreement collectively comprise all agreements, contracts, arrangements and commitments between a member of the VRM Group on the one hand, and a member of the Company Group on the other hand entered into prior to the date hereof for the purchase or sale of goods or services, except for such agreements, contracts, arrangements or commitments entered into in the ordinary course in accordance with past practice which agreements, contracts, arrangements or commitments will terminate at or before the Time of Distribution. If following the Time of Distribution any other such agreements, contracts, arrangements or commitments are identified by either Group, then
(i) if any such agreement, contract, arrangement or commitment is oral, it shall terminate as of the Time of Distribution and be of no further force and effect, and (ii) if any such agreement, contract, arrangement or commitment is in writing, either party thereto may terminate such agreement, contract, arrangement or commitment upon 45 days written notice to the other party thereto. Each of the Intercompany Arrangements was based on market terms at the date of its inception, other than any interest rates provided for therein. Complete and correct copies of each of the Intercompany Arrangements have been delivered to the Acquiror.

  4.6. Further Assurances. Each of the parties hereto, at its own cost and expense, promptly shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

                                   ARTICLE V
                           TAX AND EMPLOYEE MATTERS

  5.1. Tax Sharing; Exclusivity of Tax Sharing Agreement. Prior to the Time of Distribution, VRM and the Company shall enter into a Tax Sharing Agreement in substantially the form attached as Annex C to the Merger Agreement which agreement shall, notwithstanding anything in this Agreement to the contrary, be the exclusive agreement among the parties hereto with respect to all Tax matters, including without limitation indemnification of Tax matters.

  5.2. Employee Benefits. Prior to the Time of Distribution, VRM and the Company shall enter into an Employee Benefits Agreement in substantially the form attached as Annex B to the Merger Agreement.

  5.3. Employees. (a) The Company has made available to Acquiror a list of the employees currently employed exclusively or primarily in the Retained Business indicating the positions which they now hold, their current rates of compensation and which employees, if any, are on short or long term disability, family and medical, military, workers' compensation, or any other type of leave of absence; and copies of all employee handbooks, and policy and procedure manuals. The VRM Group shall use its reasonable efforts to see that the employees on such list shall be transferred to or retained in the Company Group at the Time of Distribution and such employees as shall be transferred to or retained in the Company Group at the Time of Distribution shall include all of the employees necessary to conduct the Retained Business as conducted in the past. The Company and the Acquiror shall cooperate in good faith to reach a mutually satisfactory agreement with respect to the employment of employees whose employment involves both the VRM Group and the Company Group.

  (b) With respect to the Retained Business, neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding or organizing activity asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, labor dispute, slow down or stoppage involving the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened that, individually or in the aggregate, are reasonably likely to have a material adverse effect on the Retained Business taken as a whole.

  5.4. Non-Competition Covenants. (a) From and after Distribution until the second anniversary of the Closing Date, VRM shall not, and shall cause its Affiliates and Subsidiaries not to, directly or indirectly, within the geographic area in which such businesses are currently conducted by the Company Group (i) engage in marketing natural gas, or marketing and trading electric power (a "Competitive Business") (provided, that nothing herein shall be construed to preclude VRM from marketing surplus electric power generated at its refineries), (iii) sell, assign or otherwise transfer the trademarks, trade names, service marks, the use of the name "Valero" or any and all other designs, logos and slogans, related to the names "Valero" and "Valero Energy Corporation" and the "Walking Flame" service mark or any other right set forth on Schedule 4.1 to a Competitive Business, or (iv) invest in, as principal, partner or stockholder (otherwise than through the ownership of less than 4% of the outstanding voting securities of any corporation which are listed on a national securities exchange or accepted for quotation of The Nasdaq Stock Market), any person, partnership, firm, corporation or other business entity which is engaged in a Competitive Business; provided, that nothing herein shall be construed to preclude VRM from acquiring (or, thereafter, from operating) a Competitive Business if the operations constituting a Competitive Business are incidental to a larger acquisition of a business or entity whose principal operations do not constitute a Competitive Business. From and after the Distribution, until the second anniversary of the Time of Distribution, VRM shall not, and shall cause its Affiliates and Subsidiaries not to, directly or indirectly, solicit (other than through a general solicitation not directed at a particular individual or group of individuals employed by the Retained Business) for hire any employee, officer, director, executive or consultant currently employed primarily in activities related to the Retained Business or encourage any such employee, officer, director, executive or consultant to leave such employment. Following the Closing, VRM shall not, and shall cause its Affiliates and Subsidiaries not to, directly or indirectly, disclose, divulge, communicate, use to the detriment of Acquiror or the Retained Business or for the benefit of any other person or persons, any confidential, proprietary or sensitive information or trade secrets of the Retained Business, including, without limitation, any and all personnel information, know-how, customer lists, price lists or other financial and operating data relating to the Retained Assets and the Retained Business, unless required to do so by law or legal process. In the event that such disclosure is required by law or legal process, VRM shall immediately notify the Company of the existence, terms and circumstances surrounding such disclosure so that the Company may seek an appropriate protective order prior to the disclosure of such information.

  (b) VRM expressly agrees and understands that the remedy at law for any breach by it or its Affiliates or Subsidiaries of this Section 5.4 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, VRM acknowledges that upon a violation of any provision of this Section 5.4, the Company shall be entitled to immediate injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach and the Company shall be further entitled to require VRM to account for and pay over to the Company all compensation, profits, monies, accruals, or other benefits derived or received by VRM during the period of, and resulting from, the breach of any of the provisions of this Section 5.4. Nothing contained in this Section 5.4 shall be deemed to limit the Company's remedies at law or in equity for any breach of the provisions of this Section 5.4 by VRM or its Affiliates or Subsidiaries. Any covenant on VRM's part contained in this Section 5.4 which may not be specifically enforceable shall nevertheless, if breached, give rise to a cause of action for monetary damages.

  (c) The parties hereto acknowledge that the covenants contained in this
Section 5.4 are independent covenants and shall not be affected by performance or nonperformance of any other provision of this Agreement. VRM has carefully considered the nature and extent of the restrictions upon them and their Affiliates and Subsidiaries and the rights and remedies conferred upon the Company under this Section 5.4, and VRM has independently consulted with their counsel and after such consultation acknowledges and agrees that the covenants set forth in this Section 5.4 are reasonable in time and territory, are designed to eliminate competition that would otherwise be inequitable to the Company and the Retained Business, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to VRM and its Affiliates and Subsidiaries. It is the desire and intent of the parties that the provisions of this Section 5.4 shall be enforced to the fullest extent permissible under applicable law.

                                  ARTICLE VI
                             ACCESS TO INFORMATION

  6.1. Provision of Records and Information. Prior to the Time of
Distribution: (i) the Company shall transfer to VRM all minute books and other Information relating to the VRM Business, and (ii) the Company shall transfer to VRM all Tax Records (as defined in the Tax Sharing Agreement) exclusively related to the assets and activities of the VRM Group's Pre-Distribution Periods (as defined in the Tax Sharing Agreement); provided that the transferor of such documents may retain copies of such documents for its use. The original minute books, Tax Records and Information shall be the property of the transferee.

  6.2. Access to Information. From and after the Time of Distribution, each of the Company and VRM shall afford to the other and to the other's Representatives reasonable access and duplicating rights (at the requesting party's expense) during normal business hours and upon reasonable advance notice to each such member all Information within the possession or control of any member of the Company Group or the VRM Group, as the case may be, relating to the business, assets or Liabilities as they existed prior to the Time of Distribution or relating to or arising in connection with the relationship between the constituent elements of the Groups on or prior to the Time of Distribution, insofar as such access is reasonably required for a reasonable business purpose. Without limiting the foregoing, Information may be requested under this Section 6.2 for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the other Reorganization Agreements.

  6.3. Production of Witnesses. After the Time of Distribution, each of the Company and VRM shall, and shall cause each member of the Company Group and the VRM Group, respectively, to, make available to VRM or any member of the VRM Group or to the Company or any member of the Company Group, as the case may be, upon written request and without charge (other than the reimbursement by the requesting party of reasonable direct expenses incurred in performance of the obligations described in this Section), such Group's directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the business of the VRM Group or the Company Group as it existed prior to the Time of Distribution or relating to or in connection with the relationship between the constituent elements of the Groups on or prior to the Time of Distribution, provided that the same shall not unreasonably interfere with the conduct of business by the Group of which the request is made.

  6.4. Retention of Records. Except as otherwise required by law or agreed to in writing (including without limitation, in the Tax Sharing Agreement), if any Information relating to the business, assets or Liabilities of a member of a Group as they existed prior to the Time of Distribution is retained by a member of the other Group, each of the Retained Company and VRM shall, and shall cause the members of the Group of which it is a member to, retain all such Information in such Group's possession or under its control until such Information is at least six years old except that if, prior to the expiration of such period, any member of either Group wishes to destroy or dispose of any such Information that is at least three years old, prior to destroying or disposing of any of such Information, (1) VRM or the Retained Company, on behalf of the member of its Group that is proposing to dispose of or destroy any such Information, shall provide no less than 30 days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (2) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party whose Group is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

  6.5. Confidentiality. From and after the Time of Distribution, each of the Company Group and the VRM Group shall hold, and shall cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party's Group obtained by it prior to the Time of Distribution or furnished to it by such other party's Group pursuant to the Reorganization Agreements and shall not release or disclose such Information to any other Person, except its Affiliates and Representatives, who shall be bound by the provisions of this Section 6.5, and each party shall be responsible for a breach of this Section 6.5 by any of its Affiliates or Representatives; provided, however, that any member of the Company Group or the VRM Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Person's counsel, by other requirements of law, or (b) such Person can show that such Information was (i) available to such Person on a nonconfidential basis (other than from a member of the other party's Group) prior to its disclosure by such Person, (ii) in the public domain through no fault of such Person, (iii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party's Group, and not acquired from such source subject to any confidentiality obligation on the part of such source, or on the part of the acquiror, known to the acquiror, or (iv) treated by such Person with the same care as such Person takes to preserve confidentiality for its own similar Information; provided further that if either Group is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such Information, such Group shall provide the other Group with prompt written notice of any such request or requirement so that such other Group may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement; if, in the absence of a protective order or other remedy or the receipt of a waiver the Group which received such request is, in the written opinion of its counsel, legally compelled to disclose Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, such Group may, without liability hereunder, disclose to such tribunal only that portion of the Information which such counsel advises is legally required to be disclosed, provided that such Group exercises its best efforts to preserve the confidentiality of the Information, including, without limitation, by cooperating with the other Group to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information by such tribunal.

                                  ARTICLE VII
                                  CONDITIONS

  7.1. Conditions to Obligations of the Company. The obligations of the Company to consummate the Distribution hereunder shall be subject to the fulfillment of each of the following conditions:

  (a) Each of the covenants and provisions in this Agreement required to be performed or complied with on or before the Time of Distribution shall have been performed and complied with.

  (b) Each condition to the Closing of the Merger Agreement set forth in
Article VIII thereof, other than the condition set forth in Sections 8.1(g) thereof as to the consummation of the Distribution, shall have been fulfilled or waived by the party for whose benefit such condition exists.

  (c) The Board of Directors of the Company and the Acquiror shall be satisfied that the Company's surplus would be sufficient to permit, without violation of Section 170 of the DGCL, the Distribution and shall have given final approval of the Distribution.

  (d) The VRM Common Stock shall have been approved for listing, upon notice of issuance, on the NYSE.

  (e) The Distribution shall have been duly approved by the requisite vote of the holders of Company Common Stock.

  (f) The Intercompany Reorganization shall have been completed as contemplated by the terms of this Agreement.

                                 ARTICLE VIII
                                INDEMNIFICATION

  8.1. Indemnification by VRM. From and after the Effective Time, subject to the provisions of this Article VIII, VRM, its successors and assigns, shall indemnify, defend and hold harmless the Retained Company Indemnitees from and against, and pay or reimburse the Retained Company Indemnitees for, all Indemnifiable Losses, as incurred:

    (i) relating to or arising from the VRM Assets or the VRM Liabilities (including the failure by VRM or any VRM Company, as applicable, to pay, perform or otherwise discharge such Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Time of Distribution;

    (ii) arising from or based upon any untrue statement of a material fact contained in any of the Filings, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by the Company relating to the VRM Group contained in or omitted from the Filings;

    (iii) relating to the Company Guarantees and the Company's guarantee of the IRBs

    (iv) relating to the warranty deeds described in Sections 2.1(c) and 2.1(d);

    (v) relating to any breach or violation of this Agreement by VRM or, prior to the Time of Distribution, by the Company; any breach by VRM or, prior to the Time of Distribution; by the Company of any of the representations, warranties or covenants made in this Agreement, or any inaccuracy or misrepresentation in the Schedules hereto or in any certificate or document delivered in accordance with the terms of this Agreement;

    (vi) incurred in connection with the enforcement by any Retained Company Indemnitees of their rights to be indemnified, defended and held harmless under this Agreement.

  8.2. Indemnification by Retained Company. From and after the Effective Time, subject to the provisions of this Article VIII, the Retained Company, its successors and assigns, shall indemnify, defend and hold harmless the VRM Indemnitees from and against, and pay or reimburse the VRM Indemnitees for, all Indemnifiable Losses, as incurred:

    (i) relating to or arising from the Retained Assets or the Retained Liabilities (including the failure by the Retained Companies to pay, perform or otherwise discharge such Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Time of Distribution;

    (ii) arising from or based upon any untrue statement of a material fact contained in any Filings, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by Acquiror relating to Acquiror or any of its Subsidiaries contained in or omitted from the Filings;

    (iii) incurred in connection with the enforcement by any VRM Indemnitees of their rights to be indemnified, defended and held harmless under this Agreement.

  8.3. Procedures Relating to Indemnification. (a) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person who is not an Indemnitee against the Indemnitee (a "Third Party Claim"), such Indemnitee must notify the party who may become obligated to provide indemnification hereunder (the "indemnifying party") in writing, and in reasonable detail, of the Third Party Claim reasonably promptly, and in any event within 20 days after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). After any required notification (if applicable), the Indemnitee shall deliver to the indemnifying party, promptly after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

  (b) If a Third Party Claim is made against an Indemnitee, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the expense of the indemnifying party) with counsel selected by the indemnifying party and reasonably satisfactory to the Indemnitee. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the indemnifying party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the indemnifying party has failed to take such steps or if the indemnifying party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. If the indemnifying party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof, which cooperation shall include the retention in accordance with this Agreement and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee's consent, the indemnifying party shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnitee, that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

  (c) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of a claim that does not involve a Third Party Claim, the Indemnitee shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any Indemnitee so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the indemnifying party shall have been actually prejudiced by such failure. If the indemnifying party has within 30 business days from the receipt of such notice disputed its liability with respect to such claim, as provided above, the indemnifying party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

  8.4. Certain Limitations. (a) The amount of any Indemnifiable Losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such Indemnifiable Losses or other liability. Any indemnifying party hereunder shall be subrogated to the rights of the Indemnitee upon payment in full of the amount of the relevant Indemnifiable Loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. If any Indemnitee recovers an amount from a third party in respect of an Indemnifiable Loss for which indemnification is provided in this Agreement after the full amount of such Indemnifiable Loss has been paid by an indemnifying party or after an indemnifying party has made a partial payment of such Indemnifiable Loss and the amount received from the third party exceeds the remaining unpaid balance of such Indemnifiable Loss, then the Indemnitee shall promptly remit to the indemnifying party the excess (if any) of (A) the sum of the amount theretofore paid by the indemnifying party in respect of such Indemnifiable Loss plus the amount received from the third party in respect thereof, less
(B) the full amount of such Indemnifiable Loss or other liability.

  (b) The amount of any Indemnifiable Losses or other Liability for which indemnification is provided under this Agreement or any other amounts payable or reimbursable by one party to another under this Agreement shall be increased or decreased to take account of any net Tax cost or any net Tax benefit in a manner analogous to that described in the Tax Sharing Agreement.

  8.5. Express Negligence. INSOFAR AS TEXAS LAW MAY APPLY, THE PARTIES EXPRESSLY INTEND AND AGREE THAT THE INDEMNIFICATION OBLIGATIONS OF EACH SET FORTH IN SECTIONS 8.1 AND 8.2 SHALL EXTEND TO AND INCLUDE, WITHOUT LIMITATION, ACTIONS FOR INJURIES OR DAMAGES TO ANY PERSON, PARTY OR PROPERTY THAT WERE CAUSED IN WHOLE OR IN PART BY THE INDEMNITEE'S OWN ACTS OR OMISSIONS (SPECIFICALLY INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE AND ACTS OR OMISSIONS GIVING RISE TO STRICT LIABILITY).

                                  ARTICLE IX
                           MISCELLANEOUS AND GENERAL

  9.1. Modification or Amendment. The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of the respective parties, and the written consent of the Acquiror thereto.

  9.2. Waiver; Remedies. The conditions to the Company's obligation to consummate the Distribution are for the benefit of the Company and the Acquiror and may be waived in whole or in part as may be agreed by the Company and the Acquiror in writing and to the extent permitted by applicable law. No delay on the part of any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

  9.3. Counterparts. For the convenience of the parties, this Agreement may be executed in any number of separate counterparts each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  9.4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

  9.5. Notices. Any notice, request, instruction or other communication to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt,
(ii) on the first business day following the date of dispatch if delivered by Federal Express or other nationally reputable next-day courier service, or
(iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  (a) If to VRM:

     Valero Refining and Marketing Company 530 McCullough Avenue San Antonio, Texas 78215 Attention: General Counsel Telecopy: (210) 246-2354

     with copies to:

     Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Edward D. Herlihy, Esq. Telecopy: (212) 403-2000

  (b) If to the Company:

     Valero Energy Corporation c/o PG&E Corporation 77 Beale Street San Francisco, California 94105 Attention: General Counsel Telecopy: (415) 973-8083

     with copies to:

     Orrick, Herrington & Sutcliffe, LLP 400 Sansome Street San Francisco, California 94111 Attention: Leslie P. Jay, Esq. Telecopy: (415) 773-5759

  9.6. Entire Agreement. The Reorganization Agreements (including the Annexes and Schedules thereto) and the Interim Services Agreement (including the Annexes and Schedules thereto) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof and thereof.

  9.7. Certain Obligations. Whenever this Agreement requires any of the Subsidiaries of any party to take any action, this Agreement will be deemed to include an undertaking on the part of such party to cause such Subsidiary to take such action.

  9.8. Assignment. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other party hereto, which shall not be unreasonably withheld or delayed, except that the Company may assign its rights hereunder to an Affiliate or to a successor to all or substantially all of the business of the Company as conducted at the time of the Intercompany Reorganization.

  9.9. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  9.10. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

  9.11. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

  9.12. Third Party Beneficiaries. Acquiror shall be a third party beneficiary of this Agreement. Nothing contained in this Agreement is intended to confer upon any Person or entity other than the parties hereto and their respective successors and permitted assigns (other than Acquiror), any benefit, right or remedies under or by reason of this Agreement, except that the provisions of
Article VIII hereof shall inure to the benefit of Indemnitees.

  9.13. Schedules. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Matters reflected on the Schedules are not necessarily limited to matters required by this Agreement to be reflected on such Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Capitalized terms used in any Schedule but not otherwise defined therein shall have the respective meanings assigned to such terms in this Agreement.

  9.14. Tax Sharing Agreement. With respect to Tax matters, if there is a conflict between this Agreement and the Tax Sharing Agreement the Tax Sharing Agreement shall control.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                                   VALERO ENERGY CORPORATION

                                   By:
                                      Name:
                                      Title:

                                   VALERO REFINING AND MARKETING COMPANY

                                   By:
                                      Name:
                                      Title:

                                                                     APPENDIX C

                                LEHMAN BROTHERS

                               January 31, 1997

Board of Directors
Valero Energy Corporation
530 McCullough Avenue
San Antonio, Texas 78215

Members of the Board:

  We understand that the Board of Directors of Valero Energy Corporation ("Valero") has approved a Plan of Distribution pursuant to which all of the stock of Valero's wholly-owned subsidiary, Valero Refining and Marketing Company ("VRM") will be distributed on a pro rata basis to the shareholders of Valero (the "Spin-off"). We further understand that the Board of Directors of Valero also has approved an Agreement and Plan of Merger, dated as of January 31, 1997 (the "Merger Agreement"), among Valero, PG&E Corporation ("PG&E") and PG&E Acquisition Corporation, a wholly owned subsidiary of PG&E ("Merger Sub"), pursuant to which, following the Spin-off, PG&E will acquire Valero by means of a merger of Merger Sub with and into Valero whereby PG&E will issue shares of its common stock valued at $722.5 million (subject to adjustment) to the shareholders of Valero and will assume debt which, on a pro forma basis at December 31, 1996, was approximately $777.5 million (the "Merger" and, together with the Spin-off, the "Proposed Transaction"). As set forth in the Merger Agreement, the total number of the shares of PG&E common stock to be issued to the shareholders of Valero in the Merger is subject to a minimum number of shares to be issued if the Market Price (as defined in the Merger Agreement) of PG&E's common stock exceeds $25.875 per share and maximum number of shares to be issued if the Market Price of PG&E's common stock declines below $19.125 per share. For the purposes of this opinion, the consideration to be received by the shareholders of Valero in the Proposed Transaction shall include the shares of VRM to be received in the Spin-off and the shares of common stock of PG&E to be received in the Merger. The terms and conditions of the Proposed Transaction are set forth in more detail in the form of Agreement and Plan of Distribution, attached as Annex A to the Merger Agreement (the "Distribution Agreement") and the Merger Agreement (together, the "Agreements").

  We have been requested by the Board of Directors of Valero to render our opinion with respect to the fairness, from a financial point of view, to the shareholders of Valero of the consideration to be received by such shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, Valero's underlying business decision to proceed with or effect the Spin-off or the Merger.

  We understand that, in conducting the process for soliciting indications of interest and proposals from third parties with respect to an acquisition of Valero, the Board of Directors of Valero established a set of bidding procedures which it required all potential acquirors to adhere to in submitting proposals for an acquisition of Valero (the "Bidding Procedures"). In arriving at our opinion, we have been instructed by the Board of Directors of Valero to consider only those proposals received by Valero which, in the Board of Directors' judgment, complied with the Bidding Procedures.

  In arriving at our opinion, we reviewed and analyzed: (1) the Agreements and the specific terms of the Proposed Transaction, (2) publicly available information concerning Valero that we believe to be relevant to our analysis,
(3) financial and operating information with respect to the business, operations and prospects of Valero and VRM furnished to us by Valero, (4) a trading history of Valero's common stock from January 1, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of Valero and VRM with those of other companies that we deemed relevant, (6) publicly available information with respect to the business, operations and financial condition of PG&E that we believe to be relevant to our analysis, (7) a trading history of PG&E's common stock from January 1, 1996 to the present and a comparison of PG&E's common stock price and valuation multiples with those of other companies that we deemed relevant, (8) research analysts' reports and earnings estimates regarding the business, financial condition and future financial performance of PG&E, (9) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant, and
(10) the results of efforts to solicit indications of interest and proposals from third parties with respect to an acquisition of Valero (assuming the prior completion of the Spin-off), including an indication of interest from a third party which may have provided for consideration to be paid to the shareholders of Valero which may have been in excess of the consideration to be paid pursuant to the Proposed Transaction but which, in the judgment of the Board of Directors, did not comply with the Bidding Procedures. In addition, we have had discussions with the management of Valero concerning the business, operations, assets, financial condition and prospects of Valero and VRM and with the management of PG&E, concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

  In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the management of Valero that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Valero and VRM, upon advice of Valero, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Valero as to the future financial performance of Valero and VRM and that Valero and VRM will each perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Valero or VRM and have not made or obtained any evaluations or appraisals of the assets or liabilities of Valero or VRM. In addition, in arriving at our opinion, with your consent, we were not provided with and did not review any projections prepared by management of PG&E regarding its future financial performance. However, based on discussions with PG&E, we have assumed that the publicly available budgeted earnings targets for 1997 are a reasonable basis to evaluate and analyze the future financial performance of PG&E. We further assumed that PG&E will perform substantially in accordance with such targets. Upon advice of Valero and its legal and accounting advisors, we have assumed that the Proposed Transaction will qualify as a tax-free transaction whereby the Spin-off will qualify as a tax-free distribution within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended, (the "Code") and the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code, and therefore represents a tax-free transaction to the shareholders of Valero. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

  In addition, we express no opinion as to the prices at which shares of common stock of VRM or PG&E actually will trade following the consummation of the Spin-off and the Merger and this opinion should not be viewed as providing any assurance that the combined market value of the shares of common stock of VRM to be received by a shareholder of Valero pursuant to the Spin-off and shares of common stock of PG&E to be received by a shareholder of Valero pursuant to the Merger will be in excess of the market value of the shares of common stock of Valero owned by such shareholder at any time prior to announcement or consummation of the Proposed Transaction.

  Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the shareholders of Valero in the Proposed Transaction is fair to such shareholders.

  We have acted as financial advisor to Valero in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, Valero has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for Valero in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of Valero and PG&E for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of Valero and is rendered to the Board of Directors of Valero in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of Valero as to how such shareholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                                                      APPENDIX D

  The Comparator Group, as identified in the Report of the Compensation Committee of the Board of Directors on Executive Compensation, included the following companies for 1996:

                           Atlantic Richfield Company

                           Burlington Resources, In.

                             Citgo Petroleum Corp.

                          Consolidated Natural Gas Co.

                             Diamond Shamrock, Inc.

                                  Enron Corp.

                             Freeport-McMoran Inc.

                   The Louisiana Land and Exploration Company

                                  MAPCO, Inc.

                        Occidental Petroleum Corporation

                                PanEnergy Corp.

                             Phillips Petroleum Co.

                                   Sonat Inc.

                                 Tenneco, Inc.

                               Unocal Corporation

                           The Williams Company, Inc.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 317 of the California Corporation Law (the "California Law") provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding or action by reason of the fact that he or she is or was a director, officer, employee or other agent of such corporation. Section 317 also grants authority to a corporation to include in its articles of incorporation indemnification provisions in excess of that permitted in Section 317, subject to certain limitations.

  Article SIXTH of the Registrant's Articles of Incorporation authorizes the Registrant to provide indemnification of directors and officers through bylaws, resolutions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Law, subject only to the applicable limits set forth in Section 204 of the California Law.

  The Board of Directors of the Registrant has adopted a resolution implementing the authority granted in Article SIXTH of the Articles of Incorporation. The resolution provides for the indemnification of any director and officer of the Registrant for any threatened, pending or completed action, suit or proceeding to the fullest extent permissible under California Law and the Articles of Incorporation, subject to the terms of any agreement between the Registrant and such a person; provided that, no such person shall be indemnified: (i) except to the extent that the aggregate of losses to be indemnified exceeds the amount of such losses for which the director or officer is paid pursuant to any director's or officer's liability insurance policy maintained by the Registrant; (ii) for any suit or judgment resulting from an accounting of profits made through the purchase or sale of securities of the Registrant pursuant to Section 16(b) of the Securities Exchange Act of 1934; (iii) if a court of competent jurisdiction determines that the indemnification is unlawful; (iv) for any acts or omissions involving intentional misconduct or knowing and culpable violation of law; (v) for acts or omissions that the director or officer believes to be contrary to the best interests of the Registrant or its shareholders, or that involve the absence of good faith; (vi) for any transaction from which the director or officer derived an improper personal benefit; (vii) for acts or omissions that show a reckless disregard for the director's or officer's duty to the Registrant or its shareholders in circumstances in which the director or officer was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the Registrant or its shareholders;
(viii) for acts or omissions that constitute an unexcused pattern of inattention that amount to an abdication of the director's or officer's duties to the Registrant or its shareholders; (ix) for costs, charges, expenses, liabilities and losses arising under Section 310 or 316 of the California Law; or (x) as to circumstances in which indemnity is expressly prohibited by
Section 317. The exclusions set forth in clauses (iv) through (x) above shall apply only to indemnification for acts, omissions or transactions involving breach of duty to the Registrant or its shareholders. The resolution also provides that the Registrant shall indemnify any director or officer in connection with (a) a proceeding (or part thereof) initiated by him or her only if such proceeding (or part thereof) was authorized by the Board of Directors or (b) a proceeding (or part thereof), other than a proceeding by or in the name of the Registrant to procure a judgment in its favor, only if any settlement of such a proceeding is approved in writing by the Registrant. Indemnification shall cover all costs, charges, expenses, liabilities and losses, including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid or to be paid in settlement, reasonably incurred or suffered by the director or officer.

  The Registrant has directors' and officers' liability insurance policies in force insuring directors and officers of the Registrant and its subsidiaries.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (a) Exhibits.


   2.1 Agreement and Plan of Merger, dated as of January 31, 1997, as amended, by and among Valero, the Registrant and PG&E Acquisition, included as
       Appendix A in the Proxy Statement-Prospectus included as part of this
       Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
   2.2 Form of Distribution Agreement between Valero and New Valero included as
       Appendix B in the Proxy Statement-Prospectus included as part of this
       Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
   2.3 Form of Tax Sharing Agreement among Registrant, Valero and New Valero.
       The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
   2.4 Form of Employee Benefits Agreement between Valero and New Valero. The
       Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
   3.1 Registrant's Restated Articles of Incorporation, as amended to date
       (Registration Statement on Form 8-B (File No. 1-12609), Exhibit 3.1).
   3.2 Registrant's ByLaws, as amended to date (Registration Statement on Form
       8-B (File No. 1-12609), Exhibit 3.2).
   5.1 Opinion of Orrick, Herrington & Sutcliffe LLP as to the legality of the shares being issued.
   8.1 Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.
   8.2 Opinion of Orrick, Herrington & Sutcliffe LLP as to certain tax matters.
  10.1 Firm Transportation Service Agreement between Pacific Gas and Electric
       Company and Pacific Gas Transmission Company dated October 26, 1993
       (PG&E Co.'s Form 10-K for fiscal year 1993 (File No. 1-2348), Exhibit
       10.4), rate schedule FTS-1, and general terms and conditions.
  10.2 Transportation Service Agreement as Amended and Restated between Pacific
       Gas and Electric Company and El Paso Natural Gas Company dated November
       1, 1993 (PG&E Co.'s Form 10-K for fiscal year 1993 (File No. 1-2348),
       Exhibit 10.5), rate schedule FT-1, and general terms and conditions.
       (PG&E Co.'s Form 10-K for fiscal year 1995 (File No. 1-2348, Exhibit
       10.2)
  10.3 Diablo Canyon Settlement Agreement (Diablo Settlement) dated June 24,
       1988 (PG&E Co.'s Form 8-K dated June 27, 1988) (File No. 1-2348),
       Exhibit 10.1), Implementing Agreement dated July 15, 1988 (PG&E Co.'s
       Form 10-Q for the quarter ended June 30, 1988 (File No. 1-2348), Exhibit
       10.1), portions of the California Public Utilities Commission Decision
       No. 88-12-083, dated December 19, 1988, interpreting the Diablo
       Settlement (PG&E Co.'s Form 10-K for fiscal year 1988 (File No. 1-2348),
       Exhibit 10.4) and Settlement Agreement dated December 14, 1994, modifying the Diablo Settlement (PG&E Co.'s Form 10-K for fiscal year
       1995 (File No. 1-2348), Exhibit 10.3).
 *10.4 Pacific Gas and Electric Company Deferred Compensation Plan for
       Directors (PG&E Co.'s Form 10-K for fiscal year 1992 (File No. 1-2348),
       Exhibit 10.5).
 *10.5 PG&E Corporation Deferred Compensation Plan for Directors (Registration
       Statement on Form 8-B (File No. 1-12609), Exhibit 10.5).
 *10.6 Pacific Gas and Electric Company Deferred Compensation Plan for Officers
       (PG&E Co.'s Form 10-K for fiscal year 1991 (File No. 102348), Exhibit
       10.6).
 *10.7 Savings Fund Plan for Employees of Pacific Gas and Electric Company
       applicable to non-union employees, as amended and restated effective as of January 1, 1997. (Registration Statement on Form 8-B (File No. 1-
       12609), Exhibit 10.7).


 *10.8  Short-Term Incentive Plan for Officers of Pacific Gas and Electric
        Company, effective January 1, 1996 (PG&E Co.'s Form 10-K for fiscal year 1995 (File No. 1-2348), Exhibit 10.7).
 *10.9 The Pacific Gas and Electric Company Retirement Plan applicable to non-union employees, as amended October 18, 1995, effective January 1, 1996
        (PG&E Co.'s Form 10-K for fiscal year 1995
        (File No. 1-2348), Exhibit 10.8).
 *10.10 Pacific Gas and Electric Company Supplemental Executive Retirement
        Plan, as amended through October 16, 1991 (PG&E Co.'s Form 10-K for fiscal year 1991 (File No. 1-2348), Exhibit 10.11).
 *10.11 Pacific Gas and Electric Company Relocation Assistance Program for
        Officers (PG&E Co.'s Form 10-K for fiscal year 1993 (File No. 1-2348),
        Exhibit 10.16).
 *10.12 Pacific Gas and Electric Company Executive Flexible Perquisites Program
        (PG&E Co.'s Form 10-K for fiscal year 1993 (File No. 1-2348), Exhibit
        10.16).
 *10.13 Pacific Gas and Electric Company Postretirement Life Insurance Plan
        (PG&E Co.'s Form 10-K for fiscal year 1991 (File No. 1-2348), Exhibit
        10.16).
 *10.14 PG&E Corporation Retirement Plan for Non-Employee Directors
        (Registration Statement on Form 8-B (File No. 1-12609), Exhibit 10.14).
 *10.15 Pacific Gas and Electric Company Retirement Plan for Non-Employee
        Directors (Registration Statement on Form 8-B (File No. 1-12609),
        Exhibit 10.15).
 *10.16 Executive Compensation Insurance Indemnity in respect of Deferred
        Compensation Plan for Directors, Deferred Compensation Plan for
        Officers, Supplemental Executive Retirement Plan and Retirement Plan for Non-Employee Directors (PG&E Co.'s Form 10-K for fiscal year 1991
        (File No. 1-2348), Exhibit 10.19).
 *10.17 PG&E Corporation Long-Term Incentive Program, as amended and restated effective as of January 1, 1997, including the PG&E Corporation Stock
        Option Plan, Performance Unit Plan and Restricted Stock Plan for Non-
        Employee Directors (Registration Statement on Form 8-B (File No. 1-
        12609), Exhibit 10.17).
  11.   Computation of Earnings Per Common Share (Form 10-K for fiscal year
        1996 (File No. 1-12609), Exhibit 11).
  21.   List of Subsidiaries of Registrant (Form 10-K for fiscal year 1996
        (File No. 1-12609), Exhibit 21).
  23.1  Consent of Arthur Andersen LLP with respect to Registrant.
  23.2  Consent of Arthur Andersen LLP with respect to Valero.
  23.3  Consent of Arthur Andersen LLP with respect to Basis Petroleum.
  23.4  Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit
        5.1).
  23.5  Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).
  23.6  Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit
        8.2).
  23.7  Consent of Lehman Brothers, Inc.
  24.1  Powers of Attorney.
  24.2  Resolution of the Board of Directors of Registrant.

--------
* Management contract or compensatory plan or arrangement required to be filed as an exhibit to this Registration Statement pursuant to Item 21(a) of Form S-4.

 (b) Financial Statement Schedules.

  Not applicable.

 (c) Report, Opinion or Appraisal.

  Opinion of Lehman Brothers, Inc. (included as Appendix C in the Proxy Statement-Prospectus included as part of this Registration Statement).

ITEM 22. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  (g) The undersigned Registrant hereby undertakes:

    1. To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 13, 1997.

                                          PG&E CORPORATION

                                                     Gary P. Encinas
                                          By: _________________________________
                                           (Gary P. Encinas, Attorney-in-Fact)

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                         TITLE                  DATE
              ---------                         -----                  ----
A.PRINCIPAL EXECUTIVE OFFICER OR OFFICERS

         *STANLEY T. SKINNER           Chairman of the Board,      May 13, 1997
                                        Chief Executive Officer
                                        and Director

B.PRINCIPAL FINANCIAL OFFICER
          *GORDON R. SMITH             Chief Financial Officer     May 13, 1997

C.PRINCIPAL ACCOUNTING OFFICER
        *CHRISTOPHER P. JOHNS          Controller                  May 13, 1997

D.DIRECTORS

*ROBERT D. GLYNN, JR.
*RICHARD A. CLARKE
*H. M. CONGER
*MARY S. METZ
*C. LEE COX
*BARRY LAWSON WILLIAMS
                                       Directors                   May 13, 1997
*REBECCA Q. MORGAN
*RICHARD B. MADDEN
*JOHN C. SAWHILL
*DAVID M. LAWRENCE
*ALAN SEELENFREUND
*SAMUEL T. REEVES
*CARL E. REICHARDT

         Gary P. Encinas
*By: ____________________________
 (Gary P. Encinas, Attorney-in-
              Fact)

                                 EXHIBIT INDEX

  Exhibits required by S-K item 601:

 EXHIBIT NUMBER                           DESCRIPTION
 --------------                           -----------
    2.1         Agreement and Plan of Merger, dated as of January 31, 1997, as amended, by and among Valero, the Registrant and PG&E
                Acquisition, included as Appendix A in the Proxy Statement-
                Prospectus included as part of this Registration Statement. The
                Registrant agrees to furnish supplementally a copy of any
                omitted exhibit or schedule to the Commission upon request.
    2.2         Form of Distribution Agreement between Valero and New Valero included as Appendix B in the Proxy Statement-Prospectus
                included as part of this Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
    2.3         Form of Tax Sharing Agreement among Registrant, Valero and New
                Valero. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon
                request.
    2.4         Form of Employee Benefits Agreement between Valero and New
                Valero. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon
                request.
    3.1         Registrant's Restated Articles of Incorporation, as amended to date (Registration Statement on Form 8-B (File No. 1-12609),
                Exhibit 3.1).
    3.2         Registrant's ByLaws, as amended to date (Registration Statement on Form 8-B (File No. 1-12609), Exhibit 3.2).
    5.1         Opinion of Orrick, Herrington & Sutcliffe LLP as to the
                legality of the shares being issued.
    8.1         Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.
    8.2         Opinion of Orrick, Herrington & Sutcliffe LLP as to certain tax matters.
   10.1         Firm Transportation Service Agreement between Pacific Gas and
                Electric Company and Pacific Gas Transmission Company dated
                October 26, 1993 (PG&E Co.'s Form 10-K for fiscal year 1993
                (File No. 1-2348), Exhibit 10.4), rate schedule FTS-1, and general terms and conditions.
   10.2         Transportation Service Agreement as Amended and Restated
                between Pacific Gas and Electric Company and El Paso Natural
                Gas Company dated November 1, 1993 (PG&E Co.'s Form 10-K for fiscal year 1993 (File No. 1-2348), Exhibit 10.5), rate
                schedule FT-1, and general terms and conditions. (PG&E Co.'s
                Form 10-K for fiscal year 1995 (File No. 1-2348, Exhibit 10.2)
   10.3         Diablo Canyon Settlement Agreement (Diablo Settlement) dated
                June 24, 1988 (PG&E Co.'s Form 8-K dated June 27, 1988) (File
                No. 1-2348), Exhibit 10.1), Implementing Agreement dated July
                15, 1988 (PG&E Co.'s Form 10-Q for the quarter ended June 30,
                1988 (File No. 1-2348), Exhibit 10.1), portions of the
                California Public Utilities Commission Decision No. 88-12-083,
                dated December 19, 1988, interpreting the Diablo Settlement
                (PG&E Co.'s Form 10-K for fiscal year 1988 (File No. 1-2348),
                Exhibit 10.4) and Settlement Agreement dated December 14, 1994, modifying the Diablo Settlement (PG&E Co.'s Form 10-K for
                fiscal year 1995 (File No. 1-2348), Exhibit 10.3).
  *10.4         Pacific Gas and Electric Company Deferred Compensation Plan for
                Directors (PG&E Co.'s Form 10-K for fiscal year 1992 (File No.
                1-2348), Exhibit 10.5).
  *10.5         PG&E Corporation Deferred Compensation Plan for Directors
                (Registration Statement on Form 8-B (File No. 1-12609), Exhibit
                10.5).

 EXHIBIT NUMBER                           DESCRIPTION
 --------------                           -----------
  *10.6         Pacific Gas and Electric Company Deferred Compensation Plan for
                Officers (PG&E Co.'s Form 10-K for fiscal year 1991 (File No.
                102348), Exhibit 10.6).
  *10.7         Savings Fund Plan for Employees of Pacific Gas and Electric
                Company applicable to non-union employees, as amended and
                restated effective as of January 1, 1997. (Registration
                Statement on Form 8-B (File No. 1-12609), Exhibit 10.7).
  *10.8         Short-Term Incentive Plan for Officers of Pacific Gas and
                Electric Company, effective January 1, 1996 (PG&E Co.'s Form
                10-K for fiscal year 1995 (File No. 1-2348), Exhibit 10.7).
  *10.9         The Pacific Gas and Electric Company Retirement Plan applicable to non-union employees, as amended October 18, 1995, effective
                January 1, 1996 (PG&E Co.'s Form 10-K for fiscal year 1995
                (File No. 1-2348), Exhibit 10.8).
  *10.10        Pacific Gas and Electric Company Supplemental Executive
                Retirement Plan, as amended through October 16, 1991 (PG&E
                Co.'s Form 10-K for fiscal year 1991 (File No. 1-2348), Exhibit
                10.11).
  *10.11        Pacific Gas and Electric Company Relocation Assistance Program
                for Officers (PG&E Co.'s Form 10-K for fiscal year 1993 (File
                No. 1-2348), Exhibit 10.16).
  *10.12        Pacific Gas and Electric Company Executive Flexible Perquisites
                Program (PG&E Co.'s Form 10-K for fiscal year 1993 (File No. 1-
                2348), Exhibit 10.16).
  *10.13        Pacific Gas and Electric Company Postretirement Life Insurance
                Plan (PG&E Co.'s Form 10-K for fiscal year 1991 (File No. 1-
                2348), Exhibit 10.16).
  *10.14        PG&E Corporation Retirement Plan for Non-Employee Directors
                (Registration Statement on Form 8-B (File No. 1-12609), Exhibit
                10.14).
  *10.15        Pacific Gas and Electric Company Retirement Plan for Non-
                Employee Directors (Registration Statement on Form 8-B (File
                No. 1-12609), Exhibit 10.15).
  *10.16        Executive Compensation Insurance Indemnity in respect of
                Deferred Compensation Plan for Directors, Deferred Compensation
                Plan for Officers, Supplemental Executive Retirement Plan and
                Retirement Plan for Non-Employee Directors (PG&E Co.'s Form 10-
                K for fiscal year 1991 (File No. 1-2348), Exhibit 10.19).
  *10.17        PG&E Corporation Long-Term Incentive Program, as amended and restated effective as of January 1, 1997, including the PG&E
                Corporation Stock Option Plan, Performance Unit Plan and
                Restricted Stock Plan for Non-Employee Directors (Registration
                Statement on Form 8-B (File No. 1-12609), Exhibit 10.17).
   11.          Computation of Earnings Per Common Share (Form 10-K for fiscal year 1996 (File No. 1-12609), Exhibit 11).
   21.          List of Subsidiaries of Registrant (Form 10-K for fiscal year
                1996 (File No. 1-12609), Exhibit 21).
   23.1         Consent of Arthur Andersen LLP with respect to Registrant.
   23.2         Consent of Arthur Andersen LLP with respect to Valero.

  23.3    Consent of Arthur Andersen LLP with respect to Basis Petroleum.

   23.4         Consent of Orrick, Herrington & Sutcliffe LLP (included in
                Exhibit 5.1).
   23.5         Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit
                8.1).
   23.6         Consent of Orrick, Herrington & Sutcliffe LLP (included in
                Exhibit 8.2).
   23.7         Consent of Lehman Brothers, Inc.
   24.1         Powers of Attorney.
   24.2         Resolution of the Board of Directors of Registrant.

--------
* Management contract or compensatory plan or arrangement required to be filed as an exhibit to this Registration Statement pursuant to Item 21(a) of Form S-4.

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